    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 1996



                                                      REGISTRATION NO. 333-09117

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         3315                        37-0364250
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or        Classification Code Number)      Identification Number)
          organization)
                                                               RALPH P. END
                                                    VICE PRESIDENT AND GENERAL COUNSEL
                                                  KEYSTONE CONSOLIDATED INDUSTRIES, INC.
             THREE LINCOLN CENTRE                          THREE LINCOLN CENTRE
         5430 LBJ FREEWAY, SUITE 1740                  5430 LBJ FREEWAY, SUITE 1740
           DALLAS, TEXAS 75240-2697                      DALLAS, TEXAS 75240-2697
                (214) 458-0028                                (214) 458-0028
 (Address, including zip code, and telephone     (Name, address, including zip code, and
                    number,                                 telephone number,
including area code, of registrant's principal   including area code, of agent for service)
              executive offices)

                             ---------------------

                                   Copies to:

             JAMES G. VETTER, JR.                              PETER GOLDEN
            GODWIN & CARLTON, P.C.               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
         901 MAIN STREET, SUITE 2500                        ONE NEW YORK PLAZA
           DALLAS, TEXAS 75202-3714                      NEW YORK, NEW YORK 10004

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of a wholly owned subsidiary of Registrant with DeSoto, Inc. ("DeSoto"), as described in the Agreement and Plan of Reorganization dated as of June 26, 1996 attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM
  TITLE OF EACH CLASS                              OFFERING PRICE      AGGREGATE
  OF SECURITIES TO BE            AMOUNT TO BE           PER             OFFERING            AMOUNT OF
      REGISTERED                  REGISTERED          UNIT(1)            PRICE           REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
Common Stock,
  $1.00 par value............  3,637,000 Shares(1)    N.A.(2)         $28,017,007(2)       $9,661.04(3)
==========================================================================================================

(1) Represents the maximum number of shares of common stock, $1.00 par value, of Registrant issuable to stockholders of DeSoto upon consummation of the merger of a wholly-owned subsidiary of Registrant with and into DeSoto (the "Merger").


(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(f)(1) thereunder on the basis of $5.75, the average of the high and low sale prices of common stock, $1.00 par value, of DeSoto ("DeSoto Common Stock") as reported in the consolidated reporting system for the New York Stock Exchange on August 16, 1996, and 4,872,523, the maximum number of shares of DeSoto Common Stock that may be cancelled in the Merger.



(3) Includes $9,599.35 paid previously by Registrant.

                             ---------------------


     THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1740
                            DALLAS, TEXAS 75240-2697


                                August 23, 1996



Dear Stockholder:



     A special meeting of stockholders (the "Keystone Meeting") of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at the offices of Keystone at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.



     At the Keystone Meeting you will be asked to consider and vote upon a proposal to approve the issuance of Keystone common stock, $1.00 par value per share ("Keystone Common Stock") pursuant to the Agreement and Plan of Reorganization dated as of June 26, 1996 (the "Reorganization Agreement"), between Keystone and DeSoto, Inc., a Delaware corporation ("DeSoto"), which provides for the merger of DeSoto with a newly formed, wholly owned subsidiary of Keystone ("Sub"), with DeSoto surviving the merger as a wholly owned subsidiary of Keystone (the "Merger"). Pursuant to the Merger, each outstanding share of DeSoto common stock, $1.00 par value per share ("DeSoto Common Stock"), and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank (other than shares owned by DeSoto or its subsidiaries) will be converted into the right to receive .7465 of a share (the "Exchange Ratio") of Keystone Common Stock; each outstanding share of DeSoto Series B Senior Preferred Stock, $1.00 par value per share, will be converted into the right to receive the Exchange Ratio of a share of Keystone Series A Senior Preferred Stock, no par value per share; and each outstanding option to purchase DeSoto Common Stock will be assumed by Keystone, and at the effective time of the Merger each such option will constitute an option to acquire for the same aggregate exercise price such number of shares of Keystone Common Stock as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the effective time of the Merger. Pursuant to a warrant conversion agreement, upon consummation of the Merger, one-half of the warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock ("DeSoto Warrants") will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio). The Merger is structured to qualify as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.


     Upon consummation of the Merger, the Keystone Board of Directors will be expanded to include William Spier and William P. Lyons, two current directors of DeSoto, in addition to the current members of the Board of Directors of Keystone.


     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the issuance of Keystone Common Stock pursuant to the Reorganization Agreement is fair to, and in the best interests of, Keystone and its stockholders. In addition, the Board of Directors has received a written opinion from its financial advisor, PaineWebber Incorporated, that, as of the date hereof, the consideration to be paid by Keystone in the Merger is fair to Keystone stockholders (except for Contran Corporation and its affiliates as to whom PaineWebber Incorporated has expressed no opinion) from a financial point of view.


     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF KEYSTONE APPROVE THE ISSUANCE OF KEYSTONE COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Keystone stockholders at the Keystone Meeting (as well as the actions to be taken by the DeSoto stockholders at their special meeting) and a proxy. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Keystone and DeSoto.

     All stockholders are cordially invited to attend the Keystone Meeting in person. However, whether or not you plan to attend the Keystone Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Keystone Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Keystone Meeting.

                                          Sincerely,

                                          Glenn R. Simmons
                                          Chairman of the Board and Chief
                                          Executive Officer

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1740
                            DALLAS, TEXAS 75240-2697

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                    TO BE HELD ON FRIDAY, SEPTEMBER 27, 1996


TO THE STOCKHOLDERS OF KEYSTONE CONSOLIDATED INDUSTRIES, INC.:


     A special meeting of stockholders (the "Keystone Meeting") of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at the offices of Keystone at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, for the following purposes:



          1. To consider and vote upon a proposal to approve the issuance of Keystone common stock, $1.00 par value per share ("Keystone Common Stock"), pursuant to the Agreement and Plan of Reorganization dated as of June 26, 1996 (the "Reorganization Agreement"), between Keystone and DeSoto, Inc., a Delaware corporation ("DeSoto"), which provides for the merger of DeSoto with a newly formed, wholly owned subsidiary of Keystone ("Sub"), with DeSoto surviving the merger as a wholly owned subsidiary of Keystone (the "Merger"). Pursuant to the Merger, each outstanding share of DeSoto common stock, $1.00 par value per share ("DeSoto Common Stock"), and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank (other than shares owned by DeSoto or its subsidiaries) will be converted into the right to receive .7465 of a share (the "Exchange Ratio") of Keystone Common Stock; each outstanding share of DeSoto Series B Senior Preferred Stock, $1.00 par value per share, will be converted into the right to receive the Exchange Ratio of a share of Keystone Series A Senior Preferred Stock, no par value per share; and each outstanding option to purchase DeSoto Common Stock will be assumed by Keystone, and at the effective time of the Merger each such option will constitute an option to acquire for the same aggregate exercise price such number of shares of Keystone Common Stock as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the effective time of the Merger. Pursuant to a warrant conversion agreement, upon consummation of the Merger, one-half of the warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock ("DeSoto Warrants") will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio). The Merger is structured to qualify as a tax free reorganization pursuant to
     Section 368 of the Internal Revenue Code of 1986, as amended.


          2. To transact such other business as may properly come before the Keystone Meeting or any adjournment thereof.

     The foregoing items of business are fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

     Only stockholders of record of Keystone Common Stock at the close of business on August 23, 1996 are entitled to notice of, and will be entitled to vote at, the Keystone Meeting or any adjournment thereof. Approval of the issuance of shares of Keystone Common Stock pursuant to the Reorganization Agreement requires the affirmative vote of the holders of a majority of the shares of Keystone Common Stock present in person or by proxy at the Keystone Meeting and voting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Glenn R. Simmons
                                          Chairman of the Board and Chief
                                          Executive Officer

Dallas, Texas

August 23, 1996


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE KEYSTONE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE KEYSTONE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                  DESOTO, INC.
                           900 EAST WASHINGTON STREET
                             JOLIET, ILLINOIS 60433


                                AUGUST 23, 1996


Dear Stockholder:


     A special meeting of stockholders (the "DeSoto Meeting") of DeSoto, Inc., a Delaware corporation ("DeSoto"), will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at the Bank of Montreal, 430 Park Avenue, 16th Floor, New York, New York.



     At the DeSoto Meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of June 26, 1996 (the "Reorganization Agreement"), between Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), and DeSoto, which provides for the merger of DeSoto with a newly formed, wholly owned subsidiary of Keystone ("Sub"), with DeSoto surviving the merger as a wholly owned subsidiary of Keystone (the "Merger"). Pursuant to the Merger, each outstanding share of DeSoto common stock, $1.00 par value per share ("DeSoto Common Stock"), and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank (other than shares owned by DeSoto or its subsidiaries) will be converted into the right to receive .7465 of a share (the "Exchange Ratio") of Keystone common stock, $1.00 par value per share ("Keystone Common Stock"); each outstanding share of DeSoto Series B Senior Preferred Stock, $1.00 par value per share, will be converted into the right to receive the Exchange Ratio of a share of Keystone Series A Senior Preferred Stock, no par value per share; and each outstanding option to purchase DeSoto Common Stock will be assumed by Keystone, and at the effective time of the Merger each such option will constitute an option to acquire for the same aggregate exercise price such number of shares of Keystone Common Stock as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the effective time of the Merger. Pursuant to a warrant conversion agreement, upon consummation of the Merger, one-half of the warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock ("DeSoto Warrants") will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio). The Merger is structured to qualify as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.


     Upon consummation of the Merger, the Keystone Board of Directors will be expanded to include William Spier, the Chairman of the Board and Chief Executive Officer of DeSoto, and William P. Lyons, another current director of DeSoto, in addition to all of the current members of the Board of Directors of Keystone.

     Your Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is fair to, and in the best interests of, DeSoto and its stockholders. In addition, the Board of Directors has received a written opinion from its financial advisor, Salomon Brothers Inc, that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of DeSoto Common Stock.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF DESOTO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by DeSoto stockholders at the DeSoto Meeting (as well as the actions to be taken by the Keystone stockholders at their special meeting) and a proxy. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Keystone and DeSoto.

     All stockholders are cordially invited to attend the DeSoto Meeting in person. However, whether or not you plan to attend the DeSoto Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the DeSoto Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the DeSoto Meeting.

                                           Sincerely,

                                           William Spier
                                           Chairman of the Board and Chief
                                           Executive Officer

                                  DESOTO, INC.
                           900 EAST WASHINGTON STREET
                             JOLIET, ILLINOIS 60433

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                    TO BE HELD ON FRIDAY, SEPTEMBER 27, 1996


TO THE STOCKHOLDERS OF DESOTO, INC.:


     A special meeting of stockholders (the "DeSoto Meeting") of DeSoto, Inc., a Delaware corporation ("DeSoto"), will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at the offices of DeSoto at the Bank of Montreal, 430 Park Avenue, 16th Floor, New York, New York, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of June 26, 1996 (the "Reorganization Agreement"), between Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), and DeSoto, which provides for the merger of DeSoto with a newly formed, wholly owned subsidiary of Keystone ("Sub"), with DeSoto surviving the merger as a wholly owned subsidiary of Keystone (the "Merger"). Pursuant to the Merger, each outstanding share of DeSoto common stock, $1.00 par value per share ("DeSoto Common Stock"), and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank (other than shares owned by DeSoto or its subsidiaries) will be converted into the right to receive .7465 of a share (the "Exchange Ratio") of Keystone common stock, $1.00 par value per share ("Keystone Common Stock"); each outstanding share of DeSoto Senior Preferred Stock, $1.00 par value per share ("DeSoto Preferred Stock"), will be converted into the right to receive the Exchange Ratio of a share of Keystone Series A Senior Preferred Stock, no par value per share; and each outstanding option to purchase DeSoto Common Stock will be assumed by Keystone, and at the effective time of the Merger each such option will constitute an option to acquire for the same aggregate exercise price such number of shares of Keystone Common Stock as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the effective time of the Merger. Pursuant to a warrant conversion agreement, upon consummation of the Merger, one-half of the warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock ("DeSoto Warrants") will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio). The Merger is structured to qualify as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.


          2. To transact such other business as may properly come before the DeSoto Meeting or any adjournment thereof.

     The foregoing items of business are fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.


     Only stockholders of record of DeSoto Common Stock and DeSoto Preferred Stock at the close of business on August 23, 1996 are entitled to notice of, and will be entitled to vote at, the DeSoto Meeting. Approval of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of DeSoto Common Stock and DeSoto Preferred Stock entitled to vote thereon, voting together as a single class.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       William Spier
                                       Chairman of the Board and Chief Executive
                                       Officer

Joliet, Illinois

August 23, 1996


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE DESOTO MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE DESOTO MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                        THE PROXY SOLICITOR FOR DESOTO:

                            GEORGESON & COMPANY INC.

                         CALL TOLL-FREE (800) 223-2064

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                                  DESOTO, INC.

                             JOINT PROXY STATEMENT

                             ---------------------

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                                   PROSPECTUS


     This Joint Proxy Statement of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), and DeSoto, Inc., a Delaware corporation ("DeSoto"), and this Prospectus of Keystone (the "Joint Proxy Statement/Prospectus") is being furnished to the stockholders of Keystone, in connection with the solicitation of proxies by the Keystone Board of Directors for use at the special meeting of Keystone stockholders (the "Keystone Meeting") to be held at 10:00 a.m., local time, on Friday, September 27, 1996, at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, and at any adjournments or postponements of the Keystone Meeting.



     This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of DeSoto, in connection with the solicitation of proxies by the DeSoto Board of Directors for use at the special meeting of DeSoto stockholders (the "DeSoto Meeting") to be held at 10:00 a.m., local time, on Friday, September 27, 1996, at the Bank of Montreal, 430 Park Avenue, 16th Floor, New York, New York, and at any adjournments or postponements of the DeSoto Meeting.



     This Joint Proxy Statement/Prospectus constitutes the Prospectus of Keystone for use in connection with the offer and issuance of shares of Keystone common stock, $1.00 par value per share ("Keystone Common Stock"), pursuant to the merger (the "Merger") of a newly formed, wholly owned subsidiary of Keystone ("Sub") with and into DeSoto. As a result of the Merger, DeSoto will become a wholly owned subsidiary of Keystone. Upon the effectiveness of the Merger (the "Effective Time"), each outstanding share of DeSoto common stock, $1.00 par value per share ("DeSoto Common Stock") (other than shares owned by DeSoto or its subsidiaries), and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank, will be converted into the right to receive .7465 of a share of Keystone Common Stock (the "Exchange Ratio"); each outstanding share of DeSoto Series B Senior Preferred Stock, $1.00 par value per share ("DeSoto Preferred Stock"), will be converted into the right to receive .7465 of a share of Keystone Series A Senior Preferred Stock, no par value per share ("Keystone Preferred Stock"); and each outstanding option to purchase DeSoto Common Stock will be assumed by Keystone and converted into an option to acquire for the same aggregate exercise price such number of shares of Keystone Common Stock as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time. Pursuant to a warrant conversion agreement, upon consummation of the Merger, one-half of the warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock ("DeSoto Warrants") will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock ("Keystone Warrants") (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio). Based upon the number of shares of the DeSoto Common Stock, DeSoto Preferred Stock and Keystone Common Stock outstanding as of July 22, 1996, there will be an aggregate of approximately 3,500,000 shares of Keystone Common Stock issued in connection with the Merger, representing approximately thirty eight percent (38%) of the total number of shares of Keystone Common Stock to be outstanding immediately after consummation of the Merger, and 435,456 shares of Keystone Preferred Stock issued in connection with the Merger, representing one hundred percent (100%) of the total number of shares of Keystone Preferred Stock to be outstanding immediately after consummation of the Merger. Furthermore, as a result of the Merger, and as soon as practicable thereafter, Keystone will merge its defined benefit pension plans with and into the DeSoto defined benefit pension plan. See "The Merger and Related Transactions -- Actions Subsequent to the Merger -- Merger of Pension Plans." The Merger is structured to qualify as a tax free reorganization pursuant to
Section 368 of the Internal Revenue Code of 1986, as amended.



     On August 21, 1996, the closing sales prices on the New York Stock Exchange ("NYSE") of Keystone Common Stock and DeSoto Common Stock were $9.75 and $5.75, respectively. The DeSoto Preferred Stock has not been, and the Keystone Preferred Stock is not expected to be, listed for trading on any stock exchange or quotation system.



     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Keystone and DeSoto on or about August 26, 1996.


     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION, AND STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO ON PAGE 21 UNDER "RISK FACTORS."


     THE SHARES OF KEYSTONE COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS AUGUST 23, 1996.

                               TABLE OF CONTENTS


                                                                                      PAGE
                                                                                      ----
AVAILABLE INFORMATION...............................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................     3
SUMMARY.............................................................................     5
RISK FACTORS........................................................................    21
THE KEYSTONE MEETING................................................................    25
THE DESOTO MEETING..................................................................    27
THE MERGER AND RELATED TRANSACTIONS.................................................    28
THE REORGANIZATION AGREEMENT........................................................    42
DESCRIPTION OF KEYSTONE CAPITAL STOCK...............................................    50
INFORMATION ABOUT DESOTO............................................................    51
CERTAIN INFORMATION ABOUT KEYSTONE..................................................    64
COMPARISON OF RIGHTS OF STOCKHOLDERS OF KEYSTONE AND DESOTO.........................    72
EXPERTS.............................................................................    77
LEGAL MATTERS.......................................................................    77
STOCKHOLDER PROPOSALS...............................................................    77
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..............................   P-1
DESOTO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1
APPENDICES
     A  AGREEMENT AND PLAN OF REORGANIZATION........................................  A-CP
     B  OPINION OF PAINEWEBBER INCORPORATED.........................................   B-1
     C  OPINION OF SALOMON BROTHERS INC.............................................   C-1
     D  KEYSTONE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31,
        1995........................................................................   D-1
     E  KEYSTONE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30,
        1996........................................................................   E-1


     NO PERSON HAS BEEN AUTHORIZED BY KEYSTONE OR DESOTO TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KEYSTONE OR DESOTO. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION


     Keystone and DeSoto are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New

York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web located at http://www.sec.gov. The Registration Statement, of which this Joint Proxy Statement/Prospectus is part, and all exhibits thereto and amendments thereof, have been filed with the Commission through EDGAR.



     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of DeSoto to approve and adopt the Reorganization Agreement (as defined below) constitutes an offering of the Keystone Common Stock to be issued in connection with the Merger. Accordingly, Keystone has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (the "Registration Statement"). This Joint Proxy Statement/Prospectus constitutes the prospectus of Keystone that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. The Registration Statement and other information with respect to Keystone and DeSoto are available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.


     Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

     All information contained in this Joint Proxy Statement/Prospectus relating to Keystone has been supplied by Keystone, and all information relating to DeSoto has been supplied by DeSoto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCORPORATE DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). SUCH REQUESTS SHOULD BE DIRECTED TO KEYSTONE CONSOLIDATED INDUSTRIES, INC., THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, SUITE 1740, DALLAS, TEXAS 75240-2697, ATTENTION: RALPH P. END, VICE PRESIDENT AND GENERAL COUNSEL (TELEPHONE (214) 458-0028). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETINGS TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 17, 1996.



     KEYSTONE INCORPORATES HEREIN BY REFERENCE KEYSTONE'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 ("1995 10-K") AND KEYSTONE'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1996 AND JUNE 30, 1996. COPIES OF THE 1995 10-K AND KEYSTONE'S FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1996 ARE INCLUDED AS APPENDICES TO THIS JOINT PROXY STATEMENT/PROSPECTUS.


     All reports and definitive proxy or information statements filed by Keystone pursuant to Sections 13(a), 13(c), or 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Keystone Meeting shall be deemed incorporated by reference into this Joint Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     The statements in this Joint Proxy Statement/Prospectus relating to matters that are not historical facts, including, but not limited to, statements found in the "Summary," "Risk Factors," "The Merger and Related Transactions," "The Reorganization Agreement," "Information About DeSoto," "Certain Information About Keystone" and "Unaudited Pro Forma Consolidated Financial Information" sections are forward looking statements that involve a number of risks and uncertainties. Factors that could cause actual future results to differ materially from those expressed in such forward looking statements include, but are not limited to, cost of raw materials, future supply and demand for Keystone and DeSoto products (including the seasonality thereof), general economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, government regulations and possible changes therein, and the ultimate resolution of pending litigation and possible future litigation as discussed in this Joint Proxy Statement/Prospectus, including, without limitation, the sections referenced above.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and the attached Appendices. The summary does not contain a complete description of the Agreement and Plan of Reorganization, dated as of June 26, 1996, by and between Keystone and DeSoto, a copy of which is attached as Appendix A (the "Reorganization Agreement") and which is incorporated herein by reference. The Keystone stockholders and DeSoto stockholders are urged to read carefully this Joint Proxy Statement/Prospectus and the attached Appendices in their entirety. See "Risk Factors."

THE COMPANIES

  Keystone

     Keystone is a diversified mini-mill manufacturer of carbon steel rod, wire and a wide range of wire products for a variety of end uses. Keystone owns and operates five (5) plants located in Illinois, Texas, Arkansas and Wisconsin. Keystone was incorporated in Delaware in 1955 and is the successor to Keystone Steel & Wire Company which was founded in 1889. Unless otherwise indicated, "Keystone" refers to Keystone and its wholly owned subsidiaries. Keystone's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697. Its telephone number is (214) 458-0028.

  DeSoto


     DeSoto manufactures household cleaning products including powdered and liquid laundry detergents. DeSoto also performs contract manufacturing and packaging of household cleaning products. DeSoto was incorporated in Delaware in 1927. Unless otherwise indicated, "DeSoto" refers to DeSoto and its wholly owned subsidiaries. DeSoto's principal executive offices and its operating facility are located at 900 East Washington Street, Joliet, Illinois 60433. Its telephone number is (815) 727-4931.


  Sub


     Sub, a Delaware corporation, will be a newly formed, wholly owned subsidiary of Keystone to be formed for the purposes of merging with and into DeSoto (the "Merger"). Prior to the Merger, Keystone will contribute the assets and liabilities of its Sherman Wire division to Sub. Sub's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697. Its telephone number is (214) 458-0028.


SPECIAL MEETINGS OF STOCKHOLDERS


  Date; Time and Place



     Keystone. The Keystone Meeting will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.



     DeSoto. The DeSoto Meeting will be held on Friday, September 27, 1996, at 10:00 a.m., local time, at the Bank of Montreal, 430 Park Avenue, 16th Floor, New York, New York.



  Purposes of the Special Meetings


     Keystone Meeting. At the Keystone Meeting, stockholders of Keystone as of the close of business on the Keystone Record Date (as defined below) will be asked to consider and vote upon a proposal to approve the issuance of Keystone Common Stock pursuant to the Reorganization Agreement.

     DeSoto Meeting. At the DeSoto Meeting, stockholders of DeSoto as of the close of business on the DeSoto Record Date (as defined below) will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement.

  Record Dates; Shares Outstanding and Entitled to Vote



     Keystone. Holders of record of Keystone Common Stock at the close of business on August 23, 1996 (the "Keystone Record Date"), will be entitled to notice of and to vote at the Keystone Meeting. At the close of business on August 21, 1996, there were 5,686,424 shares of Keystone Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon.



     DeSoto. Holders of record of DeSoto Common Stock and DeSoto Preferred Stock at the close of business on August 23, 1996 (the "DeSoto Record Date"), will be entitled to notice of and to vote at the DeSoto Meeting. At the close of business on August 21, 1996, there were 4,688,523 shares of DeSoto Common Stock and 583,333 shares of DeSoto Preferred Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon. Shares of DeSoto Common Stock and DeSoto Preferred Stock vote together as one class on all matters submitted to stockholders.


  Quorum

     The required quorum for the transaction of business at both the Keystone Meeting and the DeSoto Meeting is a majority of the shares of Keystone Common Stock or the DeSoto Common Stock and DeSoto Preferred Stock taken together, as the case may be, issued and outstanding on the applicable record date. Abstentions and broker non-votes represented at the applicable meetings will be included in determining the number of shares present for purposes of determining the presence of a quorum.

  Votes Required


     Keystone. The approval of the issuance of the shares of Keystone Common Stock pursuant to the Reorganization Agreement requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Keystone Meeting and voting, provided the total vote cast represents a majority of the shares entitled to vote thereon. Abstentions and broker non-votes will be included in determining the number of shares present for purposes of determining the presence of a quorum but not be counted as a vote for or against approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement. The approval by Keystone's stockholders of the issuance of shares of Keystone Common Stock pursuant to the Reorganization Agreement is required by the rules of the NYSE governing corporations with securities listed on the NYSE. As of August 21, 1996, the directors and executive officers of Keystone and their affiliates had the right to vote an aggregate of 4,168,881 shares of Keystone Common Stock, representing approximately seventy-three percent (73%) of Keystone Common Stock outstanding. Contran Corporation ("Contran") holds directly approximately fifty six percent (56%) of the Keystone Common Stock outstanding as of August 21, 1996, and is a party to an agreement with DeSoto pursuant to which Contran has agreed to vote its shares of Keystone Common Stock in favor of the Reorganization Agreement and the transactions contemplated thereby, thus approval of the issuance of shares of Keystone Common Stock pursuant to the Reorganization Agreement is assured.



     DeSoto. Approval and adoption of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DeSoto Common Stock and DeSoto Preferred Stock entitled to vote, voting together as one class. Abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement. As of August 21, 1996, the directors and officers of DeSoto and their affiliates had the right to vote an aggregate of 636,087 shares of DeSoto Common Stock and an aggregate of 583,333 shares of DeSoto Preferred Stock, representing approximately twenty-three percent (23%) of DeSoto voting stock outstanding as of such date. Certain entities affiliated with directors of DeSoto and a director of DeSoto collectively having the right to vote 596,989 shares of DeSoto Common Stock and 583,333 Shares of DeSoto Preferred Stock, representing approximately twenty-two percent (22%) of the combined shares of DeSoto Common Stock and DeSoto Preferred Stock outstanding as of the DeSoto Record Date, are parties to an agreement with Keystone pursuant to which they have agreed to vote their shares of DeSoto Common Stock and DeSoto Preferred Stock in favor of approval and adoption of the Reorganization Agreement. See "The Merger and Related Transactions -- Voting Agreements." Any abstentions from voting thereon may be deemed a "ratification" of the Merger under Delaware law which may provide either Keystone or DeSoto a complete or partial defense to any subsequent stockholder challenges to the Merger. Neither Keystone nor DeSoto intends to waive any rights under Delaware law relating thereto.

  Effective Time of the Merger

     The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or such later time as may be specified therein. The Certificate of Merger is expected to be filed as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of stockholder approval at the Keystone and DeSoto Meetings.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Keystone Board of Directors. The Board of Directors of Keystone has unanimously approved the Reorganization Agreement and the Merger and believes the Merger is fair to, and in the best interests of, Keystone and its stockholders, and unanimously recommends that Keystone stockholders vote for the approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement. The recommendation of the Board of Directors of Keystone is based on a number of factors described in "The Merger and Related Transactions -- Reasons for the Merger."

     DeSoto Board of Directors. The Board of Directors of DeSoto has unanimously approved the Reorganization Agreement and the Merger and believes the Merger is fair to, and in the best interests of, DeSoto and its stockholders, and unanimously recommends that DeSoto stockholders vote for the approval and adoption of the Reorganization Agreement. The recommendation of the Board of Directors of DeSoto is based on a number of factors described in "The Merger and Related Transactions -- Reasons for the Merger."

REASONS FOR THE MERGER

     Keystone. In reaching its determination that the terms of the Reorganization Agreement are fair to, and in the best interests of, Keystone and its stockholders, the Board of Directors of Keystone considered a number of factors. Among those factors were the anticipated favorable effect of the Merger on Keystone's balance sheet, the anticipated favorable effects on Keystone's cash flows and pension expense following the merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan, the opinion of its financial advisor, the anticipated improved liquidity of the Keystone Common Stock after the issuance of the approximately 3,500,000 shares pursuant to the Reorganization Agreement, and the terms of the Reorganization Agreement. The reasons for the Board of Directors of Keystone approving the Reorganization Agreement are described in "The Merger and Related
Transactions -- Reasons for the Merger"; and the opinion of the financial advisor to the Board of Directors is described in "The Merger and Related Transactions -- Opinion of Financial Advisors -- Opinion of PaineWebber Incorporated, Financial Advisor to Keystone."

     DeSoto. In reaching its determination that the terms of the Reorganization Agreement are fair to, and in the best interests of, DeSoto and its stockholders, the Board of Directors of DeSoto considered a number of factors. Among those factors were a review of the strategic alternatives available to DeSoto, a comparison of the likely values to be realized pursuant to these alternatives, the opinion of its financial advisor and the terms of the Reorganization Agreement. The reasons for the Board of Directors of DeSoto approving the Reorganization Agreement are described in "The Merger and Related Transactions -- Reasons for the Merger"; and the opinion of the financial advisor to the Board of Directors is described in "The Merger and Related Transactions -- Opinion of Financial Advisors -- Opinion of Salomon Brothers, Financial Advisor to DeSoto."

OPINIONS OF FINANCIAL ADVISORS


     Keystone. At a meeting of the Board of Directors of Keystone held on June 13, 1996, PaineWebber Incorporated ("PaineWebber") delivered an oral opinion to the Board of Directors of Keystone, which was subsequently confirmed in a written opinion dated June 26, 1996, stating the consideration to be paid by

Keystone in the Merger is fair to Keystone stockholders (except for Contran and its affiliates as to whom PaineWebber has expressed no opinion) from a financial point of view. PaineWebber has confirmed its opinion that as of the date of this Joint Proxy Statement/Prospectus, the consideration to be paid by Keystone in the Merger is fair to Keystone stockholders (except for Contran and its affiliates) from a financial point of view. The full text of the opinion of PaineWebber which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Appendix B to this Joint Proxy Statement/Prospectus. Keystone stockholders are urged to read the opinion in its entirety. See "The Merger and Related Transactions -- Opinions of Financial Advisors -- Opinion of PaineWebber, Financial Advisor to Keystone."

     DeSoto. At a meeting of the Board of Directors of DeSoto held on June 13, 1996, Salomon Brothers Inc ("Salomon Brothers") delivered an oral opinion that, as of that date, the Exchange Ratio pursuant to the terms of the Reorganization Agreement was fair to the holders of DeSoto Common Stock from a financial point of view. Salomon Brothers has confirmed its oral opinion by delivering a written opinion dated the date of this Joint Proxy Statement/Prospectus that, as of such date, the Exchange Ratio was fair to the holders of DeSoto Common Stock from a financial point of view. The full text of the written opinion of Salomon Brothers, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Salomon Brothers, is attached as Appendix C to this Joint Proxy Statement/Prospectus. DeSoto stockholders are urged to read the opinion in its entirety. See "The Merger and Related Transactions -- Opinion of Financial Advisors -- Opinion of Salomon Brothers, Financial Advisor to DeSoto."

THE MERGER AND RELATED TRANSACTIONS

  Effects of the Merger

     Upon consummation of the Merger, DeSoto will become a wholly owned subsidiary of Keystone; Keystone's Board of Directors will be increased from seven to nine members and Keystone's Board of Directors will elect William Spier, Chairman of the Board and Chief Executive Officer of DeSoto, and William
P. Lyons, another current member of the DeSoto Board of Directors, to fill the vacancies thereby created; and as soon thereafter as practicable, Keystone's defined benefit pension plans will be merged with and into the DeSoto defined benefit pension plan. See "The Merger and Related Transactions -- Reasons for the Merger."

  Conversion of Shares

     Upon consummation of the Merger, each then outstanding share of DeSoto Common Stock and the associated rights issued pursuant to the Rights Agreement between DeSoto and Harris Trust and Savings Bank (other than shares owned by DeSoto or its subsidiaries) will automatically be converted into the right to receive the Exchange Ratio of a share of Keystone Common Stock for each outstanding share of DeSoto Common Stock. Cash will be paid in lieu of issuance of fractional shares of Keystone Common Stock. Each then outstanding share of DeSoto Preferred Stock will automatically be converted into the right to receive the Exchange Ratio of a share of Keystone Preferred Stock. Cash will be paid in lieu of issuance of fractional shares of Keystone Preferred Stock. Because the Exchange Ratio is fixed, the number of shares to be received by stockholders of DeSoto upon consummation of the Merger will remain the same, regardless of whether the market price of the Common Stock of Keystone or DeSoto increases or decreases at any time, including after the date of this Joint Proxy Statement/Prospectus and after the dates of the Keystone and DeSoto Meetings. See "The Merger and Related Transactions -- Opinions of Financial Advisors" and "Risk Factors -- Fixed Exchange Ratio."

  Assumption of DeSoto Options

     Upon consummation of the Merger, each then outstanding option to purchase DeSoto Common Stock (the "DeSoto Options") will be assumed by Keystone and converted into an option to acquire that number of shares of Keystone Common Stock equal to the number of shares of DeSoto Common Stock subject to such DeSoto Option multiplied by the Exchange Ratio. The exercise price of such DeSoto Options shall be adjusted by dividing such exercise price by the Exchange Ratio. To avoid fractional shares, the number of shares of Keystone Common Stock subject to an assumed DeSoto Option will be rounded up to the nearest whole share. The other terms of DeSoto Options, including vesting schedules, will remain unchanged. Keystone will file a Registration Statement on Form S-8 with the Commission with respect to the issuance of Keystone Common Stock upon exercise of the assumed DeSoto Options. Keystone will apply to have the shares of Keystone Common Stock reserved for issuance upon the exercise of DeSoto Options listed on the NYSE, subject to notice of issuance. As of August 21, 1996, DeSoto Options to acquire an aggregate of approximately 184,000 shares of DeSoto Common Stock (approximately 137,000 equivalent shares of Keystone Common Stock) were issued and outstanding.


  Merger of Pension Plans

     The Reorganization Agreement provides that upon consummation of the Merger, there will be no impediments to the merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. It is expected such merger will take place as soon as practicable after consummation of the Merger. See "The Merger Agreement and Related Transactions -- Actions Subsequent to the Merger -- Merger of Pension Plans."

  Voting Agreements


     Asgard, Ltd. (an affiliate of Anders U. Schroeder, Vice Chairman of DeSoto), Anders U. Schroeder, Parkway M&A Capital Corporation and M&A Investment Pte Ltd (entities having a business relationship with David M. Tobey, a director of DeSoto) and Coatings Group, Inc (an affiliate of William Spier, Chairman of the Board and Chief Executive Officer of DeSoto), collectively the owners of 596,989 shares of DeSoto Common Stock and all of the shares of DeSoto Preferred Stock outstanding, representing approximately twenty-two percent (22%) of DeSoto's outstanding voting stock, have entered into an agreement with Keystone; and Contran, the direct owner of 3,161,733 shares of Keystone Common Stock, representing approximately fifty-six percent (56%) of Keystone's outstanding voting stock, has entered into an agreement with DeSoto, pursuant to which agreements (the "Voting Agreements") such stockholders agreed they will (i) vote their shares in favor of approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement in the case of Contran or approval and adoption of the Reorganization Agreement and the Merger in the case of the holders of stock of DeSoto; and (ii) not transfer any of their shares of Keystone Common Stock or DeSoto Common Stock, as the case may be, subject to certain exceptions. As a result of the voting agreement to which Contran is a party, the requisite Keystone stockholder approval for the issuance of shares of Keystone Common Stock pursuant to the Reorganization Agreement is assured.


  Related Agreements; Interests of Certain Persons in the Merger

     At the time the Reorganization Agreement was entered into, Asgard Ltd., Parkway M&A Capital Corporation and Coatings Group, Inc. (the holders of all outstanding shares of DeSoto Preferred Stock and DeSoto Warrants, collectively the "Warrant and Preferred Stockholders"), Keystone, DeSoto and Contran, entered into a stockholders agreement pursuant to which (i) Keystone agreed to assume from DeSoto certain registration rights currently held by the Warrant and Preferred Stockholders, and (ii) Keystone granted to Contran and its affiliates the same rights with respect to registration of the Keystone Common Stock held by Contran and its affiliates as Keystone had agreed to assume with respect to the Warrant and Preferred Stockholders. At the same time, the Warrant and Preferred Stockholders also entered into separate agreements with Keystone regarding the DeSoto Warrants (the "Warrant Conversion Agreement") and the DeSoto Preferred Stock (the "Preferred Stockholder Waiver and Consent Agreement") pursuant to which they agreed that (i) one-half of the currently outstanding DeSoto Warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock held by the Warrant and Preferred Stockholders will be cancelled upon consummation of the Merger, (ii) the remaining DeSoto Warrants will be converted into Keystone Warrants to purchase that number of shares of Keystone Common Stock obtained by multiplying the number of shares of DeSoto Common Stock issuable upon exercise of the remaining DeSoto Warrants by the Exchange Ratio, at an exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio, (iii) the right of such persons to require redemption of their DeSoto Preferred Stock pursuant to the existing terms of such stock by reason of the consummation of the Merger will be waived, (iv) the DeSoto Preferred Stock will be converted into Keystone Preferred Stock based on the Exchange Ratio and an amount of cash equal to accrued but unpaid dividends on the DeSoto Preferred Stock (which, as of the Effective Time, will aggregate approximately $1,700,000), and (v) any appraisal rights they may have as a result of their ownership of the DeSoto Preferred Stock are waived.

     DeSoto has severance arrangements and policies with certain of its officers and employees, pursuant to which DeSoto will be obligated to pay to such officers and employees an aggregate of $110,000 upon consummation of the Merger and up to an additional approximately $480,000 if their employment is thereafter terminated under certain circumstances. See "The Reorganization
Agreement -- Related Agreements; Interests of Certain Persons in the Merger."

     Upon the effective date of the Merger, William Spier, Chairman of the Board and Chief Executive Officer of DeSoto, and William P. Lyons, another current member of the Board of Directors of DeSoto, will be appointed to the Board of Directors of Keystone, joining the current seven members of the Keystone Board of Directors.

  Representations and Covenants

     Under the Reorganization Agreement, Keystone and DeSoto made a number of representations regarding their respective capital structures, operations, financial conditions and other matters. Each party agreed as to itself and its subsidiaries that until consummation of the Merger or the earlier termination of the Reorganization Agreement, it will, among other things, conduct its business and maintain its business relationships in the ordinary and usual course, and use its best efforts to consummate the Merger. DeSoto has agreed not to solicit, engage in discussions, negotiate with any person or facilitate the efforts of any person other than Keystone relating to the possible acquisition of DeSoto or any of its subsidiaries or any material portion of its or their stock or assets (any such efforts are referred to as an "Alternative Acquisition"), except that DeSoto's Board of Directors may provide information to and engage in negotiations with a third party regarding an Alternative Acquisition if (i) the Board of Directors of DeSoto receives a written proposal for an Alternative Acquisition which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of DeSoto, and, if consummated, based on the advice of DeSoto's investment bankers, the Board of Directors of DeSoto determines is financially more favorable to the stockholders of DeSoto than the terms of the Merger (a "Superior Proposal"); (ii) the Board of Directors of DeSoto determines, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (iii) the Board of Directors of DeSoto shall have determined, after consultation with outside legal counsel, that the fiduciary duties of the Board require DeSoto to furnish information to and negotiate with such third party; and (iv) at least two (2) business days prior thereto, Keystone shall have been notified in writing of such Superior Proposal, including all of its terms and conditions and the foregoing determination by the Board of Directors of DeSoto, and shall have been given copies of such proposal. DeSoto shall not be entitled to enter into an agreement concerning an Alternative Acquisition for a period of not less than forty-eight hours after Keystone's receipt of a copy of such proposal and certain other information.

     Keystone has agreed, if the Merger is consummated, to indemnify the current officers and directors of DeSoto with respect to any claim or liability arising out of or pertaining to any act or omission occurring prior to the Effective Time to the fullest extent that DeSoto could have done so on June 26, 1996. Keystone has further agreed, for a period of six (6) years following the Effective Time, to cause DeSoto to maintain indemnification and limitation of liability provisions. Keystone has also agreed to (i) provide director and officer insurance coverage, at a cost not to exceed $150,000, for the current directors and officers of DeSoto for one year after the Effective Time for claims made against such directors and officers relating to matters occurring prior to the Effective Time, and (ii) provide, after the Effective Time, director and officer insurance coverage to Keystone directors comparable to the coverage maintained by DeSoto at the Effective Time, to the extent such coverage may be obtainable at a comparable cost. See "The Reorganization Agreement -- Representations and Covenants."

  Conditions to the Merger


     In addition to the requirement that Keystone stockholders approve the issuance of Keystone Common Stock pursuant to the Reorganization Agreement and DeSoto stockholders approve and adopt the Reorganization Agreement, the consummation of the Merger is subject to a number of other conditions which, if not satisfied or waived, would cause the Merger not to be consummated and the Reorganization Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned upon, among other things, (i) the accuracy of the other party's representations, (ii) each party's performance of its obligations under the Reorganization Agreement, (iii) the absence of a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, or results of operations of the other party and its subsidiaries taken as a whole, (iv) the Pension Benefit Guaranty Corporation (the "PBGC") raising Keystone's borrowing restrictions to an amount reasonably expected to enable Keystone to perform its obligations under the Reorganization Agreement, (v) availability to Keystone of sufficient financing in order to effect the Merger and to satisfy its obligations and those of the surviving corporation in the Merger, (vi) receipt of opinions of counsel in respect of certain federal income tax consequences of the Merger, (vii) receipt of opinions dated one business day before the closing of the Merger from the financial advisors to each of Keystone and DeSoto as to the fairness from a financial point of view of the consideration to be paid by Keystone and received by DeSoto stockholders, (viii) the absence of legal action preventing consummation of the Merger, and (ix) the receipt of other documents, including necessary consents of third parties (including governmental agencies). Keystone's obligation to consummate the Merger is further conditioned upon, among other things, (i) the consent by DeSoto's trade creditors to the terms of payment contemplated by the Reorganization Agreement and (ii) the resolution on terms satisfactory to Keystone of certain claims arising from DeSoto's acquisition of J.L. Prescott Company. DeSoto's obligation to consummate the Merger is further conditioned upon, among other things, (i) approval for listing on the NYSE, subject to official notice of issuance of the shares of Keystone Common Stock to be issued pursuant to the Merger and (ii) the Board of Directors of Keystone taking appropriate action to increase the number of directors comprising Keystone's full Board of Directors from seven to nine, and to cause William Spier and William P. Lyons to be directors of Keystone upon the effectiveness of the Merger. See "The Reorganization Agreement -- Conditions to the Merger."


  Keystone Financing Arrangements


     Pursuant to the Reorganization Agreement, Keystone is obligated to cause DeSoto to pay approximately $6.5 million to certain of its trade creditors who are parties to a trade composition agreement with DeSoto, as soon as practicable after the Effective Time, and an additional approximately $1.5 million to such trade creditors within one year of the Effective Time. Additionally, pursuant to the Preferred Stockholder Waiver and Consent Agreement, Keystone is obligated, at the Effective Time, to pay to the holders of the DeSoto Preferred Stock all their unpaid dividend arrearage, which will then amount to approximately $1.7 million.



     As a result of these and other transactions related to the Merger, Keystone will require additional funding from its primary lender. In order to obtain such additional funds, Keystone has received the PBGC's consent and Keystone's primary lender's commitment to increase Keystone's allowable borrowings by $20 million upon consummation of the Merger and the merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. The PBGC's consent was necessary due to Keystone's prior agreements with the PBGC whereby the PBGC and Keystone agreed to certain borrowing restrictions.


  Regulatory Matters


     Consummation of the Merger is subject to the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Notification reports were filed by Keystone and DeSoto with the Department of Justice and the Federal Trade Commission under the HSR Act on July 22, 1996, and termination of the specified waiting period requirements of the HSR Act was granted on August 2, 1996.

  Amendment of the Reorganization Agreement

     The Reorganization Agreement may be amended by Keystone or DeSoto at any time before or after approval of the issuance of shares in connection with the Merger or the Reorganization Agreement, as the case may be, by the stockholders of Keystone and DeSoto, except that, after such stockholder approval, no amendment may be made which by law requires the further approval of such stockholders without obtaining such approval. In the event the parties desire to enter into an amendment to the Reorganization Agreement that materially alters the terms of the Merger, the parties will circulate an amended Joint Proxy Statement/Prospectus to solicit stockholder approval.

  Termination of the Reorganization Agreement

     The Reorganization Agreement may be terminated by mutual agreement of both parties or by either party (i) as a result of a breach by the other party of a representation, warranty, covenant or agreement set forth in the Reorganization Agreement, or if any representation of the other party becomes untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect (as defined in the Reorganization Agreement) and which the other party fails to cure prior to the closing of the Merger (except that no cure period is provided for a breach which by its nature cannot be cured); (ii) if the required approvals of the stockholders of Keystone or DeSoto are not obtained by reason of the failure to obtain the required vote; (iii) if all the conditions for closing the Merger are not satisfied or waived on or before December 31, 1996, other than as a result of a breach of the Reorganization Agreement by the terminating party or a breach by any of the principal stockholders or affiliates of the terminating party; or (iv) if a permanent injunction or other order by a federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger is issued and has become final and nonappealable.

     The Reorganization Agreement may be terminated by Keystone if prior to consummation of the Merger, DeSoto enters into an agreement with respect to an Alternative Acquisition. The Reorganization Agreement may be terminated by DeSoto if, prior to the consummation of the Merger, DeSoto receives a Superior Proposal and the DeSoto Board of Directors believes, after consultation with legal counsel, that its fiduciary duties require termination of the Reorganization Agreement (a "Superior Proposal Termination").

  Breakup Fees

     The Reorganization Agreement provides for the payment of a breakup fee of $1 million (the "Breakup Fee") by DeSoto to Keystone if (i) the Reorganization Agreement is terminated by Keystone where DeSoto has entered into an agreement with respect to an Alternative Acquisition; (ii) the stockholders of DeSoto fail to approve the Merger at a time when there is pending a proposal with respect to an Alternative Acquisition; (iii) without the occurrence of a Keystone material adverse change, the Board of Directors of DeSoto shall have failed to submit the Merger to its stockholders for approval as required by, and in accordance with, the terms of the Reorganization Agreement, or (iv) there occurs a Superior Proposal Termination by DeSoto. The Breakup Fee is payable by Keystone to DeSoto if, without a DeSoto material adverse change, the Board of Directors of Keystone fails to hold a stockholders' meeting to vote on approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement as required by, and in accordance with the terms of, the Reorganization Agreement. Payment of the Breakup Fee shall not be in lieu of damages incurred in the event of breach of the Reorganization Agreement, and neither party shall be entitled to receive the Breakup Fee if it shall have committed a material breach of the Reorganization Agreement.

  Certain Federal Income Tax Consequences

     The Merger is intended to qualify, and in the opinion of counsel to Keystone and DeSoto it will qualify, as a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by the stockholders of DeSoto on the exchange of their DeSoto Common Stock for Keystone Common Stock, except to the extent DeSoto stockholders receive cash in the exchange (i.e., cash in lieu of fractional shares) and no income, gain or loss will be recognized by Keystone or DeSoto. Consummation of the Merger is conditioned upon delivery of opinions of counsel to this effect, dated as of the closing date of the Merger.

DeSoto stockholders are urged to consult their own tax advisors as to the tax consequences of the Merger. See "The Reorganization Agreement -- Certain Federal Income Tax Matters."

  Accounting Treatment

     For financial reporting purposes, Keystone will account for the Merger by the purchase method.

  Appraisal Rights

     Both Keystone and DeSoto are incorporated in the State of Delaware, and, accordingly, are governed by the provisions of the Delaware General Corporation Law (the "DGCL"). Pursuant to Section 262 of the DGCL, the holders of DeSoto Common Stock are not entitled to appraisal rights in connection with the Merger because DeSoto Common Stock is quoted on the NYSE and such stockholders will receive as consideration in the Merger only shares of Keystone Common Stock, which shares will be listed on the NYSE upon the Effective Time, and cash in lieu of fractional shares. In addition, the Keystone stockholders are not entitled to appraisal rights under Section 262 of the DGCL because Keystone Common Stock is listed on the NYSE and, even though approval of such stockholders is required for the issuance of Keystone Common Stock in the Merger, the approval of the stockholders of Keystone is not required for the Merger itself.


     Pursuant to Section 262 of the DGCL, the holders of the DeSoto Preferred Stock would be entitled to appraisal rights in connection with the Merger. However, the holders of the DeSoto Preferred Stock have agreed to vote in favor of approval and adoption of the Reorganization Agreement and to waive their appraisal rights pursuant to the Preferred Stockholder Waiver and Consent Agreement. The Reorganization Agreement provides that, as a condition to consummating the Merger, all terms and conditions of the Preferred Stockholder Waiver and Consent Agreement, including such waivers, must be in full force and effect. See "The Reorganization Agreement -- Appraisal Rights."


  Comparison of Rights of Stockholders

     Upon consummation of the Merger, holders of DeSoto Common Stock will become holders of Keystone Common Stock. As a result, their rights as stockholders, which are now governed by the DGCL and DeSoto's Certificate of Incorporation and Bylaws, will be governed by the DGCL and Keystone's Certificate of Incorporation and Bylaws. Because of certain differences between (i) the provisions of DeSoto's Certificate of Incorporation and Bylaws and those of Keystone, and (ii) other rights including the anti-takeover protection afforded holders of DeSoto Common Stock by the associated preferred share purchase rights (the "Purchase Rights"), the rights of DeSoto stockholders after the Merger will be different than the rights of DeSoto stockholders before the Merger. For a discussion of various differences between the rights of stockholders of DeSoto and the rights of stockholders of Keystone, see "Comparison of Rights of Stockholders of Keystone and DeSoto."

MARKET PRICE DATA

     Keystone. Keystone Common Stock has been traded on the NYSE under the symbol "KES" since the common stock of Keystone and its predecessor began publicly trading in 1936. The following table sets forth the range of high and low closing sale prices reported on the NYSE for Keystone Common Stock for the periods indicated:


                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended December 31, 1994
      First Quarter....................................................  $12.00     $10.00
      Second Quarter...................................................   15.88      11.50
      Third Quarter....................................................   17.38      14.38
      Fourth Quarter...................................................   18.00      13.63
    Fiscal Year Ended December 31, 1995
      First Quarter....................................................  $13.88     $13.38
      Second Quarter...................................................   13.75      13.38
      Third Quarter....................................................   15.13      13.50
      Fourth Quarter...................................................   15.00      11.13
    Fiscal Year Ended December 31, 1996
      First Quarter....................................................  $12.00     $10.00
      Second Quarter...................................................   10.38       9.50
      Third Quarter (through August 21, 1996)..........................   10.00       9.75


     DeSoto. DeSoto Common Stock and the associated Purchase Rights are traded on the NYSE under the symbol "DSO." (The Purchase Rights do not trade separately from DeSoto Common Stock and are represented by certificates for the DeSoto Common Stock). The following table sets forth the range of high and low closing sale prices reported on the NYSE for DeSoto Common Stock for the periods indicated:


                                                                          HIGH       LOW
                                                                         ------     ------
    Fiscal Year Ended December 31, 1994
      First Quarter....................................................  $ 8.63     $ 6.75
      Second Quarter...................................................    7.38       5.50
      Third Quarter....................................................    6.88       4.00
      Fourth Quarter...................................................    5.38       3.00
    Fiscal Year Ended December 31, 1995
      First Quarter....................................................  $ 5.38     $ 3.00
      Second Quarter...................................................    6.25       4.75
      Third Quarter....................................................    5.38       4.25
      Fourth Quarter...................................................    5.38       2.75
    Fiscal Year Ended December 31, 1996
      First Quarter....................................................  $ 5.88     $ 3.13
      Second Quarter...................................................    6.38       5.00
      Third Quarter (through August 21, 1996)..........................    6.63       5.38

     The following table sets forth the closing sales prices per share of Keystone Common Stock and DeSoto Common Stock on the NYSE on March 12, 1996, the last trading day before the announcement of merger discussions between Keystone and DeSoto; on June 26, 1996, the last trading day before the announcement of the signing of this Reorganization Agreement; and on August 21, 1996, the latest practicable trading day before the printing of the Joint Proxy Statement/Prospectus; and the equivalent per share prices for DeSoto Common Stock based on the Keystone Common Stock Prices:



                                                                                           DESOTO
                                                           KEYSTONE         DESOTO       EQUIVALENT
                                                         COMMON STOCK    COMMON STOCK     PRICE(1)
                                                         ------------    ------------    ----------
March 12, 1996.........................................     $13.38          $ 4.63         $ 9.99
June 26, 1996..........................................      10.00            6.13           7.47
August 21, 1996........................................       9.75            5.75           7.28


- ---------------

(1) Represents the equivalent of one share of Keystone Common Stock calculated by multiplying the closing sales price per share of Keystone Common Stock by the Exchange Ratio.

     Stockholders are urged to obtain current quotations for the market prices of Keystone Common Stock and DeSoto Common Stock. No assurance can be given as to the market price of Keystone Common Stock or DeSoto Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Reorganization Agreement and neither Keystone nor DeSoto has the right to terminate the Reorganization Agreement based on changes in the market price of either party's stock, the market value of the shares of Keystone Common Stock that holders of DeSoto Common Stock receive in the Merger may vary significantly from the prices shown above.

     Neither Keystone nor DeSoto has paid a dividend on outstanding shares of Keystone Common Stock or DeSoto Common Stock, as the case may be, since at least the beginning of the fiscal year ended December 31, 1994, and neither Keystone nor DeSoto expects to pay a dividend on outstanding shares of Keystone Common Stock or DeSoto Common Stock, as the case may be, in the foreseeable future. However, the accrued dividend arrearage on the DeSoto Preferred Stock of approximately $1,700,000 will be paid as of the Effective Time. Keystone anticipates that it will pay timely dividends on the Keystone Preferred Stock.

                        SELECTED KEYSTONE FINANCIAL DATA

     The following is a summary of selected consolidated financial information of Keystone. This data has been derived in part from, and should be read in conjunction with, the consolidated financial statements of Keystone and the related notes thereto incorporated by reference in, and included as appendices to, this Joint Proxy Statement/Prospectus. Results of interim periods, which include all adjustments management considers necessary for a fair presentation thereof, are not necessarily indicative of results to be expected for the year.


     The pro forma income statement data illustrates the effect of certain adjustments to Keystone's historical consolidated financial statements that would result from the Merger and the immediate, subsequent merger of the defined benefit pension plans of Keystone and DeSoto as though such transactions had occurred on December 31, 1994. In addition, the pro forma income statement data also illustrates the effect of certain adjustments to DeSoto's historical consolidated financial statements that would result from reflecting the April 1996 sale of DeSoto's Union City, California business and the 1995 sales of DeSoto's Thornton and South Holland, Illinois businesses as though such transactions had occurred on December 31, 1994. The pro forma balance sheet data illustrates the effect of certain adjustments to Keystone's historical consolidated financial statements that would result from the Merger and the immediate, subsequent merger of the defined benefit pension plans of Keystone with and into DeSoto's defined benefit pension plan as though such transactions had occurred on June 30, 1996. The pro forma information is not necessarily indicative of future operations or actual results had such transactions occurred on December 31, 1994 or June 30, 1996. See "Unaudited Pro Forma Consolidated Financial Information."



                                                                                                          SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                          JUNE 30,
                                            --------------------------------------------------------    --------------------
                                              1991        1992        1993        1994        1995        1995        1996
                                            --------    --------    --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income statement data:
  Net sales...............................  $302,132    $316,251    $345,186    $364,435    $345,657    $186,250    $170,118
  Gross profit............................    37,454      37,443      32,521      36,982      32,748      18,746      12,443
  Income (loss) before income taxes.......    14,820       8,340       1,130      12,389       8,078       5,176        (542)
  Income (loss) from continuing
    operations............................  $  9,769    $  5,146    $    749    $  7,561    $  4,887    $  3,131    $   (327)
  Extraordinary items(c)..................     3,502          --          --          --          --          --          --
  Cumulative effect of changes in
    accounting principles(a)..............        --     (69,949)         --          --          --          --          --
                                            --------    --------    --------    --------    --------    --------    --------
        Net income (loss).................  $ 13,271    $(64,803)   $    749    $  7,561    $  4,887    $  3,131    $   (327)
                                            ========    ========    ========    ========    ========    ========    ========
Per share data:
  Earnings (loss) per common and common
    equivalent share(b):
    Continuing operations.................  $   1.75    $    .92    $    .14    $   1.35    $    .86    $    .55    $   (.06)
    Extraordinary items(c)................       .62          --          --          --          --          --          --
    Cumulative effect of changes in
      accounting principles(a)............        --      (12.53)         --          --          --          --          --
                                            --------    --------    --------    --------    --------    --------    --------
        Net income (loss).................  $   2.37    $ (11.61)   $    .14    $   1.35    $    .86    $    .55    $   (.06)
                                            ========    ========    ========    ========    ========    ========    ========
  Weighted average common and common
    equivalent shares outstanding.........     5,591       5,572       5,495       5,601       5,654       5,650       5,678
                                            ========    ========    ========    ========    ========    ========    ========
  Cash dividends declared.................  $     --    $     --    $     --    $     --    $     --    $     --    $     --
                                            ========    ========    ========    ========    ========    ========    ========
Balance sheet data (at period end):
  Total assets............................  $182,077    $202,109    $206,654    $205,601    $198,822    $206,630    $194,997
  Notes payable and long-term debt........    37,290      34,485      27,190      26,054      29,945      34,037      36,294
  Noncurrent accrued pension cost.........    55,462      51,638      60,102      40,470      39,222      25,600      26,650
  Noncurrent accrued OPEB cost............     3,109      93,727      96,336      98,310      97,868      97,499      97,746
  Stockholders' equity (deficit)..........    27,149     (39,036)    (50,908)    (40,579)    (37,493)    (29,154)    (32,229)


- ---------------

(a) Relates to adoption of Statement of Financial Accounting Standards ("SFAS") No. 106 -- "Postretirement Benefits Other Than Pensions" ("OPEB") and SFAS No. 109 -- "Employers' Accounting for Income Taxes".

(b) Primary and fully diluted net income (loss) per share were the same for all periods presented.

(c) Extraordinary items in 1991 relate to income tax benefits resulting from utilization of loss carryforwards. Subsequent to adoption of SFAS No. 109 in 1992 such items are not classified as extraordinary items.

                         Pro Forma Keystone Information


                                                                                          SIX
                                                                                         MONTHS
                                                                    YEAR ENDED           ENDED
                                                                   DECEMBER 31,         JUNE 30,
                                                                       1995               1996
                                                                   ------------         -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                             (UNAUDITED)
Income statement data:
  Net sales......................................................    $364,022           $117,738
  Gross profit...................................................      38,025             14,443
  Income (loss) before income taxes(c)...........................      12,913               (233)
  Net income (loss) available for common shares..................       7,375               (402)
  Net income (loss) per Keystone common and common equivalent
     share.......................................................    $    .79           $   (.04)
  Net income (loss) per equivalent present DeSoto common and
     common equivalent share(b)..................................         .59               (.03)
  Weighted average common and common equivalent shares
     outstanding.................................................       9,348              9,244
Balance sheet data (at period end):
  Noncurrent prepaid pension cost................................          (a)          $102,294
  Total assets...................................................          (a)           279,472
  Notes payable and long-term debt...............................          (a)            46,499
  Noncurrent accrued OPEB cost...................................          (a)           100,544
  Redeemable preferred stock.....................................          (a)             3,500
  Common stockholders' equity....................................          (a)            33,522
  Book value per Keystone common share...........................          (a)          $   3.65
  Book value per equivalent present DeSoto common share(b).......          (a)              2.72


- ---------------

(a) Not required pursuant to regulations of the Commission.

(b) Determined by multiplying the corresponding pro forma amounts by the Exchange Ratio.


(c) Includes certain nonrecurring income of DeSoto of approximately $6.4 million in 1995 and $.7 million in the 1996 period.

                         SELECTED DESOTO FINANCIAL DATA

     The following is a summary of selected consolidated financial information of DeSoto. This summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of DeSoto and the related notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. Results of interim periods, which include all adjustments management considers necessary for a fair presentation thereof, are not necessarily indicative of results to be expected for the year.


     The pro forma income statement data illustrates the effect of certain adjustments to DeSoto's historical consolidated financial statements that would result from reflecting the April 1996 sale of DeSoto's Union City, California business and the 1995 sales of DeSoto's Thornton and South Holland, Illinois businesses as though such transactions had occurred December 31, 1994. The pro forma information is not necessarily indicative of future operations or actual results had such transactions occurred at December 31, 1994. See "Unaudited Pro Forma Consolidated Financial Information."



                                                                                                          SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                          JUNE 30,
                                            --------------------------------------------------------     -------------------
                                             1991        1992         1993        1994        1995        1995        1996
                                            -------     -------     --------     -------     -------     -------     -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income statement data:
  Net sales(a)............................  $58,872     $59,799     $101,175     $87,182     $52,339     $35,241     $ 9,481
  Gross profit (loss).....................    7,704       4,306        4,866       2,382      (1,730)       (574)      1,098
  Income (loss) before income taxes.......     (202)     (3,542)     (13,322)     (2,284)     (5,393)      2,980        (930)
  Income (loss) from continuing
    operations(b).........................  $  (402)    $(2,156)    $ (8,090)    $(1,635)    $(4,635)    $ 1,875     $  (579)
  Cumulative effect of changes in
    accounting principles(c)..............       --        (162)          --          --          --          --          --
                                            -------     -------     --------     -------     -------     -------     -------
        Net income (loss).................  $  (402)    $(2,318)    $ (8,090)    $(1,635)    $(4,635)    $ 1,875     $  (579)
                                            =======     =======     ========     =======     =======     =======     =======
Per share data:
  Earnings (loss) per common and common
    equivalent share(d):
    Continuing operations.................  $  (.10)    $  (.54)    $  (1.83)    $  (.42)    $ (1.10)    $   .37     $  (.18)
    Cumulative effect of changes in
      accounting principles(c)............       --        (.04)          --          --          --          --          --
                                            -------     -------     --------     -------     -------     -------     -------
        Net income (loss).................  $  (.10)    $  (.58)    $  (1.83)    $  (.42)    $ (1.10)    $   .37     $  (.18)
                                            =======     =======     ========     =======     =======     =======     =======
  Weighted average common and common
    equivalent shares outstanding.........    4,071       4,142        4,598       4,657       4,677       4,674       4,684
                                            =======     =======     ========     =======     =======     =======     =======
  Cash dividends declared on common
    stock.................................  $   .04     $    --     $     --     $    --     $    --     $    --     $    --
                                            =======     =======     ========     =======     =======     =======     =======
Balance sheet data (at period end):
  Noncurrent prepaid pension cost.........  $21,185     $27,124     $ 32,218     $39,319     $46,913     $43,065     $50,710
  Total assets(a).........................   64,559      95,634       91,957      83,112      64,968      84,448      63,643
  Notes payable and long-term debt........   10,000       8,322        7,700       8,381          --       7,012          --
  Noncurrent accrued OPEB cost............       --       1,283        1,323       1,510       1,223       1,357       1,431
  Redeemable preferred stock..............       --       2,566        3,052       3,569       4,288       3,842       4,684
  Common stockholders' equity.............   26,993      31,473       23,141      21,249      15,934      22,889      15,004


- ---------------

(a) Operating results subsequent to November 1992 include revenues and results from operations of J.L. Prescott Company which was acquired on that date. In July 1995, DeSoto sold the Thornton and South Holland, Illinois businesses it had acquired from J.L. Prescott Company.

(b) The loss from continuing operations included net non-operating income of $2,420,000, $1,303,000 and $6,360,000 in 1993, 1994 and 1995, respectively;
    provision for restructuring of operations of $1,229,000, $2,900,000 and $3,100,000 in 1992, 1993 and 1995, respectively; and $3,025,000 and
    $3,059,000 of other nonrecurring charges in 1993 and 1995, respectively.


(c) Relates to adoption of SFAS No. 106 (OPEB) and SFAS No. 109 (income taxes).


(d) Primary and fully diluted net income were the same for all periods presented.

                          Pro Forma DeSoto Information


                                                                                          SIX
                                                                  YEAR ENDED          MONTHS ENDED
                                                                 DECEMBER 31,           JUNE 30,
                                                                     1995                 1996
                                                                 ------------         ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                            (UNAUDITED)
Income statement data:
  Net sales..................................................      $ 18,098             $  7,434
  Gross profit...............................................         1,889                  571
  Income before income taxes(a)..............................         8,521                2,121
  Net income available for common shares.....................         4,699                1,012
  Net income per common and common equivalent share..........      $   1.00             $    .22
  Weighted average common and common equivalent shares
     outstanding.............................................         4,677                4,684


- ---------------


(a) Includes nonrecurring income of approximately $6.4 million in 1995 and $.7 million in the 1996 period.

                           COMPARATIVE PER SHARE DATA


                                                                                         EQUIVALENT
                                                                            KEYSTONE       DESOTO
                                                                            PRO FORMA     PRO FORMA
              BOOK VALUE PER SHARE(A)                 KEYSTONE    DESOTO    COMBINED     COMBINED(B)
- ----------------------------------------------------  --------    ------    ---------    -----------
June 30, 1996.......................................   $(5.67)    $ 3.20      $3.65         $2.72



                                                                                         EQUIVALENT
               NET INCOME (LOSS) PER                                        KEYSTONE       DESOTO
                 COMMON AND COMMON                                          PRO FORMA     PRO FORMA
                  EQUIVALENT SHARE                    KEYSTONE    DESOTO    COMBINED      COMBINED
- ----------------------------------------------------  --------    ------    ---------    -----------
Six months ended June 30:
1996................................................   $ (.06)    $ (.18)     $(.04)        $(.03)
1995................................................      .55        .37        (c)           (c)
Years Ended December 31:
1995................................................   $  .86     $(1.10)     $ .79         $ .59
1994................................................     1.35       (.42)       (c)           (c)
1993................................................      .14      (1.83)       (c)           (c)



                                                                                         EQUIVALENT
                                                                            KEYSTONE       DESOTO
                                                                            PRO FORMA     PRO FORMA
         CASH DIVIDENDS DECLARED PER SHARE            KEYSTONE    DESOTO    COMBINED      COMBINED
- ----------------------------------------------------  --------    ------    ---------    -----------
Six months ended June 30, 1996......................   $   --     $   --      $  --         $  --
Years Ended December 31:
1995................................................   $   --     $   --      $  --         $  --
1994................................................       --         --         --            --
1993................................................       --         --         --            --


- ---------------

(a) Historical book value per share is computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma common stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(b) The unaudited equivalent DeSoto pro forma per share amounts are calculated by multiplying the Keystone combined pro forma per share amounts for each period by the Exchange Ratio.

(c) Not required pursuant to regulations of the Commission.

                                  RISK FACTORS

     Each Keystone stockholder and DeSoto stockholder should carefully consider and evaluate the following factors, among others, before voting on the matters described herein.

CONTROL PERSON AND POTENTIAL CONFLICTS OF INTEREST


     After consummation of the Merger, Contran will beneficially own, directly and indirectly, approximately thirty-nine percent (39%) of the outstanding Keystone Common Stock and may continue to be deemed to control Keystone. As a result, the election of directors and taking of other corporate actions, including mergers, requiring the approval of Keystone stockholders after the Merger may be difficult if opposed by Contran. In addition, third parties may be discouraged from seeking to acquire Keystone without the prior agreement of Contran. Each of Contran and Keystone may be deemed to be controlled by Harold
C. Simmons. Certain of the officers and directors of Keystone are also officers and directors of Contran or of entities that may be deemed to be controlled by or affiliated with Contran and/or Harold C. Simmons. In addition, from time to time, corporations that may be deemed to be controlled by or affiliated with Harold C. Simmons, including Keystone, engage in (i) intercorporate transactions with related companies, including guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and
(ii) common acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions may involve both related and unrelated parties and may include transactions which result in the acquisition by one related party of a publicly-held minority equity interest in another related party. Depending upon the business, tax and other objectives then relevant, it is possible that Keystone might be a party to one or more such transactions in the future. The foregoing relationships, transactions and agreements may create potential conflicts of interest.


     It is the policy of Keystone to engage in transactions with related parties on terms, in the opinion of Keystone, no less favorable to Keystone than could be obtained from unrelated parties.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of Keystone and DeSoto with respect to the Reorganization Agreement and the Merger, stockholders of Keystone and DeSoto should be aware that certain affiliates and members of management of Keystone and DeSoto have interests in the Merger in addition to the interests of holders of Keystone Common Stock and DeSoto Common Stock generally. Specifically, (i) pursuant to the Reorganization Agreement, William Spier, the Chairman of the Board and Chief Executive Officer of DeSoto, and William P. Lyons, a member of the DeSoto Board of Directors, will be elected to serve as directors of Keystone upon consummation of the Merger; (ii) pursuant to the Reorganization Agreement, DeSoto Options will be assumed by Keystone and converted into options to acquire shares of Keystone Common Stock and, prior to the Merger, the terms of the DeSoto Options will be amended to extend the period for exercise of the DeSoto Options until the second anniversary of the Effective Time; (iii) DeSoto has severance agreements which obligate DeSoto to pay certain employees and officers of DeSoto in the event of a change in control of DeSoto and upon the subsequent termination of their employment under certain circumstances; (iv) DeSoto Preferred Stock, which is held by affiliates of DeSoto, will be converted into Keystone Preferred Stock and cash in an amount equal to the accrued and unpaid dividends on the DeSoto Preferred Stock (approximately $1.7 million as of the Effective Time) will be paid to the holders of the DeSoto Preferred Stock upon consummation of the Merger; (v) pursuant to the Stockholders' Agreement entered into in connection with the Reorganization Agreement, Keystone has assumed certain registration rights previously granted by DeSoto to the Warrant and Preferred Stockholders and has granted similar registration rights to Contran and its affiliates; (vi) pursuant to the Reorganization Agreement, if the Merger is consummated, Keystone has agreed to indemnify the current officers and directors of DeSoto for any act or omission occurring prior to the Merger and has also agreed to provide director and officer insurance coverage to current officers and directors of DeSoto for one year after the Effective Time; and (vii) Harold C. Simmons, who may be deemed to control Keystone, is the sole member of the Corporate Committee appointed by Keystone to direct the investments of the Keystone Master Pension Trust and is the sole trustee of, and the sole member of the trust investment committee for, The Combined Master Retirement Trust formed by Valhi, Inc. ("Valhi"), an affiliate of Keystone, to permit the collective investment by trusts that maintain the assets of certain employee defined benefit pension plans adopted by Valhi and related companies, including Keystone. See "The Merger and Related Transactions -- General", "The Reorganization Agreement -- Representations and Covenants; -- Related Agreements; Interests of Certain Persons in Matters Acted Upon" and "Information About DeSoto -- Stock Ownership of Management and Others."

ENVIRONMENTAL LIABILITIES

     Keystone and DeSoto are subject to federal and state "Superfund" and other legislation that impose cleanup and remediation responsibility upon present and former owners and operators of, and persons that generated hazardous waste deposited upon, sites determined by state or federal regulators to contain hazardous waste. Keystone and DeSoto have been notified by the United States Environmental Protection Agency ("EPA") that each is a potentially responsible party under the federal "Superfund" statute for the alleged release or threat of release of hazardous waste into the environment in several instances. Most of these situations involve cleanup of landfills and disposal facilities which allegedly received hazardous waste generated by either Keystone or DeSoto. A determination that Keystone or DeSoto is wholly or partially responsible for the cleanup of hazardous waste at one or more sites under applicable laws or regulations could require large and unanticipated expenses and possible capital expenditures, which could have a material adverse effect on the respective financial conditions of Keystone and DeSoto. See Note 13 to the Keystone Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Appendix D, Note I to the DeSoto Consolidated Financial Statements for the year ended December 31, 1995, and "Information About DeSoto -- Legal Proceedings; -- Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

FACTORS RELATING TO KEYSTONE

     Competition and Other Market Factors. The carbon steel rod, wire and wire products markets served by Keystone are seasonal and highly competitive and include both domestic and foreign competitors. This degree of competition is not expected to decline in the foreseeable future as worldwide over-capacity in the steel industry continues to exist. As a result, any significant economic downturn in the domestic or worldwide economy could have a material adverse effect on Keystone's liquidity, financial condition and results of operations. Certain of Keystone's competitors have significantly greater financial and other resources than Keystone, and may have lower labor costs and/or more efficient technology, which could affect Keystone's ability to compete effectively.

     Scrap Steel and Other Material Costs. The principal raw material used by Keystone in steel rod production is scrap steel. The purchase of scrap steel is highly competitive and its price volatility is influenced by periodic shortages, freight costs, weather and other conditions beyond the control of Keystone. The cost of scrap steel has fluctuated significantly in the past, and may fluctuate significantly in the future, and Keystone is not always able to pass on higher scrap costs by increasing its selling prices. In addition to scrap steel, Keystone's production is dependent upon the availability of certain other materials and adequate energy supplies. Keystone's manufacturing processes consume large amounts of energy in the form of electricity and natural gas. Keystone purchases its electrical energy for its largest facility, located in Peoria, Illinois, from a regulated utility under an interruptible service contract which provides for more economical electricity rates. A significant increase in the cost, or interruption in the supply, of such materials or energy supplies could adversely affect Keystone's liquidity, financial condition and results of operations.

     Permits. Keystone's operations are affected by a variety of environmental laws and regulations. Many of these laws and regulations require permits to operate the facilities to which they pertain. Denial, revocation, suspension or expiration of such permits could impact the ability of the affected facility to continue operations. In addition, Keystone may be subject to increasingly stringent environmental standards in the future.

     Plant Utilization and Capacity. The estimated annual capacity of Keystone's rod mill currently exceeds its estimated annual billet producing capacity by approximately 95,000 tons. As a result, Keystone has been purchasing additional billets from other suppliers to improve utilization of its rod mill. There is no assurance Keystone will continue to purchase billets or expand its billet producing capacity and thus maintain higher utilization of its rod mill. Furthermore, an economic downturn, Keystone's failure to compete effectively in its major markets, a failure of plant or equipment requiring significant capital expenditures or time to repair, or the other factors mentioned herein could result in operating the rod mill and its other facilities at lower capacity levels.

     Operating Results and Liquidity. Pursuant to the Reorganization Agreement, Keystone must increase its indebtedness in order to fund its obligations after the Merger, including payment of DeSoto's trade creditors. Keystone incurs significant ongoing costs for health and welfare benefits for current and retired employees and for plant and equipment and may incur relatively significant capital expenditures to upgrade its equipment over the next few years in order to avoid possible competitive disadvantages. In addition, potential liabilities under environmental laws and regulations with respect to the disposal and cleanup of wastes beyond amounts already accrued could have a material adverse effect on Keystone's liquidity, financial condition and results of operations.

     Provided that Keystone is able to increase its credit availability as contemplated by the Reorganization Agreement, Keystone believes its operations and credit facilities will generate sufficient cash flows to meet its anticipated operating, debt service and capital needs for the foreseeable future. This belief is based upon management's assessment of various financial and operational factors including, but not limited to, assumptions relating to product shipments, product mix and selling prices; production schedules; productivity rates; raw material, electricity, labor, employee benefits, and other fixed and variable costs; working capital changes; interest rates; repayments of long-term debt; capital expenditures; and available borrowings under Keystone's credit facilities. If one or more of these assessments proves incorrect, then such events may have a material adverse effect on Keystone's liquidity, financial condition and results of operations. See "The Reorganization Agreement -- Keystone Financing Arrangements."

FIXED EXCHANGE RATIO

     The Exchange Ratio negotiated by Keystone and DeSoto is fixed and there exists no condition for termination of the Merger if the stock prices of either Keystone or DeSoto rise above or fall below a specified dollar amount. If such fluctuations do occur, there will be no adjustment to protect either company's stockholders who might be adversely affected by such fluctuations.

DESOTO FINANCIAL CONDITION

     DeSoto has experienced liquidity and cash flow difficulties for a number of years and, absent consummation of the Merger, believes it will be compelled to terminate its defined benefit pension plan in order to acquire funds to pay its trade creditors and otherwise meet its obligations. Although consummation of the Merger should cause DeSoto's financial condition to improve as a result of the payment to its trade creditors and payment of its preferred dividend arrearage as contemplated by the Reorganization Agreement, there can be no assurance that DeSoto will not experience future losses from its operations and contingent liabilities, including potential liabilities under environmental laws. Any such losses would be reflected in the consolidated financial statements of Keystone for periods ending after consummation of the Merger and could reduce the financial benefits expected to be realized by Keystone and DeSoto as a result of the Merger.

     Sears, Roebuck and Co. ("Sears"), DeSoto's largest customer, currently accounts for over 75% of DeSoto's total sales. Sales to Sears are on open account and may be terminated at any time. The loss of Sears as a customer would have a material adverse effect on DeSoto's current business.

DIVIDENDS

     Keystone has not paid cash dividends on Keystone Common Stock since 1977. Further, Keystone is prohibited from paying dividends without its primary lender's consent. Except for dividends with respect to the Keystone Preferred Stock, Keystone does not anticipate paying any cash dividends in the foreseeable future.

LACK OF LIQUIDITY OF KEYSTONE COMMON STOCK; PURCHASES BY SIMMONS' RELATED
PARTIES


     The liquidity of Keystone Common Stock may be negatively affected by the relatively low number of shares held by nonaffiliates of Keystone and relatively low historical trading volumes. The "public float" of Keystone Common Stock (i.e., shares owned by nonaffiliates of Keystone) is relatively small. Approximately 69% of the outstanding Keystone Common Stock is beneficially owned by related parties of Harold C. Simmons (including Contran). See "Certain Information About Keystone -- Security Ownership of Certain Beneficial Owners." For 1996 (through August 21, 1996), the average daily trading volume of Keystone Common Stock on days that shares traded was approximately 2,300 shares or approximately 0.04% of the outstanding Keystone Common Stock. The market price of Keystone Common Stock, accordingly, may not be indicative of the market price of Keystone Common Stock in a more liquid market nor of Keystone's financial performance or business prospects.



     Related parties of Mr. H. Simmons (including Contran) from time to time have purchased shares of Keystone Common Stock. Since Keystone's rights offering completed in July 1988, such parties have increased their aggregate beneficial ownership from approximately 57% to 69% of the outstanding Keystone Common Stock. Such acquisitions include aggregate open-market purchases in 1995 of 87,150 shares (1.5% of the outstanding Keystone Common Stock) at an average price of approximately $13.60 per share and aggregate open-market purchases in 1996 through August 21, 1996 of 39,700 shares (0.7% of the outstanding Keystone Common Stock) at an average price of approximately $9.92 per share. Given the relatively small public float and relatively low daily trading volume of Keystone Common Stock, purchases by related parties of Mr. H. Simmons (including Contran) may have had some effect on the market price of Keystone Common Stock.


     Due to the factors mentioned above, the quoted market price of Keystone Common Stock should only be one factor in analyzing the value of Keystone.

VOLATILITY OF MARKET PRICE OF KEYSTONE COMMON STOCK AFTER THE MERGER

     Even though after the Merger the number of shares of Keystone Common Stock held by nonaffiliates of Keystone will increase, the market price of Keystone Common Stock could be subject to significant price fluctuations in response to a number of factors, including those mentioned under "-- Lack of Liquidity of Keystone Common Stock; Purchases by Simmons' Related Parties," efforts, if any, to purchase or sell relatively large blocks of Keystone Common Stock, investor perceptions and general economic and other conditions. These factors may or may not relate to Keystone's financial performance or business prospects.

MARKET PRICE FOR DESOTO COMMON STOCK


     The liquidity of DeSoto Common Stock may be negatively affected by the relatively large number of shares held by directors, officers and related entities as well as by certain persons unrelated to DeSoto and the resulting negative impact on the number of shares which are actively traded. See "Information About DeSoto -- Stock Ownership of Management and Others." As a result, trading in shares of DeSoto Common Stock may be characterized by price volatility, particularly, if efforts are made to buy or sell large amounts of such shares. In addition, current trading volumes and prices of DeSoto's Common Stock may reflect investor perceptions of the Merger. Therefore, the market price of DeSoto Common Stock may not necessarily be indicative of the market price of DeSoto Common Stock in a more liquid market or of DeSoto's financial performance or business prospects. As a result, the quoted market price of DeSoto Common Stock should only be one factor in analyzing the value of DeSoto.

SHARES ELIGIBLE FOR FUTURE SALE


     As a result of the Merger, it is anticipated that Keystone will issue approximately 3,500,000 shares of Keystone Common Stock, approximately 137,000 shares of Keystone Common Stock will be issuable upon the exercise of assumed DeSoto Options, and 447,900 shares of Keystone Common Stock will be issuable upon the exercise of warrants to purchase Keystone Common Stock. In general, except for shares issuable upon the exercise of such warrants whose transferability will be restricted by Rule 144 under the Securities Act, these shares will be freely tradable following the Merger, subject to certain resale restrictions for affiliates of DeSoto pursuant to Rules 144 and/or 145 under the Securities Act. See "The Merger and Related Transactions -- Affiliates' Restrictions on Sale of Keystone Common Stock." An aggregate of approximately 474,839 of the shares of Keystone Common Stock to be issued in the Merger will be beneficially owned by affiliates of DeSoto and, therefore, subject to resale restrictions. The sale of any of the foregoing shares may cause substantial fluctuations in the price of Keystone Common Stock over short time periods.


ISSUANCE OF KEYSTONE PREFERRED STOCK


     Pursuant to the terms of the Reorganization Agreement, 435,456 shares of Keystone Preferred Stock will be issued in the Merger. In the event of a liquidation, dissolution or winding up of Keystone, no distribution will be made to holders of Keystone Common Stock until, among other things, holders of Keystone Preferred Stock have received $8.0375 per share of Keystone Preferred Stock plus all accrued but unpaid dividends thereon, whether or not earned or declared (the "Liquidation Preference"), to the date fixed for liquidation, dissolution or winding up. After payment of any unpaid accumulated dividends, the aggregate Liquidation Preference will be $3.5 million. There can be no assurance that in the event of such liquidation, dissolution or winding up of Keystone, the holders of Keystone Common Stock will receive any assets after payment of the Liquidation Preference.


CERTAIN CHARTER PROVISIONS

     Shares of preferred stock may be issued in the future by Keystone without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors of Keystone may determine. The rights of the holders of Keystone Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Keystone. Keystone does not have any present plans to issue any shares of preferred stock other than the Keystone Preferred Stock to be issued pursuant to the Merger.

                              THE KEYSTONE MEETING

DATE, TIME AND PLACE OF MEETING


     The Keystone Meeting will be held on Friday, September 27, 1996 at 10:00 a.m., local time, at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of Keystone Common Stock at the close of business on the Keystone Record Date are entitled to notice of and to vote at the Keystone Meeting. As of the close of business on August 21, 1996, there were 5,686,424 shares of Keystone Common Stock outstanding and entitled to vote, held of record by 1,049 stockholders. A majority, or 2,843,213 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Keystone stockholder is entitled to one vote for each share of Keystone Common Stock held as of the Keystone Record Date.

VOTING OF PROXIES

     The Keystone proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of Keystone for use at the Keystone Meeting. Stockholders are requested to complete, sign and date the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Keystone. All proxies that are promptly executed and returned, and that are not revoked, will be voted at the Keystone Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of shares of Keystone Common Stock pursuant to the Reorganization Agreement. Keystone's Board of Directors does not presently intend to bring any business before the Keystone Meeting other than the specific proposals referred to in this Joint Proxy Statement/Prospectus and specified in the notice of the Keystone Meeting. So far as is known to Keystone's Board of Directors, no other matters are to be brought before the Keystone Meeting. As to any business that may properly come before the Keystone Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Keystone stockholder who has given a proxy may revoke it at any time before it is exercised at the Keystone Meeting by (i) delivering to the Secretary of Keystone (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating the proxy is revoked; (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Keystone Meeting; or (iii) attending the Keystone Meeting and voting in person (although attendance at the Keystone Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED


     Because the number of shares of Keystone Common Stock to be issued or reserved for issuance in connection with the Merger will exceed twenty percent (20%) of the number of shares of Keystone Common Stock outstanding prior to the Merger, approval by holders of Keystone Common Stock of the proposal to issue Keystone Common Stock pursuant to the Reorganization Agreement is required under the rules of the NYSE. Under the NYSE rules, the proposal to issue Keystone Common Stock pursuant to the Reorganization Agreement must be approved by a majority of the votes cast at the Keystone Meeting, provided the total vote cast represents a majority of the shares entitled to vote thereon. If the holders of Keystone Common Stock do not vote to approve such issuance, the Merger will not be consummated. As of August 21, 1996, the directors and executive officers of Keystone and their affiliates had the right to vote an aggregate of 4,168,881 shares of Keystone Common Stock, representing approximately seventy-three percent (73%) of Keystone Common Stock outstanding. Contran, holding directly approximately fifty six percent (56%) of the Keystone Common Stock outstanding as of August 21, 1996, is a party to an agreement with DeSoto pursuant to which Contran has agreed to vote its shares of Keystone Common Stock in favor of the Reorganization Agreement and the transactions contemplated thereby, thus insuring Keystone stockholder approval. See "The Reorganization
Agreement -- Related Agreements; Interests of Certain Persons in Matters Acted Upon -- Stockholders Agreement."


QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at the Keystone Meeting is a majority of the shares of Keystone Common Stock issued and outstanding on the Keystone Record Date. Abstentions and broker non-votes will be included in determining the number of shares present for purposes of determining the presence of a quorum but will not be counted as a vote for or against approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement. Approval of the Merger or the Reorganization Agreement is not required under the DGCL or Keystone's Certificate of Incorporation or its Bylaws.

SOLICITATION OF PROXIES AND EXPENSES

     Keystone will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Keystone may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the initial mailing of the proxies and other soliciting materials, Keystone will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Keystone

Common Stock and to request authority for the exercise of proxies. In such cases, Keystone, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                               THE DESOTO MEETING

DATE, TIME AND PLACE OF MEETING


     The DeSoto Meeting will be held on Friday, September 27, 1996 at 10:00 a.m., local time, at the Bank of Montreal, 430 Park Avenue, 16th Floor, New York, New York.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of DeSoto Common Stock and DeSoto Preferred Stock at the close of business on the DeSoto Record Date are entitled to notice of and to vote at the DeSoto Meeting. As of the close of business on August 21, 1996, there were 4,688,523 shares of DeSoto Common Stock outstanding and entitled to vote, held of record by 1,691 stockholders and 583,333 shares of DeSoto Preferred Stock outstanding and entitled to vote, held of record by three stockholders. Each DeSoto stockholder is entitled to one vote for each share of DeSoto Common Stock and each share of DeSoto Preferred Stock held as of the DeSoto Record Date.


VOTING OF PROXIES

     The DeSoto proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of DeSoto for use at the DeSoto Meeting. Stockholders are requested to complete, sign and date the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to DeSoto. All proxies that are promptly executed and returned, and that are not revoked, will be voted at the DeSoto Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Reorganization Agreement. DeSoto's Board of Directors does not presently intend to bring any business before the DeSoto Meeting other than the specific proposals referred to in this Joint Proxy Statement/Prospectus and specified in the notice of the DeSoto Meeting. So far as is known to DeSoto's Board of Directors, no other matters are to be brought before the DeSoto Meeting. As to any business that may properly come before the DeSoto Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A DeSoto stockholder who has given a proxy may revoke it at any time before it is exercised at the DeSoto Meeting by (i) delivering to the Secretary of DeSoto (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked; (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the DeSoto Meeting; or (iii) attending the DeSoto Meeting and voting in person (although attendance at the DeSoto Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED


     Pursuant to DeSoto's Certificate of Incorporation and the DGCL, the Reorganization Agreement must be approved by a majority of the outstanding shares of DeSoto Common Stock and DeSoto Preferred Stock voting together as one class. If the holders of DeSoto do not vote to approve such transaction, the Merger will not be consummated. As of August 21, 1996, the directors and officers of DeSoto and their affiliates had the right to vote an aggregate of 636,087 shares of DeSoto Common Stock and all the outstanding DeSoto Preferred Stock, representing approximately twenty-three percent (23%) of all DeSoto voting stock outstanding as of such date. Certain entities affiliated with directors of DeSoto and a director of DeSoto collectively having the right to vote 596,989 shares of DeSoto Common Stock and all of the outstanding shares of DeSoto Preferred Stock, representing approximately 22% of the combined shares of DeSoto Common Stock and DeSoto Preferred Stock outstanding as of the DeSoto Record Date are parties to an agreement with Keystone pursuant to which they have agreed to vote their shares of DeSoto Common Stock and DeSoto Preferred Stock in favor of the approval and adoption of the Reorganization Agreement.

QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at the DeSoto Meeting is a majority of the shares of DeSoto Common Stock and DeSoto Preferred Stock, taken together, issued and outstanding on the DeSoto Record Date. Abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement.

SOLICITATION OF PROXIES AND EXPENSES

     DeSoto will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of DeSoto may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the initial mailing of the proxies and other soliciting materials, DeSoto will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of DeSoto Common Stock and to request authority for the exercise of proxies. In such cases, DeSoto, upon the request of the record holders, will reimburse such holders for their reasonable expenses. In addition, DeSoto has retained Georgeson & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $10,000, plus expenses.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Reorganization Agreement provides for the merger of Sub with and into DeSoto, with DeSoto to be the surviving corporation of the Merger. As a consequence of the Merger, DeSoto will become a wholly owned subsidiary of Keystone. If the requisite approvals of the stockholders of DeSoto and Keystone are received, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger, which is expected to occur as soon as practicable following receipt of stockholder approval at the Keystone and DeSoto Meetings. The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Reorganization Agreement are subject to and qualified in their entirety by reference to the Reorganization Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, and incorporated herein by reference.

     Upon consummation of the Merger, Keystone's Board of Directors will be increased from seven to nine members, and the Keystone Board of Directors will elect William Spier, the Chairman of the Board and Chief Executive Officer of DeSoto, and William P. Lyons, another current member of the Board of Directors of DeSoto, to fill the vacancies thereby created. The executive officers of Keystone will remain unchanged as a result of the Merger. The stockholders of DeSoto will become stockholders of Keystone (as described below), and their rights will be governed by Keystone's Certificate of Incorporation and Bylaws. As soon as practicable after the Merger, the Keystone defined benefit pension plans will be merged with and into the DeSoto defined benefit pension plan.

  Conversion of Shares


     Upon the consummation of the Merger, each then outstanding share of DeSoto Common Stock and DeSoto Preferred Stock, will automatically be converted into
 .7465 of a share of Keystone Common Stock and Keystone Preferred Stock, respectively. No fractional shares of Keystone Common Stock or will be issued in the Merger. Instead, each DeSoto stockholder who would otherwise be entitled to receive a fractional share of Keystone Common Stock will receive an amount of cash equal to the per share market value of Keystone Common Stock (based on the average of the closing sales prices of Keystone Common Stock as quoted on the NYSE during the ten trading day period ending on the closing date of the Merger) multiplied by the fraction of a share of Keystone Common Stock to which the stockholder would otherwise be entitled. Based upon the capitalization of DeSoto and Keystone as of August 21, 1996, the stockholders of DeSoto will own Keystone Common Stock representing approximately thirty-eight percent (38%) of the Keystone Common Stock outstanding immediately after consummation of the Merger and one hundred percent (100%) of the Keystone Preferred Stock outstanding immediately after consummation of the Merger. Because the Exchange Ratio is fixed, the number of shares to be received by stockholders of DeSoto upon consummation of the Merger will remain the same, regardless of whether the market price of the Common Stock of Keystone or DeSoto increases or decreases at any time, including after the date of this Joint Proxy Statement/Prospectus and after the dates of the Keystone and DeSoto Meetings. See "The Merger and Related Transactions -- Opinions of Financial Advisors" and "Risk Factors -- Fixed Exchange Ratio."

  Assumption of Options and Conversion of Warrants

     Upon consummation of the Merger, each then outstanding DeSoto Option will be assumed by Keystone and will automatically be converted into an option to purchase the number of shares of Keystone Common Stock determined by multiplying the number of shares of DeSoto Common Stock subject to the DeSoto Option by the Exchange Ratio, at an exercise price equal to the exercise price of such DeSoto Option at the time of the Merger divided by the Exchange Ratio. To avoid fractional shares, the number of shares of Keystone Common Stock subject to an assumed DeSoto Option will be rounded up to the nearest whole share. The other terms of DeSoto Options, including vesting schedules, will remain unchanged. Keystone will file a Registration Statement on Form S-8 with the Commission with respect to the issuance of shares of Keystone Common Stock upon exercise of the assumed DeSoto Options and cause such shares, upon issuance, to be listed with the NYSE.

     Pursuant to the Warrant Conversion Agreement, at the Effective Time, one-half of the DeSoto Warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into Keystone Warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price equal to approximately $9.38 per share (representing the exercise price of the DeSoto Warrants divided by the Exchange Ratio).


     As of August 21, 1996, DeSoto Options to acquire approximately 184,000 shares of DeSoto Common Stock and DeSoto Warrants to acquire 1,200,000 shares of DeSoto Common Stock were outstanding.


ACTIONS SUBSEQUENT TO THE MERGER

  Operation of DeSoto

     After consummation of the Merger, Keystone intends to continue to maintain DeSoto as a separate subsidiary and to operate DeSoto's Joliet manufacturing facility. Prior to the Merger, Keystone will contribute the net assets of its Sherman Wire division to Sub. Accordingly, following the Merger, DeSoto's operations will be comprised of DeSoto's Joliet operations and Keystone's Sherman Wire operations.

  Merger of Pension Plans


     Keystone intends, as soon as practicable after consummation of the Merger, to merge the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. Keystone believes that after such merger, it will no longer have an underfunded pension obligation. See "Unaudited Pro Forma Consolidated Financial Information."


BACKGROUND OF THE MERGER

     On January 6, 1995, William Spier, Chairman and Chief Executive Officer of DeSoto, sent a letter to Mr. H. Simmons, Chairman and Chief Executive Officer of Contran, to determine if there was any interest on the part of Keystone in a potential transaction with DeSoto. Soon thereafter, Glenn R. Simmons, Chairman and Chief Executive Officer of Keystone and Vice Chairman of Contran, contacted Mr. Spier concerning a potential transaction.

     On January 11, 1995, Keystone and DeSoto executed a letter agreement, pursuant to which the parties agreed to keep confidential any information exchanged by the parties in connection with a possible transaction between Keystone and DeSoto. The parties also agreed not to propose to the other's security holders an extraordinary transaction involving the two parties without the consent of the other company's Board of Directors.

     On January 17, 1995, Harold Curdy, Vice President -- Finance of Keystone, and Messrs. G. Simmons and Spier met and had preliminary discussions concerning a potential transaction.

     From January 18, 1995 through June 1995, the parties performed due diligence proceedings through meetings and phone conferences between the parties and their respective legal and financial advisors.

     On June 9, 1995, Messrs. Curdy, Robert Singer, President of Keystone, and Joseph Compofelice, an executive officer of certain companies related to Contran, met with Mr. Spier and representatives of Salomon Brothers, DeSoto's financial advisor, to discuss, among other things, terms of a potential transaction. At that meeting, as a result of Keystone's due diligence to such date, Keystone offered the following alternatives: (i) Keystone would issue 3,500,000 shares of Keystone Common Stock for DeSoto, subject to further due diligence by Keystone or (ii) Contran would sell its interest in Keystone to Mr. Spier and his affiliates at a price to be determined.

     On July 27, 1995, Mr. Spier, in a letter to Mr. G. Simmons, indicated the transaction to purchase Contran's interest in Keystone would not be feasible but DeSoto would be willing to accept 4,250,000 shares of Keystone Common Stock.

     By letter dated August 9, 1995, Keystone notified DeSoto that Keystone was no longer interested in pursuing discussions in respect of a possible merger of the two companies.

     There were no further formal discussions between the parties until January 18, 1996, when Messrs. G. Simmons, Singer, Spier, and Curdy met to discuss the terms of a possible merger, including the issuance of approximately 3,500,000 shares of Keystone Common Stock (the "Proposed Exchange Ratio") subject to further due diligence, receipt of fairness opinions, and approvals by the parties' respective Boards of Directors and stockholders and Keystone's primary lender. Thereafter, the parties renewed due diligence proceedings.

     On January 23, 1996, Messrs. G. Simmons, Curdy and Spier met to discuss terms and financial constraints on Keystone's ability to consummate the proposed merger.

     On February 5, 1996, Mr. Curdy and Ms. Anne Eisele, President of DeSoto, met to coordinate the due diligence process.

     On February 13, 1996, Messrs. Curdy, Spier and Ms. Eisele met with representatives of Keystone's primary lender to discuss possible funding for DeSoto.

     On March 5, 1996, Mr. Curdy met with representatives of the PBGC to discuss the proposed merger and the subsequent merger of the Keystone and DeSoto defined benefit pension plans.

     On March 13, 1996, Keystone and DeSoto issued press releases indicating that the parties were involved in discussions about a proposed merger at the Proposed Exchange Ratio. Thereafter, the parties continued due diligence proceedings and began negotiating the terms of the Reorganization Agreement and the related agreements.

     On June 13, 1996, the Board of Directors of Keystone met to consider the proposed Reorganization Agreement and the transactions contemplated thereby. At such meeting, members of Keystone's senior management, together with Keystone's legal and financial advisors, reviewed with the Keystone Board of Directors, among other things, the background of the proposed transaction, the potential benefits and risks of the transaction, including the strategic and financial rationale, analysis of the transaction and the terms of the Reorganization Agreement. PaineWebber delivered its oral opinion (confirmed in writing as of the date of the Reorganization Agreement) that the consideration to be paid by Keystone is fair, from a financial point of view, to the stockholders of Keystone (except that as to Contran and its affiliates PaineWebber did not express an opinion). See "-- Opinions of Financial Advisors -- Opinion of PaineWebber, Financial Advisor to Keystone" for a discussion of the factors considered and the analytical methods employed by PaineWebber in reaching such conclusion. The Keystone Board of Directors unanimously approved the principal terms of the Reorganization Agreement and the transactions contemplated thereby. The Keystone Board of Directors also unanimously approved the principal terms of the Voting Agreements (including the possible acquisition of beneficial ownership of Keystone Common Stock pursuant thereto by DeSoto for purposes of Section 203 of the DGCL), the Warrant Conversion Agreement, the Preferred Stockholder Waiver and Consent Agreement, and the Stockholders' Agreement. See "The Reorganization Agreement -- Related Agreements; Interests of Certain Persons in Matters Acted Upon."

     On June 13, 1996, the Board of Directors of DeSoto met to consider the proposed Reorganization Agreement and the transactions contemplated thereby. At such meeting, members of DeSoto's senior management, together with DeSoto's legal and financial advisors, reviewed with the Board, among other things, the background of the proposed transaction, the potential benefits and risks of the transaction, including the strategic and financial rationale, analysis of the transaction and the terms of the Reorganization Agreement. Salomon Brothers delivered its oral opinion (confirmed in writing as of the date of the Joint Proxy Statement/Prospectus) that as of that date, the Exchange Ratio was fair, from a financial point of view, to the holders of DeSoto Common Stock. See
"-- Opinions of Financial Advisors -- Opinion of Salomon Brothers, Financial Advisor to DeSoto" for a discussion of the facts considered and the analytical methods employed by Salomon Brothers in reaching such conclusion. The DeSoto Board of Directors unanimously approved the Reorganization Agreement and the transactions contemplated thereby. The DeSoto Board of Directors also unanimously approved the principal terms of the Voting Agreements and the Preferred Stockholder Waiver and Consent Agreement (including the possible acquisition by Keystone of beneficial ownership of DeSoto Common Stock and DeSoto Preferred Stock pursuant thereto for purposes of Section 203 of the
DGCL). See "The Reorganization Agreement -- Related Agreements; Interests of Certain Persons in Matters Acted Upon."

     Following the Keystone and DeSoto Board meetings and through June 26, 1996, the Reorganization Agreement and the related agreements were finalized. Keystone and DeSoto each executed the Reorganization Agreement and related agreements on June 26, 1996, and the Reorganization Agreement was announced immediately thereafter by the issuance of press releases.

     The Exchange Ratio and other terms of the Merger were determined in arms-length negotiations between the management teams and the Boards of Directors of the two companies. The Exchange Ratio was determined after consideration of, among other things, the shares, options and warrants outstanding of each company, the relative trading prices of the two companies' stock over various periods of time, the companies' respective capital structures and pension funding status, historical and prospective revenues and operating profits, the respective growth rates of the two companies, the business prospects of the combined company, the relative contributions of the two companies to the business, liquidity and financial condition of the combined company and consultation with the financial advisors of the companies (who participated in discussions regarding the Exchange Ratio but did not determine or recommend the Exchange Ratio).

REASONS FOR THE MERGER

  Keystone's Reasons for the Merger

     The Board of Directors has determined the terms of the Reorganization Agreement and the transactions contemplated thereby, which were established through arms-length negotiations with DeSoto, are fair to, and in the best interests of, Keystone and its stockholders. Accordingly, the Board of Directors of Keystone has unanimously approved the Reorganization Agreement and unanimously recommends the stockholders of Keystone vote FOR approval of the issuance of shares pursuant to the Reorganization Agreement. In reaching its determination, the Board of Directors consulted with Keystone's management, as well as its legal counsel and financial advisor, and considered a number of reasons and factors, including the following:


          (i) At June 30, 1996, Keystone's defined benefit pension plans were underfunded by approximately $33 million and the net pension liabilities adjustment in common stockholders' equity amounted to approximately $31 million. Based on Keystone's and DeSoto's balance sheets at June 30, 1996, the Merger and subsequent merger of the Keystone and DeSoto defined benefit pension plans would result in an increase of approximately $66 million in Keystone's common stockholders' equity due to the issuance of approximately 3,500,000 shares of Keystone Common Stock and the elimination of the net pension liabilities adjustment. Additionally, the proposed merger of the pension plans would also result in the elimination of the $33 million accrued pension liability and recording of an approximate $102 million pension asset. See Note 2 to the Unaudited Pro Forma Consolidated Financial Information.


          (ii) The merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan should also result in lower pension contributions and pension expense than Keystone has historically experienced. The anticipated increase in cash flows due to lower pension contributions should eventually more than offset the cash payments required to be made as a result of the Merger. Likewise, it is expected the decrease in pension expense will also more than offset the increase in interest expense from the higher borrowings required to fund payments required by the Merger, thus resulting in increased earnings. See Note 2 to the Unaudited Pro Forma Consolidated Financial Information.

          (iii) In addition to an improved balance sheet and the anticipated favorable impact on cash flows and reduction in pension expense, Keystone's Board of Directors also believes the increased public holdings of Keystone's Common Stock, as a result of the issuance of approximately 3,500,000 shares to the DeSoto stockholders, will make Keystone Common Stock more attractive to potential investors and increase the liquidity of Keystone Common Stock.

     In the course of its deliberations, the Board of Directors of Keystone reviewed and considered a number of other factors relevant to the Merger with Keystone's management. In particular, the Keystone Board considered, among other things:

          (i) information concerning Keystone's and DeSoto's respective businesses, prospects, financial performances, liquidity, financial condition and operations;

          (ii) the comparative stock prices of Keystone Common Stock and DeSoto Common Stock;

          (iii) an analysis of the respective contributions to revenues, operating profits, net profits and cash flows of the combined companies; and

          (iv) a presentation by PaineWebber, including the opinion of PaineWebber that the consideration to be paid by Keystone pursuant to the Merger was fair from a financial point of view to Keystone stockholders (other than Contran and its affiliates) as well as the underlying financial analysis of PaineWebber presented in connection therewith.

     Following its deliberations concerning such factors and its review of the presentation and financial opinion of PaineWebber, the Board of Directors of Keystone concluded the Merger may improve the long-term prospects of the combined company for earnings growth, may increase stockholder value and was in the best interest of Keystone and its stockholders from both a financial and strategic perspective.

     In connection with its deliberations, the Keystone Board of Directors was aware of the potential benefits to be received in the Merger by Contran and its affiliates, as described in "Risk Factors -- Interests of Certain Persons in the Merger" and "The Reorganization Agreement -- Related Agreements; Interests of Certain Persons in Matters Acted Upon."

     The Board of Directors of Keystone also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the possible dilutive effect of the issuance of Keystone stock in the Merger; (ii) the risk that the public market price of Keystone's stock might be adversely affected by announcement of the Merger; (iii) the costs expected to be incurred in connection with the Merger, including the transaction costs and payments required by the Merger; (iv) the risk that other benefits sought to be obtained by the Merger will not be obtained; and (v) other risks described above under "Risk Factors."

     In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination, each of which was viewed as supportive of its conclusion that the terms of the Reorganization Agreement are fair to, and in the best interest of, Keystone and all of its stockholders.

     THE KEYSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KEYSTONE STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF KEYSTONE COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

  DeSoto's Reasons for the Merger

     The DeSoto Board of Directors has determined the terms of the Reorganization Agreement and the transactions contemplated thereby, which were established through arms-length negotiation with Keystone, are fair to, and in the best interests of, DeSoto and its stockholders. Accordingly, the Board of Directors of DeSoto has unanimously approved the Reorganization Agreement and unanimously recommends the stockholders of DeSoto vote FOR approval and adoption of the Reorganization Agreement. In reaching its determination, the Board of Directors consulted with DeSoto's management, as well as its legal counsel and financial advisor, and considered a number of reasons and factors, including the following:

          (i) The conclusion that the only strategic alternatives available to DeSoto were either termination of DeSoto's overfunded pension plan or a sale of DeSoto or another extraordinary corporate transaction providing value to stockholders and resolving DeSoto's liquidity problems. This conclusion resulted from the Board's ongoing review of DeSoto's past performance and future prospects. DeSoto has suffered negative cash flow from operations (excluding one time items, such as insurance settlements) for a number of years and has attempted to address the resultant cash flow and business consequences in a number of ways. In March 1992, the DeSoto Board adopted a resolution eliminating the regular quarterly dividend on DeSoto Common Stock. In the second half of 1992, DeSoto raised $3.5 million through the sale of warrants and DeSoto Preferred Stock and acquired J. L. Prescott Company, in an effort to improve its competitive position in the industry and diversify its business. The results of this acquisition were disappointing and DeSoto attempted to explore strategic alliances with other companies in its industry beginning in late 1994. These efforts focused on promoting and leveraging DeSoto's position in the industry as well as on opportunities to enable it to preserve and maximize stockholder value. No significant transactions resulted from these efforts and, in order to raise cash, DeSoto, among other things, began to dispose of certain assets in 1995 and 1996. (These dispositions are described in the business description of DeSoto under "Information About DeSoto"). At the same time, throughout 1995 and 1996, DeSoto continued to seek out opportunities to maximize stockholder value, which objectives were publicly announced in DeSoto's periodic filings with the Commission. In light of DeSoto's continuing liquidity difficulties, remaining a public company without termination of the pension plan was not viewed as a viable alternative. In that regard, DeSoto's current agreement with its trade creditors requires either consummation of the Merger or termination of the pension plan. See "Information About DeSoto -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          (ii) The conclusion that the only strategic alternative identified by DeSoto management to termination of the pension plan is the Merger. This conclusion is based on the failure of discussions with a number of third parties in 1995 and 1996 to result in any viable proposal to acquire DeSoto or otherwise engage in a transaction resolving DeSoto's liquidity problems. The DeSoto Board of Directors took into account the amount of time that had transpired between the public announcement on March 13, 1996, of the terms of a possible transaction with Keystone and its June 13 meeting without any serious expression of interest from a third party regarding an alternative transaction.

          (iii) A comparison of the relative values likely to be realized by DeSoto stockholders pursuant to the Merger and a termination of the pension plan which resulted in the view that the Merger was likely to provide significantly greater value per share of DeSoto Common Stock in the foreseeable future. Although there is no assurance as to actual values of the consideration to be received by DeSoto stockholders pursuant to the Merger or of DeSoto Common Stock following a termination of the pension plan, a number of factors were reviewed. These included the recent trading ranges of Keystone Common Stock, the expected financial benefits of the Merger to Keystone, the high rates of taxes applicable to the surplus pension assets reverting to DeSoto upon a termination of the pension plan (which since 1990, include, in addition to federal and state income taxes, a federal excise tax of either 20% or 50% depending upon whether, among other things, a "qualified replacement plan" receiving 25% of surplus plan assets is established), and the uncertainty relating to the business diversification opportunities for the use of excess cash generated by the pension plan termination (distribution to stockholders was not considered feasible in light of potential taxes payable by stockholders and the need to maintain reserves for contingencies). In the course of its review during 1995 and 1996 of the possibility of terminating the pension plan, the DeSoto Board of Directors determined that a reasonable rough estimate of possible ranges of values realizable through this alternative might be between $3 and $6 per share of DeSoto Common Stock depending upon values attributed to a qualified replacement plan, assumptions made regarding the satisfaction of contingent and other liabilities, and an expectation that operating losses from DeSoto's operating business would be eliminated, possibly through the termination of this business. This determination was not made with a view toward public disclosure and was viewed as inherently uncertain and subject to significant variation from actual values achievable, which may be materially higher or lower than this rough estimate. This broad range of values was compared with the value to be received pursuant to the Merger, which based on the market price of Keystone Common Stock as of June 12, 1996 of $10 per share, would be approximately $7.47 per share of DeSoto Common Stock (although the actual market value of the Keystone Common Stock to be received in the Merger will be dependent upon market conditions at the Effective Time, which may be materially different from the market price as of June 12, 1996). See "Risk Factors -- Lack of Liquidity of Keystone Common Stock; Purchase by Simmons' Related Parties."

          (iv) The terms of the Reorganization Agreement, including

             (a) provisions requiring confirmation of the opinion of Salomon Brothers as to the fairness from a financial point of view of the Exchange Ratio to holders of DeSoto Common Stock as of one day before the Effective Time; and

             (b) the right of DeSoto to terminate the Reorganization Agreement if it enters into an agreement relating to a superior proposal and to provide information to, and negotiate with, third parties under certain circumstances (the DeSoto Board did not view its obligation to pay the $1 million Break-up Fee to Keystone and the restrictions on its ability to discuss alternative transactions with third parties as unreasonably precluding any third party from proposing an alternative transaction).

          (v) The presentation of DeSoto's financial advisor, Salomon Brothers, and its oral opinion to the effect that, as of June 13, 1996, and based upon the assumptions made, matters considered and limits of review, the Exchange Ratio was fair to the holders of DeSoto Common Stock from a financial point of view. For a summary of Salomon Brothers written opinion as of the date hereof and its presentation, see "-- Opinions of Financial Advisors -- Opinion of Salomon Brothers -- Financial Advisor to DeSoto".

          (vi) Information relating to the financial performance, prospects and business operations of each of DeSoto and Keystone.

          (vii) The willingness of the Warrant and Preferred Stockholders to accept cancellation of one-half of their warrants to purchase DeSoto Common Stock in order to generate additional value for other holders of DeSoto Common Stock and facilitate the Merger.

          (viii) The ability of holders of DeSoto Common Stock to continue to own equity in a combined Keystone/DeSoto entity which is expected to realize substantial financial benefits as a result of the Merger in a transaction which should be non-taxable to holders of DeSoto Common Stock for federal income tax purposes.

     In considering the fairness of the terms of the Reorganization Agreement to the holders of DeSoto Preferred Stock, the Board of Directors of DeSoto also considered the following additional factors:

          (i) The agreement by all of the holders of DeSoto Preferred Stock to vote in favor of the Reorganization Agreement; and

          (ii) Keystone's agreement to pay an amount of cash to such holders in an amount equal to accrued but unpaid dividends on the DeSoto Preferred Stock.

     In connection with its deliberations at its June 13, 1996 meeting, the DeSoto Board of Directors was aware of the potential benefits to be received in the Merger by DeSoto's officers and directors, as described under "The Reorganization Agreement -- Related Agreements; Interests of Certain Persons in Matters Acted Upon."

     In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination, each of which was viewed as supportive of its conclusion that the terms of the Reorganization Agreement are fair to, and in the best interest of, DeSoto and its stockholders.

     THE DESOTO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DESOTO STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT.

BOARD RECOMMENDATIONS

     THE BOARD OF DIRECTORS OF KEYSTONE BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF KEYSTONE AND ITS STOCKHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF KEYSTONE COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

     THE BOARD OF DIRECTORS OF DESOTO BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, DESOTO AND ITS STOCKHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

  Opinion of PaineWebber, Financial Advisor to Keystone

     Keystone retained PaineWebber on May 16, 1996, to provide certain investment banking advice and services in connection with the Merger, including rendering its opinion as to the fairness, from a financial point of view to Keystone stockholders (other than Contran and its affiliates), of the consideration to be paid by Keystone in the Merger. At the June 13, 1996 meeting of the Keystone Board of Directors, representatives of PaineWebber made a presentation with respect to the Merger and rendered an oral opinion to the Keystone Board, subsequently confirmed in writing as of the date of the Reorganization Agreement, that, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations set forth in such opinion, the consideration to be paid by Keystone in the Merger was fair, from a financial point of view, to Keystone stockholders (other than Contran and its affiliates). No limitations were imposed by the Board upon PaineWebber with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of PaineWebber's written opinion, dated June 26, 1996, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Keystone stockholders are urged to read this opinion in its entirety. PaineWebber did not recommend to Keystone that any specific exchange ratios constituted the appropriate exchange ratio for the Merger. PaineWebber's opinion is directed to the Keystone Board, addresses only the fairness of the consideration to be paid by Keystone in the Merger to Keystone stockholders (other than Contran and its affiliates) from a financial point of view and does not constitute a recommendation to any Keystone stockholder as to how such stockholder should vote at the Keystone Meeting. The opinion was rendered to the Keystone Board for its consideration in determining whether to approve the Reorganization Agreement. The discussion of the opinion in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, Keystone's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Keystone's Form 10-Q for the three months ended March 31, 1996; (ii) reviewed Keystone's projections prepared by Keystone's management; (iii) reviewed certain financial information relating to Keystone, including, earnings, cash flow, assets and liabilities statements, furnished to PaineWebber by Keystone; (iv) conducted discussions with senior management of Keystone regarding (a) the Company's operations and business prospects, (b) DeSoto's operations and business prospects and (c) certain studies prepared by Keystone and its legal and accounting advisors relating to potential off-balance sheet items; (v) considered the pro forma effect of the Merger on Keystone's cash flow and earnings per share; (vi) considered the pro form balance sheet effects of the Merger on Keystone; (vii) reviewed, among other public information, DeSoto's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and DeSoto's Form 10-Q for the three months ended March 31, 1996; (viii) conducted interviews with senior management of DeSoto, regarding DeSoto's operations, financial condition and business prospects; (ix) reviewed the Reorganization Agreement dated June 26, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary including an assessment of regulatory, general economic, market and monetary conditions.

     In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise communicated to PaineWebber by or on behalf of Keystone and DeSoto, and PaineWebber has not assumed any responsibility to independently verify such information. PaineWebber has assumed that the projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Keystone as to the future performance of Keystone. In arriving at its opinion, PaineWebber assumed that, as a result of the Merger and the follow on merger of the pension plans, Keystone's liabilities calculated in accordance with generally accepted accounting principles with respect to its pension plan will be eliminated and that certain projected obligations of Keystone to fund such liabilities will be reduced. PaineWebber has not undertaken, or caused to be taken, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, known or unknown) of Keystone and DeSoto and has assumed that all material liabilities (contingent or otherwise) are as set forth in Keystone's and DeSoto's respective consolidated financial statements and other provided information. PaineWebber's opinion is directed to the Board of Directors of Keystone and does not constitute a recommendation to any shareholder of Keystone as to how such shareholder should vote with respect to the issuance of Keystone Common Stock pursuant to the Reorganization Agreement. PaineWebber's opinion does not address the relative merits of the Merger and any other potential transactions or business strategies discussed by the Board of Directors of Keystone as alternatives to the Merger or the decision of the Board of Directors of Keystone to proceed with consummation of the Merger.

     PaineWebber assumed that there has been no material change in Keystone or DeSoto's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to PaineWebber. PaineWebber assumed no responsibility to revise or update its opinion if there is a change in the financial condition or prospects of Keystone and DeSoto from that disclosed or projected in the information PaineWebber reviewed as set forth above or in the general, economic or market conditions.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its fairness opinion, PaineWebber did not attribute any particular weight to any analysis or factor considered by it. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Keystone and DeSoto. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be, significantly more or less favorable than as set forth therein, and neither Keystone, DeSoto, nor PaineWebber assumes any responsibility for their accuracy. In addition, analyses relating to the value of the business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     The following is a summary of the analyses prepared by PaineWebber in connection with rendering its oral opinion to the Board of Directors of Keystone on June 13, 1996.

     Approach to Merger Analysis. Because Keystone expressed the view that it was undertaking the Merger primarily to eliminate the underfunding of its defined benefit pension plans, traditional forms of valuation analysis, such as comparable company analysis and comparable transaction analysis, were not considered meaningful indicators of value. Therefore, PaineWebber reviewed the fairness of the Merger through the methodologies summarized below. The financial projections of Keystone and DeSoto that were provided to PaineWebber were utilized and relied upon by PaineWebber in its analyses summarized below.

     Net Present Value (NPV). PaineWebber performed a 10-year net present value
(NPV) analysis to determine the difference between (x) the present value of the pro forma cash flows contributed by DeSoto to Keystone, and (y) the consideration paid by Keystone in the Merger and the liabilities assumed by the surviving corporation to the Merger. For purposes of PaineWebber's analysis, and based on discussions with Keystone and DeSoto management, it was assumed that the DeSoto operating assets operate on a cash flow breakeven basis and thus have no cash flow impact. It was also assumed that the combined pro forma pension plan will terminate in year 10 following the Merger, and that after the Merger, Keystone would not be subject to any cash payments for environmental liabilities above insured and escrowed amounts. PaineWebber discounted the combined pro forma cash flows using discount rates ranging from 7% to 8%.

     Based on the above analysis, PaineWebber determined that the (x) present value of the pro forma cash flows contributed by DeSoto to Keystone pursuant to the Merger exceeded (y) the consideration paid by Keystone in the Merger and the liabilities assumed by the surviving corporation to the Merger by a range of between $4.8 million and $8.4 million.

     Pro Forma Earnings Analysis. PaineWebber performed a five-year analysis of the potential pro forma effect of the Merger on Keystone's earnings per share, assuming the Merger had been completed in 1991 and that certain actuarial assumptions for Keystone's defined benefit pension plans remained unchanged during such five-year period. Under this analysis, Keystone would have shown earnings per share accretion in each year ranging from a low of 5% in 1991 to a high of 69% in 1993. As an alternative to the Merger (but using the foregoing actuarial assumptions regarding the defined benefit pension plans), PaineWebber assumed that Keystone sold $50 million of common equity in 1991 at prices ranging from $9.25 to $11.25 per share for the purpose of reducing the underfunding in its pension account. (Keystone's stock price at January 1, 1991 was $10.25.) In all instances, the Merger, if completed in 1991, would have been more accretive on an earnings per share basis than Keystone's reported actual earnings or the presumed sale of equity.

     PaineWebber also performed a three-year analysis of the potential pro forma effect of the Merger on Keystone's earnings per share assuming the Merger is completed in 1996 and that certain actuarial assumptions for Keystone's defined benefit pension plans remained unchanged during such three-year period. Under this analysis, Keystone would have shown earnings per share accretion of 317%, 59% and 7% for the years ending December 31, 1996, 1997 and 1998, respectively. As an alternative to the Merger (but using the foregoing actuarial assumptions regarding the Keystone defined benefit pension plans), PaineWebber assumed that Keystone sold $40 million of common equity in 1996 at prices ranging from $8.00 to $10.00 per share for the purpose of reducing the underfunding in its pension account. In all instances, the Merger, if completed in 1996, was more accretive on an earnings per share basis than Keystone's projected earnings or the presumed sale of equity.

     Balance Sheet Analysis. PaineWebber reviewed the pro forma balance sheet effects of the Merger incorporating Keystone's balance sheet as of March 31, 1996 and DeSoto's projected balance sheet as of December 31, 1996. This analysis showed that Keystone's liabilities increased from $235 million to $277 million while common stockholders' equity increased from a negative $31 million to a positive $40 million.

     Pursuant to a letter agreement dated May 16, 1996, between Keystone and PaineWebber, Keystone has agreed to pay PaineWebber a fee of $225,000 for rendering its opinion.

     In addition, Keystone has agreed to reimburse PaineWebber for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. This fee is payable regardless of the outcome of PaineWebber's opinions and whether or not the Merger is consummated. Keystone has agreed to indemnify PaineWebber and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

     The Board of Directors of Keystone retained PaineWebber to act as its advisor based upon PaineWebber's qualifications, experience and expertise. PaineWebber is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. PaineWebber may actively trade the equity securities of Keystone and DeSoto for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Opinion of Salomon Brothers, Financial Advisor to DeSoto

     DeSoto has retained Salomon Brothers to act as its financial advisor in connection with the Merger. At the June 13, 1996 meeting of DeSoto's Board of Directors, Salomon Brothers delivered its oral opinion to the Board of Directors of DeSoto that, as of that date, the Exchange Ratio was fair to the holders of DeSoto Common Stock from a financial point of view. On the date of this Joint Proxy Statement/Prospectus, Salomon Brothers has delivered its written opinion to the Board of Directors of DeSoto that, as of the date hereof, the Exchange Ratio was fair to the holders of DeSoto Common Stock from a financial point of view. No limitations were imposed by the Board of Directors of DeSoto upon Salomon Brothers with respect to the investigations made or the procedures followed by Salomon Brothers in rendering its opinions.

     The full text of the written opinion of Salomon Brothers dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered, and limits on the review undertaken by Salomon Brothers in rendering its opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus. DeSoto stockholders are urged to read the opinion carefully and in its entirety. Salomon Brothers' opinion addresses only the fairness of the Exchange Ratio from a financial point of view to the holders of DeSoto Common Stock as of the date of the opinion, and does not constitute a recommendation to any stockholder of DeSoto as to how such stockholder should vote at the DeSoto Meeting. The summary of the opinion of Salomon Brothers set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinions, Salomon Brothers (i) reviewed the Reorganization Agreement and its related schedules, (ii) reviewed certain publicly available business and financial information relating to Keystone and DeSoto, (iii) reviewed certain other information, including financial projections, provided to Salomon Brothers by Keystone and DeSoto, (iv) reviewed certain information relating to the defined benefit pension plans of Keystone and DeSoto, and (v) conducted due diligence discussions with members of senior management of both Keystone and DeSoto to discuss the past and current operations and financial condition and prospects of Keystone and DeSoto. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria as it deemed relevant.

     In connection with its review, Salomon Brothers did not assume any responsibility for independently verifying any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Keystone and DeSoto, as the case may be, as to the future financial performance of Keystone and DeSoto, as the case may be. Salomon Brothers did not express any opinion with respect to such projections or the assumptions on which they are based, including assumptions regarding the effects of any outstanding or potential litigation, investigations, inquiries or other actions. In addition, Salomon Brothers did not make an independent evaluation or appraisal of any of the assets of Keystone or of DeSoto, nor was it furnished with any such appraisals. Each of Salomon Brothers' opinions was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the respective dates of such opinions, and did not address DeSoto's underlying business decision to effect the Merger. Salomon Brothers' opinions do not imply any conclusion as to the likely trading range for the Keystone Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     In connection with its opinions, Salomon Brothers performed certain financial analyses, which were reviewed with the Board of Directors of DeSoto at its June 13, 1996 meeting. The following is a summary of these analyses.

     Overview of Keystone. Salomon Brothers reviewed the business of Keystone and its historical financial performance for the years 1991, 1992, 1993, 1994, and 1995 and its latest twelve months ("LTM") as of March 31, 1996, including for such periods net sales, percentage growth in net sales, cost of goods sold ("COGS"), COGS as a percentage of revenues, gross profit and gross profit margins, selling, general and administrative expenses ("SGA") and SGA as a percentage of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), EBITDA margins, earnings before interest and taxes ("EBIT"), EBIT margins, net income, capital expenditures, capital expenditures as a percentage of revenues and of depreciation, free cash flow (net income plus depreciation less capital expenditures), free cash flow as a percentage of revenues, total assets, and total net capitalization (stockholders' equity plus net debt).

     Comparison of Keystone to Selected Comparable Companies. Salomon Brothers compared Keystone to a number of wire rod producers in the United States, including GS Tech/Georgetown, North Star Steel, Raritan River Steel, American Steel & Wire (a subsidiary of Birmingham Steel), CF&I, Northwestern Steel & Wire, Cascade, Atlantic Steel, Connecticut Steel, Charter Steel, Laclede Steel and Florida Steel. Of these companies, Keystone ranked fourth in terms of wire rod capacity (after taking into account planned capacity for the other companies). Salomon Brothers also compared certain financial and stock market information relating to Keystone and five publicly traded mini-mill and rod and wire companies (the "Comparable Group"), Birmingham Steel, Insteel Industries, Laclede Steel, Northwestern Steel & Wire and Oregon Steel. This analysis indicated that, based on weekly stock price data from June 10, 1994 through June 7, 1996, Keystone Common Stock has slightly outperformed the index of the stocks of the Comparable Group over the last two years but has underperformed both the index of the Comparable Group and the Standard & Poors Industrial Average for the period from January 2, 1995 through June 10, 1996. Salomon Brothers also compared certain stock market trading statistics for Keystone and the Comparable Group), the ratio of market price to LTM earnings per share (which was 16.4x in the case of Keystone and a median of 17.8x for the Comparable Group), the ratio of market price to earnings per share for 1996 (which was 24.4x in the case of Keystone and a median of 20.4x for the Comparable Group), the ratio of market price to estimated 1997 earnings per share (which was 8.0x in the case of Keystone and a median of 8.1x for the Comparable Group), and estimated five year growth rates (which was not applicable for Keystone and a median of 11% for the Comparable Group). Salomon Brothers also reviewed certain company valuation statistics, including the ratio of "firm value" (the market value of equity plus book value of debt and minority interests plus liquidation value of preferred stock less excess cash) to LTM sales (which was 1.3x in the case of Keystone and a median of .5x for the Comparable Group), the ratio of firm value to LTM EBITDA as adjusted to reflect non-cash charges for pension and similar liabilities (which was 9.6x in the case of Keystone and a median of 10.1x for the Comparable Group), the ratio of firm value to LTM EBIT (which was 10.9x in the case of Keystone and a median of 18.1x for the Comparable Group), and the ratio of firm value as adjusted to include employee-related liabilities to LTM EBITDA after adjusting for non-cash pension and similar liabilities (which was 6.0x in the case of Keystone and a median of 7.8x for the Comparable Group). Salomon Brothers compared certain operating performance statistics, including LTM EBITDA margin (which was 6.5% for Keystone and a median of 7.5% for the Comparable Group), LTM EBIT margin (which was 2.8% for Keystone and a median of 3.6% for the Comparable Group), three-year historical sales growth (which was 0.0% for Keystone and a median of 2.7% for the Comparable Group), and three-year historical EBITDA growth (which was 11.6% for

Keystone and a median of 10.5% for the Comparable Group). Sources of earnings per share estimates were Institutional Brokers Estimate System and First Call, which are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

     Comparative Valuation Analysis. Salomon Brothers reviewed aggregate equity values which could be realized by holders of DeSoto Common Stock pursuant to the two strategic alternatives available to the Company, the Merger and termination of DeSoto's pension plan. Salomon Brothers noted that based on the market price of a share of DeSoto Common Stock on June 10, 1996 of $6.125, the market capitalization of all DeSoto Common Stock was approximately $28.7 million. As more fully described below, termination of the pension plan was estimated to produce an aggregate value of approximately $5.3 million and the Merger would, under various analyses, result in estimated aggregate values for DeSoto Common Stock of between $27 million and $35 million, based on certain assumptions.

     Valuation of Pension Plan Termination. Salomon Brothers calculated a net value of between approximately $5 million and $5.5 million for DeSoto Common Stock in the aggregate as a result of a termination of DeSoto's defined benefit pension plan. This calculation was based upon a number of assumptions and estimates, including the establishment of a "qualified replacement plan" to which 25% of the surplus plan assets would be transferred and to which no value was assigned in this valuation. Based upon approximately $159 million in plan assets as of March 31, 1996 and an estimated cost of $81 million purchasing annuities to satisfy plan obligations and the transfer of $19.5 million to a qualified replacement plan, approximately $58.5 million of surplus assets would revert to DeSoto on a pre-tax basis. After use of available net operating loss carryforwards of approximately $20 million and the payment of federal income taxes at an assumed rate of 35%, federal excise taxes at a rate of 20%, and state income taxes at a rate of 4%, approximately $31.8 million of the surplus reversion would remain. After application of these reversionary assets to satisfy DeSoto's creditors and to redeem the DeSoto Preferred Stock in July 1997, approximately $14.5 million would remain. Salomon Brothers then calculated a present discounted value of estimated payments DeSoto would be required to make in respect of continued negative cash flow from DeSoto's operating business and third party claims and contingent liabilities, including environmental liabilities, employing weighted average costs of capital of between 14% and 18% ranging between $9.4 million and $9.0 million. A range of aggregate equity values between $5.0 and $5.5 million resulted (or between $1.07 and $1.18 per share of DeSoto Common Stock). The assumptions employed in this analysis are not necessarily indicative of actual costs and liabilities which would result from termination of the DeSoto pension plan and, therefore, are not necessarily indicative of actual values which would be realized by the holders of DeSoto Common Stock in this situation.

     Merger Valuation. Salomon Brothers reviewed the values of the consideration to be paid to all holders of DeSoto Common Stock in the Merger based upon "exchange ratio," "public market," and "discounted cash flow" analyses.

     Exchange Ratio Analysis. Based upon a market price per share for Keystone Common Stock on June 10, 1996 of $10, the issuance of an aggregate of 3,500,000 shares of Keystone Common Stock to the holders of DeSoto Common Stock, Salomon Brothers calculated an aggregate value of $35 million for the Merger. This represented a 22% premium to the $6.125 per share market price of DeSoto Common Stock and a 560% premium to the value calculated for the pension plan termination described above ("Plan Termination Value").

     Public Market Analysis. Salomon Brothers analyzed possible trading market values for shares of Keystone Common Stock following the Merger, after taking into account the merger of the pension plans of the two companies and assumed cost savings of $1 million per year. The analysis indicated that as a result of the Merger earnings per share for Keystone Common Stock would be $.87 for LTM and 1996, based upon projections of Keystone management as adjusted downward by Salomon Brothers. (This analysis indicated that the Merger would result in 41.8% earnings per share accretion for Keystone Common Stock for the LTM.) Based on a market price per share of Keystone Common Stock of $10 on June 10, 1996, the price to earnings multiple for Keystone Common Stock was approximately 16.3x for LTM earnings per share. Based on price to earnings multiples ranging from 10x to 12.5x calculated 1996 earnings per share; Salomon Brothers calculated an aggregate common equity value for Keystone following the Merger of between $80.4 million and $100.5 million (or an implied per share price for Keystone Common Stock ranging from $8.75 to $10.93). The share of this equity value allocated to holders of DeSoto Common Stock in the Merger would be between $30.6 million and $38.3 million. This would result in a premium to DeSoto's current market capitalization ranging from 27.5% to 59.4%, and to Plan Termination Value ranging from 477.7% to 622.1%. In arriving at these estimates of possible trading values for Keystone Common Stock, Salomon Brothers advised the DeSoto Board that these estimated ranges of possible trading values were relevant only to the trading of the stock on a fully distributed basis and after adequate dissemination of financial and operating information relating to Keystone. Salomon Brothers advised that trading in Keystone Common Stock for a period following the Merger could be characterized by a redistribution of such securities among the stockholders of DeSoto immediately preceding the Merger and other investors and, accordingly, such securities may be subject to downward price pressures during this period resulting in trading prices below the estimated ranges. In addition, in connection with this presentation, Salomon Brothers advised the DeSoto Board that any estimate of trading ranges is speculative, and subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of Salomon Brothers. Therefore, the actual trading prices of the Keystone Common Stock may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the condition and prospects, financial and otherwise, of Keystone and other factors which generally influence the prices of securities.

     Discounted Cash Flow Analysis. Salomon Brothers calculated ranges of equity value for Keystone following the Merger based upon the value, discounted to the present, of its fiscal year end five-year stream of projected cash flow and projected fiscal year 2000 terminal values based upon a range of multiples of projected fiscal year 2000 earnings before interest, taxes, and depreciation. Salomon Brothers applied discount rates ranging from 12% to 14% and multiples for terminal values ranging from 6x to 8x EBITDA. Based on this analysis, Salomon Brothers calculated a discounted cash flow value of all Keystone Common Stock ranging from $70.6 million to $119.8 million. The present value of the Keystone Common Stock to be received by holders of DeSoto Common Stock in the Merger would range from $26.8 million to $45.5 million based upon this analysis (or a range of $7.67 to $13.01 per share of DeSoto Common Stock). This analysis indicated that the premium of the discounted cash flow value to DeSoto's current market capitalization ranged from 8% to 43% and the premium to the Plan Termination Value ranged from 485% to 674%.

     In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Salomon Brothers reviewed the analyses used to render its June 13, 1996 oral opinion to the DeSoto Board of Directors in order to confirm that no changes had occurred which would materially impact the opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Salomon Brothers. In arriving at its fairness determination, Salomon Brothers considered the results of all such analyses and did not assign relative weights to any of the analyses.

     The analyses were prepared solely for the purpose of Salomon Brothers providing its opinions to the DeSoto Board of Directors as to the fairness from a financial point of view of the Exchange Ratio to holders of DeSoto Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. Any estimates incorporated in the analyses performed by Salomon Brothers are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No public company utilized as a comparison is identical to Keystone or the business segment for which a comparison is being made. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared. In connection with the analyses, Salomon Brothers made, and were provided estimates and forecasts by DeSoto and Keystone management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Keystone and DeSoto. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of DeSoto and Keystone or their respective advisors, none of Keystone, DeSoto, Salomon Brothers or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The opinions of Salomon Brothers necessarily were based on the economic, market and other conditions as in effect on, and the information made available to them as of, the dates of their opinions. The foregoing summary is qualified by reference to the written opinion of Salomon Brothers set forth in Appendix C to this Joint Proxy Statement/Prospectus.

     As described above, the opinions and presentation of Salomon Brothers to the DeSoto Board of Directors were only one of a number of factors taken into consideration by the DeSoto Board of Directors in making its determination to approve the Reorganization Agreement. In addition, the terms of the Merger were determined through negotiations between Keystone and DeSoto and were approved by the DeSoto Board of Directors. The decision to enter into the Reorganization Agreement and to accept the Exchange Ratio was solely that of the DeSoto Board of Directors.

     The Board of Directors of DeSoto selected Salomon Brothers to act as its financial advisor and render a fairness opinion because Salomon Brothers is an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger. As part of its investment banking business, Salomon Brothers regularly engages in the valuation of business and other securities in connection with mergers and acquisitions and for other purposes.

     With respect to Salomon Brothers' services as a financial advisor to DeSoto in connection with the Merger, DeSoto has agreed to pay Salomon Brothers a fee of $250,000, payable upon the earlier to occur of the consummation of the Merger or termination of DeSoto's pension plan. This fee is payable regardless of the outcome of Salomon Brothers' opinions and whether or not the Merger is consummated. DeSoto also has agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify Salomon Brothers and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of its business, Salomon Brothers may actively trade in the securities of Keystone and DeSoto for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                          THE REORGANIZATION AGREEMENT

REPRESENTATIONS AND COVENANTS

     Under the Reorganization Agreement, Keystone and DeSoto made a number of representations regarding their respective capital structures, operations, financial conditions and other matters. Each party agreed as to itself and its subsidiaries that until consummation of the Merger or the earlier termination of the Reorganization Agreement, it will, among other things, conduct its business and maintain its business relationships in the ordinary and usual course, and use its best efforts to consummate the Merger. DeSoto has agreed not to solicit, engage in discussions, negotiate with any person or facilitate the efforts of any person other than Keystone relating to an Alternative Acquisition, except that DeSoto's Board of Directors may provide information to and engage in negotiations with a third party regarding an Alternative Acquisition if (i) the Board of Directors of DeSoto receives a Superior Proposal; (ii) the Board of Directors of DeSoto determines, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (iii) the Board of Directors of DeSoto shall have determined, after consultation with outside legal counsel, that the fiduciary duties of the Board require DeSoto to furnish information to and negotiate with such third party; and (iv) at least two (2) business days prior thereto, Keystone shall have been notified in writing of such Superior Proposal, including all of its terms and conditions and the foregoing determination by the Board of Directors of DeSoto, and shall have been given copies of such proposal. DeSoto shall not be entitled to enter into an agreement concerning an Alternative Acquisition for a period of not less than forty-eight hours after Keystone's receipt of a copy of such proposal and certain other information.

     Keystone has agreed, if the Merger is consummated, to indemnify the current officers and directors of DeSoto with respect to any claim or liability arising out of or pertaining to any act or omission occurring prior to the Effective Time to the fullest extent that DeSoto could have done so on June 26, 1996. Keystone has further agreed, for a period of six (6) years following the Effective Time, to cause DeSoto to maintain indemnification and limitation of liability provisions. Keystone has also agreed to (i) provide director and officer insurance coverage, at a cost not to exceed $150,000, for the current directors and officers of DeSoto for one year after the Effective Time for claims made against such directors and officers relating to matters occurring prior to the Effective Time, and (ii) provide, after the Effective Time, director and officer insurance coverage to Keystone directors comparable to the coverage maintained by DeSoto at the Effective Time, to the extent such coverage may be obtainable at a comparable cost.

CONDITIONS TO THE MERGER


     In addition to the requirement that Keystone stockholders approve the issuance of Keystone Common Stock pursuant to the Reorganization Agreement and DeSoto stockholders approve and adopt the Reorganization Agreement, the consummation of the Merger is subject to a number of other conditions which, if not satisfied or waived, would cause the Merger not to be consummated and the Reorganization Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned upon, among other things, (i) the accuracy of the other party's representations, (ii) each party's performance of its obligations under the Reorganization Agreement, (iii) the absence of a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, or results of operations of the other party and its subsidiaries taken as a whole, (iv) the PBGC raising Keystone's borrowing restrictions to an amount reasonably expected to enable Keystone to perform its obligations under the Reorganization Agreement, (v) availability to Keystone of sufficient financing in order to effect the Merger and to satisfy its obligations and those of the surviving corporation in the Merger, (vi) receipt of opinions of counsel in respect of certain federal income tax consequences of the Merger, (vii) receipt of opinions dated one business day before the closing of the Merger from the financial advisors to each of Keystone and DeSoto as to the fairness from a financial point of view of the consideration to be paid by Keystone and received by DeSoto stockholders, (viii) the absence of legal action preventing consummation of the Merger, and (ix) the receipt of other documents, including necessary consents of third parties (including governmental agencies).


     Keystone's obligation to consummate the Merger is further conditioned upon, among other things, (i) the consent by DeSoto's trade creditors to the term of repayment contemplated by the Reorganization Agreement and (ii) the resolution on terms satisfactory to Keystone of certain claims arising from DeSoto's acquisition of J.L. Prescott Company.

     DeSoto's obligation to consummate the Merger is further conditioned upon, among other things (i) approval for listing on the NYSE, subject to official notice of issuance, of the shares of Keystone Common Stock to be issued pursuant to the Merger, and (ii) the Board of Directors of Keystone taking appropriate action to increase the number of directors comprising Keystone's full Board of Directors from seven to nine, and to cause William Spier and William P. Lyons to be directors of Keystone upon the effectiveness of the Merger. At any time on or prior to the Merger, to the extent legally allowed, Keystone or DeSoto, without approval of the stockholders of such respective companies, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Reorganization Agreement for the benefit of that company.

HSR ACT

     Transactions such as the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the

HSR Act have been satisfied. Notification reports were filed by Keystone and DeSoto with the Department of Justice and the FTC under the HSR Act on July 22, 1996, and termination of the specified waiting period requirements of the HSR Act was granted on August 2, 1996.


     At any time before or after the Effective Time of the Merger, the Department of Justice, the FTC, state attorneys general or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause Keystone to divest itself, in whole or in part, of DeSoto. Based on information available to them, Keystone and DeSoto believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, Keystone and DeSoto would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate agreements in order to consummate the Merger.

     Keystone and DeSoto are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities and "blue sky" laws of the various states.

RELATED AGREEMENTS; INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON

     In considering the recommendations of the Boards of Directors of Keystone and DeSoto with respect to the Reorganization Agreement and the Merger, stockholders of Keystone and DeSoto should be aware that certain affiliates and members of management of Keystone and DeSoto have interests in the Merger in addition to the interests of holders of Keystone Common Stock and DeSoto Common Stock generally. See "Risk Factors -- Interests of Certain Persons in the Merger."

  Warrant Conversion Agreement

     Pursuant to the Warrant Conversion Agreement, upon consummation of the Merger, one-half of the DeSoto Warrants to purchase an aggregate of 1,200,000 shares of DeSoto Common Stock will be cancelled and the remaining one-half of the DeSoto Warrants will be converted into warrants to purchase 447,900 shares of Keystone Common Stock (representing the shares of DeSoto Common Stock subject to the remaining DeSoto Warrants multiplied by the Exchange Ratio) at an exercise price of approximately $9.38 per share (representing the exercise price of a DeSoto Warrant divided by the Exchange Ratio).

  Preferred Stockholder Waiver and Consent Agreement

     The Warrant and Preferred Stockholders have entered into a Preferred Stockholder Waiver and Consent Agreement with Keystone, pursuant to which they agreed their DeSoto Preferred Stock will be converted in the Merger into Keystone Preferred Stock (at the Exchange Ratio of a share of Keystone Preferred Stock for each share of DeSoto Preferred Stock) and cash in an amount equal to accrued and unpaid dividends on the DeSoto Preferred Stock (which, as of the Effective Time, will aggregate approximately $1.7 million), and that they will waive their right to require redemption of the DeSoto Preferred Stock as a result of the consummation of the Merger. The Warrant and Preferred Stockholders have agreed to (i) waive any appraisal rights such owner may have under the DGCL as a result of the Merger, and (ii) vote their shares of DeSoto Common Stock and DeSoto Preferred Stock in favor of approval and adoption of the Reorganization Agreement.

  Stockholders Agreement

     At the time the Reorganization Agreement was entered into, Keystone, the Warrant and Preferred Stockholders, DeSoto and Contran entered into a Stockholders Agreement pursuant to which (i) Keystone agreed to assume from DeSoto certain registration rights currently held by the Warrant and Preferred Stockholders as they relate to Keystone Common Stock to be acquired by such persons in the Merger, and (ii) Keystone granted to Contran and its affiliates the same rights as Keystone had assumed with respect to the Warrant and Preferred Stockholders. These rights provide that the Warrant and Preferred Stockholders and Contran and certain of its affiliates, respectively, each will have the right to (i) require two registrations of

Keystone Common Stock held by such party on an appropriate registration statement, with the expenses for the first such registration by the respective parties being paid by Keystone, and (ii) include for resale shares of Keystone Common Stock held by such party in a registration statement prepared by Keystone, to the extent such included shares would not adversely affect any securities offering by Keystone. Keystone also agreed not to grant any party rights superior to those being granted to the parties to the Stockholders Agreement.

  Severance Arrangements

     DeSoto has agreements with four employees relating to a change in control of DeSoto, including the Merger, and severance. Pursuant to one of these agreements, Anne Eisele, President and Chief Financial Officer of DeSoto, will receive her salary, currently $160,000 annually, and continued medical, dental and insurance benefits for a period of two (2) years if, after a change of control, her employment is terminated under certain circumstances, and any such payments to Ms. Eisele would be in lieu of other severance payments. Under another of these contracts, Fred Flaxmayer, Controller and Chief Accounting Officer of DeSoto, is entitled to receive a $50,000 bonus within thirty (30) days of a change of control of DeSoto and, if his employment is terminated under certain circumstances, within one (1) year of a change of control, Mr. Flaxmayer will receive severance payments equal to nine (9) months of his annual salary of $90,000 and payments under DeSoto's normal severance policy. Two other employees of DeSoto have agreements providing for the payment of bonuses aggregating $60,000 within thirty days of a change of control of DeSoto and, if their employment is terminated under certain circumstances within one year of a change in control, severance payments aggregating approximately $70,000. Accordingly, the maximum amount payable pursuant to these four agreements is approximately $590,000.

  Voting Agreements


     The Warrant and Preferred Stockholders and Anders U. Schroeder, collectively the owners of 596,989 shares of DeSoto Common Stock and 583,333 shares of DeSoto Preferred Stock, representing approximately twenty two percent (22%) of DeSoto's outstanding voting stock, have entered into an agreement with Keystone; and Contran, the direct owner of 3,161,733 shares of Keystone Common Stock, representing approximately fifty six percent (56%) of Keystone's outstanding voting stock, has entered into an agreement with DeSoto, pursuant to which such stockholders have agreed they will (i) vote their shares in favor of approval of the issuance of shares pursuant to the Reorganization Agreement, in the case of Contran, or in favor of approval and adoption of the Reorganization Agreement, in the case of the Warrant and Preferred Stockholders and Mr. Schroeder, and (ii) not transfer any of their shares of Keystone Common Stock or DeSoto Common Stock or DeSoto Preferred Stock, as the case may be, subject to certain exceptions.


  Options


     Upon consummation of the Merger, DeSoto Options will be assumed by Keystone and converted into options to acquire shares of Keystone Common Stock, See "The Merger and Related Transactions -- General -- Assumption of Options and Conversion of Warrants." Prior to the Merger, the terms of the DeSoto Options will be amended to permit the exercise of the DeSoto Options until the second anniversary of the Effective Time. Currently, the DeSoto Options generally expire 90 days after termination of employment with DeSoto. Pursuant to the Reorganization Agreement, the converted DeSoto Options will be registered under the Securities Act on a Registration Statement on Form S-8. As of August 21, 1996, directors and officers held DeSoto Options to purchase an aggregate of 125,800 shares of DeSoto Common Stock.


AMENDMENT OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement may be amended by Keystone or DeSoto at any time before or after approval of the issuance of shares in connection with the Merger or the Reorganization Agreement, as the case may be, by the stockholders of Keystone and DeSoto, except that, after such stockholder approval, no amendment may be made which by law requires the further approval of such stockholders without obtaining such approval. In the event the parties desire to enter into an amendment to the Reorganization Agreement that materially alters the terms of the Merger, the parties will circulate an Amended Joint Proxy Statement/Prospectus to solicit stockholder approval.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement may be terminated by mutual agreement of both parties or by either party (i) as a result of a breach by the other party of a representation, warranty, covenant or agreement set forth in the Reorganization Agreement, or if any representation of the other party becomes untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect (as defined in the Reorganization Agreement) and which the other party fails to cure prior to the closing of the Merger (except that no cure period is provided for a breach which by its nature cannot be cured); (ii) if the required approvals of the stockholders of Keystone or DeSoto are not obtained by reason of the failure to obtain the required vote; (iii) if all the conditions for closing the Merger are not satisfied or waived on or before December 31, 1996, other than as a result of a breach of the Reorganization Agreement by the terminating party or a breach by any of the principal stockholders or affiliates of the terminating party; or (iv) if a permanent injunction or other order by a federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger is issued and has become final and nonappealable.

     The Reorganization Agreement may be terminated by Keystone if prior to consummation of the Merger, DeSoto enters into an agreement with respect to an Alternative Acquisition. The Reorganization Agreement may be terminated by DeSoto if, prior to the consummation of the Merger, DeSoto receives a Superior Proposal and there occurs a Superior Proposal Termination.

BREAKUP FEES

     The Reorganization Agreement provides for the payment of the Breakup Fee of $1 million by DeSoto to Keystone if (i) the Reorganization Agreement is terminated by Keystone where DeSoto has entered into an agreement with respect to an Alternative Acquisition; (ii) the stockholders of DeSoto fail to approve the Merger at a time when there is pending a proposal with respect to an Alternative Acquisition; (iii) without the occurrence of a Keystone material adverse change, the Board of Directors of DeSoto shall have failed to submit the Merger to its stockholders for approval as required by, and in accordance with, the terms of the Reorganization Agreement, or (iv) there occurs a Superior Proposal Termination by DeSoto. The Breakup Fee is payable by Keystone to DeSoto if, without a DeSoto material adverse change, the Board of Directors of Keystone fails to hold a stockholders' meeting to vote on approval of the issuance of Keystone Common Stock pursuant to the Reorganization Agreement as required by, and in accordance with the terms of, the Reorganization Agreement. Payment of the Breakup Fee shall not be in lieu of damages incurred in the event of breach of the Reorganization Agreement, and neither party shall be entitled to receive the Breakup Fee if it shall have committed a material breach of the Reorganization Agreement.

KEYSTONE FINANCING ARRANGEMENTS

     Pursuant to the Reorganization Agreement, Keystone is obligated to cause DeSoto to pay approximately $6.5 million to certain of its trade creditors who are parties to a trade composition agreement with DeSoto, as soon as practicable after the Effective Time, and an additional approximately $1.5 million to such trade creditors within one year of the Effective Time. Additionally, pursuant to the Preferred Stockholder Waiver and Consent Agreement, Keystone is obligated, at the Effective Time, to pay to the holders of the DeSoto Preferred Stock all unpaid dividend arrearage, which will then amount to approximately $1.7 million.


     As a result of these and other transactions related to the Merger, Keystone will require additional funding from its primary lender. In order to obtain such additional funds, Keystone has received the PBGC's consent and Keystone's primary lender's commitment to increase Keystone's allowable borrowings by $20 million upon consummation of the Merger and the merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. The PBGC's consent was necessary due to Keystone's prior agreements with the PBGC whereby the PBGC and Keystone agreed to certain borrowing restrictions.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of DeSoto Common Stock for Keystone Common Stock pursuant to the Merger. This summary is based upon opinions of counsel delivered by Fried, Frank, Harris, Shriver & Jacobson and Godwin & Carlton, P.C. which are included as Exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Tax Opinions") that the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (a "Reorganization").

     DeSoto stockholders should be aware this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders of DeSoto subject to special treatment under certain federal income tax laws, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, or non-United States persons, and persons who do not hold their DeSoto Common Stock as capital assets, or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws. ACCORDINGLY, DESOTO STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

     Subject to the limitations and qualifications referred to herein, qualification of the Merger as a Reorganization will result in the following federal income tax consequences to the DeSoto Common Stockholders:

          (a) No gain or loss will be recognized by holders of DeSoto Common Stock upon the receipt of Keystone Common Stock in exchange for DeSoto Common Stock pursuant to the Merger (except to the extent of cash received in lieu of a fractional share of Keystone Common Stock);

          (b) The aggregate tax basis of the Keystone Common Stock received by DeSoto stockholders in the Merger will be the same as the aggregate tax basis of DeSoto Common Stock surrendered in exchange therefor, less the tax basis, if any, allocated to fractional share interests;

          (c) The holding period of the Keystone Common Stock received by DeSoto stockholders pursuant to the Merger will include the period for which DeSoto Common Stock surrendered in exchange therefor was held, provided the DeSoto Common Stock is held by the DeSoto stockholders as a capital asset at the Effective Time; and

          (d) A cash payment received by a holder of DeSoto Common Stock in lieu of a fractional share will be treated as if such fractional share had been issued to such holder in the Merger and then redeemed by Keystone for the cash received. A stockholder of DeSoto receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss will be capital gain or loss if the DeSoto Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if the DeSoto Common Stock was held for more than one (1) year.

     In addition, the exchange of shares pursuant to the Merger will constitute a change of ownership with respect to DeSoto, and thereafter, the future utilization of the net operating losses of DeSoto existing at the Effective Time may be limited by operation of Section 382 of the Internal Revenue Code of 1986, as amended.

     Neither Keystone nor DeSoto will recognize income, gain or loss as a result of the consummation of the Merger.

     No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. DeSoto stockholders should be aware the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are also subject to certain assumptions, and are subject to the truth and accuracy of certain representations made by Keystone, DeSoto and certain stockholders of DeSoto regarding, among other things, the presence of a continuing interest in DeSoto by DeSoto stockholders through their ownership of Keystone Common Stock following the Merger. If the facts as represented are not accurate, the Merger may fail to qualify as a Reorganization. In such case, a DeSoto stockholder would recognize gain or loss equal to the fair market value of the Keystone Common Stock received, less such stockholder's basis in the DeSoto shares surrendered. The consummation of the Merger is conditioned on (i) the receipt by Keystone of a supplementary opinion of Godwin & Carlton, P.C. as of the Effective Time confirming that the Merger will qualify as a Reorganization, and (ii) the receipt by DeSoto of a supplementary opinion of Fried, Frank, Harris, Shriver & Jacobson as of the Effective Time confirming that the Merger will qualify as a Reorganization.

ACCOUNTING TREATMENT

     For financial reporting purposes, Keystone will account for the Merger by the purchase method.

AFFILIATES' RESTRICTIONS ON SALE OF KEYSTONE COMMON STOCK

     The approximately 3,500,000 shares of Keystone Common Stock to be issued in the Merger will have been registered under the Securities Act by a Registration Statement on Form S-4 and the Keystone Common Stock issuable upon exercise of the DeSoto Options assumed by Keystone pursuant to the Reorganization Agreement is expected to be registered under the Securities Act by a Registration Statement on Form S-8, thereby allowing those shares to be traded without restriction by all former holders of DeSoto who (i) are not deemed to be "affiliates" (as that term is defined in Rule 145 under the Securities Act) of DeSoto at the time of DeSoto Meeting, and (ii) do not become affiliates of Keystone after the Merger. The shares of Keystone Preferred Stock and the shares of Keystone Common Stock issuable upon exercise of the Keystone Warrants will not be registered under the Securities Act and the transferability of such shares will be restricted by Rule 144 under the Securities Act. DeSoto stockholders who are identified by DeSoto as its affiliates will be so advised prior to the Merger.

     Sales by affiliates of DeSoto prior to the Merger and affiliates of Keystone (before and after the Merger) must be made in accordance with Rules 144 or 145, or as otherwise permitted under the Securities Act. The volume limitations of Rules 144 and 145 should not impose any material limitation on any DeSoto stockholder who owns less than one percent of Keystone's outstanding Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of other stockholders. Under the Stockholders' Agreement certain affiliates of DeSoto and related entities have rights to require Keystone to register shares of Keystone Common Stock they acquire.

APPRAISAL RIGHTS

     Both Keystone and DeSoto are incorporated in the State of Delaware, and, accordingly, are governed by the provisions of the DGCL. Pursuant to Section 262 of the DGCL, the holders of DeSoto Common Stock are not entitled to appraisal rights in connection with the Merger because DeSoto Common Stock is quoted on the NYSE and such stockholders will receive as consideration in the Merger only shares of Keystone Common Stock, which shares will be listed on the NYSE upon the closing of the Merger, and cash in lieu of fractional shares. In addition, the Keystone stockholders are not entitled to appraisal rights under Section 262 of the DGCL because Keystone Common Stock is listed on the NYSE and, even though approval of such stockholders is required for the issuance of Keystone Common Stock in the Merger, the approval of the stockholders of Keystone is not required for the Merger itself.

     Pursuant to Section 262 of the DGCL, the holders of the DeSoto Preferred Stock will be entitled to appraisal rights in connection with the Merger. However, the holders of the DeSoto Preferred Stock have agreed to waive their appraisal rights pursuant to the Preferred Stockholder Waiver and Consent Agreement. The Reorganization Agreement provides that, as a condition to consummating the Merger, all terms and conditions of the Preferred Stockholder Waiver and Consent Agreement, including such waivers, must be in full force and effect.

EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time of the Merger, Keystone will cause Chemical Mellon Shareholder Services, L.L.C. (the "Exchange Agent") to mail to each stockholder of record of DeSoto Common Stock a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of DeSoto Common Stock in exchange for certificates representing shares of Keystone Common Stock. Letters of transmittal will also be available as soon as practicable after the Effective Time of the Merger at the offices of the Exchange Agent. After the Effective Time of the Merger, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of DeSoto Common Stock or Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE MERGER BY THE KEYSTONE AND DESOTO STOCKHOLDERS.

     Upon the surrender of a DeSoto Common Stock certificate to the Exchange Agent or to such other agent as may be appointed by Keystone together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the number of shares of Keystone Common Stock to which the holder of DeSoto Common Stock is entitled pursuant to the provisions of the Reorganization Agreement. In the event of a transfer of ownership of DeSoto Common Stock which is not registered in the transfer records of DeSoto, a certificate representing the appropriate number of shares of Keystone Common Stock may be issued to a transferee if the certificate representing such DeSoto Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

     Until a certificate representing DeSoto Common Stock has been surrendered to the Exchange Agent, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Keystone Common Stock to which the DeSoto stockholder is entitled under the Reorganization Agreement. Upon consummation of the Merger, every share of DeSoto Common Stock will cease to be traded on the NYSE, and there will be no further market for DeSoto Common Stock.

     Pursuant to the Preferred Stockholder Waiver and Consent Agreement, the holders of DeSoto Preferred Stock have agreed to tender their certificates, duly endorsed, to Keystone at the Effective Time. At such time, Keystone will deliver to such holders the Keystone Preferred Stock with a legend restricting the transferability of such stock and such holders will receive a cash payment for their fractional interests.

                     DESCRIPTION OF KEYSTONE CAPITAL STOCK

     Keystone is authorized by its Restated Certificate of Incorporation (the "Keystone Certificate") to issue 12,000,000 shares of Keystone Common Stock and 500,000 shares of preferred stock, no par value, issuable in series.

     Designation of Keystone Preferred Stock. Pursuant to the Reorganization Agreement, 440,000 of the 500,000 shares of preferred stock of Keystone will be designated as Series A Senior Preferred Stock. Keystone may redeem the Keystone Preferred Stock, in whole or, from time to time in part, at a cash redemption price equal to the Liquidation Preference (as defined below) (i) at any time after July 21, 1997, or (ii) at any time if a majority of the Keystone Board of Directors determines that redemption of the Keystone Preferred Stock is necessary or appropriate to facilitate the Company's acceptance of a proposal to acquire all of the Keystone Common Stock and at such time at least two-thirds of the then outstanding shares of Keystone Preferred Stock are owned by the original purchasers of such shares. Keystone must redeem the Keystone Preferred Stock at a cash redemption price equal to the Liquidation Preference, to the maximum extent legally permissible (i) on July 1, 2000; (ii) 30 days after a change of control of Keystone; or (iii) if, within ten days after the exercise of any warrants to purchase Keystone Common Stock by any of the Warrant and Preferred Stockholders, such exercising Warrant and Preferred Stockholders holding at least fifty percent (50%) of the outstanding shares of Keystone Preferred Stock request redemption at fair market value in writing, provided, however that Keystone will be required to redeem Keystone Preferred Stock only to the extent that redemption payments are equal to the aggregate cash proceeds to Keystone upon the exercise of such warrants.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of Keystone, no distribution will be made to holders of Keystone Common Stock until holders of Keystone Preferred Stock have received $8.0375 per share plus all accrued but unpaid dividends thereon, whether or not earned or declared (the "Liquidation Preference"), to the date fixed for liquidation dissolution or winding up. After satisfaction of the Liquidation Preference, holders of Keystone Common Stock will be entitled pro rata to all the remaining assets available for distribution to stockholders and no additional distributions will be made to the holders of Keystone Preferred Stock.

     Dividend Rights. Dividends are payable to holders of Keystone Preferred Stock quarterly, at the rate of eight percent (8%) of the sum of the Liquidation Preference of each share of Keystone Preferred Stock. If such dividends are in arrears for four (4) quarterly periods at any time, dividends for any subsequent quarterly periods are payable to holders of Keystone Preferred Stock at the rate of ten percent (10%) of the sum of the Liquidation Preference of each share of Keystone Preferred Stock, until the dividend arrearage exists for less than four
(4) quarterly periods. Holders of Keystone Common Stock are entitled to receive dividends when, as and if declared by the Keystone Board of Directors out of funds legally available therefor.

     Voting Rights. Except as otherwise provided by law or the Keystone Certificate, holders of Keystone Common Stock and Keystone Preferred Stock are entitled to one vote in respect of each share of such stock on all matters voted upon by the stockholders and will vote together as one class. Holders of Keystone Common Stock and Keystone Preferred Stock are not entitled to cumulative voting in election of directors. Accordingly, the holders of a majority of the outstanding shares of Keystone Common Stock and Keystone Preferred Stock are entitled to elect all the directors.

     If any amount equal to the full accrued dividends for two or more quarterly dividend periods shall not have been paid to holders of any shares of Keystone Preferred Stock or any required redemption payments shall not have been paid, holders of a majority of the Keystone Preferred Stock shall have, in addition to any other voting rights, the exclusive right, voting separately as a single class, to elect two additional directors of Keystone.

     Miscellaneous. Holders of Keystone Common Stock and Keystone Preferred Stock are not entitled to preemptive rights. The outstanding shares of Keystone Common Stock are fully paid and non-assessable. Outstanding shares of Keystone Common Stock are listed on the NYSE.

                            INFORMATION ABOUT DESOTO

BUSINESS

     DeSoto was incorporated in 1927 under the laws of Delaware. DeSoto's principal executive offices and its only remaining operating facility are located at 900 East Washington Street, Joliet, Illinois, 60433.

     DeSoto currently operates in one industry segment, the manufacturing and packaging of household products, primarily powdered and liquid laundry detergents. Such operations include contract manufacturing and packaging of household cleaning products. During 1996, DeSoto has operated facilities in Joliet, Illinois and Union City, California. In April 1996, DeSoto announced the sale of the domestic business and assets of its laundry detergent manufacturing and distribution operations at its Union City facility to Star Pacific, Inc. Star Pacific has subleased the Union City facility from DeSoto.

     In July 1995, DeSoto announced the transfer and assignment of various operations and assets involved in its former Thornton and South Holland, Illinois businesses to two separate buyers. DeSoto assigned to the buyers the rights to certain customers with respect to these businesses. Both transactions also provided for DeSoto to receive royalties and other earn-out opportunities over a three-year period in one case and over a four-year period in the other case. The initial proceeds from these transactions were utilized to reduce DeSoto's debt to its primary secured lender. For additional information, see Note O of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995.


     Customers. DeSoto's sales include private label sales (including control brands) and contract manufacturing. DeSoto manufactures its products on a make and ship basis and carries a minimal buffer inventory for its private label accounts; therefore, finished goods inventory levels are generally relatively nominal. Generally, DeSoto extends standard industry terms to its customers. As a result of the 1996 disposition of the Union City operations, DeSoto's current sales are primarily to Sears. DeSoto expects that, in the foreseeable future, sales to Sears will represent in excess of 75% of DeSoto's total sales. Although DeSoto has been a supplier of Sears branded home laundry products for over 30 years, sales are currently conducted on open account and Sears could terminate its relationship with DeSoto at any time. The loss of Sears as a customer would have a material adverse effect on DeSoto's current business.



     During 1995, DeSoto had four customers that accounted for approximately 55% of sales; Sears (20%), Kmart (10%), Procter & Gamble (13%) and Benckiser (12%). As a result of the 1995 and 1996 sales of certain businesses referred to above, Kmart, Procter & Gamble and Benckiser are no longer customers of DeSoto. In 1994, Sears (16%), Kmart (15%) and Procter & Gamble (10%) accounted for an aggregate of 41% of DeSoto's sales. In 1993, Sears (14%), Lever Brothers Company (11%) and Kmart (10%) accounted for an aggregate of 35% of DeSoto's sales.



     Distribution. DeSoto's private label and control label products are sold in retail stores, including mass merchants and service centers. DeSoto primarily uses its own sales force to sell its products. Products produced under contract manufacturing agreements are generally distributed under arrangements made by the purchaser.


     Raw Materials. The primary raw materials used in DeSoto's products include soda ash, surfactants, brighteners and packaging materials. In general, raw materials and energy supplies have been available to DeSoto in adequate quantities to meet the needs of its business and DeSoto believes raw materials and energy supplies will, in general, be available to meet its anticipated requirements for the foreseeable future.


     As part of its quality control program, DeSoto subjects raw materials and packaging components to quality tests upon purchase. DeSoto products are made to predetermined specifications with quality tests conducted during production.



     Competition. DeSoto faces significant competition in the household detergent market. DeSoto believes there are 15 major domestic producers of household detergent, of which the top five are the major national brand detergent manufacturers who account for approximately 73% of industry sales. The private label market represents approximately 3% of the household detergent market and there are also approximately ten major second tier domestic producers, including DeSoto, that compete within this 3% portion of the market. Several of these second tier producers also participate in the contract packaging portion of the industry. DeSoto competes on the basis of price, service and product quality and believes there is a heavy emphasis on price in the marketplace. DeSoto believes it has expertise in a broad array of detergent products and offers experience in contract packaging with major companies.


     Research and Development. During 1996, DeSoto anticipates its expenditures on Company-sponsored research relating to the development of new products or the improvement of existing products will be less than the $218,000 expended during 1995.


     Patents, Licenses, Franchises and Concessions. In the opinion of DeSoto's management, no material patents, licenses, franchises or concessions are held by DeSoto. In addition, DeSoto has no licenses with foreign manufacturers.

     Environmental Compliance. DeSoto believes its current operating facilities are in material compliance with all presently applicable federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. Capital expenditures of DeSoto attributable to compliance with such laws were not material in 1995 and DeSoto anticipates such expenditures to be not material in 1996. For additional information regarding accruals relating to environmental compliance with respect to certain of DeSoto's former operations, see Note I of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995 and
"-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Seasonality. DeSoto does not believe its business is seasonal; however, promotional activities of its customers can result in increased sales during specific time frames.

     Employees. DeSoto had approximately 60 employees as of June 30, 1996, of whom approximately 38 are represented by the United Paperworkers International Union, AFL-CIO and its Local 903 (the "Paperworkers Union") and the District No. 55 of the International Association of Machinists, and Aerospace Workers, AFL-CIO (the "Machinists Union"). The current collective bargaining agreements with the Paperworkers Union and the Machinists Union expire in November 1996 and August 1999, respectively. DeSoto believes its labor relations are satisfactory.

PROPERTIES


     DeSoto's current manufacturing and warehousing operations are located in a 160,000 square foot facility in Joliet, Illinois. At June 30, 1996, approximately 61% of this facility was used for warehousing and administrative purposes. The property is well maintained and in good operating condition. In general, DeSoto believes the facility is adequate for current production as well as for a material increase in production.



     In 1992, DeSoto sold three of its operating facilities (buildings and land) to its defined benefit pension plan (the "DeSoto Pension Plan") and entered into 10-year leases by which DeSoto leased the facilities from the DeSoto Pension Plan. This transaction included DeSoto's facilities in Joliet, Illinois, Columbus, Georgia, and Union City, California. DeSoto ceased operations at the Columbus, Georgia plant in March 1994 and the facility has been subleased to an unrelated third party through September 30, 1997. Since April 1996, the Union City facility has also been subleased to an unrelated third party. In December 1994, DeSoto sold its operating facility (building and land) in South Holland, Illinois, to the DeSoto Pension Plan and leased it back. DeSoto ceased operations at the South Holland, Illinois facility in October 1995. For further information regarding these transactions, refer to "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note C of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995.



LEGAL PROCEEDINGS



     DeSoto has been identified by governmental regulatory authorities as one of the parties potentially responsible for the cleanup costs at a number of waste disposal sites, several of which are on the EPA Superfund priority list. In addition, damages are being claimed against DeSoto in private actions for alleged personal injury or property damage in the case of certain other waste disposal sites. See also "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note I of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995.



     Lundman Development Corporation v. DeSoto, Inc. DeSoto was served with a summons and complaint filed in the United States District Court for the Eastern District of Wisconsin on September 8, 1994. The complaint alleges, inter alia, that DeSoto violated the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to property DeSoto once owned in Fredonia, Wisconsin. DeSoto has denied the allegations in the complaint. Motions for summary judgment are pending, and a September 1996 trial date has been set.



     Ninth Avenue Remedial Group et al v. Allis-Chambers Corporation et al. DeSoto was named in a complaint filed in the United States District Court for the Northern District of Indiana on December 6, 1994. The complaint alleges DeSoto and numerous other parties are jointly and severally responsible under CERCLA for the cleanup and future cleanup of the site. Also, the EPA issued an administrative order against DeSoto under Section 106(a) of CERCLA demanding that DeSoto undertake remediation at the Ninth Avenue site. DeSoto has responded that it intends to comply with all terms of the order. The matter is in the discovery stage.



     United States of America v. Akzo et al. DeSoto was named in a complaint, dated March 31, 1995, and filed in the United States District Court for the Eastern District of Michigan. The complaint, filed on behalf of the EPA, alleges, inter alia, that DeSoto and four other parties are responsible under
Section 107 of CERCLA for costs the EPA incurred at the Metamora Landfill site in Lapeer, Michigan. The complaint also seeks a declaration under Section 113 of CERCLA that DeSoto is liable for the EPA's future costs that may be incurred at this site. Separately, on June 13, 1996, DeSoto was served with a complaint, also filed in the United States District Court for the Eastern District of Michigan, entitled Foamseal, Inc., et al. v. The Dow Chemical Co., et al., by a group of firms seeking, inter alia, contribution from DeSoto and numerous other parties for remediation costs being incurred by the plaintiff firms at the named site. DeSoto's defense in these actions have been assumed by the company and its principal shareholder from which DeSoto purchased certain assets of the business which is alleged to be partially responsible for the alleged contamination at this site. The former owners of the company have also agreed to indemnify DeSoto with respect to the claims asserted in the complaints.



     DeSoto received a unilateral amended Administrative Order dated March 25, 1996, issued by the EPA under Section 106 of CERCLA, alleging DeSoto is a potentially responsible party in connection with the Marina Cliffs site in South Milwaukee, Wisconsin. DeSoto presently believes it has no liability for the claims made relating to the site.



     Pennsauken Solid Waste Management Authority v. State of New Jersey DEP, et al. On or about December 14, 1995, DeSoto was served with an amended complaint filed in the New Jersey Superior Court, Camden County, alleging, inter alia, that DeSoto and numerous other parties are jointly and severally responsible for the disposition of hazardous wastes at the Pennsauken Sanitary Landfill in New Jersey. An earlier complaint naming DeSoto was dismissed without prejudice.



     Gerling-Service Nederland, BV v. DeSoto, Inc. In 1992, a claim was filed against DeSoto in the Eastern Division of the Danish High Court by an insurance carrier to a third party, for property damage allegedly incurred when a fertilizer product manufactured by the third party, containing a chemical sold to that party by one of DeSoto's discontinued operations, allegedly caused, or promoted, a fungus infection resulting in failure of certain tomato crops in the United Kingdom. The damages alleged are approximately $1.4 million. DeSoto's defense, with a reservation of rights, has been undertaken by one of its insurance carriers.


     In re DeSoto, Inc. Shareholder Litigation. There are several shareholder actions pending in the Delaware courts relating to various proposals of Sutton Holding Corp. to acquire DeSoto in the period 1989 to 1991. These actions, all of which were consolidated, have not been actively pursued and it appears the case was removed from the court's calendar; however, the plaintiffs recently served a discovery request upon DeSoto. DeSoto believes these actions are not material.

     DeSoto, Inc. v. Liberty Mutual Insurance Company. On August 23, 1995, DeSoto commenced an action in the United States District Court for the District of New Jersey, seeking contract and declaratory relief with respect to environmental insurance coverage that DeSoto purchased from Liberty Mutual Insurance Company. The matter is now in the pre-trial discovery.



     Fort Dearborn Lithograph Co. v. DeSoto, Inc. DeSoto was served with a summons and complaint on July 19, 1995, filed by Fort Dearborn Lithograph Co. in the Circuit Court of Cook County, Illinois, seeking to collect allegedly unpaid invoices for goods and services, of approximately $500,000. The final disposition of this action has been stayed, based on a payment arrangement made with this creditor.



     Liquid Container, L.P. v. DeSoto, Inc. DeSoto was served with a summons and complaint on December 6, 1995, filed by Liquid Container, L.P. in the Circuit Court of Cook County, Illinois, claiming breach of contract and damages relating to a transaction involving, in part, DeSoto's former blow molding operations. DeSoto has asserted a number of defenses and counterclaims. The action is in the early stages of pre-trial discovery.


     Rooney v. DeSoto, Inc., et al. This action was filed in 1991 in the District Court of Tarrant County, Texas, by various emergency healthcare providers against DeSoto, among others, claiming damages for alleged personal injuries purportedly related to an industrial accident involving a DeSoto employee at its former facility in Fort Worth, Texas. The case has now been set for trial in the fall of 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Liquidity and Capital Resources


     DeSoto continues to experience losses from operations and negative operating and financing cash flows. As part of a continuing effort to manage its accounts payable and cash flow requirements, DeSoto, as of January 1996, executed a Trade Composition Agreement (the "Trade Composition Agreement") with its trade creditors as represented by a committee of six major trade creditors and an agent for DeSoto's trade creditors (the "Trade Agent"). The Trade Composition Agreement includes a form of Standstill Agreement (the "Standstill Agreement") executed by DeSoto's trade creditors related to accounts payable existing as of September 22, 1995. Under the Standstill Agreement, if certain conditions are met, the creditors who are party to such agreement ("Qualified Trade Creditors") have agreed not to initiate litigation or other efforts to collect amounts owed to them. As part of the Trade Composition Agreement, DeSoto initiated the termination of its overfunded defined benefit pension plan to be effective upon the receipt of appropriate governmental approvals. DeSoto has agreed to pay each Qualified Trade Creditor the balance owed to that creditor, plus interest from July 1, 1996, at a rate of 8% per annum, within 10 days of receipt of the reverted excess DeSoto Pension Plan assets. The Trade Composition Agreement stipulates DeSoto may suspend efforts to terminate its defined benefit pension plan if DeSoto enters into a binding agreement for a merger, asset sale or similar transaction, involving substantially all of DeSoto's assets, if such binding agreement provides that all Qualified Trade Creditors will be paid in full. The Trade Composition Agreement provides that upon the receipt (the "Requisite Consent Amount") by the Trade Agent and DeSoto of executed Standstill Agreements from trade creditors holding at least 80% in dollar amounts of the outstanding trade claims as reflected on DeSoto's books and records (other than amounts owed to Procter & Gamble and Witco Chemical), DeSoto agreed to execute and deliver a security agreement (the "Security Agreement") granting a security interest and lien on all of DeSoto's assets to collateralize the obligations of DeSoto to the Qualified Trade Creditors. As a result of the Reorganization Agreement, DeSoto is no longer pursuing the pension plan termination. If the Merger is not consummated, DeSoto will reinstate the pension plan termination process.



     On or about May 9, 1996, under the Trade Composition Agreement, the Trade Agent and DeSoto received the Requisite Consent Amount and thereafter, DeSoto and the Trade Agent executed the Security Agreement. The Security Agreement provides that DeSoto may consummate the transactions contemplated by the Reorganization Agreement provided that DeSoto provides assurances reasonably satisfactory to the Trade Agent that the provisions of the Reorganization Agreement relating to payment of DeSoto's trade creditors will be satisfied. See "The Reorganization Agreement -- Keystone Financing Agreements."

     As a result of its liquidity problems, DeSoto is currently operating on a cash on delivery or limited credit basis with respect to purchases of supplies and raw materials. DeSoto has been able to operate within these constraints and expects to be able to continue to do so for the foreseeable future. DeSoto currently has no outstanding secured debt or revolving credit arrangements. DeSoto also expects to fund operations in 1996 with proceeds from insurance and other settlements and spot factoring of accounts receivable. The disposition of businesses during 1995 and 1996 and the resulting shut-down of certain operating facilities are expected to reduce the cash required to fund remaining operations in the future.


     DeSoto reported negative operating cash flows of approximately $1.2 million during the first six months of 1996 which was primarily funded by the proceeds from the sale, in February 1996, of machinery and equipment formerly used at facilities sold in 1995. The Company has also factored certain accounts receivable from time to time to address short-term cash requirements. Proceeds of $4.3 million were received from factoring during the first six months of 1996, of which $1.3 million related to invoices due after June 30, 1996. The proceeds from the sale of DeSoto's Union City, California facility in April 1996 did not have a material impact on DeSoto's cash flows or financial position. See also "Unaudited Pro Forma Consolidated Information."



     Accounts receivable at June 30, 1996 decreased versus December 31, 1995, reflecting the fact there were no second quarter sales to Proctor & Gamble (due to the April 1996 sale of the Union City facility), an increase in the allowance for doubtful accounts, an offset of accounts receivable and payable relative to certain parties who were both debtors and creditors of DeSoto, and an increase in the level of factored receivables. The trade receivables are net of the factored accounts receivable as discussed above.



     Lower inventory levels at June 30, 1996 verses December 31, 1995 reflect DeSoto's efforts to manage its cash flow, as well as the impact of the Union City disposition discussed above.



     The decline in property, plant and equipment during the first six months of 1996 reflects the sale of machinery and equipment in February 1996 as discussed above and the sale of the machinery and equipment at the Union City facility in April 1996. The balance of the reduction in property, plant and equipment represents depreciation.



     The reduction in non-current assets during the first six months of 1996 reflects reclassification of certain amounts to current as well as a reserve against certain assets due to questions with respect to realizability.



     The reduction in trade payables at June 30, 1996 as compared to December 31, 1995, reflects continued cost control efforts as well as an offset of accounts receivable and payable relative to certain parties who were both debtors and creditors of DeSoto. Reserves and liabilities related to restructuring programs increased during the first six months of 1996 due to provisions for expenses related to the disposition of the Union City, California operations. Significant components of this accrual include the write-down of property, plant and equipment to net realizable value, future rental commitments on a leased warehouse and severance pay.


     Cash flows from operations in 1995 were a positive $1 million and included cash proceeds of $6.1 million from insurance settlements related to the cost of cleanup at certain hazardous waste sites. Cash flows from operations also reflects the impact of no longer carrying receivables or inventory related to the businesses sold during 1995.

     Accounts receivable at December 31, 1995, when compared to December 31, 1994, also reflects a reduction in trade accounts receivable due to the impact of reduced sales resulting in part from the business dispositions. Inventory levels have declined during the same time period due in part to lower requirements stemming from the lower sales levels as well as the continued impact of a product rationalization/inventory control program.

     The decline in DeSoto's property, plant and equipment during 1995 reflects the 1995 business dispositions, the sale of equipment no longer used in operations as well as the write-down to net realizable value of property, plant and equipment at DeSoto's former South Holland facility. In addition, the excess of depreciation over capital expenditures in 1995 contributed to the overall reduction in net property, plant and equipment.

     The decline in other noncurrent assets during 1995 was due primarily to the third quarter write-off of approximately $3.3 million of goodwill related to the businesses sold by DeSoto during 1995. This write-off of goodwill was partially offset by a minimum long-term royalty receivable of $1.5 million recorded as part of the sale of the businesses.

     Reserves and liabilities related to restructuring programs increased during 1995 primarily due to provisions for expenses related to the disposition, and related shutdown, of DeSoto's South Holland facility. Significant components of this accrual include future rental payments to the DeSoto Pension Plan and future real estate taxes on the property.


     DeSoto has been identified by governmental regulatory authorities as one of the parties potentially responsible for the cleanup costs at a number of waste disposal sites and for certain alleged contamination. In addition, damages are being claimed against DeSoto in private actions for alleged personal injury or property damages in the case of some of the waste disposal sites. Accruals have been made for the estimated costs of DeSoto's expected resulting liability. These estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties and other issues. Accordingly, these waste site accruals represent DeSoto's best estimate of its potential exposure. It is the opinion of DeSoto's management, after evaluating the variables discussed above, as well as the anticipated time frame for remediation, that the resolution of environmental liabilities will not have a material adverse effect on DeSoto's financial position, results of operations or liquidity. Of the $2 million accrued as a current liability at June 30, 1996 for waste site cleanup, $755,000 is fully funded by a trust fund which is included in restricted short-term investments in DeSoto's balance sheet. This fund was established in 1990 as part of the sale of specific discontinued operations of DeSoto and may be accessed by DeSoto and, in certain circumstances, a certain purchaser of the discontinued operations. In 1995, DeSoto paid out approximately $2.3 million on waste site related liabilities, excluding legal and administrative costs; and of this amount, $1.1 million and $29,000 was disbursed, respectively, from the trust fund and restricted cash account discussed above. Based upon currently available information, DeSoto's management is unable to determine the timing of future payments for that portion of the waste site liability which has been classified as long-term. For additional information regarding DeSoto's waste site cleanup liability, refer to Note I of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995.


  Results of Operations


     Six Months Ended June 30, 1996 Versus Six Months Ended June 30, 1995. DeSoto's net revenues for the first six months of 1996 were $9.5 million versus $35.2 million in the comparable 1995 period. Results of operations for the 1995 six-month period include DeSoto's former Thornton and South Holland businesses which were sold in July 1995 and the Union City business sold in April 1996. The disposed businesses accounted for approximately $26.9 million of net revenues in the first six months of 1995 and $2 million of net revenues in the first six months of 1996. Excluding sales of the disposed businesses, net revenues in the first half of 1996 were $7.5 million, down 10% from $8.3 million in the first half of 1995, primarily as a result of lower sales levels to customers other than Sears.



     Gross profit for the 1996 six month period was $1.1 million versus a loss in 1995 of $574,000. The change in customer mix resulting from the sales of certain businesses referred to above contributed to the 1996 increase in gross profit.



     Sales to Sears in the first six months of 1996 were slightly higher than the same period of 1995 as volume increases in the first quarter of 1996 were largely offset by a decline in selling prices. Contract packaging revenues declined in the first six months of 1996 versus the 1995 comparable period largely due to a change in the manner of doing business with Procter & Gamble. The Procter & Gamble business in 1995 included packaging materials that had been purchased by DeSoto on behalf of Procter & Gamble. However, in 1996 the packaging materials were furnished by Procter & Gamble which resulted in a corresponding decrease in revenues and cost of sales. A temporary change in Procter & Gamble's purchasing pattern during the first quarter of 1996 resulted in increased volume and gross profit during the first six months of 1996, as compared to the comparable 1995 period, at DeSoto's Union City facility. Sales by DeSoto to Procter & Gamble were discontinued as of April 1996 upon disposition of the Union City facility.



     Selling, general and administrative expenses were $2.7 million in the first six months of 1996 versus $5.7 million in the comparable 1995 period. This decrease primarily reflects the disposition of the Thornton, South Holland and Union City businesses.



     Nonrecurring expense in the first six months of 1996 amounted to $1.6 million and primarily reflects provisions in the first quarter of 1996 for expenses related to the disposition of the Union City facility. Significant components of the provisions include the write-down of fixed assets to net realizable value, future rental commitments on a leased warehouse and severance pay.



     Interest expense in the first six months of 1995 related to borrowings repaid in September 1995 when DeSoto's credit facility with its primary secured lender was terminated. Nonoperating expense for the first six months of 1996 of $1.2 million represents the provision for an allowance against certain receivables related to disposed businesses. The nonoperating income in the comparable 1995 period primarily resulted from approximately $6.1 million in insurance settlements and royalty income of $244,000 related to technology sold by DeSoto in 1990.



     1995 versus 1994. Results of operations for 1995 reflect the disposition of DeSoto's Thornton and South Holland, Illinois businesses in July 1995. These businesses accounted for approximately $27.2 million of net revenues in 1995 versus $51.7 million of net revenues during 1994.


     Overall net revenues in 1995 decreased approximately 40% versus the prior year. Net revenues from the continuing business in 1995 (excluding the 1995 business dispositions) decreased approximately 29% from 1994. This decline can be attributed largely to a decrease in sales to two customers: Sears and Lever. Sales to Sears in 1995 were approximately $3.5 million lower than the previous year; a decrease of approximately 25%. This decline was partially attributable to promotional activity in 1994 as well as competitive pressures that had a negative impact on sales in general. Sales to Lever in 1994 included approximately $2.0 million of sales of autodish gel and concentrated fabric softener and $1.3 million of sales of fabric softener sheets. Lever transferred this business out of DeSoto during the second and third quarters of 1994 and DeSoto no longer manufactures either product.

     Sales to Kmart in 1995 were approximately $8.2 million lower than sales in 1994. Sales were made to Kmart as part of the businesses which were sold in July of 1995. Approximately $3.4 million of the decline in sales to Kmart occurred before the disposition of these businesses.

     The 1995 decline in gross profit from the 1994 level resulted from pricing pressures, changes in product and customer mix, reduced volume, increased packaging costs and unrecovered fixed costs at certain of DeSoto's operating facilities. In addition, DeSoto continued to manufacture products through October 1995 for the buyer of one of the businesses it sold in 1995. These products were sold to the buyer at prices that approximated cost.

     Selling, general and administrative costs declined approximately 15% in 1995 versus 1994. This decline reflects the elimination of administrative personnel subsequent to the business dispositions in 1995 as well as continued cost containment efforts. Selling, general and administrative expenses in 1994 also included the operation of DeSoto facilities in Columbus, Georgia, which closed in March 1994, and Stone Mountain, Georgia, which closed in July 1994.

     Nonrecurring expense in 1995 included a net loss on the sale of the Thornton and South Holland, Illinois businesses (including the write-off of related goodwill of $3.3 million) and a $3.1 million provision for costs associated with the resulting closure of operating facilities due to these dispositions.

     Interest expense in 1995 related to borrowings repaid in September 1995 when DeSoto's credit facility with its primary secured lender was terminated. Nonoperating income in 1995 included approximately $6.1 million from insurance settlements and approximately $244,000 of royalty income related to technology sold by DeSoto in 1990.

     1994 Versus 1993. In 1994, DeSoto's net revenues decreased approximately 14% from 1993. This decrease was primarily the result of lower sales to Lever and the loss of a customer to which DeSoto made $5 million in sales during 1993. Other losses of existing business and gains of new business for the most part offset each other. The 1993 revenues also included approximately $3.1 million in sales related to a former business of DeSoto, the assets and business of which were sold in December 1993. Sales to Lever declined approximately $7 million versus 1993 as a result of Lever transferring its autodish gel business to one of Lever's own production facilities and its fabric sheet business to another company during 1994.


     The 1994 decline in gross profit as compared to 1993 was attributable to changes in customer and product mix. Competitive pricing pressures in the marketplace depressed pricing. New business obtained in 1994 was, in most cases, at a lower gross profit than the lost business it replaced. There was also continued pressure to participate in advertising and promotional support of various customers resulting in a negative impact on gross profit.

     Selling, general, and administrative costs in 1994 were reduced significantly from 1993 levels. Approximately $1.2 million of this reduction related to the fact that 1993 results included an entire year of expenses related to the former business of DeSoto which was sold in December 1993. The shutdown of DeSoto's Columbus and Stone Mountain, Georgia facilities also resulted in a reduction in selling, general and administrative costs of approximately $500,000 in 1994. The disposition of DeSoto's former headquarters facility in 1993 resulted in the elimination of approximately $750,000 in carrying costs in 1993. In 1993 there was a significant reduction in legal fees and outside professional fees resulting from the settlement of various outstanding legal matters and reflected DeSoto's continued focus on cost control and containment across all functions of DeSoto.

     Nonoperating income in 1994 included the settlement of arbitration related to a portion of a business sold in 1990. Other components of nonoperating income included a settlement related to fees paid for professional services and royalty income related to technology sold by DeSoto in 1990.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS


     The following table sets forth certain information as of July 31, 1996 (except as otherwise indicated) regarding the beneficial ownership of shares of voting stock of DeSoto held by (i) directors, (ii) each person or entity known to DeSoto who beneficially owns more than 5% of the outstanding DeSoto Common Stock or DeSoto Preferred Stock, (iii) the officers of DeSoto, and (iv) all directors and officers of DeSoto as a group. Except as otherwise indicated, each person or entity has sole voting and investment power of the shares listed. For purposes of this table, shares which are not outstanding but which are subject to DeSoto Options or DeSoto Warrants are deemed to be outstanding for purposes of computing the percentage of outstanding shares of the class owned by the holder of the DeSoto Options or DeSoto Warrants but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by other persons.



                                                                                                            COMBINED
                                                                                                          OWNERSHIP OF
                                                                                                             DESOTO
                                 AMOUNT AND                                                                COMMON AND
                                 NATURE OF           APPROXIMATE       AMOUNT AND                        PREFERRED STOCK
                                 BENEFICIAL         PERCENTAGE OF      NATURE OF         APPROXIMATE
      NAME OF INDIVIDUAL        OWNERSHIP OF         OUTSTANDING       BENEFICIAL        PERCENT OF        APPROXIMATE
           OR ENTITY               DESOTO              DESOTO         OWNERSHIP OF       OUTSTANDING     PERCENT OF ALL
           OR NUMBER            COMMON STOCK           COMMON       DESOTO PREFERRED       DESOTO            DESOTO
           IN GROUP             (SHARES)(1)             STOCK        STOCK (SHARES)    PREFERRED STOCK    VOTING STOCK
- ------------------------------- ------------        -------------   ----------------   ---------------   ---------------
Sutton Holding Corp.(2)........   1,797,089(3)          30.5%            583,333(4)         100.0%             36.8%(5)
William Spier..................     809,840(6)          15.4%            259,259(7)          44.4%             18.3%
Anders U. Schroeder............     639,470(8)          12.5%            194,444(9)          33.3%             14.6%
The Gabelli Group..............     512,600(10)         10.9%                  0                0               9.7%
Pioneering Management Corp.....     459,400(11)          9.8%                  0                0               8.7%
LL Capital Partners, L.P.......     276,700(12)          5.9%                  0                0               5.2%
Narragansett First Fund........     261,388(13)          5.6%                  0                0               5.0%
Dimensional Fund Advisors
  Inc..........................     242,300(14)          5.2%                  0                0               4.6%
Anne E. Eisele.................      36,374(15)           *                    0                0                *
William P. Lyons...............      30,000(16)           *                    0                0                *
Daniel T. Carroll..............       8,500(17)           *                    0                0                *
David M. Tobey.................       8,000(18)           *                    0(19)            0                *  (20)
Paul E. Price..................       5,200(21)           *                    0                0                *
All directors and officers as a
  group (9 persons)............   1,969,087(22)         32.7%            583,333              100%             38.6%(22)


- ---------------

  *  Denotes less than 1%

 (1) The information under this caption is based on representations made to DeSoto by individual directors and/or filings made with the Commission.


 (2) Sutton Holding Corp., a New York corporation ("Sutton"), is part of a group filing a joint Schedule 13D with respect to ownership of shares of DeSoto Common Stock that includes Anders U. Schroeder, an affiliate of William Spier, and parties having a business relationship with David Tobey. Sutton is owned by Asgard Ltd. (an affiliate of Anders U. Schroeder) ("Asgard"), Parkway M&A Capital Corporation ("Parkway"), M&A Investment Pte Ltd ("M&A") (entities having a business relationship with David Tobey), and an individual having no other relationship with DeSoto. Messrs. Spier, Schroeder and Tobey are directors and officers of Sutton. Sutton's address is 101 East 52nd Street, 11th Floor, New York, New York 10022. As a result of a recent agreement, Mr. Schroeder and the affiliated entity have ceased to be a part of the group filing the joint Schedule 13D.


 (3) Sutton is the record owner of 100 shares of DeSoto Common Stock. The stock ownership reported in the table for Sutton also includes the stock ownership of the other parties to the Schedule 13D referred to in Note 2 as follows: Coatings Group, Inc. ("Coatings Group") beneficially owns 779,840 shares of DeSoto Common Stock, of which 246,507 shares are currently outstanding and 533,333 shares are issuable upon DeSoto Warrants beneficially owned by Coatings Group; Anders U. Schroeder and an affiliated entity beneficially own 618,970 shares of DeSoto Common Stock, of which 218,970 shares are currently outstanding and 400,000 are issuable upon the exercise of DeSoto Warrants beneficially owned by the affiliate of Mr. Schroeder (DeSoto Options granted to Mr. Schroeder pursuant to the DeSoto 1992 Stock Plan have not been included in the foregoing or in the ownership for Sutton reported in the table); Parkway beneficially owns 350,811 shares of DeSoto Common Stock, of which 84,144 are currently outstanding and 266,667 are issuable upon exercise of DeSoto Warrants beneficially owned by Parkway; and M&A beneficially owns 47,368 shares of DeSoto Common Stock, all of which are currently outstanding. Consequently, Sutton and these related parties currently beneficially own an aggregate of 597,089 currently outstanding shares of DeSoto Common Stock and 1,200,000 shares of DeSoto Common Stock issuable upon exercise of DeSoto Warrants having an exercise price of $7.00 per share, representing the 1,797,089 shares of DeSoto Common Stock reported in the table. (DeSoto Options granted pursuant to the DeSoto 1992 Stock Plan to affiliates of any of these parties have not been included in these numbers.)

 (4) Parties related to Sutton own all of the shares of DeSoto Preferred Stock reported in the table. Coatings Group owns 259,259 of such shares, an affiliate of Anders U. Schroeder owns 194,444 of such shares, and Parkway owns 129,630 of such shares.

 (5) Represents shares of DeSoto Common Stock and DeSoto Preferred Stock currently owned by parties referred to in Note 2 and 1,200,000 shares of Common Stock issuable upon exercise of DeSoto Warrants owned by such parties as described in Note 3.

 (6) Mr. Spier's stock ownership includes 246,507 currently outstanding shares of DeSoto Common Stock and 533,333 shares of DeSoto Common Stock issuable upon exercise of DeSoto Warrants owned by Coatings Group, a corporation of which Mr. Spier is President and Chairman of the Board, and DeSoto Options to purchase 30,000 shares of DeSoto Common Stock which are currently exercisable and were granted pursuant to the DeSoto 1992 Stock Plan. (The Coatings Group stock ownership also has been included in the stock ownership reported for Sutton. See Note 3.) The listed shares do not include the 100 shares owned by Sutton or 100 shares held by Mr. Spier's father-in-law, as to which Mr. Spier may be deemed the beneficial owner.

 (7) All such shares are owned by Coatings Group. See Note 3.


 (8) Mr. Schroeder's stock ownership includes stock owned by Asgard. Asgard, a corporation affiliated with Mr. Schroeder, owns 218,970 currently outstanding shares of DeSoto Common Stock, 194,444 shares of DeSoto Preferred Stock and beneficially owns 400,000 shares of DeSoto Common Stock issuable upon exercise of DeSoto Warrants. (Asgard's stock ownership has been included in the stock ownership reported for Sutton. See Note 3.) Also includes DeSoto Options to purchase 20,500 shares of DeSoto Common Stock, which are currently exercisable and were granted pursuant to the De Soto 1992 Stock Plan.



 (9) All such shares are owned by Asgard, a corporation affiliated with Mr. Schroeder.



(10) As reported by Mario J. Gabelli and various entities which he directly or indirectly controls and for which he acts as chief investment officer (the "Gabelli Group") its members include the following: Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc. ("GAMCO"), Gabelli Securities, Inc. ("GSI"), Gabelli & Company, Inc. ("Gabelli & Company"), Gabelli Performance Partnership ("GPP"), GLI, Inc. ("GLI"), The Gabelli Associates Fund ("Gabelli Associates"), Gabelli Associates Limited ("GAL"), The Gabelli & Company, Inc. Profit Sharing Plan, Gabelli International Limited ("GIL"), Gabelli International II Limited ("GIL II"), Mario J. Gabelli ("Mr. Gabelli"), Lynch, Safety Railway and Western New Mexico. The address of Mario J. Gabelli and the Gabelli Group is c/o J. Hamilton Crawford, Jr., Gabelli Funds, Inc., One Corporate Center, Rye, New York 10580-1434. Based on information in Amendment No. 24 to Schedule 13D, dated July 9, 1996, the Gabelli Group owns its shares of DeSoto Common Stock as follows: Mario J. Gabelli, 7,500 shares; GAMCO, 498,600 shares; and GIL II, 6,500 shares. Each of the above persons or entities has sole voting and dispositive power over its shares, except that GAMCO does not have authority to vote 52,500 reported shares.


(11) Based on information in a Schedule 13G, dated as of January 26, 1996. The address of Pioneering Management Corporation is 60 State Street, Boston, Massachusetts 02109.

(12) Based on information in Amendment No. 3 to Schedule 13D filed jointly by LL Capital Partners, L.P. and its general partner Lance Lessman, dated as of December 1, 1995. The address of LL Capital Partners, L.P. is 375 Park Avenue, New York, New York 10152.


(13) Based on information in Amendment No. 1 to Schedule 13D, dated as of July 19, 1996. The address of Narragansett First Fund is 900 Fleet Center, Providence, Rhode Island, 02903.



(14) Based on information in a Schedule 13G, dated as of February 7, 1996, filed by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, Dimensional is deemed to have beneficial ownership of 242,300 shares of DeSoto Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.



(15) Includes shares of DeSoto Common Stock held in Ms. Eisele's account in the DeSoto Stock Ownership Plus Plan and DeSoto Options to purchase 30,000 shares of DeSoto Common Stock which are currently exercisable and were granted pursuant to the DeSoto 1992 Stock Plan.



(16) Includes 25,000 shares of DeSoto Common Stock owned by the William P. Lyons and Co., Inc. Pension Trust, the only participant and beneficiary of which is Mr. Lyons. Also includes DeSoto Options to purchase 5,000 shares of DeSoto Common Stock, which are currently exercisable and were granted pursuant to the DeSoto 1992 Stock Plan.



(17) Includes DeSoto Options to purchase 4,500 shares of DeSoto Common Stock which are currently exercisable and were granted pursuant to the DeSoto 1992 Stock Plan.



(18) Includes DeSoto Options to purchase 5,000 shares of DeSoto Common Stock, which are currently exercisable and were granted pursuant to the 1992 Stock Plan. Does not include the stock ownership of Parkway and M&A. See Note 3.



(19) Does not include the 129,630 shares owned by Parkway. See Note 4.



(20) Does not include stock ownership of Parkway and M&A. See Note 3.



(21) Includes DeSoto Options to purchase 5,000 shares of DeSoto Common Stock which are currently exercisable and were granted pursuant to the DeSoto 1992 Stock Plan.



(22) Includes 1,498 shares of DeSoto Common Stock beneficially held in the DeSoto Stock Ownership Plus Plan for the account of officers. Also includes stock ownership of Sutton to the extent not otherwise included in the beneficial ownership of directors and officers, DeSoto Options held by directors and officers if exercisable within 60 days and shares issuable upon exercise of DeSoto Warrants. (Without inclusion of such Sutton stock ownership, directors and officers, as a group, would own (i) 1,570,808 shares of DeSoto Common Stock, representing approximately 27.3% of the outstanding shares of DeSoto Common Stock, (ii) 453,703 shares of DeSoto Preferred Stock, representing approximately 77.8% of all such shares, and
     (iii) approximately 31.9% of all voting stock.)

DESOTO DIRECTORS WHO WILL BE KEYSTONE DIRECTORS

     Set forth below is certain information, as of the date hereof, about William Spier and William P. Lyons, each of whom will be elected to serve as a director of Keystone upon consummation of the Merger.


     WILLIAM SPIER, age 61, has been a director of DeSoto since 1990 and Chairman of DeSoto since 1991. Mr. Spier has also been Chief Executive Officer of DeSoto from 1991 to January 1994 and from September 1995 to present, President and Chairman of Sutton (a corporation formed for the purpose of acquiring DeSoto) from 1989 to present, and a private investor from 1982 to present. Mr. Spier also is a director of Geotek Communications, Inc., Holmes Protection Group, Inc. and Video Lottery Technologies, Inc.


     WILLIAM P. LYONS, age 54, has been a director of DeSoto since 1991. Mr. Lyons has also been Chairman of JVL Corp. (a manufacturer of generic and over-the-counter pharmaceutical products) since 1992, President and Chief Executive Officer of William P. Lyons and Co., Inc. (an investment firm) since 1975 and Chairman and Chief Executive Officer of Duro Test Corp. (a manufacturer of specialty lighting products) from 1988 to 1991. Mr. Lyons also is a director of Holmes Protection Group, Inc., Lydell, Inc., and Video Lottery Technologies, Inc.


     The following table sets forth certain information for the years ended December 31, 1995, 1994, and 1993 concerning the compensation paid by DeSoto to William Spier. (Mr. Spier has not received cash compensation from DeSoto in 1994, 1995 or 1996.) Mr. Lyons, as a director who is not an employee of DeSoto, receives the same compensation from DeSoto as other directors who are not DeSoto employees. Directors who are not employees of DeSoto are paid an annual retainer of $6,000 and, in addition, receive $800 for each meeting of the DeSoto Board or committee thereof attended. In addition, under the terms of the DeSoto 1992 Stock Plan, each non-employee director receives an initial grant of DeSoto Options to purchase 3,000 shares of DeSoto Common Stock upon becoming a director and, thereafter, annual grants of DeSoto Options to purchase 500 shares of DeSoto Common Stock.


                       DESOTO SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                                       AWARDS
                                                                    ANNUAL          ------------
                                                                 COMPENSATION        SECURITIES
                                                               -----------------     UNDERLYING
                 NAME AND PRINCIPAL POSITION                   YEAR      SALARY      OPTIONS(#)
- -------------------------------------------------------------- ----     --------    ------------
William Spier................................................. 1995     $     --       10,000
Chairman of the Board                                          1994           --       10,000
and Chief Executive Officer                                    1993      123,750       10,000

     Mr. Spier served as Chief Executive Officer of DeSoto until December 13, 1993, and effective as of September 1, 1995, Mr. Spier was again appointed Chief Executive Officer of DeSoto.

     Shown below is information with respect to DeSoto Options granted during the year ended December 31, 1995 to William Spier under the DeSoto 1992 Stock Plan, which provides, among other things, for the grant of DeSoto Options.

                          DESOTO OPTION GRANTS IN 1995

                                                                                                           POTENTIAL
                                        NUMBER OF      PERCENTAGE                                       REALIZABLE VALUE
                                          DESOTO        OF TOTAL                                       AT ASSUMED ANNUAL
                                         OPTIONS         DESOTO                                          RATES OF STOCK
                                         GRANTED        OPTIONS                                        PRICE APPRECIATION
                                        (IN COMMON      GRANTED       EXERCISE                         FOR OPTION TERM(B)
                                          SHARES      TO EMPLOYEES      PRICE         EXPIRATION       ------------------
                                           (A))         IN 1995       PER SHARE          DATE            5%         10%
                                        ----------    ------------    ---------    ----------------    -------    -------
William Spier(c)......................    10,000          50.0%         $4.38      November 8, 2005    $27,514    $69,740

- ---------------

(a) Stock appreciation rights may not be granted under the DeSoto 1992 Stock
    Plan.

(b) Under the rules and regulations of the Commission, the potential realizable value of a grant is the product of (i) the difference between (x) the product of the per share market price of the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rates of appreciation compounded annually over the term of the options) and (y) the per share exercise price of the DeSoto Option and (ii) the number of securities underlying the grant at year-end. Assumed annual rates of stock price appreciation of 5% and 10% are specified by the Commission and are not intended to forecast possible future appreciation, if any, of the price of the shares of DeSoto Common Stock. (For example, if the price of shares of DeSoto Common Stock remained at the exercise price of the DeSoto Options, (i.e., a 0% appreciation rate), the potential realized value of the grant would be $0.) The actual performance of such shares may be significantly different from the rates specified by the Commission.

(c) This grant was made as of November 8, 1995 with an exercise price equal to the market price at that time. The DeSoto Options were immediately exercisable.

     The following table provides certain information with respect to the number and value of unexercised options outstanding as of December 31, 1995.


                     DECEMBER 31, 1995 DESOTO OPTION VALUES



                                                               NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                   DESOTO OPTIONS                     IN-THE-MONEY
                                                                 (IN COMMON SHARES)                  DESOTO OPTIONS
                                                                AT DECEMBER 31, 1995            AT DECEMBER 31, 1995 (A)
                                                           ------------------------------     ----------------------------
                                                           EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                                                           -----------      -------------     -----------    -------------
William Spier..........................................       30,000              0               $--             $--


- ---------------

(a) Calculated by determining the difference between the fair market value of the DeSoto Common Stock underlying the options on December 31, 1995 ($3.50, the closing price on the NYSE -- Composite Transactions) and the exercise price of the DeSoto Options on that date.


DESOTO PENSION PLAN



     The compensation covered by the DeSoto Employees' Retirement Pension Plan (the "Pension Plan") and the DeSoto Salaried Employees' Pension Preservation Plan (the "Preservation Plan") is substantially the same as that reported under the "Salary" column of the Summary Compensation Table, limited, however, to $150,000 for 1995 (or such other amount provided by Section 401(a)(17) of the Internal Revenue Code). As of December 31, 1995, the estimated credited years of service of Mr. Spier was approximately five and Mr. Spier's average annual compensation during the highest five consecutive years of pay was $63,156. Thus, Mr. Spier's estimated annual benefit payable upon retirement at age 65 is $4,228. Benefits are computed on the basis of a straight life annuity and are subject to offset for Social Security benefits (although the calculation of the offset under the Salaried Pension Plan differs from the offset under the Preservation Plan). To the extent an employee's benefit as computed under the Salaried Pension Plan exceeds the limitations provided under the Code or an employee's service exceeds 35 years, the benefit will be provided under the Preservation Plan.

                       CERTAIN INFORMATION ABOUT KEYSTONE

KEYSTONE MANAGEMENT


     The current directors and executive officers of Keystone are listed below.



                      NAME                   AGE                    TITLE
    ---------------------------------------- ---   ----------------------------------------
    Glenn R. Simmons........................ 68    Chairman of the Board and Chief
                                                   Executive Officer
    J. Walter Tucker, Jr. .................. 70    Vice Chairman of the Board
    Thomas E. Barry......................... 53    Director
    Paul M. Bass, Jr. ...................... 60    Director
    David E. Connor......................... 70    Director
    Donald A. Sommer........................ 68    Director
    Richard N. Ullman....................... 62    Director
    Robert W. Singer........................ 59    President and Chief Operating Officer
    Harold M. Curdy......................... 49    Vice President -- Finance and Treasurer
    Bert E. Downing, Jr. ................... 40    Corporate Controller
    Ralph P. End............................ 58    Vice President and General Counsel
    Bill J. Johnson......................... 60    President, Sherman Wire Division
    Sandra K. Myers......................... 53    Corporate Secretary


     GLENN R. SIMMONS is Chairman of the Board of Directors and Chief Executive Officer of Keystone and has served in such capacities since 1987 but has been a director of Keystone since 1986. Mr. Simmons has served as Vice Chairman of the Board of Directors of Contran since prior to 1991. Mr. Simmons has been a director of Contran and an executive officer and/or director of various companies related to Contran since prior to 1991. He is Vice Chairman of the Board of Valhi and Valcor, Inc. and a director of NL Industries, Inc. ("NL") and Tremont Corporation ("Tremont"), all of which companies may be deemed to be affiliates of Keystone. Mr. G. Simmons is also the brother of Harold C. Simmons. Mr. G. Simmons' term as a director expires at Keystone's 1999 annual meeting of stockholders.

     J. WALTER TUCKER, JR. is Vice Chairman of the Board of Directors of Keystone and has served in such capacity since 1987 but has been a director of Keystone since 1971. Mr. Tucker has served as a director, President, and Treasurer of Tucker & Branham, Inc., a privately owned real estate, mortgage banking and insurance firm since prior to 1991. Mr. Tucker is also a director of SunTrust Banks, Inc., Columbian Mutual Life Insurance Company and Valhi. He has also been an executive officer and/or director of various companies related to Valhi and Contran since 1982. Mr. Tucker's spouse is a first cousin of Donald A. Sommer. Mr. Tucker's term as a director expires at Keystone's 1999 annual meeting of stockholders.

     THOMAS E. BARRY has been a director of Keystone since 1989 and is Vice President for Executive Affairs at Southern Methodist University and has been a Professor of Marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1991. Mr. Barry's term as a director expires at Keystone's 1997 annual meeting of stockholders.

     PAUL M. BASS, JR. has been a director of Keystone since 1989 and is Vice Chairman of First Southwest Company, a privately owned investment banking firm, and has served as a director since prior to 1991. Mr. Bass is also Chairman of Richman Gordman Half Price Stores, Inc., Chairman of MorAmerica Private Equities Company, director of First Madison Bank and Chairman of the Audit Committee and director of Source Services, Inc. Mr. Bass is currently serving as a member of the Executive Committee of Zale-Lipshy University Hospital and as Chairman of the Board of Trustees of Southwestern Medical Foundation. Mr. Bass' term as a director expires at Keystone's 1998 annual meeting of stockholders.

     DAVID E. CONNOR has been a director of Keystone since 1992 and is President of David E. Connor and Associates, advisers to commerce and industry, in Peoria, Illinois and has served in such capacity since prior to 1991. He is a director of Cilcorp, Inc., Peoria, Illinois, and Chairman of the Board of First Midwest Bankshares, Quincy, Illinois. He is also director of Heartland Community Health Clinic, Peoria, Illinois,

Museum Trustees of America, Washington, D.C., and a trustee of Bradley University, Peoria, Illinois. Mr. Connor's term as a director expires at Keystone's 1998 annual meeting of stockholders.

     DONALD A. SOMMER has been a director of Keystone since 1962 and served as a Vice President of Keystone prior to his retirement in 1982. Mr. Sommer is a first cousin to the spouse of J. Walter Tucker, Jr. Mr. Sommer's term as a director expires at Keystone's 1998 annual meeting of stockholders.

     RICHARD N. ULLMAN has been a director of Keystone since 1992 and is President of Federal Companies, a privately held commercial warehouse and transportation company in Peoria, Illinois, and has served in such capacity since prior to 1991. He is a director of First of America Bank -- Illinois, N.A. and Cilcorp, Inc. and is also serving as director of Children's Hospital of Illinois at St. Francis, director of St. Francis Medical Center, and a trustee of Bradley University, all located in Peoria. Mr. Ullman's term as a director expires at Keystone's 1997 annual meeting of stockholders.

     ROBERT W. SINGER is President and Chief Operating Officer of the Company and has served in that capacity since prior to 1991. He has served as Vice President of Valhi and Contran since prior to 1991.

     HAROLD M. CURDY is Vice President -- Finance and Treasurer of the Company and has served in such capacities since prior to 1991.

     BERT E. DOWNING, JR. is Corporate Controller of the Company and has served in such capacity since December 1993. From prior to 1991 to December 1993, Mr. Downing served as Senior Manager in the Dallas office of Ernst & Young, a public accounting firm.

     RALPH P. END has served as Vice President and General Counsel since 1991 and as the Corporate Counsel and Assistant Secretary of the Company since prior to 1991.

     BILL J. JOHNSON has served as President, Sherman Wire, a division of the Company, since February 1995. Mr. Johnson served as Vice President & General Manager, Sherman Wire, since prior to 1991.

     SANDRA K. MYERS is Corporate Secretary of the Company and Executive Secretary of Contran and has served in both capacities since prior to 1991.

     All of the executive officers of Keystone serve at the pleasure of the Keystone Board of Directors.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS


     As set forth under the caption "-- Security Ownership of Certain Beneficial Owners," Harold C. Simmons, through Contran and other entities, may be deemed to own beneficially approximately 69% of Keystone Common Stock and, therefore, may be deemed to control Keystone. Certain officers and directors of Keystone are also officers and directors of Contran or of entities that may be deemed to be controlled by or affiliated with Contran or Harold C. Simmons. Keystone and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (i) intercorporate transactions with related companies, including guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (ii) common acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions may involve both related and unrelated parties and may include transactions that result in the acquisition by one related party of a publicly-held minority equity interest in another related party. Depending on the business, tax and other objectives then relevant, it is possible that Keystone might be a party to one or more of such transactions in the future. In connection with these activities, Keystone may consider issuing additional equity securities or incurring additional indebtedness. Keystone's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Harold C. Simmons. The foregoing relationships, transactions and agreements may create potential conflicts of interest. It is the policy of Keystone to engage in transactions with related parties on terms, in the opinion of Keystone, no less favorable to Keystone than could be obtained from unrelated parties.

     No specific procedures are in place that govern the treatment of transactions among Keystone and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Glenn R. Simmons, J. Walter Tucker, Jr., and Sandra K. Myers are not salaried employees of Keystone. Keystone has contracted with Contran, on a fee basis payable in quarterly installments, to provide certain administrative and other services to Keystone in addition to the services of Mr. G. Simmons and Ms. Myers, including consulting services of Contran executive officers pursuant to the Intercorporate Services Agreement between Contran and Keystone, (the "Intercorporate Services Agreement"). The fee incurred during 1995 was $500,000. Keystone compensates Tucker & Branham, Inc. for certain consulting services of Mr. Tucker on an hourly basis as his services are requested. The fees paid Tucker & Branham, Inc. during 1995 were $50,000.

     Certain of Keystone's property, liability and casualty insurance risks are partially insured or reinsured by a captive insurance subsidiary of Valhi. The premiums and claims paid in connection therewith were approximately $39,000 for the year ended December 31, 1995.

     Aircraft services were purchased from Valhi in the amount of $150,000 for the year ended December 31, 1995.

     In the opinion of Keystone management and the Keystone Board of Directors, the terms of the transactions described above were no less favorable to Keystone than those that could have been obtained from an unrelated entity.

CERTAIN LITIGATION

     Harold C. Simmons, Glenn R. Simmons and certain companies related to Keystone are parties to the litigation described below.

     In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County, (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with the purchase by Tremont of 7,800,000 shares of NL Common Stock from Valhi (the "NL Stock Purchase"). In addition to Valhi, the complaint named as defendants Tremont and the members of Tremont's Board of Directors, including Glenn R. Simmons and Harold C. Simmons. The complaint alleged, among other things, that the NL Stock Purchase constituted a waste of Tremont's assets and that Tremont's Board of Directors had breached its fiduciary duties to Tremont's public stockholders. A trial on this matter was held in June 1995 and in March 1996 the court issued its opinion ruling in favor of the defendants and concluded that the NL Stock Purchase did not constitute an overreaching by Valhi, that Tremont's purchase price in the NL Stock Purchase was fair and that in all other respects the NL Stock Purchase was fair to Tremont. The plaintiffs have filed an appeal of the Court of Chancery's ruling.

SECURITY OWNERSHIP OF MANAGEMENT



     As of August 21, 1996, Keystone's directors, the executive officers named in the Keystone Summary Compensation Table below, and the Keystone directors and executive officers as a group, beneficially owned, as defined by the rules of the Commission, the shares of Keystone Common Stock shown in the following table.



                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
                                                                   OWNERSHIP
                                                                  OF KEYSTONE        PERCENT OF
                    NAME OF BENEFICIAL OWNER                    COMMON STOCK(1)       CLASS(2)
    ---------------------------------------------------------  -----------------     ----------
    Thomas E. Barry(3).......................................         4,100               --
    Paul M. Bass, Jr.(3)(4)..................................         6,500               --
    David E. Connor(3).......................................         4,500               --
    Harold M. Curdy(3).......................................        15,951               --
    Ralph P. End(3)..........................................         3,414               --
    Bill J. Johnson(3).......................................         6,535               --
    Glenn R. Simmons(3)(5)...................................        63,600              1.1%
    Robert W. Singer(3)......................................        28,770               --
    Donald A. Sommer(3)......................................        32,964               --
    J. Walter Tucker, Jr. ...................................       153,450              2.7%
    Richard N. Ullman(3).....................................         4,500               --
    All Keystone directors and executive officers as a group
      (13 persons)(3)(4)(5)..................................       331,788              5.8%


- ---------------

(1) All beneficial ownership is sole and direct except as otherwise set forth herein. Information as to the beneficial ownership of Keystone Common Stock has either been furnished to Keystone by or on behalf of the indicated persons or is taken from reports on file with the Commission.

(2)  Percentage omitted if less than 1%.


(3) Includes shares that such person or group could acquire upon the exercise of options exercisable within 60 days of August 21, 1996 by Messrs. Barry, Bass, Connor, Sommer and Ullman for the purchase of 4,000 shares each, and named executive officers, Messrs. Curdy, End, Johnson, Simmons and Singer, for the purchase of 3,000, 900, 2,340, 22,500, and 6,000 shares, respectively, and the Keystone directors and executive officers as a group for the purchase of 56,740 shares under Keystone's stock option plans.



(4) Includes 2,500 shares of Keystone Common Stock held in discretionary accounts by First Southwest Company, a licensed broker-dealer, on behalf of certain of its clients, as to which Mr. Bass has voting and dispositive authority. Mr. Bass serves as Vice Chairman of First Southwest Company. As a result of the foregoing, Mr. Bass may be deemed to be the beneficial owner of such shares. However, Mr. Bass disclaims all such beneficial ownership.



(5) Glenn R. Simmons is the brother of Harold C. Simmons. See footnote (1) to the table under "-- Security Ownership of Certain Beneficial Owners."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth the stockholders known to Keystone to be the beneficial owners of more than 5% of the Keystone Common Stock outstanding as of the Record Date.


                                                             AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP OF
                    NAME AND ADDRESS OF                                                    PERCENT
                     BENEFICIAL OWNER                        KEYSTONE COMMON STOCK         OF CLASS
- -----------------------------------------------------------  ---------------------         --------
Harold C. Simmons..........................................        3,893,833(1)(2)           68.5%
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240

Killen Group, Inc..........................................          337,500(3)               5.9%
1189 Lancaster Avenue
Berwyn, Pennsylvania 19312


- ---------------


(1) The shares of Keystone Common Stock shown as beneficially owned by Harold C. Simmons includes 3,161,733, 326,050, 250,000, 115,550 and 30,000 shares of
    Keystone Common Stock held by Contran, NL, The Harold Simmons Foundation, Inc. (the "Foundation"), The Contran Deferred Compensation Trust No. 2 (the "Deferred Compensation Trust") and The Combined Master Retirement Trust (the "Master Trust"), respectively.



    Contran and NL directly hold approximately 55.6% and 5.7%, respectively, of the outstanding Keystone Common Stock. Valhi and Tremont are the holders of approximately 55.2% and 17.7%, respectively, of the outstanding common stock of NL. Contran holds, directly or indirectly through related entities, approximately 91.3% and 44.0% of the outstanding common stock of Valhi and Tremont, respectively. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (together, the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts; however, Mr. Simmons disclaims beneficial ownership thereof.


    Harold C. Simmons is Chairman of the Board, President and Chief Executive Officer of Valhi and Contran and Chairman of the Board and Chief Executive Officer of certain related entities through which Contran may be deemed to control Valhi. Additionally, he is Chairman of the Board of NL and is a director of Tremont.

    The Master Trust holds approximately 0.5% of the outstanding shares of Keystone Common Stock. The Master Trust is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, including Keystone. Harold C. Simmons is sole trustee of the Master Trust and sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by Valhi's board of directors. Harold C. Simmons and Glenn R. Simmons are members of Valhi's board of directors and are both participants in one or more of the employee benefit plans that invest through the Master Trust; however, both such persons disclaim beneficial ownership of the shares of Keystone Common Stock held by the Master Trust, except to the extent of their respective vested beneficial interests therein.


    The Foundation holds approximately 4.4% of the outstanding shares of Keystone Common Stock. The Foundation is a tax-exempt foundation organized and existing exclusively for charitable purposes. Harold C. Simmons is Chairman of the Board and Chief Executive Officer of the Foundation.


    The Deferred Compensation Trust holds approximately 2.0% of the outstanding shares of Keystone Common Stock. NationsBank of Texas, N.A. serves as trustee of the Deferred Compensation Trust (the "Trustee"). Contran established the Deferred Compensation Trust as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the Deferred Compensation Trust assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the Deferred Compensation Trust,

    Contran (i) retains the power to vote the shares held by the Deferred Compensation Trust, (ii) shares dispositive power over such shares with the Trustee and (iii) may be deemed the indirect beneficial owner of such shares.


    By virtue of the holding of such offices, the stock ownership as described above and his service as trustee as described above, Harold C. Simmons may be deemed to control such entities and Mr. Simmons and such entities may be deemed to possess indirect beneficial ownership of certain shares of Keystone Common Stock held by such entities. However, Mr. Simmons disclaims such beneficial ownership of the shares of Keystone Common Stock beneficially owned, directly or indirectly, by such entities.


    Certain information contained in this footnote is based on information provided to Keystone by Valhi, Contran and certain of their affiliates.

(2) The shares of Keystone Common Stock shown as beneficially owned by Harold C. Simmons also includes 10,500 shares of Keystone Common Stock held by Mr. H. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.


(3) Based on Amendment No. 2 to Schedule 13G dated February 14, 1996, filed by The Killen Group, Inc. (the "Killen Group") and Robert E. Killen. The Killen Group has sole power to vote 95,425 shares of Keystone Common Stock and the sole power to dispose of 335,000 shares of Keystone Common Stock. Robert E. Killen, the president and sole stockholder of the Killen Group whose address is the same as the Killen Group, has the sole power to vote and dispose of 2,500 shares of Keystone Preferred Stock.


DIRECTORS' COMPENSATION

     Directors of Keystone who are not salaried employees of Keystone receive an annual retainer of $12,000. Such directors also receive a fee of $450 per day for each Keystone Board of Directors meeting and/or committee meeting requiring attendance in person. Directors are also reimbursed for reasonable expenses incurred in attending Keystone Board of Directors and/or committee meetings. On May 5, 1992, the Keystone stockholders approved the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan ("Keystone Director Plan"), which provides that each non-employee director will be granted an option to purchase 1,000 shares of Keystone Common Stock on the third business day after Keystone issues its press release summarizing Keystone's annual financial results for the prior fiscal year. The exercise price of the options will be equal to the last reported sale price of Keystone Common Stock on the NYSE Composite Tape on the date of grant. Options granted pursuant to the Keystone Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant.


     Mr. G. Simmons' services as an executive officer are made available to Keystone pursuant to the Intercorporate Services Agreement. In addition to director services, Mr. Tucker provides certain consulting services to Keystone for which Keystone pays a company related to Mr. Tucker. See "-- Certain Business Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to Keystone's chief executive officer and to each of Keystone's four most highly compensated executive officers other than the chief executive officer (collectively, the "Keystone named executive officers") for services rendered in all capacities to Keystone for the years ended December 31, 1995, 1994, and 1993.

                      KEYSTONE SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                 ------------------------
                                                                                          AWARDS
                                                                                 ------------------------
                                                                                 RESTRICTED    SECURITIES
                                                     ANNUAL COMPENSATION           STOCK       UNDERLYING     ALL OTHER
                                                -----------------------------      AWARDS       OPTIONS      COMPENSATION
         NAME AND PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)      ($)(1)         (#)           ($)(2)
- ----------------------------------------------  ----    ---------    --------    ----------    ----------    ------------
Glenn R. Simmons(3)                             1995     123,077          --           --            --             --
Chief Executive Officer                         1994     175,000          --           --            --             --
                                                1993     149,596          --           --        12,500             --
Robert W. Singer(4)                             1995     170,000      62,500           --            --          7,425
President                                       1994     225,000     150,000           --            --          6,690
                                                1993     200,000     150,000       25,625        10,000          8,994
Harold M. Curdy                                 1995     132,000      60,000           --            --          7,425
Vice President -- Finance & Treasurer           1994     132,000     125,000           --            --          6,690
                                                1993     125,000      56,250       19,475         5,000          8,362
Ralph P. End                                    1995      93,000      30,000           --            --          6,559
Vice President and General Counsel              1994      93,000      35,000           --            --          5,762
                                                1993      90,000      30,000       10,250         1,500          5,353
Bill J. Johnson                                 1995     101,642      16,716           --            --          7,425
President -- Sherman Wire Division              1994      96,560      70,500           --         2,100          6,642
                                                1993      93,404      20,976       21,525         2,500          6,695

- ---------------

(1) The dollar value of the reported grants of restricted Keystone Common Stock is based on the last reported sales price per share on the date of grant of Keystone Common Stock as reported by the NYSE Composite Tape. The reported shares of restricted Keystone Common Stock vest at a rate of 40% after six months from the date of award, 30% after eighteen months from the date of the award and 30% after thirty months from the date of the award. Dividends on all shares of restricted Keystone Common Stock are paid at the same time and at the same rate as dividends on unrestricted Keystone Common Stock, if declared.


    The total number of shares of restricted Keystone Common Stock awarded to each Keystone named executive officer and the aggregate number and value of each Keystone named executive officer's holdings of restricted Keystone Common Stock as of December 31, 1995 (at which time the market value was $11.50 per share based on the last reported sales price per share of Keystone Common Stock as reported by the NYSE Composite Tape) were as follows:



                                                        NON-VESTED
                                                         SHARES OF           VALUE OF NON-
                                                        RESTRICTED         VESTED RESTRICTED
                                                      KEYSTONE COMMON       KEYSTONE COMMON
                                                        STOCK AS OF           STOCK AS OF
                 NAME OF EXECUTIVE OFFICER           DECEMBER 31, 1995     DECEMBER 31, 1995
        -------------------------------------------  -----------------     -----------------
        Glenn R. Simmons...........................          --                 $    --
        Robert W. Singer...........................         750                   8,625
        Harold M. Curdy............................         550                   6,325
        Ralph P. End...............................         300                   3,450
        Bill J. Johnson............................         600                   6,900


(2) Amounts contributed by Keystone to Keystone's 401(k) Plan for the benefit of such executive officer.

(3) Glenn R. Simmons, Chairman of the Board and Chief Executive Officer of Keystone, is not a salaried employee of Keystone. The reported salary represents an allocation of his time devoted to Keystone business under the Intercorporate Services Agreement. See "-- Certain Business Relationships and Related Transactions" above.

(4) The amounts shown in the table as compensation for Mr. Singer represent the full amount paid by Keystone for services rendered to Keystone during 1995, less the portion of such compensation that is either credited or reimbursed to Keystone for services Mr. Singer rendered to Valhi pursuant to the Intercorporate Services Agreement. Mr. Singer's Keystone compensation excludes $55,000 as salary and $62,500 as bonus for services rendered by Mr. Singer to Valhi during 1995.

     The following table sets forth certain information with respect to the Keystone named executive officers concerning unexercised Keystone stock options at December 31, 1995. No Keystone stock options or Keystone stock appreciation rights were exercised during 1995.


                           KEYSTONE OPTION/SAR VALUES



                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                              KEYSTONE OPTIONS/SARS            KEYSTONE OPTIONS/SARS
                                                  AT FY-END(#)                    AT FY-END($)(2)
                                         -------------------------------    ----------------------------
                   NAME                  EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE    UNEXERCISABLE
    -----------------------------------  -----------    ----------------    -----------    -------------
    Glenn R. Simmons...................     14,000           13,500            13,750          20,625
    Robert W. Singer...................      4,000            6,000            11,000          16,500
    Harold M. Curdy....................      2,000            3,000             5,500           8,250
    Ralph P. End.......................        600              900             1,650           2,475
    Bill J. Johnson....................      1,420            3,180             3,275           6,225


- ---------------


(1) Options vest 20%, 40%, 60% and 100% on the first, second, third and fourth anniversary of the date of grant, respectively.


(2) The values shown in the table are based on the $11.50 per share closing price of the Keystone Common Stock on December 31, 1995 as reported by the NYSE Composite Tape, less the exercise price of the options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Except for Mr. Sommer who retired as Vice President of Keystone in 1982, no member of the Keystone Compensation Committee is or has been an officer or employee of Keystone or any of its subsidiaries. In 1995, no executive officer of Keystone served on the compensation committee or as a director of another entity, one of whose executive officers served on the Keystone's Compensation Committee or Board of Directors.


PENSION PLAN


     Keystone maintains several qualified, noncontributory defined benefit plans which provide defined retirement benefits to eligible employees including executive officers. Normal retirement age under the Company's pension plans is age 65. Under the plans covering salaried employees, including officers, the defined benefit for an individual is based on a straight life annuity. An individual's monthly benefit is the sum of the following: (i) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1%, multiplied by the years of credited service, plus (ii) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multiplied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (iii) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $14.00 per month.

     The estimated annual benefits payable upon retirement at normal retirement age for each of the salaried Keystone named executive officers, assuming continued employment with Keystone until normal retirement age at current salary levels are: Harold M. Curdy, $46,786; Ralph P. End, $27,937; Robert W. Singer, $27,401; and Bill J. Johnson, $28,145. Glenn R. Simmons does not participate in the Keystone defined benefit pension plans.


                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                              KEYSTONE AND DESOTO

     The rights of Keystone's stockholders are governed by its Certificate of Incorporation, its Bylaws ("Keystone Bylaws") and the laws of the State of Delaware. The rights of DeSoto stockholders are governed by its Certificate of Incorporation, its Bylaws ("DeSoto Bylaws") and the laws of the State of Delaware. After the Effective Time of the Merger, the rights of DeSoto stockholders who become Keystone stockholders will be governed by the Keystone Certificate of Incorporation, Keystone Bylaws and the laws of the State of Delaware. In most respects, the rights of Keystone stockholders and DeSoto stockholders are similar. The following is a summary of the material differences between the rights of Keystone stockholders and the rights of DeSoto stockholders under their respective Certificates of Incorporation and Bylaws.

  Amendment of Certificate of Incorporation and Bylaws


     Amendments of the Certificate of Incorporation for each of Keystone and DeSoto requires the affirmative vote of a majority of the respective outstanding shares of common stock; provided, however, that any amendment to the Certificate of Incorporation of DeSoto that adversely affects the powers, preferences or special rights of the holders of DeSoto Preferred Stock requires the affirmative vote of the holders of a majority of the Series A Junior Participating Preferred Stock of DeSoto (the "Series A Preferred"), and the affirmative vote of seventy five percent (75%) of each class or series of outstanding stock of DeSoto is required to amend certain other provisions, including those relating to classification of the Board of Directors, removal of directors only for cause, and the prohibition on the taking of action by stockholders other than at a meeting of stockholders. No shares of the Series A Preferred are outstanding.


     The Keystone Bylaws and Certificate of Incorporation provide that the Keystone Bylaws may be amended or repealed by the Board of Directors or by the stockholders. The DeSoto Bylaws and Certificate of Incorporation also provide that the DeSoto Bylaws may be amended or repealed by the Board of Directors or by the stockholders.

  Dividends and Distributions


     Keystone. Subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of Keystone Common Stock shall be entitled to receive such dividends if as and when declared by the Board of Directors. In the event of the voluntary or involuntary liquidation of Keystone, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of Keystone Common Stock shall be entitled to receive pro rata all of the remaining assets of Keystone available for distribution to its stockholders. No shares of Keystone preferred stock are currently outstanding.



     DeSoto. Subject to the rights of the holders of any series of preferred stock ranking prior and superior to the shares of DeSoto Preferred Stock, if any, the holders of DeSoto Preferred Stock shall be entitled to receive the liquidation preference of each share of DeSoto Preferred Stock. If such dividends are in arrears for four (4) quarterly periods at any time, dividends for any subsequent quarterly periods are payable to holders of DeSoto Preferred Stock at the rate of ten percent (10%) of the sum of the liquidation preference of each share of DeSoto Preferred Stock, until dividend arrearages exist for less than four (4) quarterly periods. Holders of DeSoto Common Stock are entitled to receive dividends when, as and if declared by the DeSoto Board of Directors out of funds legally available therefor.


     In the event of the liquidation or dissolution of DeSoto, no distribution shall be made to the holders of shares ranking junior to the DeSoto Preferred Stock unless the holders of DeSoto Preferred Stock shall have received an amount equal to the liquidation preference to the date of such payment. In the event DeSoto does not have sufficient assets to pay the liquidation preference, the remaining assets of DeSoto shall be distributed pro rata among the holders of DeSoto Preferred Stock.


  Anti-Takeover Provisions


     Neither the Keystone Certificate of Incorporation nor Bylaws contain specific anti-takeover provisions; however, the Keystone Certificate of Incorporation authorizes the issuance of 500,000 shares of preferred stock, the rights, preferences, powers and restrictions of which may be determined by the Board of Directors without stockholder approval. Pursuant to the terms of the Merger, approximately 435,456 shares of Keystone Preferred Stock will be issued. The Board of Directors has the ability to designate a series of preferred stock with rights, preferences, powers and restrictions that would make a change in control of Keystone not approved by the Board of Directors difficult and therefore, less likely. In addition, on September 22, 1995, Keystone's Certificate of Incorporation was amended and restated to increase the authorized Keystone Common Stock from 9,000,000 to 12,000,000 shares. Shares of authorized and unissued Keystone Common Stock could be issued in one or more transactions which also would make a change in control of Keystone more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Keystone Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Keystone. In addition, the Board of Directors of Keystone is divided into three classes, which together with the provisions of the DGCL restricting the removal of directors described below could delay a change in a majority of the board for at least two annual meetings. Following consummation of the Merger, the provisions in the Keystone Preferred Stock requiring redemption of such stock following a change of control may also have an anti-takeover effect. See "Description of Keystone Capital Stock."


     DeSoto's Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, the rights, preferences, powers and restrictions of which may be determined by the Board of Directors without stockholder approval. To date, DeSoto has designated 583,333 shares of preferred stock as Series B Senior Preferred Stock (defined above as "DeSoto Preferred Stock"), all of which are outstanding. The dividends payable on the DeSoto Preferred Stock, as described above under "Dividends and Distributions," as well as the required redemption of such stock upon a change in control could make a change in control of DeSoto not approved by the Board of Directors difficult and, therefore, less likely. In connection with the Rights Plan described below, DeSoto designated 200,000 shares of Series A Preferred Stock, none of which are outstanding. In addition, the Board of Directors has the ability to designate the rights, preferences, powers and restrictions of the remaining shares of authorized preferred stock that would make a change in control of DeSoto without the approval of the Board of Directors even more difficult and less likely.


     DeSoto's Certificate of Incorporation and Bylaws contain certain provisions which might make a change of control of DeSoto which is not approved by the Board of Directors more difficult. DeSoto's Board of Directors is divided into three classes, which, as is the case with Keystone, could delay a change in a majority of the Board. The Bylaws of DeSoto require stockholders wishing to nominate persons for election as directors to satisfy certain advance notice and disclosure requirements. DeSoto's Certificate of Incorporation contains a provision permitting removal of directors only for cause. DeSoto's Certificate of Incorporation also contains a provision that provides that certain business combination transactions (each a "Business Combination"), including mergers, of DeSoto with any person who is the beneficial owner of more than 10% of the shares of DeSoto Common Stock (a "New Substantial Stockholder") or an affiliate of such person, requires the affirmative vote of the holders of at least 75% of DeSoto's voting stock (the "Supermajority Vote"), unless (i) the Business Combination shall have been approved by three-fourths of the Whole Board (as defined below) and by a majority of the Continuing Directors (as defined below) of DeSoto (together, the "Required Approvals"), or (ii) the Price Requirement and the Procedure Requirements (as defined below) are met. "Continuing Director" is defined as any director who is unaffiliated with the New Substantial Stockholder and (i) was a director prior to the time that the New Substantial Stockholder became such, or (ii) who was designated as a Continuing Director by at least a majority of Continuing Directors (but not less than one Continuing Director) and three-fourths of the Whole Board. "Whole Board" is defined as the total number of directors which DeSoto would have if there were no vacancies. The Price Requirement is that the consideration to be received per share of DeSoto Common Stock by holders of shares in such Business Combination be at least equal to the highest of the following: (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees and with appropriate adjustments for reclassifications) paid by the New Substantial Stockholder of any shares acquired by it; (ii) the highest fair market value per share at any time after the New Substantial Stockholder became such; or (iii) the highest preferential amount per share to which the holders of shares are entitled in the event of a voluntary liquidation, dissolution or winding up of DeSoto. The Procedure Requirements include the following, among others: (i) the consideration payable to stockholders must be in cash or in the same form as was previously paid by the Substantial Stockholder in its acquisition of shares; and
(ii) after the New Substantial Stockholder has become such and prior to the consummation of the Business Combination, except as approved by at least a majority of the Continuing Directors and three-fourths of the Whole Board (x) there shall have been no failure to pay, at least once during each fiscal quarter of the Company, dividends on the DeSoto Common Stock at a rate per share at least equal to that paid per share during the fiscal quarter prior to the New Substantial Stockholder becoming such and (y) an increase in such quarterly rate of dividends as necessary to reflect any reclassification or similar transaction which has the effect of reducing the number of outstanding shares. This provision can be amended or repealed only by the affirmative vote of holders of at least 75% of the voting stock of DeSoto, unless such amendment or repeal is first approved by at least a majority of the Continuing Directors and three-fourths of the Whole Board.

     Accordingly, holders of DeSoto Common Stock who become holders of Keystone Common Stock as a result of the Merger will no longer be afforded certain protections afforded by, or be subject to, these provisions in DeSoto's Certificate of Incorporation and Bylaws.

  Stockholder Inspection Rights

     The Bylaws of Keystone and DeSoto each provide that a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his or her name, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten days prior to the meeting. The stockholder list shall also be open to examination during the meeting by any stockholder present at the meeting.

  Stockholder Meetings

     The Bylaws of DeSoto provide that special meetings of stockholders may be called by stockholders holding in the aggregate shares representing not less than a majority of each class or series of stock issued and outstanding and entitled to vote at the meeting. Under the Keystone Bylaws, special meetings of stockholders may only be called by the Chairman of the Board, President or Board of Directors of Keystone.

     The Certificate of Incorporation of DeSoto prohibits the taking of stockholder action without a meeting. The Certificate of Incorporation of Keystone does not prohibit the taking of stockholder action without a meeting.

  Director Nominations

     The Keystone Bylaws currently provide for a five to nine member Board of Directors; there are currently seven members of the Board of Directors which shall be expanded to nine members effective upon consummation of the Merger. The Directors are divided into three classes, with staggered three year terms. One class of Directors shall be elected at each annual meeting of stockholders for a three year term and until his or her successor is elected and qualified.

     The DeSoto Bylaws provide that the number of directors shall be eleven, which number may be changed by resolution adopted by the Board of Directors. The DeSoto Board of Directors currently consists of seven members. The Directors are divided into three classes, with staggered three year terms. One class of Directors shall be elected at each annual meeting of stockholders and each director shall hold office for a three year term and until his or her successor is duly elected and qualified.

  State Antitakeover Statutes

     Both Keystone and DeSoto are subject to Section 203 of the DGCL. Section 203 of the DGCL would prohibit a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by the subject company or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15 percent or more of the subject company's voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Board of Directors of the subject company, (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of the subject company (excluding for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of the subject company and shares held by certain employee benefit plans), or (iii) the business combination is approved by the Board of Directors of the subject company, and by the holders of at least two-thirds of the outstanding voting stock of the subject company, excluding shares held by the interested stockholder.

  Rights Plan

     Keystone does not have a rights plan.

     On February 20, 1989, DeSoto's Board of Directors declared a dividend of one Purchase Right for each outstanding share of DeSoto voting stock. The dividend was payable to holders of record of shares on March 3, 1989, and the board authorized the issuance of additional Purchase Rights for DeSoto Common Stock issued after that date. Each Purchase Right entitles the holder thereof to buy from DeSoto one one-hundredth of a share of Series A Preferred Stock at a price of $140 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. As currently in effect, in the event that (i) any person acquires 25% or more of the outstanding shares of DeSoto voting stock (an "Acquiring Person"), (ii) DeSoto is the surviving corporation in a merger with an Acquiring Person and the shares of DeSoto voting stock are not changed or exchanged, (iii) an Acquiring Person engaged in one of a number of specified self-dealing transactions, or (iv) during such time as there is an Acquiring Person, an event occurs (including a reverse stock split) which results in such Acquiring Person's ownership interest being increased by more than 1%, each holder of a Purchase Right (other than Purchase Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive upon exercise of a Purchase Right that number of shares of DeSoto Common Stock which, at that time, would have a market value of two times the Purchase Price. In the event that DeSoto is acquired in a merger or other business combination transaction, each Purchase Right will entitle its holder to purchase, at the Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price.

     DeSoto is entitled to redeem the Purchase Rights at $.01 per Purchase Right at any time prior to a person becoming an Acquiring Person. The Purchase Rights will not be exercisable until the earlier of (i) the tenth day after the public announcement that a person has acquired beneficial ownership of 25% or more of the outstanding shares of DeSoto voting stock, or (ii) the tenth business day (or such later date as is determined by DeSoto's Board of Directors prior to such time as any person becomes an Acquiring Person) after the commencement of, or announcement of an intention to commence, an offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding shares of DeSoto voting stock. The Purchase Rights are intended to deter takeovers which are not in the best interests of DeSoto and its stockholders. In connection with the Reorganization Agreement, the Board of Directors took appropriate action to assure that the execution of the Reorganization Agreement and the related agreements and the consummation of the transactions contemplated thereby will not cause the Purchase Rights to become exercisable or distributed.

  Indemnification

     Section 145 of the DGCL provides that a corporation may, and the Keystone Bylaws provide that Keystone shall, indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity, against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful. Determination of indemnification shall be made by (i) the corporation's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action or, (ii) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
(iii) by the corporation's stockholders.

     The DGCL provides that a corporation may, and the Keystone Bylaws provide that Keystone shall, indemnify any person made a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity, against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action was brought, shall determine that such person is entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The DeSoto Certificate of Incorporation provides that directors, officers and certain other persons will be indemnified to the fullest extent authorized by Delaware law. The DeSoto Bylaws require DeSoto to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, subject to certain conditions. The Keystone Bylaws contain a comparable provision regarding the advancement of expenses, except that such advancement may only be made upon receipt of an undertaking by the affected officer or director that he or she will repay such amounts advanced if it is ultimately determined that he or she was not entitled to indemnification under the Keystone Bylaws.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Keystone pursuant to the foregoing provisions, Keystone has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


  Election of Directors

     Under the Bylaws of each of Keystone and DeSoto, the Board of Directors has the right to fill any vacancy created on the Board caused by death, resignation, removal or otherwise, and newly created directorships. Under the provisions of the DGCL and the Keystone Certificate of Incorporation, any director or the entire Board of Directors of Keystone may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under the provisions of the DGCL and the DeSoto Certificate of Incorporation, directors may be removed from office only for cause.

                                    EXPERTS

     The consolidated balance sheets of Keystone at December 31, 1994 and 1995, and the related consolidated statements of operations and changes in stockholders' equity (deficit) and cash flows of Keystone for each of the three years in the period ended December 31, 1995 (including the notes thereto), incorporated by reference from Keystone's Annual Report on Form 10-K, have been audited by Coopers & Lybrand, L.L.P., independent auditors, as set forth in their report thereon appearing therein and incorporated by reference herein. Such consolidated financial statements of Keystone are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of DeSoto as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included in this Joint Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Reference is made to said report which includes an explanatory paragraph that describes matters impacting DeSoto's ability to continue as a going concern. Such consolidated financial statements are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Keystone Meeting, and representatives of Arthur Andersen LLP are expected to be present at the DeSoto Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Richard Holmes of Arthur Andersen LLP, acting as a representative of DeSoto's trade creditors, is required, pursuant to the terms of DeSoto's agreement with its trade creditors, to agree on behalf of such trade creditors to the terms of the Reorganization Agreement as such terms relate to such trade creditors.

                                 LEGAL MATTERS


     The validity of the shares of Keystone Common Stock offered hereby and the federal income tax consequences in connection with the Merger will be passed upon for Keystone by Godwin & Carlton, P.C.


     The federal income tax consequences in connection with the Merger will be passed upon for DeSoto by Fried, Frank, Harris, Shriver & Jacobson.

                             STOCKHOLDER PROPOSALS


     Keystone stockholders may submit proposals on matters appropriate for stockholder action at Keystone's annual meetings, subject to regulations adopted by the Securities and Exchange Commission. Keystone presently intends to call the next annual meeting during May 1997. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 annual meeting, they must be received by the Company not later than December 24, 1996. Such proposals should be addressed to Secretary, Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240.



     If the Merger is not consummated, any DeSoto stockholder who intends to present a proposal at the 1996 Annual Meeting of Stockholders and have it included in DeSoto's proxy statement for that meeting must submit it to DeSoto by the close of business on the date which is 120 calendar days in advance of the first anniversary of November 27, 1995, unless the date of the 1996 Annual Meeting changes by more than 30 days from the date of the 1995 Annual Meeting, in which case proposals must be received by DeSoto a reasonable time before the release of the proxy statement. In addition, if the Merger is not consummated, a stockholder who otherwise intends to present business at the 1996 Annual Meeting must comply with the requirements set forth in DeSoto's bylaws. Among other things, to bring business before an annual meeting, a stockholder must give written notice complying with the bylaws to the Secretary of DeSoto sixty (60) days in advance of the meeting if the meeting is to be held on the first Friday of May or, if the meeting is to be held on some other date, no later than seven days following the date on which notice of the meeting is first given to stockholders.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The accompanying unaudited pro forma Keystone financial statements set forth the pro forma Condensed Consolidated Balance Sheet of Keystone as of June 30, 1996, and the pro forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996. These pro forma financial statements are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements that result from the Merger between Keystone and DeSoto and the immediate, subsequent merger of the two companies' defined benefit pension plans under the assumptions and estimates set forth in the notes thereto. Keystone will account for the Merger by the purchase method.



     The accompanying unaudited pro forma DeSoto financial statements set forth the pro forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996. These pro forma financial statements are presented to illustrate the effect of certain adjustments to the historical DeSoto consolidated financial statements that result from recording the April 1996 sale of DeSoto's Union City, California business and the 1995 sales of DeSoto's businesses in Thornton and South Holland, Illinois under the assumptions and estimates set forth in the notes thereto.


     The accompanying Keystone and DeSoto pro forma condensed consolidated financial statements should be read in conjunction with the respective companies' historical consolidated financial statements and notes thereto. The pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred as described in the preceding paragraphs, nor do they purport to represent results of future operations of the merged companies.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                    INDEX OF PRO FORMA FINANCIAL INFORMATION


                                                                                        PAGE
                                                                                        ----
Keystone Consolidated Industries, Inc.:
  Unaudited Pro Forma Condensed Consolidated Balance Sheet -- June 30, 1996...........   P-3
  Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet...................   P-4
  Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Year ended
     December 31, 1995................................................................   P-6
  Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Six months
     ended June 30, 1996..............................................................   P-7
  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations........   P-8
DeSoto, Inc.:
  Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Year ended
     December 31, 1995................................................................   P-9
  Unaudited Pro Forma Condensed Consolidated Statement of Operations -- Six months ended June 30, 1996..............................................................  P-10
  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations........  P-11

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996

                                 (IN THOUSANDS)

                                     ASSETS


                                                                                                  PRO FORMA
                                                                HISTORICAL    HISTORICAL    ---------------------     PRO FORMA
                                                                 KEYSTONE       DESOTO      NOTE 2    ADJUSTMENTS    CONSOLIDATED
                                                                ----------    ----------    ------    -----------    ------------
Current assets:
  Cash and cash equivalents...................................   $     --      $     42                $      --       $     42
  Restricted cash and short-term investments..................         --         1,180                       --          1,180
  Notes and accounts receivable...............................     40,125         2,744                       --         42,869
  Inventories.................................................     26,351           355                       --         26,706
  Deferred income taxes.......................................      5,066         3,180                       --          8,246
  Prepaid expenses and other..................................        190           218                       --            408
                                                                 --------      --------                ---------       --------
        Total current assets..................................     71,732         7,719                       --         79,451
Property, plant and equipment, net............................     86,713           589      (c)            (589)        86,713
Unrecognized net pension obligation...........................      7,517            --      (d)          (7,517)            --
Prepaid pension cost..........................................         --        50,710      (c)          40,162
                                                                                             (d)          11,422        102,294
Deferred income taxes.........................................     21,873            --      (e)         (21,873)            --
Restricted investments........................................         --         3,877                       --          3,877
Other.........................................................      6,887           748      (c)            (748)
                                                                                             (f)             250          7,137
Investment in DeSoto..........................................        275            --      (a)          34,563
                                                                                             (b)             475
                                                                                             (c)         (35,313)            --
                                                                 --------      --------                ---------       --------
                                                                 $194,997      $ 63,643                $  20,832       $279,472
                                                                 ========      ========                =========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current long-term debt....................   $ 26,943      $     --      (b)       $     475
                                                                                             (f)           1,113       $ 28,531
  Accounts payable............................................     23,353        11,482      (f)          (8,000)        26,835
  Accrued pension cost........................................      6,623            --      (d)          (6,623)            --
  Accrued OPEB cost...........................................      7,776           435                       --          8,211
  Other accrued liabilities...................................     19,618        10,220      (c)             590         30,428
                                                                 --------      --------                ---------       --------
        Total current liabilities.............................     84,313        22,137                  (12,445)        94,005
                                                                 --------      --------                ---------       --------
Noncurrent liabilities:
  Long-term debt..............................................      9,351            --      (f)           8,617         17,968
  Deferred income taxes.......................................         --        12,256      (c)          14,378
                                                                                             (d)           5,990
                                                                                             (e)         (21,873)        10,751
  Accrued pension cost........................................     26,650            --      (d)         (26,650)            --
  Accrued OPEB cost...........................................     97,746         1,431      (c)           1,367        100,544
  Negative goodwill...........................................         --            --      (c)           1,885          1,885
  Other.......................................................      9,166         8,131                       --         17,297
                                                                 --------      --------                ---------       --------
        Total noncurrent liabilities..........................    142,913        21,818                  (16,286)       148,445
                                                                 --------      --------                ---------       --------
Keystone mandatory redeemable preferred stock, no par value,
  500,000 shares authorized, none issued (pro
  forma -- 435,458)...........................................         --            --      (a)           4,684
                                                                                             (c)             296
                                                                                             (f)          (1,480)         3,500
DeSoto mandatory redeemable preferred stock, no par value,
  583,333 shares authorized, issued and outstanding (pro
  forma -- none)..............................................         --         4,684      (a)          (4,684)            --
                                                                 --------      --------                ---------       --------
                                                                       --         4,684                   (1,184)         3,500
                                                                 --------       -------                ---------       --------
Common stockholders' equity (deficit):
  Keystone common stock, $1 par value, 12,000,000 shares
    authorized; 5,687,858 shares issued at stated value (pro
    forma -- 9,187,858).......................................      6,413            --      (a)           3,500          9,913
  DeSoto common stock.........................................         --         5,619      (c)          (5,619)            --
  Additional paid-in capital..................................     20,484         1,000      (a)          31,063
                                                                                             (c)          (1,000)        51,547
  Net pension liabilities adjustment..........................    (31,188)           --      (d)          31,188             --
  Retained earnings (accumulated deficit).....................    (27,926)       40,211      (c)         (40,211)       (27,926)
  Keystone treasury stock -- 1,134 shares.....................        (12)           --                       --            (12)
  DeSoto treasury stock -- 930,751 shares (pro
    forma -- none)............................................         --       (31,826)     (c)          31,826             --
                                                                 --------      --------                ---------       --------
        Total stockholders' equity (deficit)..................    (32,229)       15,004                   50,747         33,522
                                                                 --------      --------                ---------       --------
                                                                 $194,997      $ 63,643                $  20,832       $279,472
                                                                 ========      ========                =========       ========


            See accompanying notes to Unaudited Pro Forma Condensed
                          Consolidated Balance Sheet.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996


NOTE 1 -- BASIS OF PRESENTATION:


     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 reflects the adjustments necessary to record the Merger of Keystone and DeSoto and the immediate, subsequent merger of the two companies' defined benefit pension plans as though such transactions had occurred on June 30, 1996. The Merger is accounted for by the purchase method.


NOTE 2 -- PRO FORMA ADJUSTMENTS:


(a) Keystone issues 3,500,000 shares of Keystone Common Stock, at a price of $9.875 per share in exchange for the 4,688,523 outstanding shares of DeSoto Common Stock. In addition, Keystone issues 435,458 shares of Keystone Preferred Stock ($8.0375 mandatory redemption value on July 1, 2000), in exchange for the 583,333 outstanding shares of DeSoto Preferred Stock.



(b) Keystone incurs $750,000 in Merger related costs, $275,000 of which had been incurred at June 30, 1996.



(c)  Allocate purchase price as follows.



                                                                                             (IN THOUSANDS)
                                                                                             --------------
        PURCHASE PRICE TO BE ALLOCATED
          3,500,000 shares of Keystone common stock at $9.875 per share;...................     $ 34,563
          435,458 shares of Keystone preferred stock with mandatory redemption value of
            $8.0375 per share..............................................................        3,500
          Estimated transaction costs......................................................          750
                                                                                                --------
                                                                                                  38,813
                                                                                                --------
        PURCHASE PRICE ALLOCATION
          Historical DeSoto common equity..................................................       15,004
          Eliminate historical DeSoto preferred stock......................................        3,204
                                                                                                --------
                                                                                                  18,208
          Purchase price allocation adjustments:
            Adjust DeSoto pension cost to excess of pension plan assets over related
             projected benefit obligation..................................................       40,162
            Accrue DeSoto severance liability..............................................         (590)
            Adjust DeSoto OPEB liability to accumulated benefit obligation.................       (1,367)
            Eliminate DeSoto net property, plant and equipment.............................         (589)
            Eliminate DeSoto other noncurrent assets.......................................         (748)
            Record related deferred tax liability, at effective federal and state rate of
             39%,..........................................................................      (14,378)
                                                                                                --------
                                                                                                  40,698
                                                                                                --------
                Recorded negative goodwill.................................................     $ (1,885)
                                                                                                ========

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

(d) Elimination of Keystone's additional minimum pension liability, unrecognized net pension obligation, SFAS 87 equity adjustment and related deferred income taxes and increase in the aggregate projected benefit obligation due to conforming mortality assumptions, all as a result of merging Keystone's and DeSoto's defined benefit pension plans. The merger of the pension plans results in a pro forma funded status as follows.



                                                                                IMPACT OF MERGER OF
                                                            HISTORICAL         ---------------------
                                                       --------------------    KEYSTONE/    PENSION
                                                       KEYSTONE     DESOTO      DESOTO       PLANS      PRO FORMA
                                                       --------    --------    ---------    --------    ---------
                                                                             (IN THOUSANDS)
        Plan assets..................................  $149,282    $160,229     $    --     $     --    $309,511
        Projected benefit obligation.................  192,192       69,357          --       18,255     279,804
                                                       --------    --------     -------     --------    --------
        Plan assets in excess of (exceeded by)
          projected benefit obligation...............  (42,910 )     90,872          --      (18,255)     29,707
        Unrecognized net loss (gain) from experience
          different from actuarial assumptions.......   46,869      (33,280)     33,280       18,255      65,124
        Unrecognized net obligation (asset)..........    7,463       (7,506)      7,506           --       7,463
        Additional minimum liability.................  (44,695 )         --          --       44,695          --
        Other........................................       --          624        (624)          --          --
                                                       --------    --------     -------     --------    --------
          Prepaid (accrued) pension cost.............  (33,273 )     50,710      40,162       44,695     102,294
        Less current portion.........................    6,623           --          --       (6,623)         --
                                                       --------    --------     -------     --------    --------
          Noncurrent prepaid (accrued) pension
            cost.....................................  $(26,650)   $ 50,710     $40,162     $ 38,072    $102,294
                                                       ========    ========     =======     ========    ========



(e) Reclassification of net noncurrent deferred income taxes.



(f) Keystone's term loan is restructured and increased by $8,617,000 (to a total of $20 million), at a cost of $250,000. The net term loan proceeds of $8,367,000, along with $1,113,000 of additional borrowings under Keystone's revolving credit facility, are used to fund $8 million of payments to DeSoto's trade creditors and payment of the dividend arrearage on DeSoto Preferred Stock of $1,480,000.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        PRO FORMA           PRO FORMA
                                           HISTORICAL     DESOTO      ---------------------     PRO FORMA
                                           KEYSTONE     NOTE 2 (A)    NOTE 2    ADJUSTMENTS    CONSOLIDATED
                                           ---------    ----------    ------    -----------    ------------
Revenues and other income................  $ 345,924     $ 18,098                 $    --        $364,022
                                           ---------     --------                 -------        --------
Costs and expenses:
  Cost of goods sold.....................    312,909       16,209       (c)          (205)
                                                                        (d)           966
                                                                        (g)        (3,882)        325,997
  Selling, general and administrative....     21,552        6,491       (b)           (11)
                                                                        (c)          (178)
                                                                        (d)           107
                                                                        (g)          (432)         27,529
  Nonrecurring expense (income), net.....         --       (6,360)                     --          (6,360)
  Retirement security program............         --       (6,846)      (d)         2,532
                                                                        (g)         4,314              --
  Interest...............................      3,385           83       (e)           475           3,943
                                           ---------     --------                 -------        --------
                                             337,846        9,577                   3,686         351,109
                                           ---------     --------                 -------        --------
     Income before income taxes..........      8,078        8,521                  (3,686)         12,913
Provision for income taxes...............      3,191        3,315       (f)        (1,475)          5,031
                                            --------      -------                 -------        --------
Net income...............................      4,887        5,206                  (2,211)          7,882
Dividends on preferred stock.............         --          507                      --             507
                                           ---------     --------                 -------        --------
Net income available for common shares...  $   4,887     $  4,699                 $(2,211)       $  7,375
                                           =========     ========                 =======        ========
Net income per common and common
  equivalent share.......................  $     .86                                             $    .79
                                           =========                                             ========
Weighted average common and common
  equivalent shares outstanding..........      5,654                                                9,348
                                           =========                                             ========


            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      PRO FORMA            PRO FORMA
                                       HISTORICAL       DESOTO       ----------------------      PRO FORMA
                                        KEYSTONE      NOTE 2 (A)     NOTE 2     ADJUSTMENTS     CONSOLIDATED
                                       ----------     ----------     ------     -----------     ------------
Revenues and other income............   $ 170,304      $  7,434                   $    --         $177,738
                                        ---------      --------                   -------         --------
Costs and expenses:
  Cost of goods sold.................     157,675         6,863       (c)             (81)
                                                                      (d)             483
                                                                      (g)          (1,645)         163,295
  Selling, general and
     administrative..................      11,302         2,562       (b)              (5)
                                                                      (c)             (40)
                                                                      (d)              54
                                                                      (g)            (183)          13,690
  Nonrecurring expense (income),
     net.............................          --          (676)                       --             (676)
  Retirement security program........          --        (3,436)      (d)           1,608
                                                                      (g)           1,828               --
  Interest...........................       1,869            --       (e)            (207)           1,662
                                        ---------      --------                   -------         --------
                                          170,846         5,313                     1,812          177,971
                                        ---------      --------                   -------         --------
     Income (loss) before income
       taxes.........................        (542)        2,121                    (1,812)            (233)
Provision (benefit) for income
  taxes..............................        (215)          826       (f)            (725)            (114)
                                        ---------      --------                   -------         --------
Net income (loss)....................        (327)        1,295                    (1,087)            (119)
Dividends on preferred stock.........          --           283                        --              283
                                        ---------      --------                   -------         --------
Net income (loss) available for
  common shares......................   $    (327)     $  1,012                   $(1,087)        $   (402)
                                        =========      ========                   =======         ========
Net income (loss) per common and
  common equivalent share............   $    (.06)                                                $   (.04)
                                        =========                                                 ========
Weighted average common and common
  equivalent shares outstanding......       5,678                                                    9,244
                                        =========                                                 ========


            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1995 AND

                         SIX MONTHS ENDED JUNE 30, 1996


NOTE 1 -- BASIS OF PRESENTATION:


     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 have been prepared assuming the Merger of Keystone and DeSoto and the immediate, subsequent merger of the two companies' defined benefit pension plans occurred on January 1, 1995. The Merger is accounted for by the purchase method.


NOTE 2 -- PRO FORMA ADJUSTMENTS:


(a) Includes pro forma adjustments to reflect the effect of certain DeSoto businesses sold in 1995 and 1996 as if such sales had occurred on December 31, 1994. See DeSoto pro forma financial statements on pages P-9 to P-11.



(b) Amortization of negative goodwill and deferred financing costs by the straight-line method over 20 years and 3 years, respectively.


(c) Reduction in depreciation expense resulting from amortization of purchase accounting basis difference over average remaining life of two years.

(d) Increase in pension expense due to conforming Keystone and DeSoto mortality assumptions and purchase accounting adjustments relating to DeSoto's defined benefit pension plan.


(e) Impact on interest expense based on changes in average outstanding debt levels using weighted average interest rates of 9.9% in 1995 and 9.3% in 1996, as follows.



                                                                               SIX MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,       JUNE 30,
                                                                 1995             1996
                                                             ------------     ------------
                                                                    (IN THOUSANDS)
        Increase (decrease) in average outstanding debt
          levels related to:
          Payment to DeSoto trade creditors................    $  8,000         $ 10,000
          Payment of DeSoto preferred stock dividends......       1,700            1,900
          Reduced defined benefit pension contributions....      (6,600)         (17,300)
          Payment of financing and transaction costs.......         700              700
          Other............................................         900              300
                                                               --------         --------
                                                               $  4,700         $ (4,400)
                                                               ========         ========


(f) Income tax expense of pro forma adjustments (c) through (e) at assumed effective federal and state rate of 39%.

(g)  Reclassification.

                                  DESOTO, INC.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          PRO FORMA
                                                                    ---------------------     PRO FORMA
                                                      HISTORICAL    NOTE 2    ADJUSTMENTS    CONSOLIDATED
                                                      ----------    ------    -----------    ------------
Revenues and other income...........................   $ 52,339       (d)      $ (34,241)      $ 18,098
                                                       --------                ---------       --------
Costs and expenses:
  Cost of goods sold................................     54,069       (d)        (37,860)        16,209
  Selling, general and administrative...............     10,164       (b)         (3,673)         6,491
  Nonrecurring expense (income), net................       (201)      (c)         (6,159)        (6,360)
  Retirement security program.......................     (6,846)                      --         (6,846)
  Interest..........................................        546       (a)           (463)            83
                                                       --------                ---------       --------
                                                         57,732                  (48,155)         9,577
                                                       --------                ---------       --------
     Income (loss) before income taxes..............     (5,393)                  13,914          8,521
Provision (benefit) for income taxes................       (758)      (f)          4,073          3,315
                                                       --------                ---------       --------
Net income (loss)...................................     (4,635)                   9,841          5,206
Dividends on preferred stock........................        507                       --            507
                                                       --------                ---------       --------
Net income (loss) available for common shares.......   $ (5,142)               $   9,841       $  4,699
                                                       ========                =========       ========
Net income (loss) per common and common equivalent
  share.............................................   $  (1.10)                               $   1.00
                                                       ========                                ========
Weighted average common and common equivalent shares
  outstanding.......................................      4,677                                   4,677
                                                       ========                                ========


            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations.

                                  DESOTO, INC.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        PRO FORMA
                                                                  ----------------------      PRO FORMA
                                                   HISTORICAL     NOTE 2     ADJUSTMENTS     CONSOLIDATED
                                                   ----------     ------     -----------     ------------
Revenues and other income........................   $  9,481        (d)        $(2,047)        $  7,434
                                                                               -------         --------
Costs and expenses:
  Cost of goods sold.............................      8,383        (d)         (1,520)           6,863
  Selling, general and administrative............      2,718        (b)           (156)           2,562
  Nonrecurring expense (income), net.............      2,746        (c)         (1,562)            (676)
                                                                    (e)         (1,860)
  Retirement security program....................     (3,436)                       --           (3,436)
                                                    --------                   -------         --------
                                                      10,411                    (5,098)           5,313
                                                    --------                   -------         --------
     Income (loss) before income taxes...........       (930)                    3,051            2,121
Provision (benefit) for income taxes.............       (351)       (f)          1,177              826
                                                    --------                   -------         --------
Net income (loss)................................       (579)                    1,874            1,295
Dividends on preferred stock.....................        283                        --              283
                                                    --------                   -------         --------
Net income (loss) available for common shares....   $   (862)                  $ 1,874         $  1,012
                                                    ========                   =======         ========
Net income (loss) per common and common
  equivalent share...............................   $   (.18)                                  $    .22
Weighted average common and common equivalent       ========                                   ========
  shares outstanding.............................      4,684                                      4,684
                                                    ========                                   ========


            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations.

                                  DESOTO, INC.

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1995 AND

                         SIX MONTHS ENDED JUNE 30, 1996


NOTE 1 -- BASIS OF PRESENTATION:


     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 have been prepared by the management of DeSoto and reflect the adjustments necessary to record the April 1996 sale of DeSoto's Union City, California business and the 1995 sales of DeSoto's businesses in Thornton and South Holland, Illinois as though such transactions had occurred on December 31, 1994.


NOTE 2 -- PRO FORMA ADJUSTMENTS:

(a)  Sale proceeds used to reduce debt resulting in decreased interest expense.

(b) Selling, general and administrative expenses decreased due to reduced sales personnel, facility expense, amortization of goodwill and corporate overhead.


(c)  Eliminate losses related to sale of facilities.


(d)  Eliminate sales and cost of sales related to the sold facilities.


(e) Eliminate provision for uncollectible receivables related to the disposed operations.



(f)  Income tax expense calculated at an assumed rate of 39%.



NOTE 3 -- NONRECURRING EXPENSE (INCOME)



     Pro forma nonrecurring income for the year ended December 31, 1995 and for the six months ended June 30, 1996 consists principally of insurance settlements. See "Information About DeSoto -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

                    DESOTO CONSOLIDATED FINANCIAL STATEMENTS


                         DESOTO, INC. AND SUBSIDIARIES


               INDEX TO DESOTO CONSOLIDATED FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995


                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2
Consolidated statements of operations.................................................   F-3
Consolidated statements of stockholders' equity.......................................   F-4
Consolidated balance sheets...........................................................   F-5
Consolidated statements of cash flows.................................................   F-6
Notes to consolidated financial statements............................................   F-7
Quarterly revenues and earnings data (1995 versus 1994)...............................  F-21

                          SIX MONTHS ENDED JUNE 30, 1996

Consolidated condensed statements of operations.......................................  F-22
Consolidated condensed balance sheets.................................................  F-23
Consolidated condensed statements of cash flows.......................................  F-24
Notes to consolidated condensed financial statements..................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of DeSoto, Inc.

     We have audited the accompanying consolidated balance sheets of DeSoto, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of DeSoto's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeSoto, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements for 1995 have been prepared assuming that DeSoto will continue as a going concern. As discussed in Note B to the financial statements, DeSoto has suffered recurring losses from operations and negative operating and financing cash flows, and has contingent liabilities related to environmental matters, income taxes and the 1992 acquisition of J.L. Prescott Company, that collectively raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ARTHUR ANDERSEN LLP

Chicago, Illinois,
March 25, 1996

                         DESOTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995        1994         1993
                                                              --------     -------     --------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NET REVENUES................................................  $ 52,339     $87,182     $101,175
COSTS AND EXPENSES:
  Cost of sales.............................................    54,069      84,800       96,309
  Selling, administrative and general.......................    10,164      11,889       18,794
  Retirement security program...............................    (6,846)     (6,495)      (4,753)
  Nonrecurring expense......................................     6,159          --        5,925
                                                              --------     -------     --------
          TOTAL OPERATING COSTS AND EXPENSES................    63,546      90,194      116,275
                                                              --------     -------     --------
LOSS FROM OPERATIONS........................................   (11,207)     (3,012)     (15,100)
                                                              --------     -------     --------
OTHER CHARGES AND CREDITS:
  Interest expense..........................................       546         575          642
  Nonoperating expense......................................        --          --        1,601
  Nonoperating income.......................................    (6,360)     (1,303)      (4,021)
                                                              --------     -------     --------
Loss before Income Taxes....................................    (5,393)     (2,284)     (13,322)
Benefit for Income Taxes....................................      (758)       (649)      (5,232)
                                                              --------     -------     --------
NET LOSS....................................................    (4,635)     (1,635)      (8,090)
Dividends on Preferred Stock................................      (507)       (319)        (302)
                                                              --------     -------     --------
Net Loss Available for Common Shares........................  $ (5,142)    $(1,954)    $ (8,392)
                                                              ========     =======     ========
NET LOSS PER COMMON SHARE...................................  $  (1.10)    $ (0.42)    $  (1.83)
                                                              ========     =======     ========
Average Common Shares Outstanding...........................     4,677       4,657        4,598
                                                              ========     =======     ========

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         COMMON
                                                         STOCK                    RETAINED    TREASURY
                                                      $1 PAR VALUE    WARRANTS    EARNINGS     STOCK
                                                      ------------    --------    --------    --------
                                                                 (IN THOUSANDS OF DOLLARS)
BALANCE, January 1, 1993............................     $5,619        $1,000     $ 61,722    $(36,868)
  Net loss..........................................         --            --       (8,090)         --
  Accrued dividends -- redeemable preferred stock...         --            --         (302)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --            --         (185)         --
  Shares issued under employee stock options........         --            --       (1,017)      1,262
                                                         ------        ------     --------    --------
BALANCE, December 31, 1993..........................      5,619         1,000       52,128     (35,606)
  Net loss..........................................         --            --       (1,635)         --
  Accrued dividends -- redeemable preferred stock...         --            --         (319)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --            --         (198)         --
  Shares issued under employee stock options and
     other grants...................................         --            --       (1,182)      1,442
                                                         ------        ------     --------    --------
BALANCE, December 31, 1994..........................      5,619         1,000       48,794     (34,164)
  Net loss..........................................         --            --       (4,635)         --
  Accrued dividends -- redeemable preferred stock...         --            --         (507)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --            --         (212)         --
  Shares issued under employee stock options and
     other grants...................................         --            --         (232)        271
                                                         ------        ------     --------    --------
BALANCE, December 31, 1995..........................     $5,619        $1,000     $ 43,208    $(33,893)
                                                         ======        ======     ========    ========

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                    DECEMBER 31,
                                                                                                 -------------------
                                                                                                  1995        1994
                                                                                                 -------     -------
                                                                                                  (IN THOUSANDS OF
                                                                                                      DOLLARS)
CURRENT ASSETS:
Cash...........................................................................................  $    51     $ 1,702
Restricted cash................................................................................       29          58
Restricted short-term investments, at cost (approximates market)...............................    1,180         710
Trade accounts and notes receivable, less allowance for doubtful accounts and notes of $367 in
  1995 and $1,819 in 1994......................................................................    4,764      11,848
Inventories, net:
  Finished goods...............................................................................      405       4,331
  Raw materials and work-in-process............................................................      380       4,182
                                                                                                 -------     -------
                                                                                                     785       8,513
Deferred income taxes..........................................................................    2,049       3,295
Prepaid expenses and other assets..............................................................      231         215
                                                                                                 -------     -------
        Total Current Assets...................................................................    9,089      26,341
RESTRICTED INVESTMENTS, at cost (approximates market)..........................................    3,770       4,666
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land and improvements..........................................................................       --          --
Buildings and improvements.....................................................................       --          90
Machinery and equipment........................................................................   14,440      22,783
                                                                                                 -------     -------
                                                                                                  14,440      22,873
Less accumulated depreciation..................................................................   11,830      14,905
                                                                                                 -------     -------
                                                                                                   2,610       7,968
PREPAID PENSION COSTS..........................................................................   46,913      39,319
OTHER NON-CURRENT ASSETS.......................................................................    2,586       4,818
                                                                                                 -------     -------
TOTAL ASSETS...................................................................................  $64,968     $83,112
                                                                                                 =======     =======
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...............................................................................  $14,263     $14,961
Revolving credit agreement.....................................................................       --       8,381
Waste site cleanup.............................................................................    2,025       2,522
Reserves and liabilities related to restructuring programs.....................................    3,226       1,884
Other liabilities..............................................................................    4,500       5,725
                                                                                                 -------     -------
        Total Current Liabilities..............................................................   24,014      33,473
WASTE SITE CLEANUP -- LONG-TERM................................................................    5,269       6,744
DEFERRED INCOME TAXES..........................................................................   11,461      13,392
CONTINGENCIES AND LITIGATION (Note J)..........................................................       --          --
POST RETIREMENT AND POST-EMPLOYMENT BENEFITS...................................................    1,223       1,510
LONG-TERM DEFERRED GAIN........................................................................    2,779       3,175
REDEEMABLE PREFERRED STOCK; series B senior preferred, 583,333 shares authorized, issued and
  outstanding, $6 per share liquidation preference.............................................    4,288       3,569
STOCKHOLDERS EQUITY:
Common stock, $1 par value, 20,000,000 shares authorized; issued -- 5,619,274..................    5,619       5,619
Warrants.......................................................................................    1,000       1,000
Retained earnings..............................................................................   43,208      48,794
                                                                                                 -------     -------
                                                                                                  49,827      55,413
Less treasury stock, at cost (940,067 shares in 1995 and 947,567 shares in 1994)...............   33,893      34,164
                                                                                                 -------     -------
                                                                                                  15,934      21,249
                                                                                                 -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................................  $64,968     $83,112
                                                                                                 =======     =======

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1995        1994        1993
                                                                -------     -------     -------
                                                                   (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss......................................................  $(4,635)    $(1,635)    $(8,090)
Non-cash items:
  Net (gain) loss on disposal of assets -- net of deferred
     credit...................................................    4,177        (457)     (1,434)
  Depreciation and amortization...............................    1,397       2,920       4,148
  Pension income..............................................   (7,594)     (7,101)     (5,094)
  Deferred income taxes.......................................     (685)      1,390         407
  Other non-cash items........................................       38         174          --
                                                                -------     -------     -------
     Net non-cash items.......................................   (2,667)     (3,074)     (1,973)
Changes in assets and liabilities resulting from operating
  activities:
  Net (increase) decrease in trade accounts and notes
     receivable...............................................    5,719        (406)      5,666
  Net (increase) decrease in inventories......................    4,585       1,933      (3,195)
  Net decrease in other non-current assets....................    1,344       1,102       1,237
  Net increase (decrease) in other liabilities................   (2,142)     (2,284)      2,930
  Net increase (decrease) in accounts payable.................     (698)     (4,040)      2,422
  Net (increase) decrease in other current assets.............     (458)       (185)      1,183
  Net (increase) decrease in refundable income taxes..........       --       6,697      (4,185)
  Other.......................................................       --          16          (1)
                                                                -------     -------     -------
Net cash flows from (used in) operating activities............    1,048      (1,876)     (4,006)
                                                                -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of liquid laundry detergent and fabric
     softener sheet businesses................................    5,305          --          --
  Proceeds from sale of assets................................      622       3,803       4,285
  Additions to property, plant and equipment..................     (245)     (1,021)     (1,021)
  Net cash from waste site escrow.............................       --          --         917
                                                                -------     -------     -------
Net cash flows from investing activities......................    5,682       2,782       4,181
                                                                -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions (payments) under revolving credit agreement.......   (8,381)        681       1,500
  Proceeds from shares issued from treasury stock.............       --          70         245
  Payment of mortgage loan....................................       --          --      (2,122)
                                                                -------     -------     -------
Net cash flows from (used in) financing activities............   (8,381)        751        (377)
                                                                -------     -------     -------
Net increase (decrease) in cash and cash equivalents..........   (1,651)      1,657        (202)
Cash and cash equivalents at beginning of the year............    1,702          45         247
                                                                -------     -------     -------
Cash and cash equivalents at the end of the year..............  $    51     $ 1,702     $    45
                                                                =======     =======     =======

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of DeSoto and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Short-Term Investments. For purposes of the statements of cash flows, DeSoto considers all investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories. Inventories are valued at the lower of cost or market. Cost is computed on the last-in, first-out (LIFO) method for all inventories. The cost of products includes raw materials, direct labor and operating overhead. If the first-in, first-out (FIFO) method of inventory accounting had been used for all of DeSoto's inventories, inventories would have been $1,493,000 and $1,889,000 higher than reported at December 31, 1995 and 1994, respectively.

     Property and Depreciation. Property is recorded at cost. Repairs and maintenance are charged to expense. Depreciation of property, plant and equipment is provided by charges to earnings based on the estimated useful lives of the assets, computed primarily on accelerated methods. Useful lives are 10-40 years for buildings and improvements and 10 years for machinery and equipment.

     Goodwill and Amortization. Goodwill represented the excess of cost over the fair value of net assets acquired, and was being amortized by the straight-line method over 40 years until the related businesses were sold in 1995. This goodwill was written off in 1995 as a result of the disposition of the liquid detergent and fabric softener sheet businesses in 1995.

     Reclassifications. Certain reclassifications have been made to the 1994 and 1993 financial statements and footnotes to conform with current year presentation.

     Revenue. Revenue is recognized at the time goods are shipped.

     Research and Development. Research and development costs are charged to expense. These charges were $218,000 in 1995, $345,000 in 1994, and $665,000 in
1993.

     Income Taxes. Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. LIQUIDITY AND CAPITAL RESOURCES

     DeSoto's financial statements for the year ended December 31, 1995 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. DeSoto has incurred operating losses of $11.2 million, $3.0 million, and $15.1 million in 1995, 1994 and 1993, respectively; and cash flows from operations have been $1.0 million, $(1.9) million and $(4.0) million in 1995, 1994 and 1993, respectively. Cash flows from operations in 1995, however, included the cash proceeds from insurance settlements of $6.1 million, and $10.0 million from the reduction of working capital.

     In addition to operating and financing cash flow losses, DeSoto continues to be party to environmental exposures as discussed in Note I, has received a notice of tax deficiencies from the IRS as discussed in Note F, and has a contingent liability related to the 1992 Prescott acquisition as discussed in Note L. Although management has used the best information available to record the estimated liabilities for these matters, actual outcomes could differ from recorded amounts. Additionally, the timing of cash required to satisfy these obligations could significantly impact DeSoto's cash flows in 1996.

     As part of DeSoto's continuing effort to manage its accounts payable and cash flow requirements, DeSoto has been negotiating a Trade Composition Agreement and a related Security Agreement with its trade creditors as represented by a committee of six major creditors of DeSoto. The proposed agreements include a standstill agreement related to accounts payable existing as of September 22, 1995. Also, as part of the proposed Trade Composition Agreement, DeSoto initiated the termination of its overfunded pension plan to be effective contingent upon the receipt of appropriate governmental approvals. For further information regarding the plan termination, refer to Note C to the Consolidated Financial Statements. Under the standstill agreement, if certain conditions are met, the creditors who sign the agreement agree not to initiate litigation or other efforts to collect amounts owed to them. DeSoto has agreed to pay each Qualified Trade Creditor (as defined) the balance owed to that creditor within 10 days of receipt of the reverted excess pension plan assets. If payment is not made by July 1, 1996, interest would accrue from that date at 8% per annum on the outstanding balance. The proposed Security Agreement would grant a security interest and lien on all of DeSoto's assets to secure the obligations of DeSoto to the Qualified Trade Creditors. The proposed Trade Composition Agreement further stipulates that DeSoto may suspend efforts to terminate its pension plan if DeSoto enters into a binding agreement for a merger, asset sale or similar transaction, involving substantially all of DeSoto's assets, which provides that all Qualified Trade Creditors will be paid in full. DeSoto and its creditors have been operating within the understanding outlined above. The actual Standstill Agreement document was circulated for signatures on March 11, 1996 and final execution of the documents has not yet been completed. DeSoto is continuing to pursue, with the assistance of its investment bankers, a possible business combination; however, there can be no assurance as to the outcome of such efforts. For further information regarding a possible business combination, refer to Note P to the Consolidated Financial Statements.

C. PENSION AND EMPLOYEE INVESTMENT PLANS

     DeSoto's retirement security program includes a noncontributory defined benefit pension plan and an employee investment plan covering substantially all employees except certain hourly-rated employees; DeSoto also contributes to union sponsored plans. DeSoto's pension plan benefits are principally based on the employee's compensation and years of service. DeSoto's funding policy is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. DeSoto was not required to make contributions to DeSoto sponsored pension plan in 1995, 1994 and 1993 due to the plan's overfunded status.

     In January 1996, DeSoto announced that it had notified the Pension Benefit Guaranty Corporation of its intention to terminate the pension plan to be effective contingent upon the receipt of appropriate governmental approvals. DeSoto further intends to use 25% of the excess assets in the pension plan to fund a replacement plan and purchase an annuity contract to cover accrued plan benefits. The remaining excess plan assets will be subject to a 20% federal excise tax and federal and state income taxes. If more than 75% of the excess assets were reverted to DeSoto from the plan, such reversion would be subject to a 50% federal excise tax and federal and state income taxes. DeSoto intends to utilize the reversionary funds to satisfy, among other things, various creditor obligations and stabilize ongoing operations. As an alternative to termination of the pension plan, DeSoto is also continuing to pursue a possible business combination, in its ongoing efforts to preserve and maximize shareholder values; however, there can be no assurance as to the outcome of such efforts. For further information regarding the possible business combination, refer to Note P to the Consolidated Financial Statements.

     DeSoto makes contributions to the employee investment plan in cash or Company stock in an amount equal to 30% of employee deposits up to 5% of such employee's gross pay.

     The costs of the pension and employee investment plans are summarized as follows:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                              1995        1994       1993
                                                            --------    --------    -------
                                                               (IN THOUSANDS OF DOLLARS)
    Noncontributory Retirement plans:
    Service cost -- benefits earned during the period.....  $    527    $    671    $   492
    Interest cost on projected benefit obligation.........     5,089       4,978      5,012
    Actual return on assets -- (favorable) unfavorable....   (30,841)      3,962     (8,652)
    Net amortization and deferral.........................    17,803     (16,824)    (2,053)
                                                            --------    --------    -------
                                                              (7,422)     (7,213)    (5,201)
    Employee Investment Plan..............................        35          84         47
    Contributions to Union Sponsored Plans................       242         313        288
                                                            --------    --------    -------
    Total income from pension and employee investment
      plans...............................................  $ (7,145)   $ (6,816)   $(4,866)
                                                            ========    ========    =======

     The change in the net amortization and deferral from 1993 to 1994 and from 1994 to 1995 was primarily due to the difference between the actual return on Plan assets, which was favorable in 1995 and unfavorable in 1994, versus the expected return on Plan assets. Under Statement of Financial Accounting Standards No. 87, the difference between the actual and expected return on assets is deferred and amortized over subsequent periods.

     The pension plans assets at December 31, 1995 are invested in United States Treasury Notes, corporate bonds and notes, investment partnerships, United States Treasury Securities, time deposits, commercial paper, interest rate futures, forward exchange contracts, foreign currency, certain real estate operated by DeSoto, various mutual funds invested in bonds, equity and real estate, mortgages and other short-term investments. The pension plan's funded status and amounts recognized in DeSoto's balance sheets at December 31 are presented below:

                                                                       1995         1994
                                                                     --------     --------
                                                                   (IN THOUSANDS OF DOLLARS)
    Actuarial present value of vested benefit obligation...........  $ 65,719     $ 57,540
                                                                     ========     ========
    Accumulated benefit obligation.................................  $ 65,877     $ 57,702
                                                                     ========     ========
    Plan assets at fair value......................................  $162,017     $135,764
    Actuarial present value of projected benefit obligation........    66,832       59,471
                                                                     --------     --------
    Plan assets in excess of projected benefit obligation..........    95,185       76,293
    Unrecognized net gain..........................................   (40,595)     (27,707)
    Prior service costs............................................     2,064        2,259
    Unrecognized net asset.........................................    (9,741)     (11,526)
                                                                     --------     --------
    Prepaid pension cost recognized on the balance sheet...........  $ 46,913     $ 39,319
                                                                     ========     ========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% in 1995 and 8.9% in 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1995 and 1994. The expected long-term rate of return on assets used in determining pension income was 8.0% in 1995 and 7.0% in 1994.

     In October 1992, DeSoto completed the sale of its real properties in Joliet, Illinois, Columbus, Georgia, and Union City, California, to a real property trust created by DeSoto's pension plan. This trust paid approximately $6.5 million in cash for the properties and entered into a ten-year lease of the properties to DeSoto. DeSoto's initial annualized rental obligation was $707,000. The amount paid to DeSoto by the trust and DeSoto's annual rental obligation were based upon an independent appraisal and approved by DeSoto's Board of Directors.

     Effective January 1, 1994, the DeSoto Salaried Plan, Hourly Plan and J. L. Prescott Plan were merged into the DeSoto Employee Retirement Plan. This action resulted in a combination of the assets of each of these plan into one trust fund. The method of calculating benefits under each of these plans remained unchanged.

     In March 1994, DeSoto ceased operations at the Columbus, Georgia facility. Effective October 1, 1994, DeSoto entered into an agreement to sublease the facility for a term of three years. The subtenant makes monthly rental payments directly to the pension trust; DeSoto continues to make monthly rental payments to the pension trust for the amount by which DeSoto's initial rental obligation exceeds the subtenant's rental obligation.

     In December 1994, DeSoto sold its real property located in South Holland, Illinois, to the real property trust of DeSoto's pension plan. The trust paid $4,117,000 in cash for the properties and has entered into a ten-year lease of the properties to DeSoto. DeSoto's annualized rental obligation (net of receipts from subtenants) is approximately $898,000 including the South Holland facility. The amount paid to DeSoto by the trust and DeSoto's annual rental obligation were based upon an independent appraisal and approved by DeSoto's Board of Directors.

D. POST RETIREMENT AND OTHER POST EMPLOYMENT BENEFITS

     DeSoto provides certain health care and life insurance benefits for retired employees on a contributory basis. Substantially all of DeSoto's employees, except certain hourly-rated employees, may become eligible for such benefits if they reach qualifying retirement age while working for DeSoto. Such benefits and similar benefits for active employees are administered by two outside companies whose administrative fees are based upon number of participants and claims processed. The health care program is self funded by DeSoto with purchased stop loss coverage for claims over certain levels. Life insurance benefits are funded by policies for which DeSoto pays premiums. In certain cases the participants also contribute to the premium payment. The following table presents the costs of accruing the postretirement insurance benefits in 1995, 1994, and 1993:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                       (IN THOUSANDS OF
                                                                           DOLLARS)
    Service cost -- benefits attributed to service during the
      period......................................................  $ 31     $ 14     $  4
    Interest cost on accumulated postretirement benefit
      obligation..................................................   289      130      109
    Amortization of unrecognized net loss.........................   115        7       --
                                                                    ----     ----     ----
    Net periodic postretirement benefit cost......................  $435     $151     $113
                                                                    ====     ====     ====

     The following table presents the components of DeSoto's post-retirement benefit obligation and the amount recognized in DeSoto's balance sheets at December 31,

                                                                          1995       1994
                                                                         ------     ------
                                                                         (IN THOUSANDS OF
                                                                             DOLLARS)
    Accumulated post-retirement benefit obligation:
      Current retirees.................................................  $2,831     $2,819
      Active plan participants.........................................     373        393
                                                                         ------     ------
              Total....................................................   3,204      3,212
    Unrecognized net loss..............................................   1,621      1,687
                                                                         ------     ------
    Accrued post-retirement liability recognized on the balance
      sheet............................................................  $1,583     $1,525
                                                                         ======     ======

     The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan was 7% and 8% as of December 31, 1995 and 1994, respectively. The weighted average discount rate used to measure the accumulated post-retirement insurance obligation was 7.5% for 1995 and 9.0% for 1994. A one percentage point increase in the assumed health care cost trend rate for each future year would have resulted in additional obligation of $288,000 at December 31, 1995 and would have increased the aggregate service and interest cost by $29,000 in 1995.

     DeSoto adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" effective January 1, 1994. The impact of adoption was not material to DeSoto's financial position or results of operations.

E. REVOLVING CREDIT AGREEMENT AND OTHER DEBT

     On November 12, 1992, in conjunction with the acquisition of J. L. Prescott Company ("Prescott"), DeSoto entered into an amended credit agreement with Harris Trust and Savings Bank and two additional banks. The agreement had originally provided for a two-year revolving credit facility of up to $20,000,000. Effective October 1, 1993, the credit facility was reduced to $15,000,000 per conditions set in the November 12, 1992 amendment. The termination date of this amended agreement was originally October 31, 1994. In March 1994, the facility was further amended setting a termination date of January 1, 1995. Effective with the March 1994 amendment, DeSoto paid $2,700,000 of the outstanding debt upon the receipt of its income tax refund for fiscal year 1993. Up to the March 1994 amendment, the revolver carried an interest rate equal to either the prime rate of Harris Trust and Savings Bank plus 1 1/4% or the IBOR rate plus 3 1/2% (as amended in the third quarter of 1993). Effective in March 1994, the interest rate became the prime rate of Harris Trust and Savings plus 2%.

     On December 7, 1994, DeSoto entered into a revolving credit facility with CIT. The agreement provided for up to $14,000,000 under a revolving credit facility. The funds available for borrowing were based on a formula which included specified percents of accounts receivable and inventory. The interest rate on the facility was prime plus 1 1/4%. Commitment fees under the revolving credit facility were calculated at 1/4 of one percent per annum of the average unused and available portion of the facility. The facility was collateralized by substantially all of DeSoto's assets. A portion of the line of credit was available in the form of letters of credit. As of September 30, 1995, the revolving credit agreement was terminated and DeSoto had no outstanding borrowing as of that date.

     Cash payments for interest were $546,000 in 1995, $575,000 in 1994 and $535,000 in 1993.

F. INCOME TAXES

                                                                 1995     1994      1993
                                                                 -----    -----    -------
                                                                 (IN THOUSANDS OF DOLLARS)
    The benefit for income taxes is comprised of:
      Federal Income Taxes:
      Currently Refundable.....................................  $  --    $  --    $(4,808)
      Deferred.................................................   (608)    (493)       249
                                                                 -----    -----    -------
      Federal Income Taxes.....................................   (608)    (493)    (4,559)
      State and Local Income Taxes.............................   (150)    (156)      (673)
                                                                 -----    -----    -------
              Total Income Tax Benefit.........................  $(758)   $(649)   $(5,232)
                                                                 =====    =====    =======

     Net cash refunds of income taxes were $0 in 1995, $8,742,000 in 1994 and $1,446,000 in 1993.

     A reconciliation of the statutory federal income tax rate to the effective tax rate is presented below:

                                                                  1995      1994      1993
                                                                  -----     -----     -----
    Statutory Federal Income Tax Rate...........................  (35.0)%   (35.0)%   (34.0)%
    Effect of:
      Write off of Goodwill.....................................   22.0        --        --
      Effect of Tax Rate Changes on Deferred Taxes..............   (0.9)      7.6        --
      State Income Taxes, Net...................................   (0.9)     (3.6)     (3.4)
      E.P.A. Fine...............................................     --       0.3       0.3
      Other.....................................................    0.7       2.3      (2.2)
                                                                  -----     -----     -----
    Effective Rate..............................................  (14.1)%   (28.4)%   (39.3)%
                                                                  =====     =====     =====

     The components of the net deferred income tax asset and liability were as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
    Current Deferred Tax Asset:
      Restructuring and Cost Containment.............................  $ 1,899     $   917
      Inventory......................................................      531       1,989
      Retirement Security Program....................................      272         315
      Insurance......................................................      210         441
      Valuation Reserves.............................................      144         844
      Vacation Pay...................................................      137         225
      Other..........................................................   (1,144)     (1,436)
                                                                       -------     -------
              Total Current Deferred Tax Asset.......................  $ 2,049     $ 3,295
                                                                       =======     =======
    Long Term Deferred Tax Liability:
      Prepaid Pension................................................  $18,390     $15,570
      Other Reserves.................................................    3,919       3,092
      Restricted Investments.........................................    1,773       2,129
      Depreciation...................................................    1,287       2,413
      Net Operating Loss Carryforward................................   (7,681)     (3,889)
      Waste Site Cleanup.............................................   (2,859)     (3,669)
      Deferred Gain -- Sale of Assets................................   (1,091)     (1,255)
      Post Retirement Insurance......................................     (658)       (624)
      State and Local Income Taxes...................................     (459)       (480)
      Valuation Reserves.............................................     (377)       (404)
      Other..........................................................     (783)        509
                                                                       -------     -------
              Total Long-Term Deferred Tax Liability.................  $11,461     $13,392
                                                                       =======     =======

     At December 31, 1995, DeSoto had net operating loss carryforwards of approximately $22.0 million. These carryforwards expire between 2007 and 2010.

     DeSoto has received a Report of Tax Examination Changes from the Internal Revenue Service that proposes adjustments resulting in additional taxes due of $6.5 million and penalties of $1.4 million, as well as an unspecified amount of interest for the years 1990 through 1993. DeSoto has filed a formal appeal of the proposed adjustments. DeSoto believes that the resolution of this matter will not have a material adverse effect on DeSoto's financial position or results of operations, although the timing of cash required to settle any amounts ultimately due could have a significant impact on DeSoto's cash flows.

G. LEASE COMMITMENTS

     DeSoto leases certain facilities and equipment under lease agreements which are classified as operating leases. These leases are for remaining periods ranging from one to ten years and in some instances include renewal provisions at the option of DeSoto. Rental expense was $1,592,000 in 1995, $1,652,000 in 1994 and $2,107,000 in 1993.

                               RENTAL COMMITMENTS
                           (IN THOUSANDS OF DOLLARS)

                                                                      TOTAL
                                                                      ------
                1996..............................................    $1,267
                1997..............................................     1,263
                1998..............................................     1,101
                1999..............................................     1,098
                2000..............................................     1,098
                2001-2004.........................................     2,978
                                                                      ------
                                                                      $8,805
                                                                      ======

H. SEGMENT REPORTING

     DeSoto operates in one industry segment, the manufacture of detergent. DeSoto also performs contract manufacturing and packaging of detergents. DeSoto's products are sold in retail stores, including mass merchants and service centers, throughout the United States. DeSoto's revenues are derived from several customers. There are five customers which each have accounted for more than 10% of DeSoto's revenues as indicated below. DeSoto no longer does business with Kmart or Benckiser as a result of the transactions disclosed in Note O to the Consolidated Financial Statements.

                                                                   % OF CONSOLIDATED NET
                                                                          REVENUES
                                                                 --------------------------
                                                                 1995       1994       1993
                                                                 ----       ----       ----
    Sears, Roebuck & Co........................................   20%        16%        14%
    Kmart......................................................   10%        15%        10%
    Procter & Gamble...........................................   13%        10%        *
    Benckiser..................................................   12%        *          *
    Lever Brothers.............................................   *          *          11%

- ---------------

*   Less than 10% of consolidated net sales.

     From time to time, DeSoto enters into manufacturing and packaging agreements with its contract packaging customers. These contracts include product specifications, production procedures and other general terms. The contracts do not obligate the customer to make any purchases.

I.  ENVIRONMENTAL MATTERS

     DeSoto has been identified by government authorities as one of the parties potentially responsible for the cleanup costs of waste disposal sites, many of which are on the U.S. EPA's Superfund priority list, and for certain alleged contamination. In addition, damages are being claimed against DeSoto in private actions for alleged personal injury or property damage in the case of certain other waste disposal sites. The waste disposal sites relate to DeSoto's discontinued operations. DeSoto's potential responsibility in connection with these sites generally depends upon, among other things, whether it, directly or through third parties, engaged in the business of waste disposal or storage, shipped waste to the sites and, in those cases in which DeSoto did so ship waste, the relative amount and/or composition of waste material attributable to DeSoto as compared to the waste material attributable to other solvent parties. Typically, DeSoto is one of numerous parties involved in actions or proceedings relating to these waste disposal sites and its obligations in connection with its share of cleanup and other costs extend over a number of years rather than being payable at one time.

     DeSoto believes that it has made adequate provisions for the costs it may incur with respect to the sites. DeSoto provides a reserve for the lower end of an estimated range of total loss from $7.3 to $21.6 million (after considering information provided by independent legal counsel). These estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties and other issues. Accordingly, the reserves represent DeSoto's best estimates of its potential exposure at this time. The reserve balance was $7.3 million as of December 31, 1995 and $9.3 million as of December 31, 1994. In 1995, DeSoto paid out approximately $2.3 million on waste site related liabilities, excluding legal and administrative costs; of this amount $1.1 million was disbursed from the trust discussed below and $29,000 was disbursed from the restricted cash account discussed below.

     Actual costs to be incurred in future periods may vary from the estimates. DeSoto's potential liability may be materially impacted in the future as a result of final determinations of the extent of environmental damage, the share of the cost of cleanup technology which is ultimately chosen, the extent of the cleanup required, the solvency of other potentially responsible parties, changes in law and unanticipated awards of damages for personal injury or property damages. In addition, DeSoto has not reduced its estimates of liability to reflect the possible proceeds of insurance coverage which may be applicable to these costs. DeSoto from time to time engages in discussions with insurance carriers regarding Company claims in this regard and DeSoto may pursue litigation if no satisfactory resolution of the claims is reached. DeSoto reached settlements with two insurance carriers in 1995 regarding the cost of cleanup at certain waste disposal sites. As a result of these settlements, DeSoto received proceeds in 1995 totaling approximately $6.1 million.

     In connection with DeSoto's acquisition of Prescott in November 1992, DeSoto assumed the cleanup obligations of Prescott under New Jersey's Environmental Cleanup and Responsibility Act ("ECRA"). Pursuant to an agreement with certain former owners of Prescott, DeSoto in 1993 received funds to offset the cost of the cleanup previously held in escrow for the benefit of Prescott. (DeSoto has placed these funds in a restricted cash account to secure its cleanup obligations.) DeSoto currently expects that these funds will fully cover the costs of cleanup required by New Jersey. The remaining liability related to this site is included in the ranges above. The remaining funds are shown on the balance sheet under the caption, restricted cash.

     Under the terms of the 1990 consumer paint asset purchase agreement with Sherwin-Williams, $6.0 million of the sale's proceeds were used to establish a trust fund to fund potential clean-up liabilities. The trust agreement expires on October 26, 2000, or when the trust is depleted, whichever occurs first. A portion of the trust has been set aside with respect to a specific site; the agreement governing that portion of the trust expires on October 26, 2008. DeSoto has access to the trust fund, subject to the other party's approval, for any expenses or liabilities incurred by DeSoto regarding environmental claims relating to the sites identified in the trust agreement. Sherwin-Williams has access to the trust fund, subject to the other party's approval, for any expenses or liabilities incurred as a result of DeSoto's failure to meet its obligations relating to the sites identified in the agreement. DeSoto was reimbursed $1,095,000 in 1995 and $145,000 in 1994 from the trust to cover waste site payments. The balance in the trust fund, primarily invested in United States Treasury securities and classified as a restricted investment on the balance sheet, as of December 31, 1995 was $4,524,000. Of the estimated range of total loss noted above, $2.3 to $5.0 million relate to sites which are covered by the escrow account. The accrued waste site cleanup liability that was covered by the trust at December 31, 1995 was $2,346,000 of which $755,000 was classified as current.

     Under the terms of the 1990 industrial coatings business purchase agreement, DeSoto had delivered to the Valspar Corporation an irrevocable standby letter of credit in the amount of $2.0 million. The letter of credit was delivered to secure DeSoto's obligation to indemnify Valspar for certain environmental matters. DeSoto reached a settlement with Valspar in 1994 under which the letter of credit was terminated.

     In December 1993, DeSoto transferred approximately $9.0 million of liabilities for certain of its clean-up costs and related expenses at certain waste disposal sites to DeSoto Environmental Management, Inc. (DEMI), a subsidiary of DeSoto. DeSoto remains liable for the potential environmental clean-up costs if DEMI is unable to satisfy the obligations. The purpose of DEMI is to provide focused, strategic management of the environmental liabilities and the related clean-up costs. DeSoto and certain members of DeSoto's management and consultants are stockholders in DEMI. Refer to Note K of the Notes to Consolidated Financial Statements for further information.

     It is the opinion of management, after evaluating the variables discussed above as well as the anticipated time frame for remediation, that the resolution of the waste site liability will not have a material adverse effect on DeSoto's financial position, cash flows or results of operations.

J.  CONTINGENCIES & LITIGATION

     As previously reported, there are several shareholder actions still pending in the Delaware courts relating to various proposals of Sutton Holding Corp. to acquire DeSoto in the period 1989 to 1991. These actions, all of which consolidated, have not been actively pursued and it appears the case was removed from the courts calendar; however, the plaintiffs recently served a discovery request upon DeSoto. DeSoto believes that these actions are not material.

     See Note L to the Consolidated Financial Statements for information regarding the Contingent Value Rights ("CVR's") which were issued by DeSoto to the sellers in connection with DeSoto's acquisition of J.L. Prescott Company in November 1992.

     DeSoto is also a party to other litigation arising out of the ordinary conduct of its business or results of current and discontinued operations.

     DeSoto believes that the disposition of all such actions, individually and in the aggregate, will not have a material adverse effect on DeSoto's financial position, cash flows, or results of operations.

K.  RELATED PARTY TRANSACTIONS

     In December 1993, DeSoto completed a number of transactions involving certain of its subsidiaries and officers and directors. J.L. Prescott Company, a wholly-owned subsidiary of DeSoto, paid off a portion of intercompany obligations to DeSoto by means of the issuance of a ten-year, $9 million principal amount, promissory note. DeSoto used this note to purchase 100 shares of a non-voting class of common stock of another of its subsidiaries, DeSoto Environmental Management, Inc. ("DEMI"). (This class of common stock is entitled to 15% of the dividends or other distributions made to all classes of common stock.) As part of the sale of stock to DeSoto, DEMI assumed up to a maximum of $9 million of certain of DeSoto's possible clean-up costs and related expenses at waste disposal sites. DeSoto remains liable for these possible environmental clean-up costs if DEMI is unable to satisfy these obligations. DeSoto subsequently sold at a price of $1 per share the shares of non-voting common stock of DEMI to Anders Schroeder (Vice Chairman) (33 shares), William Spier (Chairman and Chief Executive Officer) (33 shares), Anne Eisele (President and Chief Financial Officer) (20 shares), and Irving Kagan (Special Counsel) (14 shares). Messrs. Schroeder and Spier subsequently sold 8 shares and 9 shares, respectively, of their common stock to John Phillips upon his becoming President and Chief Executive Officer in 1994. Mr. Phillips sold his shares back to Messrs. Spier and Schroeder upon his resignation in 1995. Each of these persons agreed that upon complete satisfaction of DeSoto's existing environmental clean-up liabilities or when that person ceases to be an officer, director or consultant of DeSoto, the DEMI shares held by that person would be repurchased by DeSoto at the greater of $1 per share or the per share book value of DEMI. As a general matter, the value of this DEMI stock will be dependent upon the ability of DEMI, which has no other significant business or assets, to satisfy DeSoto's existing environmental liabilities for less than $9 million, which was the approximate minimum amount included in the 1994 estimated range of environmental liability. Consequently, the holders of this DEMI stock have a direct incentive to minimize the costs of satisfying environmental liabilities. In any event, DeSoto will retain 85% of the savings below the 1994 estimated minimum costs and savings which do not reduce the liabilities below such estimated minimum will accrue entirely to DeSoto. This transaction was approved by a unanimous vote of all disinterested directors.

     In November 1992, DeSoto announced the completion of the sale of certain real properties to a trust created by DeSoto's Pension Plans. In 1993, certain of these assets were repurchased from the Pension Plans by DeSoto and then sold to an unrelated third party. In 1994, DeSoto's facility in South Holland, Illinois, was sold to the real property trust of DeSoto's Pension Plans. Refer to Note C of the Notes to Consolidated Financial Statements for further information.

     In July 1992, DeSoto entered into an agreement with parties related to Sutton Holding Corp. ("Sutton"), which as of December 31, 1995 and in conjunction with parties related to Sutton, owns 14% of DeSoto's outstanding common stock and approximately 23% of all of DeSoto's outstanding voting stock, providing for a cash purchase of newly issued DeSoto securities. The investment resulted in Sutton's acquiring 583,333 shares of a new series of DeSoto senior preferred stock and warrants to acquire 1.2 million shares of common stock. Refer to Note L of the Notes to Consolidated Financial Statements, for further information regarding this transaction.

L. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     As of December 31, 1995, there were 5,619,274 shares of common stock issued of which 940,067 shares were held as treasury stock. DeSoto's common stock has a $1 par value per share, and there are 20,000,000 shares authorized.

     In July 1992, DeSoto entered into an agreement with parties related to Sutton Holding Corp. ("Sutton"), providing for a $3.5 million cash purchase of newly issued DeSoto securities. The investment resulted in Sutton's acquisition of 583,333 shares of a new series of DeSoto senior preferred stock and warrants to acquire 1.2 million shares of common stock per approval of DeSoto's stockholders at the 1993 Annual Meeting.

     The DeSoto senior preferred pays 8% quarterly cumulative dividends (which increase to 10% if dividends earned remain unpaid for more than one year), has one vote per share (voting with common stock as a single class), has a liquidation preference of $6.00 per share, must be redeemed by DeSoto at liquidation preference after eight years and may be redeemed at DeSoto's option after five years. The carrying amount of the preferred shares on the balance sheet represents the proceeds received upon issuance (net of related expenses) plus accretion to the redemption value of the shares in five years. The carrying value has also been increased by cumulative dividends not currently declared. The warrants have a term of six years and are exercisable at $7.00 per share of common stock.

     Dividends have not been paid on the preferred stock since the date of issuance. In addition, dividends may not be declared on the common stock while dividends on the preferred stock are in arrears. At December 31, 1995 unpaid dividends on the preferred totaled approximately $1,197,000.

     The purchase price of $3.5 million for the new securities was allocated by DeSoto, upon the advice of an independent financial advisor, as $2.5 million for the preferred stock and $1.0 million for the warrants. The valuation took into account the terms of the purchase agreement and applied customary financial analyses used in such transactions to those terms.

     The agreement with Sutton resulted from negotiations between Sutton and a Special Committee of DeSoto's Board of Directors comprised of persons unaffiliated with Sutton. The Special Committee was represented by independent legal counsel and received an opinion from an independent financial advisor, selected by the Committee, that the arrangements with Sutton are fair, from a financial point of view, to the stockholders of DeSoto (other than those related to Sutton).

     Sutton includes entities affiliated with William Spier, Chairman and Chief Executive Officer of DeSoto, and Anders Schroeder, Vice Chairman of DeSoto, and entities represented by David Tobey, a director of DeSoto.

     In 1992, DeSoto also amended the terms of its stockholder rights plan to permit the parties related to Sutton to increase their ownership of common shares and other voting securities to approximately 38.2% of DeSoto's outstanding voting power (whether by exercise of warrants or acquisitions of common shares in the market or otherwise). In addition, the plan was amended to permit any stockholder to acquire up to 25% of DeSoto's outstanding voting power (as compared to the previous 20% limit).

     As a result of the $3.5 million purchase of senior preferred stock, parties related to Sutton now hold securities representing approximately 23% of DeSoto's currently outstanding voting securities. If securities issuable upon exercise of warrants are included, parties related to Sutton would own approximately 38% of the outstanding voting power of DeSoto.

     In connection with the 1992 Prescott acquisition, DeSoto also issued 522,775 shares of DeSoto common stock, which were held in treasury, and agreed to make a per share payment at the end of three years equal to the difference, if any, between $12 and the highest 60-day average trading price, if lower than $12 per share, of DeSoto common stock during the second and third years following the acquisition, with a maximum obligation of $6 per share (the "Contingent Value Rights" or "CVR's"). The payment shall be subject to reduction as provided by the Agreement which governs the payment (the "Agreement"). Per the Agreement, the payment, if any, shall be made in cash to the extent not prohibited (as defined in the Agreement). Any payment not made in cash is to be made by issuance of DeSoto securities and/or DeSoto common stock in that order. As of the measurement date of the Agreement (November 12, 1995), the amount calculated as payable under the terms of the Agreement, before the deduction of amounts DeSoto believes are appropriate and permitted under the terms of the Agreement, is $1,934,000; after applying such deductions DeSoto believes it is not required to make any payment, although certain CVR holders contend otherwise, and accordingly, no obligation has been recorded related to the Agreement. DeSoto intends to vigorously defend its position in this matter, which may include additional claims by DeSoto. DeSoto has reached agreement with the holder of one-half of the outstanding CVRs which, among other things, provides that no amounts are owed by DeSoto in respect of the CVRs owned by that holder.

M.  STOCK OPTIONS AND STOCK GRANTS

     Shares of stock and stock options have been granted to certain employees, consultants, and nonemployee directors under the stock plan adopted in 1992. The options granted to employees and consultants are qualified stock options (ISO) and the options granted to non employee directors are nonqualified options. The ISO options vest equally over the three years subsequent to the first anniversary of the grant date and are exercisable for a period of 10 years from the grant date. The nonqualified options are exercisable immediately upon grant and are exercisable for a period of 10 years from the grant date. All options have been granted at the prices equal to the fair market value of the stock on the dates the options were granted. At December 31, 1995, 50,500 of the 400,000 shares of stock available for options or grants under DeSoto's stock option plan remained available for grants. Options which are terminated, lapsed or expired shall again become available for issuance under the stock option plan.

     Stock options have been granted and exercised as set forth below:

                                                 OUTSTANDING       OPTION PRICE        EXERCISABLE
                                                   OPTIONS        PER SHARE-RANGE        OPTIONS
                                                 -----------      ---------------      -----------
    December 31, 1993..........................    181,500         5.875 - 10.125         83,833
      Options granted..........................    122,000            5.50 - 7.00         27,000
      Options that became exercisable..........         --            7.00 - 9.00         60,333
      Options exercised........................    (10,000)                  7.00        (10,000)
      Options lapsed and canceled..............    (29,000)          5.875 - 9.00        (19,000)
    December 31, 1994..........................    264,500          5.50 - 10.125        142,166
      Options granted..........................     27,000          4.375 - 4.750         27,000
      Options that became exercisable..........         --           6.625 - 9.00        122,334
      Options lapsed and cancelled.............    (35,000)          6.625 - 9.00        (35,000)
                                                  --------                              --------
    December 31, 1995..........................    256,500         4.375 - 10.125        256,500
                                                  ========                              ========

     During 1994, 30,000 shares of common stock were granted to an officer of DeSoto at no cost. All granted shares vested in 1994. The average market price of the common stock at the close of business on the vesting dates in 1994 was $5.81. An additional 20,000 shares of common stock were granted to officers of DeSoto in 1994. Of those shares, 7,500 shares vested in 1995 and 5,000 shares were canceled in 1995; the remaining shares vest over the period from 1996 to 1998. The average market price of the common stock at the close of business on the vesting date in 1995 was $5.13.

N. OTHER INCOME AND EXPENSE

     The following are components of the respective captions in the statements of operations:

                                                               1995       1994       1993
                                                              -------    -------    -------
                                                                (IN THOUSANDS OF DOLLARS)
    Nonrecurring expense:
      Provision for restructuring due to disposition of
         liquid laundry and fabric softener sheet
         businesses.........................................  $ 3,100    $    --    $    --
      Loss on disposition of liquid laundry detergent and
         fabric softener sheet businesses...................    3,059         --         --
      Provision for shutdown of Columbus, Georgia Plant.....       --         --      2,000
      Loss on disposition of Jean Sorelle...................       --         --      1,331
      Write-down of machinery and equipment held for
         resale.............................................       --         --      1,194
      Provision for manufacturing and product
         rationalization....................................       --         --        900
      Settlement of lawsuit (including plaintiff's legal
         fees)..............................................       --         --        369
      Other.................................................       --         --        131
                                                              -------    -------    -------
              Total.........................................  $ 6,159    $    --    $ 5,925
                                                              =======    =======    =======
    Nonoperating expense:
      Provision for waste site cleanup......................  $    --    $    --    $ 1,467
      Other.................................................       --         --        134
                                                              -------    -------    -------
              Total.........................................  $    --    $    --    $ 1,601
                                                              =======    =======    =======
    Nonoperating income:
      Insurance settlements.................................  $(6,067)   $    --    $  (232)
      Royalties.............................................     (244)      (222)       (53)
      Arbitration settlement -- discontinued operations.....       --       (837)        --
      Reimbursement of legal fees...........................       --       (244)        --
      Sale of land and building.............................       --         --     (3,235)
      Pension settlement -- discontinued operations.........       --         --       (454)
      Other.................................................      (49)                  (47)
                                                              -------    -------    -------
              Total.........................................  $(6,360)   $(1,303)   $(4,021)
                                                              =======    =======    =======

O. DISPOSITIONS

     On July 21, 1995, DeSoto announced the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers. DeSoto assigned the rights to certain customers with respect to these businesses. DeSoto also sold other assets which included certain accounts receivable, inventory and machinery and equipment. The proceeds of these transactions were utilized to reduce DeSoto's senior debt owed to CIT. Both transactions also provide for DeSoto to receive royalties and other earn-out opportunities over a three-year period in one case and over a four-year period in the other case.

     DeSoto recorded a net loss on the sale of the liquid detergent and fabric softener sheet businesses (including the write-off of related goodwill). DeSoto also recorded a charge of $3.1 million in the third quarter relative to costs associated with the closure of operating facilities relative to these transactions. Significant components of the charge included severance, rent, real estate taxes and amounts to reduce assets to their net realizable value. The non-recurring expense of $6,159,000 reflects the net impact of these transactions.

     The following information is provided on a pro forma basis to illustrate the effect of certain adjustments to the historical consolidated financial statements that would have resulted from the above dispositions if such transactions had occurred on January 1, 1994. The results are not necessarily indicative of actual results had the foregoing transactions occurred as described above, nor do they purport to represent results of future operations of DeSoto.

                                                                      TWELVE MONTHS ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1995          1994
                                                                     -------       -------
                                                                         (IN THOUSANDS
                                                                       EXCEPT PER SHARE
                                                                     AMOUNTS -- UNAUDITED)
    Net revenues...................................................  $25,082       $35,424
                                                                     =======       =======
    Net earnings...................................................  $ 2,682       $ 1,037
                                                                     =======       =======
    Net earnings per common share..................................  $  0.47       $  0.21
                                                                     =======       =======

     The following table summarizes the non-cash aspects of the sale of the liquid detergent and fabric softener sheet businesses:

    Net selling prices of businesses sold.......................................  $6,782
    Minimum royalty to be paid over a four-year period..........................   1,477
                                                                                  ------
    Cash received as part of the transactions...................................  $5,305
                                                                                  ======


P. SUBSEQUENT EVENT



     On March 13, 1996, DeSoto announced that it was discussing a proposed merger with Keystone Consolidated Industries, Inc. which, as presently contemplated, would involve an exchange of all of DeSoto's shares of outstanding stock for 3.5 million shares of Keystone common stock, in a tax-free transaction.



     Merger discussions are ongoing, and are subject to mutual due diligence by the parties, the negotiation and signing of a definitive agreement, the approval of DeSoto's and Keystone's boards of directors and shareholders and Keystone's primary lender, as well as the requisite governmental review. Additionally, the prospective transaction would require a satisfactory resolution of the payout plan with DeSoto's trade creditors.



     The merger with Keystone would provide an alternative to the prospective termination of DeSoto's overfunded pension plan. The termination will not occur if the proposed merger is completed. Additionally, Keystone has an underfunded pension plan with certain funding waivers relating to prior years and has preliminarily discussed the possible merger with the Pension Benefit Guaranty Corporation.



     There can be no assurance as to the outcome of the merger discussions; or, in this connection, the resolution of DeSoto's trade creditor plan.



     Keystone, headquartered in Dallas, Texas, is engaged in the manufacture and distribution of fencing and wire products, carbon steel rods, industrial wire, nails and construction products.

QUARTERLY REVENUES AND EARNINGS DATA (1995 VERSUS 1994)

                                                                      1995
                                               ---------------------------------------------------
                                                FIRST     SECOND      THIRD     FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                               -------    -------    -------    -------    -------
                                               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Net Revenues.................................. $18,927    $16,314    $11,132    $ 5,966    $52,339
                                               =======    =======    =======     ======    =======
Gross Profit.................................. $  (516)   $   (58)   $(1,093)   $   (63)   $(1,730)
                                               =======    =======    =======     ======    =======
Net Earnings (Loss)........................... $(1,022)   $ 2,897    $(6,146)   $  (364)   $(4,635)
                                               =======    =======    =======     ======    =======
Net Earnings (Loss) Per Common Share.......... $ (0.24)   $  0.60    $ (1.33)   $ (0.13)   $ (1.10)
                                               =======    =======    =======     ======    =======

                                                                      1994
                                               ---------------------------------------------------
                                                FIRST     SECOND      THIRD     FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                               -------    -------    -------    -------    -------
                                               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Net Revenues.................................. $23,640    $22,286    $21,394    $19,862    $87,182
                                               =======    =======    =======    =======    =======
Gross Profit.................................. $   977    $   639    $   543    $   223    $ 2,382
                                               =======    =======    =======    =======    =======
Net Earnings (Loss)........................... $    51    $  (744)   $  (782)   $  (160)   $(1,635)
                                               =======    =======    =======    =======    =======
Net Earnings (Loss) Per Common Share.......... $ (0.01)   $ (0.18)   $ (0.19)   $ (0.05)   $ (0.42)
                                               =======    =======    =======    =======    =======

- ---------------

NOTES: In the third quarter of 1995, DeSoto completed the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers.

       The results for the second quarter of 1995 include $6.1 million of non-operating income.

       The results for the fourth quarter of 1994 include $2.9 million of income from DeSoto's retirement plans. The results for the first quarter of 1994 include $1.1 million of nonoperating income.

       The quarterly information presented above is unaudited.

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                            ------------------
                                                                             1996       1995
                                                                            -------    -------
                                                                              (IN THOUSANDS
                                                                             EXCEPT PER SHARE
                                                                                 AMOUNTS)
NET REVENUES..............................................................  $ 9,481    $35,241
COSTS AND EXPENSES:
  Cost of sales...........................................................    8,383     35,815
  Selling, administrative and general.....................................    2,718      5,729
  Retirement security program.............................................   (3,436)    (3,382)
  Nonrecurring expense....................................................    1,562         --
                                                                            -------    -------
TOTAL OPERATING COSTS AND EXPENSES........................................    9,227     38,162
                                                                            -------    -------
EARNINGS (LOSS) FROM OPERATIONS...........................................      254     (2,921)
OTHER CHARGES AND CREDITS:
  Interest expense........................................................       --        459
  Nonoperating expense (income)...........................................    1,184     (6,360)
                                                                            -------    -------
Earnings (Loss) before Income Taxes.......................................     (930)     2,980
Provision (Benefit) for Income Taxes......................................     (351)     1,105
                                                                            -------    -------
NET EARNINGS (LOSS).......................................................     (579)     1,875
Dividends on Preferred Stock..............................................     (283)      (168)
                                                                            -------    -------
Net Earnings (Loss) Available for Common Shares...........................  $  (862)   $ 1,707
                                                                            =======    =======
NET EARNINGS (LOSS) PER COMMON SHARE......................................  $  (.18)   $   .37
                                                                            =======    =======
Average Common Shares Outstanding.........................................    4,684      4,674
                                                                            =======    =======
Dividends Declared per Common Share.......................................       --         --
                                                                            =======    =======


     See accompanying notes to consolidated condensed financial statements.

                         DESOTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                     ASSETS


                                                                     JUNE 30,
                                                                       1996           DECEMBER 31,
                                                                    (UNAUDITED)           1995
                                                                    -----------       ------------
                                                                      (IN THOUSANDS OF DOLLARS)
Current Assets:
  Cash............................................................    $    42           $     51
  Restricted cash.................................................         --                 29
  Restricted short-term investments...............................      1,180              1,180
  Trade accounts and notes receivable-net.........................      2,744              4,764
  Inventories -- net:
     Finished goods...............................................         25                405
     Raw materials and work-in-process............................        330                380
                                                                      -------           --------
                                                                          355                785
  Deferred income taxes...........................................      3,180              2,049
  Prepaid expenses and other current assets.......................        218                231
                                                                      -------           --------
          Total Current Assets....................................      7,719              9,089
Restricted Investments............................................      3,877              3,770
Property, Plant and Equipment -- net..............................        589              2,610
Prepaid Pension...................................................     50,710             46,913
Other Non-Current Assets..........................................        748              2,586
                                                                      -------           --------
                                                                      $63,643           $ 64,968
                                                                      =======           ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................    $11,482           $ 14,263
  Reserves and liabilities related to restructuring programs......      4,242              3,226
  Waste site clean-up.............................................      2,025              2,025
  Other...........................................................      4,388              4,500
                                                                      -------           --------
          Total Current Liabilities...............................     22,137             24,014
Waste site clean-up -- long-term..................................      5,550              5,269
Post Retirement and Post Employment Insurance.....................      1,431              1,223
Deferred Income Taxes.............................................     12,256             11,461
Long-Term Deferred Gain...........................................      2,581              2,779
Redeemable Preferred Stock........................................      4,684              4,288
Common Stock and Other Stockholders' Equity.......................     15,004             15,934
                                                                      -------           --------
                                                                      $63,643           $ 64,968
                                                                      =======           ========


     See accompanying notes to consolidated condensed financial statements.

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                          1996          1995
                                                                         -------       -------
                                                                           (IN THOUSANDS OF
                                                                               DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)....................................................  $  (579)      $ 1,875
Non-cash items:
  Net gain on disposal of property, plant and equipment................      636           (17)
  Depreciation and amortization........................................      175           881
  Pension income.......................................................   (3,797)       (3,746)
  Deferred income taxes................................................     (336)        1,107
  Amortization of deferred gain........................................     (198)         (198)
  Other non-cash items.................................................       45            38
                                                                         -------       -------
  Net non-cash items...................................................   (3,475)       (1,935)
Changes in assets and liabilities resulting from operating activities:
  Net (increase) decrease in trade accounts and notes receivable.......    2,020          (599)
  Net decrease in inventories..........................................      430            47
  Net decrease in other current assets.................................       42           608
  Net decrease in other non-current assets.............................    1,731           178
  Net increase (decrease) in accounts payable..........................   (2,781)        1,569
  Net increase (decrease) in other liabilities.........................    1,393        (1,847)
  Other................................................................       --            (4)
                                                                         -------       -------
Net cash flows from operating activities...............................   (1,219)         (108)
                                                                         -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment..................    1,210           500
  Additions to property, plant and equipment...........................       --          (197)
                                                                         -------       -------
Net cash flows from investing activities...............................    1,210           303
                                                                         -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under Revolving Credit Agreement..............................       --        (1,369)
                                                                         -------       -------
Net decrease in cash and cash equivalents..............................       (9)       (1,174)
Cash and cash equivalents at beginning of period.......................       51         1,702
                                                                         -------       -------
Cash and cash equivalents at end of period.............................  $    42       $   528
                                                                         =======       =======


     See accompanying notes to consolidated condensed financial statements.

                         DESOTO, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods indicated.


     The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.


A. ACCOUNTING POLICIES


     The reader is directed to Note A of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995 included in this Joint Proxy Statement/Prospectus for details of the accounting policies followed by DeSoto.


B. INCOME TAXES

     The provision (benefit) for income taxes is computed at the current estimated effective income tax rate for the year.

C. INVENTORY VALUATION


     Inventory at June 30, 1996 is valued at the last-in, first-out (LIFO) method of inventory accounting. If the first-in, first-out (FIFO) method of inventory accounting had been used for all of DeSoto's inventories, inventories would have been $520,000 and $1,493,000 higher than reported at June 30, 1996 and December 31, 1995, respectively.


D. ACCOUNTS RECEIVABLE


     During the six months ended June 30, 1996, DeSoto sold certain of its accounts receivable to fund short-term cash requirements. Proceeds of $4,291,000 were received during the six-month period of which $1,335,000 related to invoices due after June 30, 1996. The accounts receivable sold were excluded from Trade Accounts and Notes Receivable on the balance sheet as of June 30, 1996. DeSoto has retained the risk of loss in the event of nonpayment of the receivables. DeSoto does not believe, however, that there is significant risk in the collectibility of the receivables.


E. DISPOSITIONS


     On July 21, 1995, DeSoto announced the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers. DeSoto assigned the rights to certain customers with respect to these businesses. DeSoto also sold other assets which included certain accounts receivable, inventory and machinery and equipment. The proceeds of these transactions were utilized to reduce DeSoto's senior debt owed to CIT. Both transactions also provide for DeSoto to receive royalties and other earn-out opportunities over a three-year period in one case and over a four-year period in the other case. The statement of operations for the six months ended June 30, 1995 includes the results of operations of these businesses.



     On April 11, 1996, DeSoto announced that it had sold the domestic business and assets of its laundry detergent manufacturing and distribution operations, at its Union City, California, plant, to Star Pacific, Inc. The buyer will continue production under a sublease of the plant from DeSoto. DeSoto will retain its international detergent business at the Union City facility, under a production arrangement with Star Pacific.


     A charge of $1.6 million was recorded in the 1996 first quarter related to the costs associated with the Union City disposition. This provision included the write-down of fixed assets to net realizable value, future rental commitments on a leased warehouse, and severance pay. The provision is reflected on the statement of

                         DESOTO, INC. AND SUBSIDIARIES
operations as nonrecurring expense and the accrual is included with restructuring reserves on the balance sheet. The statement of operations for the six months ended June 30, 1995 includes the results of operations of this business. The reader is directed to the DeSoto pro forma financial statements on pages P-9 to P-11 for the pro forma effect of these business dispositions.



F. NONOPERATING EXPENSE (INCOME)



     Nonoperating expense during the first six months of 1996 resulted primarily from a provision for uncollectible receivables related to prior operations. Nonoperating income during the first six months of 1995 included approximately $6.1 million from insurance settlements and approximately $244,000 of royalty income related to technology sold by DeSoto in 1990.



G. KEYSTONE MERGER



     As previously reported, DeSoto, on June 27, 1996, entered into a definitive merger agreement with Keystone Consolidated Industries, Inc. The consummation of the merger is subject to certain conditions, including approval by the shareholders of both companies and Keystone's obtaining the additional financing necessary to consummate the merger.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                                      AND

                                  DESOTO, INC.

                                  DATED AS OF

                                 JUNE 26, 1996

                                      A-CP

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
1.    PLAN OF REORGANIZATION............................................................   A-1
      1.1     The Merger................................................................   A-1
              (a) Conversion of Shares of DSO Common Stock..............................   A-1
              (b) Conversion of Shares of DSO Preferred Stock...........................   A-2
              (c) Adjustments for Capital Changes.......................................   A-2
              (d) Dissenting Shares.....................................................   A-2
              (e) Conversion of KCI Sub Common Stock....................................   A-2
      1.2     Fractional Shares.........................................................   A-2
      1.3     DSO Options...............................................................   A-2
              (a) Conversion............................................................   A-2
              (b) Registration..........................................................   A-3
      1.4     Effects of the Merger.....................................................   A-3
      1.5     Registration on Form S-4..................................................   A-3
2.    REPRESENTATIONS AND WARRANTIES OF DSO.............................................   A-3
      2.1     Organization; Good Standing; Qualification and Power......................   A-4
      2.2     Capital Structure.........................................................   A-4
              (a) Stock and Options.....................................................   A-4
              (b) DEMI..................................................................   A-4
              (c) Warrants..............................................................   A-4
              (d) No Other Commitments..................................................   A-4
      2.3     Authority.................................................................   A-5
              (a) Corporate Action......................................................   A-5
              (b) No Conflict...........................................................   A-5
              (c) Governmental Consents.................................................   A-5
      2.4     SEC Documents.............................................................   A-6
              (a) SEC Reports...........................................................   A-6
              (b) Financial Statements..................................................   A-6
      2.5     Information Supplied......................................................   A-6
      2.6     Compliance with Applicable Law............................................   A-6
      2.7     Litigation and Legal Matters..............................................   A-7
      2.8     ERISA and Other Compliance................................................   A-7
      2.9     Labor Matters.............................................................   A-9
      2.10    Absence of Undisclosed Liabilities........................................  A-10
      2.11    Absence of Certain Changes or Events......................................  A-10
      2.12    No Default................................................................  A-11
      2.13    Certain Agreements........................................................  A-11
      2.14    Taxes.....................................................................  A-11
      2.15    Intellectual Property.....................................................  A-12
      2.16    Fees and Expenses.........................................................  A-12
      2.17    Environmental Matters.....................................................  A-13
      2.18    Interested Party Transactions.............................................  A-14
      2.19    Contracts.................................................................  A-14
      2.20    Title to Properties.......................................................  A-15
      2.21    Insurance.................................................................  A-15
      2.22    Board Approval............................................................  A-15
      2.23    Vote Required.............................................................  A-15
      2.24    Disclosure................................................................  A-15
      2.25    Fairness Opinion..........................................................  A-16
      2.26    Restrictions on Business Activities.......................................  A-16

                                                                                          PAGE
                                                                                          ----
      2.27    DSO Rights Agreement......................................................  A-16
      2.28    Propriety of Past Payments................................................  A-16
3.    REPRESENTATIONS AND WARRANTIES OF KCI.............................................  A-16
      3.1     Organization; Good Standing; Qualification and Power......................  A-16
      3.2     Capital Structure.........................................................  A-16
              (a) Stock and Options.....................................................  A-16
              (b) No Other Commitments..................................................  A-17
      3.3     Authority.................................................................  A-17
              (a) Corporate Action......................................................  A-17
              (b) No Conflict...........................................................  A-17
              (c) Governmental Consents.................................................  A-18
      3.4     SEC Documents.............................................................  A-18
              (a) SEC Reports...........................................................  A-18
              (b) Financial Statements..................................................  A-18
      3.5     Information Supplied......................................................  A-18
      3.6     Compliance with Applicable Law............................................  A-19
      3.7     Litigation and Legal Matters..............................................  A-19
      3.8     ERISA and Other Compliance................................................  A-19
      3.9     Labor Matters.............................................................  A-21
      3.10    Absence of Undisclosed Liabilities........................................  A-22
      3.11    Absence of Certain Changes or Events......................................  A-22
      3.12    No Default................................................................  A-23
      3.13    Certain Agreements........................................................  A-23
      3.14    Taxes.....................................................................  A-23
      3.15    Intellectual Property.....................................................  A-24
      3.16    Fees and Expenses.........................................................  A-24
      3.17    Environmental Matters.....................................................  A-24
      3.18    Interested Party Transactions.............................................  A-25
      3.19    Contracts.................................................................  A-25
      3.20    Title to Properties.......................................................  A-26
      3.21    Insurance.................................................................  A-26
      3.22    Board Approval............................................................  A-26
      3.23    Vote Required.............................................................  A-26
      3.24    Disclosure................................................................  A-26
      3.25    Fairness Opinion..........................................................  A-27
      3.26    Restrictions on Business Activities.......................................  A-27
      3.27    Propriety of Past Payments................................................  A-27
4.    DSO COVENANTS.....................................................................  A-27
      4.1     Advice of Changes.........................................................  A-27
      4.2     Maintenance of Business...................................................  A-27
      4.3     Conduct of Business.......................................................  A-27
      4.4     Stockholder Approval......................................................  A-28
      4.5     Prospectus/Proxy Statement................................................  A-28
      4.6     Regulatory Approvals......................................................  A-28
      4.7     Necessary Consents........................................................  A-28
      4.8     Access to Information.....................................................  A-28
      4.9     Satisfaction of Conditions Precedent......................................  A-30
      4.10    No Other Negotiations.....................................................  A-30

                                                                                          PAGE
                                                                                          ----
5.    KCI COVENANTS.....................................................................  A-31
      5.1     Advice of Changes.........................................................  A-31
      5.2     Maintenance of Business...................................................  A-31
      5.3     Conduct of Business.......................................................  A-31
      5.4     Stockholder Approval......................................................  A-33
      5.5     Prospectus/Proxy Statement................................................  A-33
      5.6     Regulatory Approvals......................................................  A-33
      5.7     Necessary Consents........................................................  A-33
      5.8     Access to Information.....................................................  A-33
      5.9     Satisfaction of Conditions Precedent......................................  A-33
      5.10    Listing...................................................................  A-33
      5.11    Nomination of Directors...................................................  A-33
      5.12    Executive Committee.......................................................  A-34
      5.13    Director and Officer Indemnification......................................  A-34
      5.14    DSO Trade Debt............................................................  A-34
6.    CLOSING MATTERS...................................................................  A-34
      6.1     The Closing...............................................................  A-34
      6.2     Exchange of Certificates..................................................  A-34
              (a) Exchange Agent........................................................  A-34
              (b) Exchange Procedures...................................................  A-35
              (c) Distributions with Respect to Unsurrendered Certificates..............  A-35
              (d) No Further Ownership Rights to DSO Stock..............................  A-35
              (e) Termination of Exchange Fund..........................................  A-36
              (f) No Liability..........................................................  A-36
      6.3     Assumption of Options.....................................................  A-36
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF DSO........................................  A-36
      7.1     Accuracy of Representations and Warranties................................  A-36
      7.2     Covenants.................................................................  A-36
      7.3     Absence of Material Adverse Change........................................  A-36
      7.4     Compliance with Law.......................................................  A-36
      7.5     Government Consents.......................................................  A-36
      7.6     The Form S-4..............................................................  A-36
      7.7     Documents.................................................................  A-36
      7.8     Stockholder Approval......................................................  A-37
      7.9     KCI Approval..............................................................  A-37
      7.10    No Legal Action...........................................................  A-37
      7.11    Election of DSO Designees to Board of Directors of KCI....................  A-37
      7.12    Tax Opinions..............................................................  A-37
      7.13    Legal Opinion.............................................................  A-37
      7.14    Listing...................................................................  A-37
      7.15    PBGC......................................................................  A-37
      7.16    Financing.................................................................  A-37
      7.17    Fairness Opinion..........................................................  A-37
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF KCI........................................  A-37
      8.1     Accuracy of Representations and Warranties................................  A-37
      8.2     Covenants.................................................................  A-38
      8.3     Absence of Material Adverse Change........................................  A-38
      8.4     Compliance with Law.......................................................  A-38
      8.5     Government Consents.......................................................  A-38
      8.6     Form S-4..................................................................  A-38

                                                                                          PAGE
                                                                                          ----
      8.7     Documents.................................................................  A-38
      8.8     Stockholder Approval......................................................  A-38
      8.9     DSO Approval..............................................................  A-38
      8.10    No Legal Action...........................................................  A-38
      8.11    Tax Opinions..............................................................  A-38
      8.12    Legal Opinion.............................................................  A-39
      8.13    Agreement of Warrantholders...............................................  A-39
      8.14    Financing.................................................................  A-39
      8.15    Amendment of DSO Retirement Plan..........................................  A-39
      8.16    No Pending Termination....................................................  A-39
      8.17    PBGC......................................................................  A-39
      8.18    Approval of Change of Control.............................................  A-39
      8.19    Preferred Stockholders Consents...........................................  A-39
      8.20    Prescott Obligation.......................................................  A-39
      8.21    Fairness Opinion..........................................................  A-39
      8.22    Lender Consent............................................................  A-39
      8.23    Trade Creditor Agreement..................................................  A-39
      8.24    Merger of Pension Plans...................................................  A-39
9.    TERMINATION OF AGREEMENT; BREAK UP FEES...........................................  A-39
      9.1     Termination...............................................................  A-39
      9.2     Notice of Termination.....................................................  A-40
      9.3     Effect of Termination.....................................................  A-40
      9.4     Breakup Fee...............................................................  A-40
10.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.............................  A-41
11.   MISCELLANEOUS.....................................................................  A-41
      11.1    Governing Law.............................................................  A-41
      11.2    Assignment; Binding Upon Successors and Assigns...........................  A-41
      11.3    Severability..............................................................  A-41
      11.4    Counterparts..............................................................  A-41
      11.5    Other Remedies............................................................  A-41
      11.6    Amendment and Waivers.....................................................  A-41
      11.7    Expenses..................................................................  A-41
      11.8    Attorney's Fees...........................................................  A-42
      11.9    Notices...................................................................  A-42
      11.10   Construction of Agreement.................................................  A-42
      11.11   No Joint Venture..........................................................  A-42
      11.12   Further Assurances........................................................  A-43
      11.13   Absence of Third Party Beneficiary Rights.................................  A-43
      11.14   Public Announcement.......................................................  A-43
      11.15   Entire Agreement..........................................................  A-43

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of this 26th day of June, 1996, by and between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("KCI"), and DESOTO, INC., a Delaware corporation ("DSO").

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, DSO will consolidate with a wholly owned subsidiary of KCI (the "KCI Sub") in a statutory merger (the "Merger") with DSO being the surviving corporation of the Merger (the "Surviving Corporation"), all pursuant to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the "Delaware Law"). Upon the effectiveness of the Merger, all the capital stock of DSO outstanding immediately prior to the Effective Time (as defined in Section 1.1) will be converted into capital stock of KCI, and KCI will assume all outstanding options to purchase shares of common stock of DSO, as provided in this Agreement.

     B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. It is the intention and desire of KCI and DSO, immediately after the Effective Time to cause a merger of the pension plans of KCI and DSO.

     The parties hereto hereby agree as follows:

     1. PLAN OF REORGANIZATION

          1.1 The Merger. Subject to the terms and conditions of this Agreement, the Merger will occur pursuant to this Agreement and in accordance with applicable provisions of the Delaware Law as follows:

             (a) Conversion of Shares of DSO Common Stock. Each share of DSO Common Stock, $1.00 par value, including the associated rights (the "Associated Rights") issued pursuant to the Rights Agreement (the "Rights Agreement") between DSO and Harris Trust and Savings Bank (collectively the "DSO Common Stock"), issued and outstanding immediately prior to the date and time of filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of Delaware (the "Effective Time") will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive .7465 of a share (the "Exchange Ratio") of validly issued, fully paid and nonassessable KCI Common Stock, $1.00 par value (the "KCI Common Stock"). Shares of DSO's capital stock held by DSO in its treasury will not be deemed outstanding for purposes of this Agreement and will not be converted into shares of KCI Common Stock, cash or any other property and will be cancelled as of the Effective Time. No holder of shares of DSO Common Stock shall have any rights as a stockholder of KCI prior to the date of issuance to such holder of a certificate or certificates representing shares of KCI Common Stock.

             (b) Conversion of Shares of DSO Preferred Stock. Each share of DSO Series B Senior Preferred Stock, $1.00 par value (the "DSO Preferred Stock" and collectively with the DSO Common Stock, the "DSO Stock"), issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive the Exchange Ratio of a share of validly issued, fully paid and nonassessable KCI Series A Senior Preferred Stock, no par value, as contemplated by the Preferred Stockholder Waiver and Consent Agreement of even date herewith (the "KCI Preferred Stock" and collectively with the KCI Common Stock, the "KCI Stock"). No holder of shares of DSO Preferred Stock shall have any rights as a stockholder of KCI prior to the date of issuance to such holder of a certificate or certificates representing shares of KCI Preferred Stock.

             (c) Adjustments for Capital Changes. If, prior to the Effective Time, DSO or KCI recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio, as applicable, will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of the shares of DSO Stock and the holders of the shares of KCI Stock.

             (d) Dissenting Shares. Holders of shares of DSO Common Stock who dissent from the Merger are not entitled to rights of appraisal under
        Section 262 of the Delaware Law by virtue of Section 262(b)(1) of the Delaware Law.

             (e) Conversion of KCI Sub Common Stock. Each share of common stock of KCI Sub issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder hereof, be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation.

          1.2 Fractional Shares. No fractional shares of KCI Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of DSO Common Stock who would otherwise be entitled to receive a fraction of a share of KCI Common Stock will receive from the Exchange Agent (as defined in Section 6.2), at such time as such holder shall receive a certificate representing shares of KCI Common Stock as contemplated by Section 6.2, an amount of cash equal to the per share market value of KCI Common Stock (based on the average of the closing sale prices of KCI Common Stock during the ten (10) trading day period ending on the Closing Date (as defined in Section 6.1) as reported in the Wall Street Journal) multiplied by the fraction of a share of KCI Common Stock to which such holder would otherwise have been entitled. The fractional interests of each DSO stockholder will be aggregated so that no DSO stockholder will receive cash in an amount equal to or greater than the value of one full share of KCI Common Stock (other than those holding shares as nominees or in similar capacity, in which case, each interest of a beneficial owner shall be aggregated separately). KCI shall provide sufficient funds to the Exchange Agent to make the payments contemplated by this Section 1.2.

          1.3  DSO Options.

             (a) Conversion. At the Effective Time, each of the then outstanding options to purchase DSO Common Stock (the "DSO Options") will by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into an option to purchase that number of shares of KCI Common Stock determined by multiplying the number of shares of DSO Common Stock subject to such DSO Option at the Effective Time by the Exchange Ratio, at an exercise price per share of KCI Common Stock equal to the exercise price per share of such DSO Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent (provided, however, in the case of any DSO Options to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, the number of shares purchasable pursuant to such DSO Options and the terms and conditions of exercise of such DSO Options shall be determined in order to comply with Section 424 of the Code). If the foregoing calculation results in an assumed DSO Option being exercisable for a fraction of a share of KCI Common Stock, then the number of shares of KCI Common Stock subject to such option will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the DSO Options shall be as set forth in the DSO Disclosure Schedule (as defined in Article 2). Continuous employment with DSO or any of the DSO Subsidiaries (as defined in Section 2.1) will be credited to an optionee of DSO for purposes of determining the number of shares of KCI Common Stock subject to exercise under DSO Options converted into options to purchase KCI Common Stock (the "KCI Converted Options"). Each

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

        KCI Converted Option shall otherwise be subject to the terms and conditions as were applicable to such converted DSO Option under the applicable DSO Plan (as defined in Section 2.2).

             (b) Registration. To the extent a registration statement on Form S-8 is available, KCI will cause the KCI Common Stock issuable upon exercise of the KCI Converted Options to be registered on Form S-8 promulgated by the Securities and Exchange Commission (the "SEC") as soon as practicable after the Effective Time and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the KCI Converted Options shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), KCI shall administer, to the extent reasonably practicable, the DSO Plans (as defined in Section 2.2(a)) assumed pursuant to the Merger and this Section 1.3 in a manner that complies with the rules promulgated by the SEC under the Exchange Act. KCI will reserve a sufficient number of shares of KCI Common Stock for issuance upon exercise of the KCI Converted Options.

          1.4 Effects of the Merger. At the Effective Time, the Certificate of Merger shall be filed as contemplated by Section 1.1(a), the effect of which shall be as follows: (a) each share of KCI Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of KCI Common Stock; (b) each share of DSO Stock and each DSO Option outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1, 1.2 and 1.3 hereof; (c) each share of KCI Sub Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 1.1(e) hereof; (d) the Certificate of Incorporation, Bylaws, directors and officers of the Surviving Corporation will be as provided in the Certificate of Merger; and (e) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law.

          1.5 Registration on Form S-4. The KCI Stock to be issued in the Merger shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), on a Form S-4 registration statement promulgated by the SEC (the "Form S-4"). As promptly as practicable after the date of this Agreement, KCI and DSO shall prepare and file with the SEC the Form S-4, together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Exchange Act, in connection with the Merger. Each of KCI and DSO shall use its best efforts to respond promptly to any comments of the SEC and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Prospectus/Proxy Statement to be mailed to each company's stockholders at the earliest practicable time. Each party shall as promptly as practicable furnish to the other party all information concerning such party and its stockholders as may be reasonably required in connection with any action contemplated by this Section 1.5. The Prospectus/Proxy Statement and Form S-4 shall comply in all material respects with all applicable requirements of law. Each of KCI and DSO will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4, the Prospectus/Proxy Statement or any amendments or supplements thereto. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, KCI or DSO, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing as promptly as practicable with the SEC or its staff, and/or mailing to stockholders of KCI and DSO, such amendment or supplement.

     2. REPRESENTATIONS AND WARRANTIES OF DSO

          Except as set forth in a schedule dated the date of this Agreement and delivered by DSO to KCI concurrently herewith (the "DSO Disclosure Schedule") or as disclosed in the Recent DSO SEC Documents (as defined in
     Section 2.4), DSO represents and warrants to KCI as set forth below. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such entity or group of entities taken as a whole. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of such party's subsidiaries means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party and its subsidiaries, taken as a whole.

          2.1 Organization; Good Standing; Qualification and Power. DSO and each of its subsidiaries, including corporations, partnerships, trusts or any other type of entity (the "DSO Subsidiaries") is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary or where the failure to so qualify would not have a Material Adverse Effect. The DSO Disclosure Schedule sets forth a complete and correct list of the DSO Subsidiaries. DSO has made available to KCI or its counsel complete and correct copies of the Certificates or Articles of Incorporation and Bylaws of DSO and each of the DSO Subsidiaries, in each case as amended to the date of this Agreement.

          2.2  Capital Structure.

             (a) Stock and Options. The authorized capital stock of DSO consists of 20,000,000 shares of DSO Common Stock, and 583,333 shares of DSO Preferred Stock. At the close of business on June 17, 1996, 4,688,523 shares of DSO Common Stock were issued and outstanding, 583,333 shares of DSO Preferred Stock were issued and outstanding, 930,751 shares of DSO Common Stock were held by DSO in its treasury, and 120,500 shares of DSO Common Stock were reserved for issuance upon the exercise of the outstanding DSO Options. All outstanding shares of DSO Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of DSO Common Stock, including treasury shares, and all shares reserved for issuance have been listed on the New York Stock Exchange (the "NYSE"). All outstanding shares of the capital stock of each of the DSO Subsidiaries are validly issued, fully paid and nonassessable and are owned by DSO or one of the DSO Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances . DSO has made available to KCI, a true and correct copy of its 1992 Stock Plan and the DeSoto Stock Ownership Plus Plan (collectively, the "DSO Plans"), and a complete and correct list of each DSO Option outstanding as of the date hereof, including the name of the holder of each such DSO Option, the DSO Plan pursuant to which each such DSO Option was issued, the security and number of shares covered by each such DSO Option, the per share exercise price of each such DSO Option and the vesting schedule applicable to each such DSO Option.

             (b) DEMI. As of the date hereof, the authorized capital stock of DeSoto Environmental Management, Inc. ("DEMI") consists of one hundred
        (100) shares of Class A Common Stock, one hundred (100) shares of Class B Common Stock, and one hundred (100) shares of preferred stock. At the close of business on June 12, 1996, one (1) share of Class A Common Stock was held by DSO, one hundred (100) shares of Class B Common Stock were held by directors and officers of DSO as set forth on the Disclosure Schedule, and no shares of preferred stock were outstanding.

             (c) Warrants. As of the date hereof warrants to purchase an aggregate of 1,200,000 shares of DSO Common Stock (the "DSO Warrants") were outstanding. As of the date hereof, 1,200,000 shares of DSO Common Stock were reserved for issuance upon exercise of the DSO Warrants.

             (d) No Other Commitments. Except for the DSO Options, the DSO Warrants and the Contingent Value Rights issued in connection with the acquisition of J.L. Prescott Company, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which DSO or any of the DSO Subsidiaries is a party or by which DSO or any of the DSO Subsidiaries is bound, obligating DSO or any of the DSO Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of DSO or any of the DSO Subsidiaries or securities convertible into or exchangeable for shares of capital stock of DSO or any of the DSO Subsidiaries, or obligating DSO or any of the DSO Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. Except for the parties affiliated with Sutton Holding Corp. who have previously filed a Schedule 13-D with respect to DSO, there are no voting trusts or other agreements or understandings to which DSO or any DSO Subsidiary is a party or, as of the date hereof, of which DSO has knowledge, with respect to the voting of the capital stock of DSO or any of the DSO Subsidiaries.

        2.3  Authority.

             (a) Corporate Action. DSO has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Merger by the stockholders of DSO, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by DSO and, subject to approval of this Agreement and the Merger by the stockholders of DSO, the consummation by DSO of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DSO. This Agreement has been duly executed and delivered by DSO, and this Agreement is a valid and binding obligation of DSO, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

             (b) No Conflict. Subject to approval of this Agreement and the Merger by the stockholders of DSO, neither the execution, delivery and performance of this Agreement or the Certificate of Merger, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof or thereof will conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of DSO or any of the DSO Subsidiaries under any term, condition or provision of (i) the Certificates or Articles of Incorporation or Bylaws of DSO or any of the DSO Subsidiaries or (ii) any agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DSO or any of the DSO Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

             (c) Governmental Consents. No consent, approval or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by DSO or any of the DSO Subsidiaries in connection with the execution and delivery of this Agreement or the Certificate of Merger or the consummation of the transaction contemplated hereby or thereby except for (i) the filing with the SEC of
        (A) the Form S-4, (B) the Prospectus/Proxy Statement relating to the meeting of the stockholders of DSO (the "DSO Stockholders Meeting") to be held with respect to the approval by DSO's stockholders of this Agreement and the Merger, and (C) such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with relevant authorities of other states in which DSO is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes and regulations (collectively, the "State Anti-Takeover Laws"); (iv) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the rules of the NYSE; (v) such filings and notifications as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and

        (vi) such consents, approvals, etc. the failure of DSO to so obtain would not prevent or delay the consummation of the Merger or otherwise prevent DSO from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

          2.4  SEC Documents.

             (a) SEC Reports. DSO has made available to KCI or its counsel complete and correct copies of each report, schedule, registration statement and definitive proxy statement filed by DSO with the SEC on or after January 1, 1991 (the "DSO SEC Documents"), which are all the documents (other than preliminary material) that DSO was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (and if amended or superseded by a filing prior to the date of this Agreement, then also on the date of such filing), none of the DSO SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference herein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the DSO SEC Documents were timely filed and complied when filed, in form and content, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, including the timeliness of the filing as the case may be, and the rules and regulations promulgated by the SEC thereunder. DSO has filed all documents and agreements which were required to be filed as exhibits to the DSO SEC Documents. For purposes hereof, "Recent DSO SEC Documents" shall mean the most recent annual report on Form 10-K of DSO, together with the most recent quarterly report on Form 10-Q of DSO for any quarter subsequent to the annual period covered by such Form 10-K, together with any current reports on Form 8-K filed by DSO subsequent to such most recent Form 10-Q.

             (b) Financial Statements. The financial statements of DSO included in the DSO SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved or at the applicable dates (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of DSO and its consolidated DSO Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

          2.5 Information Supplied. None of the information supplied or to be supplied by DSO for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of DSO and at the time of the KCI and DSO Stockholders Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The material to be supplied by DSO in respect of the Form S-4 and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, Exchange Act, and the rules and regulations promulgated by the SEC thereunder.

          2.6 Compliance with Applicable Law. The businesses of DSO and the DSO Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect. Except as disclosed in the Recent DSO SEC Documents filed prior to the date of this Agreement or where such notification would not reasonably be expected to result in a Material Adverse Effect, DSO has not been notified by any Governmental Entity that any investigation or review with respect to DSO or any of the DSO Subsidiaries is pending or threatened, nor has any Governmental Entity notified DSO of its intention to conduct the same. DSO and each of the DSO Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for those the absence of which would not have a Material Adverse Effect.

          2.7 Litigation and Legal Matters. There is no suit, action, arbitration, demand, claim or proceeding pending or threatened against DSO or any of the DSO Subsidiaries, or any of their officers, directors, employees or agents involving, affecting or relating to any assets, operations or properties of DSO or the DSO Subsidiaries, or any DSO Employee Plans (as defined in Section 2.8), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DSO or any of the DSO Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. DSO has made available to KCI or its counsel complete and correct copies of all correspondence prepared by its counsel for DSO's auditors in connection with the last five (5) completed audits of DSO's financial statements and any such correspondence since the date of the last such audit.

          2.8  ERISA and Other Compliance.

             (a) DSO has made available to KCI a list of all employees of DSO and of any DSO Subsidiary, and their salaries as of the date of this Agreement. DSO has made available to KCI (i) a copy of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) a copy of all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into by DSO or any of the DSO Subsidiaries, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently maintained, contributed to or entered into by DSO or any of the DSO Subsidiaries under which DSO or any of the DSO Subsidiaries or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "DSO Employee Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(c) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes DSO or any of the DSO Subsidiaries. Copies of all DSO Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and all summary plan descriptions, other than plans which are multi-employer plans within the meaning of Title IV of ERISA, have been made available to KCI or its counsel, together with the three (3) most recent annual reports (Forms 5500) prepared in connection with any such DSO Employee Plan. Each DSO Pension Plan (as defined below) operates in accordance with the reporting and disclosure requirements imposed under ERISA and the Code except for such noncompliance which would not have a Material Adverse Effect. Copies of all DSO Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "DSO Pension Plans"), have been made available to KCI. Except for funding waivers which have been obtained, all contributions due from DSO or any of the DSO Subsidiaries through March 31, 1996 with respect to any of the DSO Employee Plans have been made as required under ERISA or have been accrued in accordance with generally accepted accounting principles on DSO's or any such DSO Subsidiary's financial statements as of March 31, 1996. Each DSO Employee Plan has been maintained since May 19, 1991 in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such DSO Employee Plans except for such noncompliance which would not have a Material Adverse Effect, and all such plans which are DSO Pension Plans are fully funded on a termination basis.

             (b) No DSO Pension Plan constitutes, or has since May 19, 1991 constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No DSO Pension Plans other than the DeSoto Employees' Retirement Plan which is the result of the merger of the DeSoto Hourly Employees' Pension Plan and the J.L. Prescott Company Employees' Retirement Plan into the DeSoto Salaried Employees' Pension Plan, effective January 1, 1994, all of which together currently constitute the

        DeSoto Employees' Retirement Plan (the "DSO Retirement Plan") are subject to Title IV of ERISA. To the best of the knowledge of the officers of DSO, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any DSO Employee Plan which is covered by Title I of ERISA which would result in a material liability to DSO and the DSO Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. To the best of the knowledge of the officers of DSO, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any DSO Employee Plan has or will make DSO or any officer or director of DSO subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or
        Section 502 of ERISA. No DSO Pension Plan is liable for any federal, state or local taxes other than unrelated business taxable income as defined in Section 512 of the Code.

             (c) To the best of the knowledge of the officers of DSO, each DSO 401(a) Plan is qualified under Section 401(a) of the Code and has been so qualified during the period from May 19, 1991 to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(c) of the Code. Each DSO 401(a) Plan operates in accordance with its terms and, to DSO's knowledge, there exists no fact which would adversely affect its qualified status. Except for pending requests for favorable determination letters on qualification filed with the Internal Revenue Service (the "IRS") on March 29, 1995 for the DSO Retirement Plan and the DeSoto Stock Ownership Plan, no DSO 401(a) Plan is currently under investigation, audit or review by the IRS, nor is such action contemplated, and the IRS has not asserted that any DSO Pension Plan is not qualified under Section 401(a) of the Code or that any trust established under a DSO Pension Plan is not exempt under Section 501(a) of the Code.

             (d) With respect to each DSO Pension Plan which is a defined benefit plan under Section 414(j) of the Code and each defined contribution plan under Section 414(i) of the Code:

                (i) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Sections 406-4064 of ERISA has been incurred by DSO or the DSO Subsidiaries since May 19, 1991 and all premiums due and owing to the PBGC have been timely paid;

                (ii) the PBGC has notified neither DSO, any of the DSO Subsidiaries nor any DSO Pension Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;

                (iii) since May 19, 1991 no event has occurred, or to DSO's knowledge is threatened or is about to occur which would constitute a reportable event within the meaning of Section 4043(c) of ERISA for which reporting has not been made;

                (iv) no DSO Pension Plan has any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code for which a waiver has not been obtained); and

                (v) no withdrawal liability has been incurred with respect to any DSO Pension Plan which is a multi-employer plan.

             (e) DSO has made available to KCI a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchases, phantom stock, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not a DSO Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by DSO or any of the DSO Subsidiaries and (iii) covers any employee or former employee of DSO or any of the DSO Subsidiaries. Such contracts, plans and arrangements as are described in this Section 2.8(e) are

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

        herein referred to collectively as the "DSO Benefit Arrangements." To DSO's knowledge, each DSO Benefit Arrangement has been maintained since May 19, 1991 in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such DSO Benefit Arrangement, is not currently under investigation, audit or review by the IRS or any other federal or state agency and no such actions are contemplated or under consideration, has no liability for any federal, state, local or foreign taxes and has no claim subject to dispute or litigation. DSO has made available to KCI or its counsel a complete and correct copy or description of each DSO Benefit Arrangement.

             (f) There has been no amendment to, written interpretation by or announcement (whether or not written) by DSO or any of the DSO Subsidiaries relating to, or change in employee participation or coverage under, any DSO Employee Plan or DSO Benefit Arrangement that would increase materially the expense of maintaining such DSO Employee Plan or DSO Benefit Arrangement above the level of the expense incurred in respect thereof from the fiscal year ended December 31, 1995.

             (g) DSO has provided, or will have provided prior to the Effective Time, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Effective Time, and, to DSO's knowledge, no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of DSO or any of the DSO Subsidiaries.

             (h) No benefit payable or which may become payable by DSO or any of the DSO Subsidiaries pursuant to any DSO Employee Plan or any DSO Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reasons of Section 280G of the Code.

             (i) No DSO Retirement Plan is the subject of any investigation, audit or inquiry by the United States Department of Labor or the PBGC and, at the Effective Time, all items on the Disclosure Schedule with respect to this Section 2.8(i) shall not be required to remain on the Disclosure Schedule in order to make this representation true and correct.

          2.9  Labor Matters.

             (a) DSO and each of the DSO Subsidiaries has paid or made provision for the payment of all salaries, accrued wages and accrued vacation pay in the ordinary course of business and has complied in all material respects with all applicable laws, agreements, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

             (b) Neither DSO nor any of the DSO Subsidiaries is a party to any
        (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) agreement, policy or practice that requires it to pay termination or severance pay to any employees (other than as required by law), (iii) collective bargaining agreement or other labor union contract applicable to persons employed by DSO or any DSO Subsidiary, nor, to the knowledge of DSO are there any activities or proceedings of any labor union to organize any such employees. DSO and the DSO Subsidiaries have made available to KCI complete and correct copies of all such agreements (the "Employment and Labor Agreements"). Neither DSO nor any of the DSO Subsidiaries has breached or otherwise failed to comply with any provisions of any of the Employment and Labor Agreement, and there are no grievances outstanding thereunder which would have a Material Adverse Effect.

             (c) With respect to DSO and the DSO Subsidiaries, (i) there is no unfair labor practice, charge or complaint pending before the National Labor Relations Board (the "NLRB"), (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or threatened against or affecting DSO or the DSO Subsidiaries, and neither DSO nor any of the DSO Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of DSO or the DSO Subsidiaries, (iii) there is no representation, claim or petition pending before the NLRB or a similar agency and no question concerning representation exists relating to the employees of DSO or the DSO Subsidiaries, (iv) there are no charges with respect to or relating to DSO or DSO Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local, or foreign agency responsible for the prevention of unlawful employment practices, (v) neither DSO nor any of the DSO Subsidiaries has received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of DSO or the DSO Subsidiaries and no such investigation is in progress and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Agreement.

             (d) Neither DSO nor any of the DSO Subsidiaries has caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. sec.sec. 2101-2109, and the regulations promulgated thereunder, where DSO or the DSO Subsidiaries have failed to comply with the provisions of such act.

          2.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected, reserved against or otherwise disclosed in DSO's consolidated balance sheet (including the notes thereto) at December 31, 1995 (the "DSO Balance Sheet Date"), as disclosed in the Recent DSO SEC Documents or otherwise disclosed pursuant to this Agreement, neither DSO nor any of the DSO Subsidiaries had, at December 31, 1995, any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which would have a Material Adverse Effect on DSO. All reserves established by DSO and set forth in the consolidated balance sheet of DSO (including the notes thereto) at December 31, 1995 (the "DSO Balance Sheet") were reasonably adequate as required by generally accepted accounting principles.

          2.11 Absence of Certain Changes or Events. Since the DSO Balance Sheet Date (and other than in compliance with Section 4.3) there has not occurred:

             (a) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of DSO and the DSO Subsidiaries, that constitutes or could reasonably be expected to result in a Material Adverse Effect;

             (b) any amendments or changes in the Certificate of Incorporation or Bylaws of DSO;

             (c) any damage, destruction or loss, whether covered by insurance or not, that constitutes or could reasonably be expected to result in a Material Adverse Effect;

             (d) any redemption, repurchase or other acquisition of shares of DSO Stock by DSO, or any declarations, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to DSO Stock;

             (e) any increase in or modification of the compensation or benefits payable or to become payable by DSO to any of its directors or employees, except pursuant to agreements or arrangements existing as of the DSO Balance Sheet Date;

             (f) any increase in or modification of any bonus, pension, insurance, DSO Employee Plan or DSO Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than pursuant to agreements or arrangements existing as of the DSO Balance Sheet Date;

             (g) any acquisition or sale of a material amount of property or assets of DSO, other than in the ordinary course of business consistent with past practice;

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

             (h) any alteration in any term of any outstanding security of DSO;

             (i) any (A) incurrence, assumption or guarantee by DSO of any debt for borrowed money or other obligation; (B) issuance or sale of any security convertible into or exchangeable for debt securities of DSO; or
        (C) issuance or sale of options or other rights to acquire from DSO, directly or indirectly, debt securities of DSO or any securities convertible into or exchangeable for any such debt securities;

             (j) any creation or assumption by DSO of any mortgage, pledge, security interest, lien or other encumbrance on any asset, except as would not have a Material Adverse Effect;

             (k) any making of any loan, advance or capital contribution to or investment in any person (as defined in Section 2.18) other than (i) travel loans or advances made in the ordinary course of business of DSO,
        (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

             (l) any entering into or amendment, relinquishment, termination or non-renewal by DSO of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, except as would not have a Material Adverse Effect;

             (m) any transfer or grant of a right of any Intellectual Property Rights (as defined in Section 2.15 below) of DSO, other than those transferred or granted in the ordinary course of business; or

             (n) any agreement or arrangement made by DSO to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made unless otherwise disclosed.

          2.12 No Default. Neither DSO nor any of the DSO Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by DSO or any of the DSO Subsidiaries under, any contract or agreement to which DSO or any of the DSO Subsidiaries is a party and which would, if terminated or modified, have, insofar as can reasonably be foreseen, a Material Adverse Effect.

          2.13 Certain Agreements. Other than the DSO Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of DSO or any of the DSO Subsidiaries from DSO or any of the DSO Subsidiaries, under any DSO Employee Plan, DSO Benefit Arrangement or otherwise, (ii) increase any benefit otherwise payable under any DSO Employee Plan, DSO Benefit Arrangement or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.14  Taxes.

             (a) DSO and each of the DSO Subsidiaries have (i) duly and timely filed with the appropriate governmental authorities all Tax Returns (as defined in subsection (c) below) required to be filed by it, and has not filed for an extension to file any Tax Returns and such Tax Returns are true, complete and correct in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in subsection (b) below) shown to be due on such Tax Returns. Tax Returns referred to in clause (i) hereinabove have been examined by the IRS or the appropriate governmental authority through the returns for the year ending December 31, 1990 or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examination have been paid in full and no proceeding or examination by or in front of the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove is currently pending. No claim has been made in writing to them by any authority in a jurisdiction where they do not file a Tax Return that they are or may be subject to Tax in such jurisdiction. No waivers of

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

        statutes of limitations have been given by or requested in writing to them with respect to any Taxes. They have not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the DSO Balance Sheet as of March 31, 1996 will be adequate to cover all Taxes for all periods ending on or prior to such date, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect on them, and there are no liens for Taxes upon any property or asset of DSO or DSO Subsidiaries, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to their Taxes which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect on them. They are not parties to any agreement providing for the allocation or sharing of Taxes with any entity. They have not, with regard to any asset or property held, acquired or to be acquired by them, filed a consent to the application of Section 341(f) of the Code. They have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for such taxes which, alone or in the aggregate, would not have a Material Adverse Effect on them. No Tax is required to be withheld by them pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As a result of the Merger, they will not be obligated to make a payment to any individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

             (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholdings, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

             (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

          2.15 Intellectual Property. DSO and the DSO Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses. To DSO's knowledge, neither DSO nor any DSO Subsidiary is infringing or otherwise violating Intellectual Property Rights of any person, which infringement or violation would subject DSO or any DSO Subsidiary to a liability which, individually or in the aggregate, would have a Material Adverse Effect. No claim has been made or, to DSO's knowledge, threatened against DSO or any DSO Subsidiary alleging any such violation which will have a Material Adverse Effect. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object codes, algorithms, architecture, structures, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, and records.

          2.16 Fees and Expenses. Except for Salomon Brothers, Inc., neither DSO nor any of the DSO Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

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

          2.17  Environmental Matters.

             (a) DSO and the DSO Subsidiaries have duly complied with, and the real property, equipment, businesses, operations and assets of each are in compliance with, the provisions of the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Toxic Substances Control Act, the Safe Drinking Water Act, the Pollution Prevention Act of 1990, the National Environmental Policy Act and any other law, statute, ordinance or regulation relating to the protection of the public health and/or the environment, whether promulgated by the United States, any state, municipality and/or other governmental body, each as amended (hereinafter collectively referred to as "Environmental Laws"), except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (b) To the best of the knowledge of DSO, with respect to DSO and the DSO Subsidiaries, there are no conditions presently existing which may reasonably be expected to lead to: (i) responsibilities or liability, or an assertion thereunder by any governmental entity or private person, pursuant to any Environmental Law the subject of which is the management and disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any foreign, federal, state or local law, statute, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous and, if not so listed, asbestos, lead and petroleum) or (ii) tort claims based on an action or inaction of DSO or any of the DSO Subsidiaries relating to the management and disposal of toxic or hazardous substances or wastes prior to the Effective Time, except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (c) DSO and the DSO Subsidiaries have been issued, will maintain until the Effective Time and will cause to remain in effect immediately thereafter, all required foreign, federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes and (vi) any other environmental, health or safety matters, except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (d) DSO and the DSO Subsidiaries have neither received notice of, nor know of, nor have any reason to suspect, any fact(s) which might constitute violation(s) of any Environmental Laws which remain uncured, except where the failure to cure any such violation(s), when taken in the aggregate, will not have a Material Adverse Effect.

             (e) To the best of the knowledge of DSO, with respect to DSO and the DSO Subsidiaries, there has been, no emission, spill, release or discharge in violation of Environmental Laws, whether on real property, adjacent sites or at any other location or disposal site, into or upon
        (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing real property, of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from the real property (any of which events is hereafter referred to as a "Hazardous Discharge"), which, when taken in the aggregate, will have a Material Adverse Effect. To the best of the knowledge of DSO, there is not located on the real property used by DSO and the DSO Subsidiaries toxic or hazardous substances or wastes in violation of Environmental Laws, which, when taken in the aggregate, will have a Material Adverse Effect.

             (f) With respect to DSO and the DSO Subsidiaries, there has been no complaint, order, directive, claim, citation or notice received from any governmental authority or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soil or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the real property and the business conducted thereon, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting DSO or any DSO Subsidiary, the real property used by DSO and the DSO Subsidiaries, any improvements located thereon or the business conducted thereon (any of which is hereafter referred to as an "Environmental Complaint") which, when taken in the aggregate, will result in a Material Adverse Effect.

             (g) With respect to DSO and the DSO Subsidiaries, there has been no lien asserted or created by any foreign, federal, state or local authority upon any or all of the assets, equipment, real property or other facilities of DSO and the DSO Subsidiaries by reason of a Hazardous Discharge or Environmental Complaint initiated or occurring prior to the Effective Time, except any which, when taken in the aggregate, will not have a Material Adverse Effect.

             (h) For the purposes of this Section 2.17, the term "DSO and DSO Subsidiaries" shall also mean subsidiaries or other properties previously owned or operated by DSO or a DSO Subsidiary, either directly or indirectly, which would create liability for DSO or the DSO Subsidiary by virtue of their prior ownership.

             (i) DSO has made available to KCI all environmental studies and reports pertaining or relating in any way to the real property or equipment owned, occupied or leased by DSO or the DSO Subsidiaries or otherwise relating or pertaining to the business, operations or assets of DSO and the DSO Subsidiaries.

          2.18  Interested Party Transactions.

             (a) As of the date hereof, neither DSO nor any of the DSO Subsidiaries is a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on thirty days' or less notice involving the payment of more than $100,000 per annum,
        (ii) agreement with any executive officer or other key employee, the benefits of which are contingent or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of it providing any term of employment or compensation guarantee extending for a period longer than one year or for the payment in excess of $100,000 per annum, or (iv) except for the DSO Options, agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

             (b) Neither DSO nor any of the DSO Subsidiaries is indebted for money borrowed, either directly or indirectly from any of its officers, directors, or any Affiliate (as defined below) in any amount whatsoever, nor are any of its officers, directors, or Affiliates indebted for money borrowed from it; nor are there any transactions of a continuing nature between it and any of its officers, directors, or Affiliates (other than the regular employment of such persons) which will continue beyond the Effective Time, including, without limitation, use of its assets for personal benefit with or without adequate compensation. For the purpose of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

        2.19  Contracts.

             (a) Neither DSO nor any of the DSO Subsidiaries is a party to any contracts, agreements, commitments and other instruments (whether oral or written), other than current insurance policies, that (i) involve an expenditure by such party or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of such party, which in each case, relates to a contract, commitment or instrument that requires payments in excess of $25,000 per year and (ii) involve an obligation for the performance of services or delivery of goods by such party that cannot, or in reasonable probability will not be performed within thirty days from the dates as of which these representations are made, except for arrangements for the manufacture or supply of products and for the purchase or sale of merchandise or services entered into the ordinary course of business.

             (b) All of the material contracts, agreements, commitments and other instruments that either DSO or any of the DSO Subsidiaries is a party to, or by which any of them is bound, are valid and binding upon such party and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither such party nor any other party to any such contract, agreement, commitment or other instrument has breached any provision thereof, and no event has occurred, in each case, which, with the lapse of time or action by a third party, could result in a default under the terms thereof which, alone or in the aggregate, would have a Material Adverse Effect, and there are no existing facts or circumstances which would prevent such party's contracts and agreements for the sale of goods from maturing in due course into fully collectible accounts receivable, except where such failure would have a Material Adverse Effect.

          2.20 Title to Properties. DSO and the DSO Subsidiaries have good and marketable title to all of their real and other properties and assets, tangible and intangible, as reflected in the DSO Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, free and clear of all claims and encumbrances other than (i) specifically disclosed in the DSO Balance Sheet, (ii) any liens for taxes not yet due and payable or being contested, and (iii) such imperfections of title, covenants, restrictions, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of the properties or otherwise materially impair the business operations or the financial condition of DSO and the DSO Subsidiaries taken as a whole.

          2.21 Insurance. DSO and the DSO Subsidiaries have insurance covering casualty, fire, liability, worker's compensation and disability (the "DSO Policies") providing coverage and having limitations and deductibles that are customary for a business of the type operated by them and sufficient for compliance in all material respects with all requirements of law and of all agreements to which DSO and the DSO Subsidiaries are a party, and such DSO Policies will be in full force and effect for all periods up to and including the Effective Time, and no notice of cancellation or termination has been received with respect to any of the DSO Policies. There are no pending claims under or relating to any of the DSO Policies, which, individually or in the aggregate, would have a Material Adverse Effect.

          2.22 Board Approval. The Board of Directors of DSO has, as of the date hereof, unanimously (i) approved this Agreement and the Merger, (ii) approved the Voting Agreement between DSO and Contran Corporation, (iii) determined that the Merger is in the best interests of the stockholders of DSO and is on terms that are fair to such stockholders and (iv) resolved to recommend that the stockholders of DSO approve this Agreement and the Merger.

          2.23 Vote Required. Except as required by applicable law, the affirmative vote of holders of a majority of the outstanding shares of DSO Stock voting as a single class is the only vote of the holders of any class or series of DSO's capital stock necessary to approve this Agreement and the Merger.

          2.24 Disclosure. No representation or warranty made by DSO in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by DSO or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, not misleading in light of the circumstances under which they are furnished.

          2.25 Fairness Opinion. DSO's Board of Directors has received a written opinion from Salomon Brothers, Inc. that as of the date hereof the Exchange Ratio is fair to DSO's stockholders from a financial point of view.

          2.26 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon DSO or any of the DSO Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of DSO or any of the DSO Subsidiaries, any acquisition of property by DSO or any of the DSO Subsidiaries or the conduct of business by DSO or any of the DSO Subsidiaries as currently conducted, which would have a Material Adverse Effect.

          2.27 DSO Rights Agreement. The Rights Agreement, dated as of February 20, 1989, between the Company and Harris Trust & Savings Bank, as amended (the "Rights Agreement"), shall be amended so as to provide (i) that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby shall not cause any of the rights (as defined in the Rights Agreement) to become exercisable in accordance with the terms of the Rights Agreement, and (ii) that the Rights Agreement shall terminate at the Effective Time.

          2.28 Propriety of Past Payments. No funds or assets of DSO or any of the DSO Subsidiaries have been used for an illegal purpose, nor have any unrecorded funds or assets of DSO or the DSO Subsidiaries been established for any purposes. No accumulation or use of DSO's or the DSO Subsidiaries' corporate funds or assets has been made without being properly accounted for in their respective books and records and all payments by or on behalf of DSO or the DSO Subsidiaries have been duly and properly recorded and accounted for in their respective books and records. No false or artificial entry has been made in the books and records of DSO or the DSO Subsidiaries for any reason (except in the case of unaudited financial statements, for year-end adjustments). No payment has been made by or on behalf of DSO or the DSO Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the document supporting such payment, and neither DSO nor any of the DSO Subsidiaries has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by DSO or the DSO Subsidiaries of, or alleged to be of, the type described in this
     Section 2.28.

     3. REPRESENTATIONS AND WARRANTIES OF KCI

          Except as set forth in a schedule dated the date of this Agreement and delivered by KCI to DSO concurrently herewith (the "KCI Disclosure Schedule") or as disclosed in the Recent KCI SEC Documents (as defined in
     Section 3.4), KCI represents and warrants to DSO as set forth below.

          3.1 Organization; Good Standing; Qualification and Power. KCI and each of its subsidiaries, including corporations, partnerships, trusts or any other type of entity (the "KCI Subsidiaries") is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary or where the failure to so qualify would not have a Material Adverse Effect. The KCI Disclosure Schedule sets forth a complete and correct list of the KCI Subsidiaries. KCI has made available to DSO or its counsel complete and correct copies of the Certificates or Articles of Incorporation and Bylaws of KCI and each of the KCI Subsidiaries, in each case as amended to the date of this Agreement.

          3.2  Capital Structure.

             (a) Stock and Options. The authorized capital stock of KCI consists of 12,000,000 shares of KCI Common Stock, and 500,000 shares of preferred stock, no par value. At the close of business on June 17, 1996, 5,688,558 shares of KCI Common Stock were issued and outstanding, no shares of

        KCI Preferred Stock were issued and outstanding, 1,134 shares of KCI Common Stock were held by KCI in its treasury, and 348,100 shares of KCI Common Stock were reserved for issuance upon the exercise of outstanding options to purchase KCI Common Stock (the "KCI Options"). All outstanding shares of KCI Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of the capital stock of each of the KCI Subsidiaries are validly issued, fully paid and nonassessable and are owned by KCI or one of the KCI Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. KCI has made available to DSO, a true and correct copy of the Keystone Consolidated Industries, Inc. 1992 Incentive Compensation Plan and the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan (collectively, the "KCI Plans"), and a complete and correct list of each KCI Option outstanding as of the date hereof, including the name of the holder of each such KCI Option, the KCI Plan pursuant to which each such KCI Option was issued, the security and number of shares covered by each such KCI Option, the per share exercise price of each such KCI Option and the vesting schedule applicable to each such KCI Option.

             (b) No Other Commitments. Except for the KCI Options, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which KCI or any of the KCI Subsidiaries is a party or by which KCI or any of the KCI Subsidiaries is bound, obligating KCI or any of the KCI Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of KCI or any of the KCI Subsidiaries or securities convertible into or exchangeable for shares of capital stock of KCI or any of the KCI Subsidiaries, or obligating KCI or any of the KCI Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which KCI is a party or, as of the date hereof, of which KCI has knowledge, with respect to the voting of the capital stock of KCI or any of the KCI Subsidiaries.

        3.3  Authority.

             (a) Corporate Action. KCI has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and the Merger by the stockholders of KCI, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by KCI and, subject to approval of this Agreement and the Merger by the stockholders of KCI, the consummation by KCI of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KCI. This Agreement has been duly executed and delivered by KCI, and this Agreement is a valid and binding obligation of KCI, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

             (b) No Conflict. Subject to approval of this Agreement and the Merger by the stockholders of KCI, neither the execution, delivery and performance of this Agreement or the Certificate of Merger, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof or thereof will conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of KCI or any of the KCI Subsidiaries under any term, condition or provision of (i) the Certificates or Articles of Incorporation or Bylaws of KCI or any of the KCI Subsidiaries or (ii) any material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to KCI or any of the KCI Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

             (c) Governmental Consents. No consent, approval or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained by KCI or any of the KCI Subsidiaries in connection with the execution and delivery of this Agreement or the Certificate of Merger or the consummation of the transaction contemplated hereby or thereby except for (i) the filing with the SEC of
        (A) the Form S-4 and the declaration of its effectiveness, (B) the Prospectus/Proxy Statement relating to the meeting of the stockholders of KCI (the "KCI Stockholders Meeting") to be held with respect to the approval by KCI's stockholders of this Agreement and the Merger, (C) the filing contemplated by Section 1.3(b) hereof, and (D) such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with relevant authorities of other states in which KCI is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required under the State Anti-Takeover Laws; (iv) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the rules of the NYSE; (v) such filings and notifications as may be necessary under the HSR Act; and (vi) where the failure to obtain such consents, approvals, etc. would not prevent or delay the consummation of the Merger or otherwise prevent KCI from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

          3.4  SEC Documents.

             (a) SEC Reports. KCI has made available to DSO or its counsel complete and correct copies of each report, schedule, registration statement and definitive proxy statement filed by KCI with the SEC on or after January 1, 1991 (the "KCI SEC Documents"), which are all the documents (other than preliminary material) that KCI was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the KCI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference herein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the KCI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. KCI has filed all documents and agreements which were required to be filed as exhibits to the KCI SEC Documents. For purposes hereof, "Recent KCI SEC Documents" shall mean the most recent annual report on Form 10-K of KCI, together with the most recent quarterly report on Form 10-Q of KCI for any quarter subsequent to the annual period covered by such Form 10-K, together with any current reports on Form 8-K filed by KCI subsequent to such most recent Form 10-Q.

             (b) Financial Statements. The financial statements of KCI included in the KCI SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of KCI and its consolidated KCI Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

          3.5 Information Supplied. None of the information supplied or to be supplied by KCI for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of KCI and at the time of the KCI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The material to be supplied by KCI in respect of the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

          3.6 Compliance with Applicable Law. The businesses of KCI and the KCI Subsidiaries are not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where such violation would have a Material Adverse Effect. Except as disclosed in the KCI SEC Documents filed prior to the date of this Agreement or where such notification would not reasonably be expected to result in a Material Adverse Effect, KCI has not been notified by any Governmental Entity that any investigation or review with respect to KCI or any of the KCI Subsidiaries is pending or threatened, nor has any Governmental Entity notified KCI of its intention to conduct the same. KCI and the KCI Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for those whose absence would not have a Material Adverse Effect.

          3.7 Litigation and Legal Matters. There is no suit, action, arbitration, demand, claim or proceeding pending or threatened against KCI or any of the KCI Subsidiaries, or any of their officers, directors, employees or agents involving, affecting or relating to any assets, operations or properties of KCI or the KCI Subsidiaries, or any KCI Employee Plans (as defined in Section 3.8), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against KCI or any of the KCI Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. KCI has made available to DSO or its counsel complete and correct copies of all correspondence prepared by its counsel for KCI's auditors in connection with the last five (5) completed audits of KCI's financial statements and any such correspondence since the date of the last such audit.

          3.8  ERISA and Other Compliance.

             (a) KCI has made available to DSO a list of all employees of KCI and of any KCI Subsidiary, and their salaries as of the date of this Agreement. KCI has made available to DSO (i) a copy of each "employee benefit plan," as defined in Section 3(3) of ERISA, and (ii) a copy of all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into by KCI or any of the KCI Subsidiaries, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently maintained, contributed to or entered into by KCI or any of the KCI Subsidiaries under which KCI or any of the KCI Subsidiaries or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "KCI Employee Plans"). Copies of all KCI Employee Plans (and, if applicable, related trust agreements), all amendments thereto and all summary plan descriptions, other than plans which are multiemployer plans within the meaning of Title IV of ERISA, have been made available to DSO or its counsel, together with the three (3) most recent annual reports (Forms
        5500) prepared in connection with any such KCI Employee Plans. Each KCI Pension Plan (as defined below) operates in accordance with the reporting and disclosure requirements imposed under ERISA and the Code except for such noncompliance which would not have a Material Adverse Effect. Copies of all KCI Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "KCI Pension Plans"), have been made available to DSO. Except for funding waivers which have been obtained, all contributions due from KCI or any of the KCI Subsidiaries through March 31, 1996 with respect to any of the KCI Employee Plans have been made as required under ERISA or have been accrued in accordance with generally accepted accounting principles on KCI's or any such KCI Subsidiary's financial statements as of March 31, 1996. Each KCI Employee Plan has been maintained since May 19, 1991 in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such KCI Employee Plans except for such noncompliance which would not have a Material Adverse Effect.

             (b) No KCI Pension Plan constitutes, or has since May 19, 1991 constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No KCI Pension Plans other than the Keystone-Bartonville Pension Plan, the Keystone Steel & Wire Company Pension Plan and the Sherman Wire Pension Plan (collectively, the "KCI Retirement Plans") are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any KCI Employee Plan which is covered by Title I of ERISA which would result in a material liability to KCI and the KCI Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. To the best of the knowledge of the officers of KCI, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any KCI Employee Plan has or will make KCI or any officer or director of KCI subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or
        Section 502 of ERISA. No KCI Pension Plan is liable for any federal, state or local taxes other than unrelated business taxable income as defined in Section 512 of the Code.

             (c) To the best knowledge of the officers of KCI, each KCI 401(a) Plan is qualified under Section 401(a) of the Code and has been so qualified during the period from May 19, 1991 to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(c) of the Code. Each KCI 401(a) Plan operates in accordance with its terms and, to KCI's knowledge, there exists no fact which would adversely affect its qualified status. No KCI 401(a) Plan is currently under investigation, audit or review by the IRS, nor is such action contemplated and the IRS has not asserted that any KCI Pension Plan is not qualified under Section 401(a) of the Code or that any trust established under a KCI Pension Plan is not exempt under Section 501(a) of the Code.

             (d) With respect to each KCI Pension Plan which is a defined benefit plan under Section 414(j) of the Code and each defined contribution plan under Section 414(i) of the Code:

                (i) no liability to the PBGC under Sections 406 - 4064 of ERISA has been incurred by KCI or the KCI Subsidiaries since May 19, 1991 and all premiums due and owing to the PBGC have been timely paid;

                (ii) the PBGC has notified neither KCI, any of the KCI Subsidiaries nor any KCI Pension Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;

                (iii) since May 19, 1991, no event has occurred, or to KCI's knowledge is threatened or is about to occur which would constitute a reportable event within the meaning of Section 4043(c) of ERISA for which reporting has not been made; and

                (iv) no KCI Pension Plan has any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code for which a waiver has not been obtained).

             (e) KCI has made available to DSO a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchases, phantom stock, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not a KCI Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by KCI or any of the KCI Subsidiaries and (iii) covers any employee or former employee of KCI or any of the KCI Subsidiaries. Such contracts, plans and arrangements as are described in this Section 3.8(e) are herein referred to collectively as the "KCI Benefit Arrangements". To KCI's knowledge, each KCI Benefit Arrangement has been maintained since May 19, 1991 in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such KCI Benefit Arrangement, is not currently under investigation, audit or review by the IRS or any other federal or state agency and no such actions are contemplated or under consideration, has no liability for any federal, state, local or foreign taxes and has no claim subject to dispute or litigation. KCI has made available to DSO or its counsel a complete and correct copy or description of each KCI Benefit Arrangement.

             (f) There has been no amendment to, written interpretation by or announcement (whether or not written) by KCI or any of the KCI Subsidiaries relating to, or change in employee participation or coverage under, any KCI Employee Plan or KCI Benefit Arrangement that would increase materially the expense of maintaining such KCI Employee Plan or KCI Benefit Arrangement above the level of the expense incurred in respect thereof from the fiscal year ended December 31, 1995.

             (g) KCI has provided, or will have provided prior to the Effective Time, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Effective Time, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of KCI or any of the KCI Subsidiaries.

             (h) No benefit payable or which may become payable by KCI or any of the KCI Subsidiaries pursuant to any KCI Employee Plan or any KCI Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reasons of Section 280G of the Code.

          3.9  Labor Matters.

             (a) KCI and each of the KCI Subsidiaries has paid or made provision for the payment of all salaries and accrued wages in the ordinary course of business and has complied in all material respects with all applicable laws, agreements, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

             (b) Neither KCI nor any of the KCI Subsidiaries is a party to any
        (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) agreement, policy or practice that requires it to pay termination or severance pay to any employees (other than as required by law), (iii) collective bargaining agreement or other labor union contract applicable to persons employed by KCI or any KCI Subsidiary, nor, to the knowledge of KCI, are there any activities or proceedings of any labor union to organize any such employees. KCI and the KCI Subsidiaries have made available to DSO complete and correct copies of all such agreements (the "KCI Employment and Labor Agreements"). Neither KCI nor any of the KCI Subsidiaries has breached or otherwise failed to comply with any provisions of any KCI Employment and Labor Agreement, and there are no grievances outstanding which will have a Material Adverse Effect.

             (c) With respect to KCI and the KCI Subsidiaries, (i) there is no unfair labor practice, charge or complaint pending before the NLRB, (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or threatened against or affecting KCI or the KCI Subsidiaries, and neither KCI nor any of the KCI Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of KCI or the KCI Subsidiaries, (iii) there is no representation, claim or petition pending before the NLRB or a similar agency and no question concerning representation exists relating to the employees of KCI or the KCI Subsidiaries, (iv) there are no charges with respect to or relating to

        KCI or KCI Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local, or foreign agency responsible for the prevention of unlawful employment practices, (v) neither KCI nor any of the KCI Subsidiaries has received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of KCI or the KCI Subsidiaries and no such investigation is in progress and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Agreement.

             (d) Neither KCI nor any of the KCI Subsidiaries has caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. sec.sec. 2101-2109, and the regulations promulgated thereunder, where KCI or the KCI Subsidiaries have failed to comply with the provisions of such act.

          3.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected, reserved against or otherwise disclosed in KCI's consolidated balance sheet (including the notes thereto) at December 31, 1995 (the "KCI Balance Sheet Date"), as disclosed in the Recent KCI SEC Documents or otherwise disclosed pursuant to this Agreement, neither KCI nor any of the KCI Subsidiaries had, at December 31, 1995, any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which would have a Material Adverse Effect on KCI. All reserves established by KCI and set forth at the December 31, 1995 consolidated balance sheet of KCI (including the notes thereto) (the "KCI Balance Sheet") were reasonably adequate as required by generally accepted accounting principles.

          3.11 Absence of Certain Changes or Events. Since the KCI Balance Sheet Date (and other than in compliance with Section 5.3) there has not occurred:

             (a) any change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of KCI and the KCI Subsidiaries, that constitutes or could reasonably be expected to result in a Material Adverse Effect;

             (b) any amendments or changes in the Certificate of Incorporation or Bylaws of KCI;

             (c) any damage, destruction or loss, whether covered by insurance or not, that constitutes or could reasonably be expected to result in a Material Adverse Effect;

             (d) any redemption, repurchase or other acquisition of shares of KCI Stock by KCI, or any declarations, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to KCI Stock;

             (e) any material increase in or modification of the compensation or benefits payable or to become payable by KCI to any of its directors or employees, except in the ordinary course of business consistent with past practice or pursuant to agreements or arrangements existing as of the KCI Balance Sheet Date;

             (f) any material increase in or modification of any bonus, pension, insurance, KCI Employee Plan or KCI Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than in the ordinary course of business consistent with past practice or pursuant to agreements or arrangements existing as of the KCI Balance Sheet Date;

             (g) any acquisition or sale of a material amount of property or assets of KCI, other than in the ordinary course of business consistent with past practice;

             (h) any alteration in any term of any outstanding security of KCI;

             (i) any (A) incurrence, assumption or guarantee by KCI of any debt for borrowed money or other obligation; (B) issuance or sale of any security convertible into or exchangeable for debt securities of KCI; or
        (C) issuance or sale of options or other rights to acquire from KCI, directly or indirectly, debt securities of DSO or any securities convertible into or exchangeable for any such debt securities;

             (j) any creation or assumption by KCI of any mortgage, pledge, security interest, lien or other encumbrance on any asset, except as would not have a Material Adverse Effect;

             (k) any making of any loan, advance or capital contribution to or investment in any person (as defined in Section 3.18) other than (i) travel loans or advances made in the ordinary course of business of KCI,
        (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

             (l) any entering into or amendment, relinquishment, termination or non-renewal by KCI of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, except as would not have a Material Adverse Effect;

             (m) any transfer or grant of a right under KCI's Intellectual Property Rights, other than those transferred or granted in the ordinary course of business; or

             (n) any agreement or arrangement made by KCI to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made unless otherwise disclosed.

          3.12 No Default. Neither KCI nor any of the KCI Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by KCI or any of the KCI Subsidiaries under, any contract or agreement to which KCI or any of the KCI Subsidiaries is a party and which would, if terminated or modified, have, insofar as can reasonably be foreseen, a Material Adverse Effect.

          3.13 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of KCI or any of the KCI Subsidiaries from KCI or any of the KCI Subsidiaries, under any KCI Employee Plan, KCI Benefit Arrangement or otherwise, (ii) increase any benefit otherwise payable under any KCI Employee Plan, KCI Benefit Arrangement or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          3.14 Taxes. KCI and each of the KCI Subsidiaries have (i) duly and timely filed with the appropriate governmental authorities all Tax Returns (as defined in Section 2.14(c)) required to be filed by it, and has not filed for an extension to file any Tax Returns and such Tax Returns are true, complete and correct in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 2.14(b)) shown to be due on such Tax Returns. Tax Returns referred to in clause (i) hereinabove have been examined by the IRS or the appropriate governmental authority through the returns for the year ending December 31, 1990 or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examination have been paid in full and no proceeding or examination by or in front of the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove is currently pending. No claim has been made in writing to them by any authority in a jurisdiction where they do not file a Tax Return that they are or may be subject to Tax in such jurisdiction. No waivers of statutes of limitations have been given by or requested in writing to them with respect to any Taxes. They have not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the KCI Balance Sheet as of March 31, 1996 will be adequate to cover all Taxes for all periods ending on or prior to such date, except for the payment of such Taxes which, alone or in the aggregate, would not have a Material Adverse Effect on them, and there are no liens for Taxes upon any property or asset of KCI or KCI Subsidiaries, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to their Taxes which, if decided adversely, singly or in the aggregate, would have a Material Adverse Effect on them. They are not parties to any agreement providing for the

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

     allocation or sharing of Taxes with any entity. They have not, with regard to any asset or property held, acquired or to be acquired by them, filed a consent to the application of Section 341(f) of the Code. They have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for such taxes which, alone or in the aggregate, would not have a Material Adverse Effect on them. No Tax is required to be withheld by them pursuant to
     Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As a result of the Merger, they will not be obligated to make a payment to any individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          3.15 Intellectual Property. KCI and the KCI Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights necessary or required for the conduct of their respective businesses as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses. To KCI's knowledge, neither KCI nor any KCI Subsidiary is infringing or otherwise violating Intellectual Property Rights of any person, which infringement or violation would subject KCI or any KCI Subsidiary to a liability which, individually or in the aggregate, would have a Material Adverse Effect. No claim has been made or to KCI's knowledge, threatened against KCI or any KCI Subsidiary alleging any such violation which will have a Material Adverse Effect.

          3.16 Fees and Expenses. Except for PaineWebber Incorporated, neither KCI nor any of the KCI Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

          3.17  Environmental Matters.

             (a) KCI and the KCI Subsidiaries have duly complied with, and the real property, equipment, businesses, operations and assets of each are in compliance with, the Environmental Laws, except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (b) To the best of the knowledge of KCI, with respect to KCI and the KCI Subsidiaries, there are no conditions presently existing which may reasonably be expected to lead to: (i) responsibilities or liability, or an assertion thereunder by any governmental entity or private person, pursuant to any Environmental Law the subject of which is the management and disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any foreign, federal, state or local law, statute, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous and, if not so listed, asbestos, lead and petroleum) or (ii) tort claims based on an action or inaction of KCI or any of the KCI Subsidiaries relating to the management and disposal of toxic or hazardous substances or wastes prior to the Effective Time, except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (c) KCI and the KCI Subsidiaries have been issued, will maintain until the Effective Time and will cause to remain in effect immediately thereafter, all required foreign, federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes and (vi) any other environmental, health or safety matters, except where any such failures to comply, when taken in the aggregate, will not have a Material Adverse Effect.

             (d) KCI and the KCI Subsidiaries have neither received notice of, nor know of, nor have any reason to suspect, any fact(s) which might constitute violation(s) of any Environmental Laws which remain uncured or where failure to cure any such violations, when taken in the aggregate, will not have a Material Adverse Effect.

             (e) To the best of the knowledge of KCI, with respect to KCI and the KCI Subsidiaries, there has been no Hazardous Discharge which, when taken in the aggregate, will have a Material Adverse Effect. To KCI's knowledge, there is not located on the real property used by KCI and the KCI Subsidiaries toxic or hazardous substances or wastes in violation of Environmental Laws, which, when taken in the aggregate, will have a Material Adverse Effect. To the best of the knowledge of KCI, there is not located on the real property used by KCI and the KCI Subsidiaries toxic or hazardous substances or wastes in violation of Environmental Laws, which, when taken in the aggregate, will have a Material Adverse Effect.

             (f) With respect to KCI and the KCI Subsidiaries, there has been no Environmental Complaints which, when taken in the aggregate, would result in a Material Adverse Effect.

             (g) With respect to KCI and the KCI Subsidiaries, there has been no lien asserted or created by any foreign, federal, state or local authority upon any or all of the assets, equipment, real property or other facilities of KCI and the KCI Subsidiaries by reason of a Hazardous Discharge or Environmental Complaint initiated or occurring prior to the Effective Time, except any which, when taken in the aggregate, would not have a Material Adverse Effect.

             (h) For the purposes of this Section 3.17, the term "KCI and KCI Subsidiaries" shall also mean subsidiaries or other properties previously owned or operated by KCI or a KCI Subsidiary, either directly or indirectly, which would create liability for KCI or the KCI Subsidiary by virtue of their prior ownership.

             (i) KCI has made available to DSO all environmental studies and reports pertaining or relating in any way to the real property or equipment owned, occupied or leased by KCI or the KCI Subsidiaries or otherwise relating or pertaining to the business, operations or assets of KCI and the KCI Subsidiaries.

          3.18  Interested Party Transactions.

             (a) As of the date hereof, neither KCI nor any of the KCI Subsidiaries is a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on thirty days' or less notice involving the payment of more than $100,000 per annum,
        (ii) agreement with any executive officer or other key employee, the benefits of which are contingent or the terms of which are materially altered, upon the occurrence of a transaction involving it of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of it providing any term of employment or compensation guarantee extending for a period longer than one year or for the payment in excess of $100,000 per annum, or (iv) except for the KCI Options, agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

             (b) Neither KCI nor any of the KCI Subsidiaries is indebted for money borrowed, either directly or indirectly from any of its officers, directors, or any Affiliate in any amount whatsoever, nor are any of its officers, directors, or Affiliates indebted for money borrowed from it; nor are there any transactions of a continuing nature between it and any of its officers, directors, or Affiliates (other than the regular employment of such persons) which will continue beyond the Effective Time, including, without limitation, use of its assets for personal benefit with or without adequate compensation.

        3.19  Contracts.

             (a) Neither KCI nor any of the KCI Subsidiaries is a party to any contracts, agreements, commitments and other instruments (whether oral or written) that (i) involve an expenditure by

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

        such party or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of such party, which in each case, relates to a contract, commitment or instrument that requires payments in excess of $25,000 per year and (ii) involve an obligation for the performance of services or delivery of goods by such party that cannot, or in reasonable probability will not be performed within thirty days from the dates as of which these representations are made, except for arrangements for the manufacture or supply of products and for the purchase or sale of merchandise or services entered into the ordinary course of business.

             (b) All of the material contracts, agreements, commitments and other instruments that either KCI or any of the KCI Subsidiaries is a party to, or by which any of them is bound, are valid and binding upon such party and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither such party nor any other party to any such contract, agreement, commitment or other instrument has breached any provision of, and no event has occurred, in each case, which, with the lapse of time or action by a third party, could result in a default under the terms thereof which, alone or in the aggregate, would have a Material Adverse Effect, and, there are no existing facts or circumstances which would prevent such party's contracts and agreements for the sale of goods from maturing in due course into fully collectible accounts receivable, except where failure to do so would have a Material Adverse Effect.

          3.20 Title to Properties. KCI and the KCI Subsidiaries have good title to all of their real and other properties and assets, tangible and intangible, as reflected in the KCI Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, free and clear of all claims and encumbrances other than (i) specifically disclosed in the KCI Balance Sheet, (ii) any liens for taxes not yet due and payable or being contested, and (iii) such imperfections of title, covenants, restrictions, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of the properties or otherwise materially impair the business operations or the financial condition of KCI and the KCI Subsidiaries taken as a whole.

          3.21 Insurance. KCI and the KCI Subsidiaries have insurance covering casualty, fire, liability, worker's compensation and disability (the "KCI Policies") providing coverage and having limitations and deductibles that are customary for a business of the type operated by them and sufficient for compliance in all material respects with all requirements of law and of all agreements to which KCI and the KCI Subsidiaries are a party, and such KCI Policies will be in full force and effect for all periods up to and including the Effective Time, and no notice of cancellation or termination has been received with respect to any of the KCI Policies. There are no pending claims under or relating to any of the KCI Policies which individually or in the aggregate, have a Material Adverse Effect.

          3.22 Board Approval. The Board of Directors of KCI has, as of the date hereof, unanimously (i) approved this Agreement and the Merger, (ii) approved the Voting Agreement among KCI, Coatings Group, Inc., Anders U. Schroeder, Asgard Ltd., Parkway M & A Capital Corporation and M&A Investment Pte Ltd., (iii) determined that the Merger is in the best interests of the stockholders of KCI and is on terms that are fair to such stockholders and (iv) resolved to recommend that the stockholders of KCI approve this Agreement and the Merger.

          3.23 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of KCI Common Stock is the only vote of the holders of any class or series of KCI's capital stock necessary to approve this Agreement and the Merger.

          3.24 Disclosure. No representation or warranty made by KCI in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by KCI or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, not misleading in light of the circumstances under which they are furnished.

          3.25 Fairness Opinion. KCI's Board of Directors has received a written opinion from PaineWebber Incorporated that as of the date hereof the Exchange Ratio is fair to KCI's stockholders from a financial point of view.

          3.26 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon KCI or any of the KCI Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of KCI or any of the KCI Subsidiaries, any acquisition of property by KCI or any of the KCI Subsidiaries or the conduct of business by KCI or any of the KCI Subsidiaries as currently conducted, which would have a Material Adverse Effect.

          3.27 Propriety of Past Payments. No funds or assets of KCI or any of the KCI Subsidiaries have been used for an illegal purpose, nor have any unrecorded funds or assets of KCI or the KCI Subsidiaries been established for any purposes. No accumulation or use of KCI's or the KCI Subsidiaries' corporate funds or assets has been made without being properly accounted for in their respective books and records and all payments by or on behalf of KCI or the KCI Subsidiaries have been duly and properly recorded and accounted for in their respective books and records. No false or artificial entry has been made in the books and records of KCI or the KCI Subsidiaries for any reason (except in the case of unaudited financial statements, for year-ended adjustments). No payment has been made by or on behalf of KCI or the KCI Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the document supporting such payment, and neither KCI nor any of the KCI Subsidiaries has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by KCI or the KCI Subsidiaries of, or alleged to be of, the type described in this
     Section 3.27.

     4. DSO COVENANTS

          4.1 Advice of Changes. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, DSO will as soon as possible advise KCI in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of DSO contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect, (b) of any event or occurrence resulting in or which may reasonably be expected to result in, a Material Adverse Effect on DSO or (c) of any breach by DSO of any covenant or agreement contained in this Agreement. To ensure compliance with this Section 4.1, DSO shall deliver to KCI as soon as reasonably practicable after the end of each monthly accounting period ending after the date of this Agreement and before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for DSO, which financial statements shall be prepared in the ordinary course of business, in accordance with DSO's books and records and generally accepted accounting principles and shall fairly present the consolidated financial position of DSO as of their respective dates and the results of DSO's operations for the periods then ended.

          4.2 Maintenance of Business. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, DSO will use its diligent commercial efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If DSO becomes aware of any material deterioration in the relationship with any material customer, material supplier or key employee, it will promptly bring such information to the attention of KCI.

          4.3 Conduct of Business. Except as may be necessary to consummate the transactions contemplated hereby, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, DSO will continue to conduct its

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

     business and maintain its business relationships in the ordinary and usual course and neither DSO nor any DSO Subsidiary will, without the prior written consent of KCI:

             (a) borrow any money except for amounts that are not in the aggregate material to the financial condition of DSO and the DSO Subsidiaries, taken as a whole;

             (b) enter into any material transaction not in the ordinary course of its business;

             (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business or with respect to liens which are not material or relate to unpaid taxes;

             (d) dispose of any of its assets except in the ordinary course of business;

             (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business;

             (f) fail to maintain its equipment and other assets in good working condition and repair, and in all material respects, in accordance with the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

             (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices, not to exceed ten percent (10%) per year pursuant to existing arrangements previously disclosed to KCI on the DSO Disclosure Schedule) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired or current employees consistent with past practices and annual grants of options granted to non-employee directors required by the terms of the DSO 1992 Stock Plan) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 2.8; provided that DSO shall be entitled to pay annual bonuses and to make changes to compensation (i) in the ordinary course of business consistent with past practices or (ii) with prior written notice to KCI in the event that such changes are required, in the good faith judgment of DSO and after consultation with KCI, to retain its key employees following the Effective Time;

             (h) change accounting methods;

             (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business consistent with past practice);

             (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice, and which are not material in amount or effect;

             (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any DSO Section 401(a) Plan;

             (l) guarantee or act as a surety for any obligation except for obligations in amounts that are not material;

             (m) issue or sell any shares of its capital stock of any class (except upon the exercise of a bona fide option or warrant currently outstanding or permitted to be granted under Section 4.3(g)), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (except as expressly permitted under Section 4.3(g)), convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

             (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number of rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

             (o) merge, consolidate or reorganize with, or acquire any entity (other than such transaction that would not be material and that would not impair or affect the timing of the Merger) or adopt a plan of liquidation or dissolution;

             (p) amend its Certificate of Incorporation or Bylaws;

             (q) license any DSO Intellectual Property Rights except in the ordinary course of business;

             (r) agree to any audit assessment by any tax authority;

             (s) change any insurance coverage, voluntarily allow any insurance coverage to lapse, or issue any certificates of insurance; or

             (t) agree to do, or permit any DSO Subsidiary to do or agree to do, or enter into negotiations with respect to any of the things described in the preceding clauses in this Section 4.3.

          4.4 Stockholder Approval. Without regard to the recommendation contemplated by this Section 4.4, DSO will call the DSO Stockholders Meeting to be held as soon as possible after the Form S-4 shall have been declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of the DSO stockholders. Such approval will be recommended by DSO's Board of Directors subject to the fiduciary obligations of its directors. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable securities laws.

          4.5 Prospectus/Proxy Statement. DSO will mail to its stockholders in a timely manner at least twenty (20) business days prior to the meeting, for the purpose of considering and voting upon the Merger at the DSO Stockholders Meeting, the Prospectus/Proxy Statement in the Form S-4. DSO will as soon as possible provide all information relating to DSO, its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws. DSO shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its Affiliates based upon written information furnished by it. DSO will not provide or publish to its stockholders any material concerning it or its Affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

          4.6 Regulatory Approvals. DSO will promptly execute and file or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which KCI may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. DSO will use its best efforts to obtain promptly all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, DSO shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"), a pre-merger notification report under the HSR Act.

          4.7 Necessary Consents. During the term of this Agreement, DSO will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on DSO's business after the Effective Time.

          4.8 Access to Information. DSO will allow KCI and its agents reasonable access to the files, books, records and offices of DSO and each DSO Subsidiary, including, without limitation, any and all information relating to DSO's taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition. DSO will cause its accountants to cooperate with KCI and its agents in making available to KCI all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all tax returns and financial statements prepared or audited by such accountants.

          4.9 Satisfaction of Conditions Precedent. During the term of this Agreement, DSO will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and DSO will use its best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

          4.10 No Other Negotiations. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, DSO and the DSO Subsidiaries shall not, and shall direct and use its best efforts to cause its officers, directors and agents not to (a) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by DSO or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than KCI, relating to a possible Alternative Acquisition (as defined below), (b) provide information with respect to DSO or any of the DSO Subsidiaries to any person, other than KCI, relating to a possible Alternative Acquisition by any person, other than KCI, (c) enter into an agreement with any person, other than KCI, providing for a possible Alternative Acquisition or (d) except as contemplated by this Section 4.10 or as required by applicable law (including the exercise of the fiduciary duties of the DSO Board of Directors), make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by KCI.

          Notwithstanding the foregoing, the restrictions set forth in this Agreement shall not prevent the Board of Directors of DSO (or its agents pursuant to its instructions) from taking the following actions: (a) furnishing information concerning DSO and its business, properties and assets to any third party and (b) entering into discussions with such third party concerning an Alternative Acquisition, provided that all of the following events shall have occurred: (i) such third party has made a written proposal to the Board of Directors of DSO to consummate an Alternative Acquisition which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of DSO, and if consummated, based on the advice of DSO's investment bankers, the Board of Directors of DSO has determined such Alternative Acquisition to be financially more favorable to the stockholders of DSO than the terms of the Merger (a "Superior Proposal");
     (ii) DSO's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (iii) the Board of Directors of DSO shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors require DSO to furnish information to and negotiate with such third party; and (iv) at least two
     (2) business days prior thereto, KCI shall have been notified in writing of such Superior Proposal, including all of its terms and conditions, and shall have been given copies of such proposal and KCI shall have been notified of the determinations made by the DSO Board of Directors pursuant to clauses (i), (ii) and (iii) of this paragraph. Notwithstanding the foregoing, DSO shall not provide any non-public information to such third party unless (A) it provides such information to KCI simultaneously or as promptly as practicable thereafter and (B) DSO has notified KCI in advance of any such proposed disclosure of non-public information to any such third party, with a description of the information proposed to be disclosed.

          In addition to the foregoing, DSO shall not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than forty-eight (48) hours after KCI's receipt of a copy of such proposal of an Alternative Acquisition. Upon compliance with the foregoing, DSO shall be entitled to enter into an agreement with such third-party concerning an Alternative Acquisition provided that DSO shall immediately make or cause to be made payment in full to KCI of the Breakup Fee as defined in Section 9.4 below.

          If DSO or any of the DSO Subsidiaries receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, DSO shall immediately notify KCI thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be.

          DSO shall be entitled to provide copies of this Section 4.10 to third parties who, on an entirely unsolicited basis after the date hereof, contact DSO concerning an Alternative Acquisition; provided that KCI shall concurrently be notified of such contact and the delivery of such copy.

          For purposes of this Agreement, "Alternative Acquisition" shall mean any of the following (other than transactions between KCI and DSO contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving DSO or the DSO Subsidiaries; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of DSO or the DSO Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of DSO or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting an Alternative Acquisition which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of DSO; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to DSO or the DSO Subsidiaries.

     5. KCI COVENANTS

          5.1 Advice of Changes. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, KCI will as soon as possible advise DSO in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of KCI contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect on KCI or (c) of any breach by KCI of any covenant or agreement contained in this Agreement. To ensure compliance with this Section 5.1, KCI shall deliver to DSO as soon as reasonably practicable after the end of each monthly accounting period ending after the date of this Agreement and before the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, an unaudited consolidated balance sheet, statement of operations and statement of cash flows for KCI, which financial statements shall be prepared in the ordinary course of business, in accordance with KCI's books and records and generally accepted accounting principles and shall fairly present the consolidated financial position of KCI as of their respective dates and the results of KCI's operations for the periods then ended.

          5.2 Maintenance of Business. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, KCI will use its diligent commercial efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If KCI becomes aware of any material deterioration in the relationship with any material customer, material supplier or key employee, it will promptly bring such information to the attention of DSO.

          5.3 Conduct of Business. Except as may be necessary to consummate the transactions contemplated hereby, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, KCI will continue to conduct its business and maintain its business relationships in the ordinary and usual course and neither KCI nor any KCI Subsidiary will, without the prior written consent of DSO:

             (a) borrow any money except for amounts that are not in the aggregate material to the financial condition of KCI and the KCI Subsidiaries, taken as a whole;

             (b) enter into any material transaction not in the ordinary course of its business;

             (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business or with respect to liens which are not material or relate to unpaid taxes;

             (d) dispose of any of its assets except in the ordinary course of business;

             (e) enter into any material lease or contract for the purchase or sale or license of any property, real or personal, except in the ordinary course of business;

             (f) fail to maintain its equipment and other assets in good working condition and repair, and accordingly, in all material respects, to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

             (g) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices and not to exceed ten percent (10%) per year pursuant to existing arrangements previously disclosed to DSO on the KCI Disclosure Schedule) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired or current employees consistent with past practices and grants of options granted to non-employee directors required by the terms of the KCI 1992 Incentive Compensation Plan) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 3.8; provided that KCI shall be entitled to pay annual bonuses and to make changes to compensation (i) in the ordinary course of business consistent with past practices or (ii) with prior written notice to DSO in the event that such changes are required, in the good faith judgment of KCI and after consultation with DSO, to retain its key employees following the Effective Time;

             (h) change accounting methods;

             (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business consistent with past practice);

             (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice, and which are not material in amount or effect;

             (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts, or (ii) any loans pursuant to any KCI Section 401(a) Plan;

             (l) guarantee or act as a surety for any obligation except for obligations in amounts that are not material;

             (m) issue or sell any shares of its capital stock of any class (except upon the exercise of a bona fide option or warrant currently outstanding or permitted to be granted under Section 5.3(g)), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (except as expressly permitted under Section 5.3(g)), convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

             (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number of rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

             (o) merge, consolidate or reorganize with, or acquire any entity (other than such transaction that would not be material and that would not impair or affect the timing of the Merger) or adopt a plan of liquidation or dissolution;

             (p) amend its Certificate of Incorporation or Bylaws;

             (q) license any KCI Intellectual Property Rights except in the ordinary course of business;

             (r) agree to any audit assessment by any tax authority;

             (s) change any insurance coverage, voluntarily allow any insurance coverage to lapse, or issue any certificates of insurance; or

             (t) agree to do, or permit any KCI Subsidiary to do or agree to do, or enter into negotiations with respect to any of the things described in the preceding clauses in this Section 5.3.

          5.4 Stockholder Approval. Without regard to the recommendation contemplated by this Section 5.4, KCI will call the KCI Stockholders Meeting to be held as soon as possible after the Form S-4 shall have been declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of the KCI stockholders. Such approval will be recommended by KCI's Board of Directors subject to the fiduciary obligations of its directors. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable securities laws.

          5.5 Prospectus/Proxy Statement. KCI will mail to its stockholders in a timely manner at least twenty (20) business days prior to the meeting, for the purpose of considering and voting upon the Merger at the KCI Stockholders Meeting, the Prospectus/Proxy Statement in the Form S-4. KCI will as promptly as soon as possible provide all information relating to KCI, its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws. KCI shall be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its Affiliates based upon written information furnished by it. KCI will not provide or publish to its stockholders any material concerning it or its Affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

          5.6 Regulatory Approvals. KCI will promptly execute and file or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which DSO may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. KCI will use its best efforts to promptly obtain all such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, KCI shall file with the FTC and the Antitrust Division of the DOJ a pre-merger notification report under the HSR Act.

          5.7 Necessary Consents. During the term of this Agreement, KCI will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 5.6 to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on KCI's business after the Effective Time.

          5.8 Access to Information. KCI will allow DSO and its agents reasonable access to the files, books, records and offices of KCI and each KCI Subsidiary, including, without limitation, any and all information relating to KCI's taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition. KCI will cause its accountants to cooperate with DSO and its agents in making available to DSO all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all tax returns and financial statements prepared or audited by such accountants.

          5.9 Satisfaction of Conditions Precedent. During the term of this Agreement, KCI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, and KCI will use its best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

          5.10 Listing. KCI will use its best efforts to cause as promptly as reasonably practicable the shares of KCI Common Stock to be issued pursuant to the Merger to be listed upon the Effective Time with the NYSE, subject to official notice of issuance.

          5.11 Nomination of Directors. The Board of Directors of KCI shall take all necessary action to increase the KCI Board of Directors to nine members as of the Effective Time and to cause the two persons named by DSO at the Effective Time to be appointed to the Board of Directors of KCI with one

     DSO designee to be appointed to the class of directors serving until the KCI Annual Meeting of Shareholders in 1999 and the other in the class serving until the KCI Annual Meeting in 1997, at which KCI agrees to use its best efforts to renominate such person to serve until the KCI Annual Meeting in 2000.

          5.12 Executive Committee. The Board of Directors of KCI shall take all necessary steps as of the Effective Time, to create an Executive Committee of the Board of Directors with three members, and to cause one director, named by DSO at the Effective Time, to be appointed to such committee.

          5.13 Director and Officer Indemnification. From and after the Effective Time, KCI shall indemnify, defend and hold harmless the current officers and directors of DSO and DSO Subsidiaries against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that DSO or such DSO Subsidiary would have been permitted under applicable law and the Certificates or Articles of Incorporation and Bylaws of DSO or DSO Subsidiary in effect on the date hereof to indemnify such person. For at least six years after the Effective Time, KCI shall cause the Surviving Corporation to keep in effect provisions in its Certificate or Article of Incorporation and Bylaws providing for limitation of director and officer liability and indemnification of such persons to the fullest extent. KCI shall reimburse all expenses including reasonable attorney's fees, incurred by any person to enforce successfully the obligations of KCI under this Section. The provisions of this Section 5.13 shall survive consummation of the Merger and are expressly intended to benefit current directors and officers of DSO. After the Effective Time, KCI shall cause the Surviving Corporation to purchase insurance covering the directors and officers of DSO for claims made within one year after the Effective Time against such directors and officers relating to claims arising prior to the Effective Time. KCI shall not be obligated to pay more than $150,000 for such insurance. From and after the Effective Time, KCI shall purchase insurance covering the directors and officers of KCI, with coverage limits comparable to such insurance carried by DSO prior to the Effective Time, if in the sole discretion of KCI, such insurance may be purchased at prices comparable to that paid by DSO.

          5.14 DSO Trade Debt. KCI shall cause the Surviving Corporation to provide for the approximately $9,922,017 (plus interest accruing after July 1, 1996) owing as of the date hereof by DeSoto to its trade creditors pursuant to the Trade Composition Agreement and related Security Agreement (the "Trade Debt"), in the following amounts: (i) eighty percent (80%) of the Trade Debt as promptly as reasonably practicable after the Effective Time, and (ii) twenty percent (20%) of the Trade Debt no later than one (1) year after the Effective Time.

     6. CLOSING MATTERS

          6.1 The Closing. Subject to the termination of this Agreement as provided in Article 9 below, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Godwin & Carlton, P.C., 901 Main Street, Suite 2500, Dallas, Texas 75202 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by DSO and KCI. Concurrently with the Closing, the Certificate of Merger will be filed in the office of Secretary of State of the State of Delaware. As soon as practicable thereafter, the Certificate of Merger will be recorded in the Office of Recorder of the Delaware county or counties in which the parties to the Certificate of Merger maintain their respective registered offices.

          6.2  Exchange of Certificates.

             (a) Exchange Agent. Prior to the Closing Date, KCI shall select a bank or trust company reasonably acceptable to DSO to act as exchange agent (the "Exchange Agent") in the Merger. Promptly after the Effective Time, KCI shall deposit with the Exchange Agent, for the benefit of the holders of shares of DSO Common Stock, for exchange in accordance with this Agreement and the Certificate of Merger, certificates representing the shares of KCI Common Stock (such shares of KCI Common Stock, together with any dividends or distributions with respect thereto pursuant to

        Section 6.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Agreement and the Certificate of Merger in exchange for outstanding shares of DSO Common Stock. The Exchange Agent shall not be entitled to vote or exercise any right of ownership with respect to the KCI Common Stock held by it from time to time hereunder.

             (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of DSO Common Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DSO and KCI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing KCI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of KCI Common Stock which such holder has the right to receive pursuant to the provisions of this Agreement and the Certificate of Merger, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of DSO Common Stock which is not registered on the transfer records of DSO, a certificate representing the proper number of shares of KCI Common Stock may be issued to a transferee if the Certificate representing such KCI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section
        6.2 and the Certificate of Merger, each Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender the certificate representing shares of KCI Common Stock and cash in lieu of any fractional shares of KCI Common Stock as contemplated by Section 1.2, the Certificate of Merger and the Delaware Law.

             (c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to KCI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of KCI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.2 or the Certificate of Merger until a new certificate for KCI Common Stock is issued in exchange for such Certificate. Subject to the effect of applicable laws, after the issuance of a certificate for KCI Common Stock in exchange for a Certificate, there shall be paid to the record holder of such new certificate representing whole shares of KCI Common Stock issued in exchange therefor, without interest, (i) at the time of such issuance, the amount of any cash payable in lieu of a fractional share of KCI Common Stock to which such holder is entitled pursuant to Section 1.2 and the Certificate of Merger and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of KCI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of KCI Common Stock.

             (d) No Further Ownership Rights to DSO Stock. All shares of KCI Stock issued upon the surrender for exchange of shares of DSO Stock in accordance with the terms of this Agreement and the Certificate of Merger (including any cash paid pursuant to Section 1.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DSO Stock, and after the Effective Time there shall be no further registration of any transfer on the stock transfer books of the Surviving Corporation of the shares of DSO Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to KCI for any reason, they shall be cancelled and exchanged as provided in this Section 6.2 and the Certificate of Merger.

             (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of DSO for six
        (6) months after the Effective Time shall be delivered to KCI, upon demand, and any former stockholders of DSO who have not theretofore complied with this Section 6.2 and the Certificate of Merger shall thereafter look only to KCI for payment of their claim for KCI Stock, any cash in lieu of fractional shares of KCI Stock and any dividends or distributions with respect to KCI Stock.

             (f) No Liability. Neither the Exchange Agent, KCI nor DSO shall be liable to any holder of shares of DSO Stock or KCI Stock, as the case may be, for Exchange Funds or stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          6.3 Assumption of Options. Promptly after the Effective Time, KCI will notify in writing each holder of a KCI Converted Option of the assumption of such option by KCI, the number of shares of KCI Common Stock that are then subject to such option, and the exercise price of such option, as determined pursuant to this Agreement.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF DSO

          The obligations of DSO hereunder are subject to the fulfillment or satisfaction on or before the Closing Date, of each of the following conditions (any one or more of which may be waived by DSO, but only in a writing signed by DSO):

          7.1 Accuracy of Representations and Warranties. The representations and warranties of KCI set forth in Article 3 (as qualified by the KCI Disclosure Schedule and the Recent KCI SEC Documents) shall be true and accurate in every respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect, and DSO shall receive a certificate to such effect executed by KCI's Chief Financial Officer.

          7.2 Covenants. KCI shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement on or before the Closing, and DSO shall receive a certificate to such effect signed by KCI's Chief Financial Officer.

          7.3 Absence of Material Adverse Change. From the date of this Agreement through the Effective Time, there shall not have been any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of KCI and the KCI Subsidiaries, taken as a whole (a "KCI Material Adverse Change").

          7.4 Compliance with Law. There shall be no order, decree or ruling by any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would prohibit or render illegal the transactions contemplated by this Agreement.

          7.5 Government Consents. There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the compliance with, and expiration of any applicable waiting period under, the HSR Act.

          7.6 The Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

          7.7 Documents. DSO shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by DSO's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of KCI and for KCI to consummate the transactions contemplated hereby except when the failure to receive such consents, assignments, waivers, authorizations or certificates would not constitute a KCI Material Adverse Change.

          7.8 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the DSO stockholders in accordance with the rules of the NYSE, applicable law and DSO's Certificate of Incorporation and Bylaws.

          7.9 KCI Approval. This Agreement, the Merger and the issuance of KCI Common Stock in connection with the Merger shall have been approved by the KCI stockholders in accordance with the rules of the NYSE, applicable law and KCI's Certificate of Incorporation and Bylaws.

          7.10 No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, nor shall any proceeding initiated by the U.S. Government seeking any of the foregoing be pending.

          7.11 Election of DSO Designees to Board of Directors of KCI. The Board of Directors of KCI shall have taken appropriate action to cause the number of directors comprising the full Board of Directors of KCI at the Effective Time to be increased from seven to nine persons, and the two persons named by DSO at the Effective Time shall be added as additional Directors effective upon the Effective Time.

          7.12 Tax Opinions. DSO shall have received two opinions of Fried, Frank, Harris, Shriver & Jacobson (or such other counsel selected by DSO) in form and substance reasonably satisfactory to it, based, in each case, upon representation letters dated on or about the dates of such opinions from persons reasonably requested to provide such letters and such other facts and representations as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code, the first of which shall be dated on or about the date that is two business days prior to the date of the Joint Proxy Statement/Prospectus and the second of which shall be dated as of the Effective Time.

          7.13 Legal Opinion. DSO shall have received from counsel to KCI an opinion reasonably acceptable to DSO.

          7.14 Listing. The shares of KCI Common Stock to be issued in the Merger and upon exercise of the Warrants shall have been approved for listing on the NYSE, subject to official notice of issuance.

          7.15 PBGC. Prior to the Effective Time (i) KCI shall have discussed with the PBGC the merger of the DSO Retirement Plans and the KCI Retirement Plans, and the assets thereof, and (ii) the PBGC will have raised KCI's borrowing restrictions to an amount reasonably expected to enable KCI to perform its obligations under this Agreement.

          7.16 Financing. KCI shall have available reasonably sufficient sources of financing in order to effect the Merger and to satisfy its obligations and those of the Surviving Corporation.

          7.17 Fairness Opinion. DSO shall have received an opinion of Salomon Brothers, Inc. confirming, as of one business day before the Effective Time, that the Exchange Ratio is fair to the holders of DSO Common Stock from a financial point of view.

     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF KCI

          The obligations of KCI hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by KCI, but only in a writing signed by KCI):

          8.1 Accuracy of Representations and Warranties. The representations and warranties of DSO set forth in Article 2 (as qualified by the DSO Disclosure Schedule and the Recent DSO SEC Documents) shall be true and accurate in every respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing except to the extent the failure of such representations and warranties to be true and accurate in such respects had not had and could not reasonably be expected to have a Material Adverse Effect (except that any breach of this Section 8.1 shall be deemed to have a Material Adverse Effect with respect to any untruth or inaccuracy contained in Section 2.8(i)), and KCI shall receive a certificate to such effect executed by DSO's Chief Financial Officer.

          8.2 Covenants. DSO shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement on or before the Closing, and KCI shall receive a certificate to such effect signed by DSO's Chief Financial Officer.

          8.3 Absence of Material Adverse Change. From the date of this Agreement through the Effective Time, there shall not have been any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of DSO and DSO Subsidiaries, taken as a whole (a "DSO Material Adverse Change").

          8.4 Compliance with Law. There shall be no order, decree or ruling by any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which would prohibit or render illegal the transactions contemplated by this Agreement.

          8.5 Government Consents. There shall have been obtained on or before the Closing such material permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the compliance with, and expiration of any applicable waiting period under, the HSR Act.

          8.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

          8.7 Documents. KCI shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by KCI's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of DSO and for DSO to consummate the transactions contemplated hereby except when the failure to receive such consents, assignments, waivers, authorizations, or certificates would not constitute a DSO Material Adverse Change.

          8.8 Stockholder Approval. This Agreement, the Merger and the issuance of KCI Common Stock in connection with the Merger shall have been approved by the KCI stockholders in accordance with the rules of the NYSE, applicable law and KCI's Certificate of Incorporation and Bylaws.

          8.9 DSO Approval. This Agreement and the Merger shall have been approved and adopted by the DSO stockholders in accordance with the rules of the NYSE, applicable law and DSO's Certificate of Incorporation and Bylaws.

          8.10 No Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, nor shall any proceeding initiated by the U.S. Government seeking any of the foregoing be pending.

          8.11 Tax Opinions. KCI shall have received two opinions of Godwin & Carlton, P.C. (or such other counsel selected by KCI) in form and substance reasonably satisfactory to it, based, in each case, upon representation letters dated on or about the dates of such opinions from persons reasonably requested to provide such letters and such other facts and representations as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code, the first of which shall be dated on or about the date that is two business days prior to the date of the Joint Proxy Statement/Prospectus and the second of which shall be dated as of the Effective Time.

          8.12 Legal Opinion. KCI shall have received from counsel to DSO, an opinion reasonably acceptable to KCI.

          8.13 Agreement of Warrantholders. The Warrant Conversion Agreement of even date herewith between each holder of DSO Warrants and KCI shall be in full force and effect and the holders of the DSO Warrants shall have complied with all of their obligations under such Warrant Conversion Agreement.

          8.14 Financing. KCI shall have available reasonably sufficient sources of financing in order to effect the Merger and to satisfy its obligations and those of the Surviving Corporation.

          8.15 Amendment of DSO Retirement Plan. DSO shall have amended the DSO Retirement Plan effective immediately prior to the Effective Time to the reasonable satisfaction of KCI, in order to remove all restrictions in the DSO Retirement Plan, other than those required by ERISA, regarding (a) reductions or changes in benefit formulas thereunder, (b) the merger of the DSO Retirement Plan into another plan or the merger of another plan into the DSO Retirement Plan, (c) the reversion of plan assets thereof, and (d) the allocation of plan assets upon plan termination, including without limitation, any such restrictions in Section 10.3(e), Section 10.4 or
     Section 11.4 of the DSO Retirement Plan.

          8.16 No Pending Termination. The DSO Retirement Plan shall not have been terminated.

          8.17 PBGC. Prior to the Effective Time (i) KCI shall have discussed with the PBGC the merger of the DSO Retirement Plans and the KCI Retirement Plans, and the assets thereof, and (ii) the PBGC will have raised KCI's borrowing restrictions to an amount reasonably expected to enable KCI to perform its obligations under this Agreement.

          8.18 Approval of Change of Control. Prior to the Effective Time, DSO and its Board of Directors shall make the approval and nomination described in Section 10.4 of the DSO Retirement Plan.

          8.19 Preferred Stockholders Consents. The Preferred Stockholder Waiver and Consent Agreement of even date herewith between KCI and the holders of the DSO Preferred Stock shall be in full force and effect and the holders of the DSO Preferred Stock shall have complied with all of their obligations under such Preferred Stockholder Waiver and Consent Agreement.

          8.20 Prescott Obligation. DSO's payment obligation in respect of its purchase of J.L. Prescott Company shall be resolved on terms satisfactory to KCI in its sole discretion.

          8.21 Fairness Opinion. KCI shall have received an opinion of PaineWebber Incorporated confirming, as of one business day before the Effective Time, that the Exchange Ratio is fair to the holders of KCI Common Stock from a financial point of view.

          8.22 Lender Consent. KCI shall have received a consent of its secured lender to the transactions contemplated by this Agreement.

          8.23 Trade Creditor Agreement. DSO's trade creditors shall have consented to the terms of repayment contemplated by Section 5.14 hereof.

          8.24 Merger of Pension Plans. All regulatory action shall have been taken in order to effect, and no impediments shall exist to prohibit, the merger of the DSO Pension Plans and the KCI Pension Plans, in a manner satisfactory to KCI, at the Effective Time.

     9. TERMINATION OF AGREEMENT; BREAK UP FEES

          9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of KCI or DSO:

             (a) by mutual agreement of DSO and KCI;

             (b) by DSO, if (i) there has been a breach by KCI of any representation, warranty, covenant or agreement set forth in this Agreement on the part of KCI, or if any representation or warranty of

        KCI shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect and which KCI fails to cure prior to the Closing (except that no cure period shall be provided for a breach by KCI which by its nature cannot be cured),(ii) DSO shall have received a Superior Proposal and DSO's Board of Directors believes, after consultation with legal counsel, that its fiduciary duties require termination of this Agreement, or (iii) KCI shall not have received a nonbinding commitment letter from a lending institution with respect to the matters contemplated by Sections 7.16 and 8.14 hereof, before the Form S-4 shall be declared effective by the SEC.

             (c) by KCI, if (i) there has been a breach by DSO of any representation, warranty, covenant or agreement set forth in this Agreement on the part of DSO, or if any representation or warranty of DSO shall have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect and which DSO fails to cure prior to the Closing (except that no cure period shall be provided for a breach by DSO which by its nature cannot be cured) or (ii) DSO shall have entered into an agreement with respect to an Alternative Acquisition;

             (d) by either party if the required approvals of the stockholders of DSO or KCI shall not have been obtained by reason of the failure to obtain the required vote;

             (e) by either party, if all the conditions to its obligations for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

             (f) by either party, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable.

          As used herein, the "Final Date" shall be December 31, 1996.

          9.2  Notice of Termination. Any termination of this Agreement under
     Section 9.1 above will be effective by the delivery of written notice pursuant to Section 11.9 of the terminating party to the other party hereto.

          9.3 Effect of Termination. In the case of any termination of this Agreement as provided in this Article 9, this Agreement shall be of no further force and effect (except as provided in Section 9.4 and Article 11) and nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations contained in the pre-existing confidentiality agreements between DSO and KCI (the "Confidentiality Agreements") which will survive termination of this Agreement in accordance with their terms.

          9.4  Breakup Fee.

             (a) Upon the occurrence of any of the following events, DSO shall immediately make payment or cause payment to be made to KCI (by wire transfer or cashier's check) of a breakup fee in the amount of $1,000,000 (the "Breakup Fee"): (i) this Agreement is terminated by KCI pursuant to Section 9.1(c)(ii); (ii) the Merger shall be submitted to a vote of the DSO stockholders as required hereunder, and the stockholders of DSO shall have failed to approve the Merger by a requisite vote required for such approval where at the time of such vote there is pending a proposal with respect to an Alternative Acquisition; (iii) without the occurrence of a KCI Material Adverse Change, the Board of Directors of DSO shall have failed to submit the Merger to its stockholders for approval as required by, and in accordance with, the terms of this Agreement; or (iv) DSO shall have terminated this Agreement pursuant to Section 9.1(b)(ii). Notwithstanding the foregoing, the fee payable under this Section 9.4(a) shall not be payable if, prior to the above-referenced occurrence, there shall be an event giving rise to KCI's payment obligation under Section 9.4(b).

             (b) If without the occurrence of a DSO Material Adverse Change, the Board of Directors of KCI shall fail to submit the Merger to its stockholders for approval as required by, and in accordance with, the terms of this Agreement, KCI shall immediately make payment or cause payment to be made to DSO (by wire transfer or cashier's check) the Breakup Fee. Notwithstanding the foregoing, the fee payable under this Section 9.4(b) shall not be payable if, prior to the above-referenced occurrence, there shall be an event giving rise to DSO's payment obligation under Section 9.4(a).

             (c) Neither party shall be entitled to receive the Breakup Fee hereunder if it shall have committed a material breach of this Agreement.

     10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

     11. MISCELLANEOUS.

          11.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

          11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provisions.

          11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

          11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended only in a writing signed by the party to be bound thereby. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be benefitted thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the DSO stockholders or the KCI stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the DSO stockholders or the KCI stockholders without obtaining such further approval.

          11.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

          11.8 Attorney's Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorney's fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

          11.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to DSO to:       DeSoto, Inc.
                         2101 E. 52nd St., 11th Floor
                         New York, NY 10022
                         Attention: William Spier
                         Telecopier: (212) 644-0499

     With a copy to:     Fried, Frank, Harris, Shriver & Jacobson
                         One New York Plaza
                         New York, New York 10004
                         Attention: Peter Golden
                         Telecopier: (212) 859-8586

     And if to KCI:      Keystone Consolidated Industries, Inc.
                         Three Lincoln Centre
                         5430 LBJ Freeway, Suite 1740
                         Dallas, Texas 75240
                         Attention: Glenn R. Simmons
                         Telecopier: (214) 458-8108

     With a copy to:     Godwin & Carlton, P.C.
                         901 Main Street, Suite 2500
                         Dallas, Texas 75202
                         Attention: James G. Vetter, Jr.
                         Telecopier: (214) 760-7332

          All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party sending such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

          11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for convenience purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

          11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other. The status of the parties hereto is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

          11.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity.

          11.14 Public Announcement. Upon execution of this Agreement, KCI and DSO promptly will issue a joint press release approved by both parties announcing the Merger. Thereafter, KCI or DSO may issue such press releases, and make such other disclosure regarding the Merger, after consultation with the other party, as it determines are required under applicable securities laws or NYSE rules after consultation with legal counsel.

          11.15 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreements, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


KEYSTONE CONSOLIDATED INDUSTRIES, INC.      DESOTO, INC.

By: /s/  GLENN R. SIMMONS                   By: /s/  WILLIAM SPIER
   -----------------------------------          -------------------------------
    Glenn R. Simmons                            William Spier
    Chief Executive Officer                     Chief Executive Officer

                                                                      APPENDIX B

                      OPINION OF PAINEWEBBER INCORPORATED

[PAINEWEBBER LETTERHEAD]
                                                                   June 26, 1996



Board of Directors
Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240

Gentlemen:

          Keystone Consolidated Industries, Inc. ("Keystone" or the "Company") has entered into an Agreement and Plan of Reorganization (the "Agreement") with DeSoto, Inc. ("DeSoto"). Pursuant to the Agreement, DeSoto will consolidate with a wholly-owned subsidiary of Keystone (the "Merger"). Upon the effectiveness of the Merger, all common stock of DeSoto, par value $1.00 per share and Associated Rights issued pursuant to a Rights Agreement between DeSoto and Harris Trust and Savings Bank will convert into the right to receive
0.7465 shares of common stock of Keystone (the "Exchange Ratio"). All outstanding DeSoto options will be converted into options to purchase Keystone common stock with the amount of options and exercise price to be determined by the Exchange Ratio. In addition, each share of DeSoto Series B Preferred Stock, $1.00 par value (the "DeSoto Preferred Stock"), will be converted into the right to receive the Exchange Ratio of shares of preferred stock issued by Keystone with substantially similar terms and conditions as the DeSoto Preferred Stock. Accrued interest on the DeSoto Preferred Stock will be paid by Keystone on the closing date.

          You have asked us whether or not, in our opinion, the proposed consideration to be paid by Keystone pursuant to the Merger is fair to Keystone stockholders, other than Contran Corporation and its affiliates, from a financial point of view.

          In arriving at the opinion set forth below, we have, among other things:

               (1) Reviewed, among other public information, Keystone's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Keystone's Form 10-Q for the three months ended March 31, 1996;

               (2) Reviewed Keystone's financial projections dated May 3, 1996 prepared by Keystone's management;

               (3) Reviewed certain financial information relating to Keystone, including, earnings, cash flow, assets and liabilities statements, furnished to us by Keystone;

               (4) Conducted discussions with senior management of Keystone regarding (i) the Company's operations and business prospects, (ii) DeSoto's operations and business prospects and (iii) certain studies prepared by Keystone and its legal and accounting advisors relating to potential off-balance sheet items;

               (5) Considered the pro forma effect of the Merger on Keystone's cash flow and earnings per share;

               (6) Considered the pro forma balance sheet effects of the Merger on Keystone;

               (7) Reviewed, among other public information, DeSoto's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and DeSoto's Form 10-Q for the three months ended March 31, 1996;

               (8) Conducted interviews with senior management of DeSoto, regarding DeSoto's operations, financial condition and business prospects;

               (9)     Reviewed the Agreement dated June 26, 1996; and

               (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of regulatory, general economic, market and monetary conditions.

          In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise communicated to us by or on behalf of Keystone and DeSoto, and we have not assumed any responsibility to independently verify such information. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Keystone as to the future performance of Keystone. In arriving at our opinion, we have assumed that, as a result of the Merger and the follow on merger of the pension plans, Keystone's liabilities calculated in accordance with generally accepted accounting principles with respect to its pension plan will be eliminated and that certain projected obligations of Keystone to fund such liabilities will be reduced. We have not undertaken, or caused to be taken, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Keystone or DeSoto and have assumed that all material liabilities (contingent or otherwise, known or unknown) of Keystone and DeSoto are as set forth in Keystone's and DeSoto's respective consolidated financial statements and other provided information.

          Our opinion is directed to the Board of Directors of Keystone and does not constitute a recommendation to any shareholder of Keystone as to how any such shareholder should vote with respect to the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies discussed by the Board of Directors of Keystone as alternatives to the Merger or the decision of the Board of Directors of Keystone to proceed with the Merger.

          This opinion has been prepared solely for the use of the Board of Directors of Keystone and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement.

          In the ordinary course of our business, we may trade the securities of Keystone and DeSoto for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

          On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by Keystone pursuant to the Merger is fair to Keystone stockholders, other than Contran Corporation and its affiliates, from a financial point of view.

                                            Very truly yours,

                                            PAINEWEBBER INCORPORATED

                                            /s/ PAINEWEBBER INCORPORATED
                                            -----------------------------------

                                                                      APPENDIX C


                        OPINION OF SALOMON BROTHERS INC

                         [SALOMON BROTHERS LETTERHEAD]



August 23, 1996



Board of Directors
DeSoto, Inc.
101 East 52nd Street, 11th Floor
New York, NY 10022

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock with a par value of $1.00 per share (the "Common Stock") of DeSoto, Inc. (the "Company") of the exchange ratio in the proposed merger (the "Merger") of the Company with Keystone Consolidated Industries, Inc. ("Keystone") pursuant to the Agreement and Plan of Reorganization dated as of June 26, 1996, between Keystone and the Company (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, each then issued and outstanding share of Common Stock not owned directly or indirectly by Keystone or the Company will be converted into
0.7465 of a share of common stock of Keystone (the "Exchange Ratio"). You have informed us that the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes and to be accounted for as a purchase of the Company.

         In arriving at our opinion, we have considered, and if appropriate, reviewed and analyzed, among other things, the following (i) a draft of the Merger Agreement dated as of June 26, 1996, and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis; (ii) certain publicly available business and financial information concerning the Company and Keystone; (iii) certain internal information, including financial projections, concerning the businesses and operations of the Company and Keystone that were prepared by management of the Company and Keystone, respectively; (iv) the historical and current market for the equity securities of the Company, Keystone and certain other companies that we believe to be comparable in certain respects to the Company and Keystone, including the current and historical relationships between the trading levels of the Company's Common Stock and Keystone's common stock; (v) the nature and terms of certain other acquisition transactions that we believe to be reasonably comparable or relevant; and (vi) information relating to the pension plans of the Company and Keystone. We have also had due diligence discussions with certain officers and employees of the Company and Keystone to discuss the foregoing, including the past and current business operations, financial condition and prospects of the Company and Keystone as well as other matters we

DeSoto, Inc.
August 23, 1996
Page 2


believe relevant to our inquiry. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the rod and wire industry, as well as our experience in connection with similar transactions and securities valuation generally. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial, pension plan and other information provided to us or publicly available and have not assumed responsibility for verifying any of such information. With respect to the Company's and Keystone's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's or Keystone's management as to the future financial performance of the Company and Keystone, and we express no opinion with respect to such projections for the assumptions on which they are based. With respect to information relating to the Company's and Keystone's pension plans, we have relied upon information provided to us by the Company's and Keystone's management and accountants, and from the Company's actuaries and pension plan consultants. We have not made or obtained any independent evaluations or appraisals of any of the pension plans, assets (including properties and facilities) or liabilities of the Company or Keystone. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock of the Company as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the common stock of Keystone following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Company has not requested us to solicit, and we have not solicited, other third party indications of interest or proposals to acquire all or any part of the Company.

         For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any

DeSoto, Inc.
August 23, 1996
Page 3


such necessary approvals, as contemplated by the Merger Agreement, no restrictions will be imposed or waivers made that would have any material adverse effect on the contemplated benefits of the Merger.

         We have not acted as the financial advisor to the Company in connection with the Merger and will receive fees from the Company solely related to our services in connection with this opinion, and such fees are contingent upon consummation of the Merger or termination of the Company's pension plan, whichever event occurs first. We have from time to time provided investment banking and related services to the Company, for which we have received customary fees. We will continue to maintain a relationship with certain principals of the Company and may provide them investment banking and other related services. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Keystone for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This letter, and our opinion expressed herein, is not to be quoted, summarized or referred to, in whole or in part, without our prior written consent. Notwithstanding the foregoing, this opinion may be included or referred to in any registration statement or proxy statement sent to the shareholders of the Company and Keystone with respect to the Merger.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Common Stock.

                                           Very truly yours,

                                           /s/ SALOMON BROTHERS INC
                                           SALOMON BROTHERS INC

                                                                      APPENDIX D

                  KEYSTONE ANNUAL REPORT ON FORM 10-K FOR THE

                      FISCAL YEAR ENDED DECEMBER 31, 1995

                  INCORPORATED BY REFERENCE (FILE NO. 1-3919)

            [TO BE DELIVERED WITH JOINT PROXY STATEMENT/PROSPECTUS]

                                                                      APPENDIX E

                     KEYSTONE QUARTERLY REPORT ON FORM 10-Q


                      FOR THE QUARTER ENDED JUNE 30, 1996


                  INCORPORATED BY REFERENCE (FILE NO. 1-3919)

            [TO BE DELIVERED WITH JOINT PROXY STATEMENT/PROSPECTUS]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of DGCL provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

     Article V of the Bylaws of Registrant provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the same extent currently permitted by Section 145 of the DGCL, each person that such Section grants the Registrant power to indemnify. Article Eleventh of the Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL, or
(4) a transaction from which the director derived an improper personal benefit. Article Eleventh further provides that the liability of the corporation's directors to the corporation or its stockholders will be limited to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     (a) Exhibits


   EXHIBIT NUMBER                             DESCRIPTION OF EXHIBIT
- -------------------- ------------------------------------------------------------------------
         2.1         -- Agreement and Plan of Reorganization, dated as of June 26, 1996, between Registrant and DeSoto, Inc. ("DeSoto") (the Agreement and
                        Plan of Reorganization") (included as Appendix A to the Joint Proxy
                        Statement/Prospectus which forms a part of the Registration Statement
                        (the "Proxy Statement")).
         5.1         -- Opinion of Godwin & Carlton, P.C.
         8.1         -- Opinion of Godwin & Carlton, P.C. with respect to certain federal income tax aspects attendant to the Merger.
         8.2         -- Opinion of Fried, Frank, Harris, Shriver & Jacobson with respect to certain federal income tax aspects attendant to the Merger.
         9.1*        -- Voting Agreement between Contran Corporation and DeSoto, dated June
                        26, 1996.
        10.1         -- Amended and Restated Revolving Loan and Security Agreement dated as of December 29, 1995 between the Registrant and Congress Financial
                        Corporation (Central). (Incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1995.)
        10.2         -- Term Loan and Security Agreement between the Registrant and Congress
                        Financial Corporation (Central) dated December 30, 1993.
                        (Incorporated by reference to Exhibit 4.5 to the Registrant's Annual
                        Report on Form 10-K for the year ended December 31, 1995.)
        10.3         -- Intercorporate Services Agreement between Registrant and Contran
                        Corporation dated as of January 1, 1996.
        10.5*        -- Registrant's 1995 Incentive Compensation Plan.
        10.6*        -- Registrant's 1992 Non-Employee Director Stock Option Plan.
        10.7*        -- Preferred Stockholder Waiver and Consent Agreement between
                        Registrant, Coatings Group, Inc., Asgard, Ltd. and Parkway M&A
                        Capital Corporation, dated June 26, 1996 (collectively, the "Sutton
                        Entities").
        10.8*        -- Voting Agreement by and among the Registrant, the Sutton Entities and
                        Anders U. Schroeder dated June 26, 1996.
        10.9*        -- Warrant Conversion Agreement between the Sutton Entities and
                        Registrant, dated June 26, 1996.
        10.10*       -- Stockholders Agreement by and among Registrant, the Sutton Entities,
                        DeSoto and Contran Corporation, dated June 26, 1996.
        10.11        -- DeSoto Salaried Employees' Pension Preservation Plan.
        10.12        -- Form of DeSoto Employees Retirement Plan.
        10.13        -- Plan and Agreement of Merger, dated as of August 21, 1992, by and among DeSoto, DeSoto Subsidiary One Corp. and J.L. Prescott Company.
        10.14        -- Stock Redemption Agreement, dated as of August 21, 1992, by and among
                        Narragansett/Prescott, Inc., DeSoto, Inc., and Matthew Carroll.
        10.15        -- Letter Agreement, dated as of August 21, 1992, by and between
                        Narragansett/Prescott, Inc. and DeSoto.
        10.16        -- Stockholders Agreement, dated as of August 21, 1992, by and between
                        Narragansett/Prescott, Inc. and DeSoto.

   EXHIBIT NUMBER                             DESCRIPTION OF EXHIBIT
- -------------------- ------------------------------------------------------------------------
        10.17        -- Real Estate Sale Contract, dated as of December 1, 1994, between
                        DeSoto as Seller, and John M. Gillen, not personally but as Trustee of the DeSoto, Inc. Pension Plans Real Property Trust under Trust
                        Agreement, dated October 1, 1992 (the "Trustee"), as Purchaser.
        10.18        -- Industrial Building Lease, dated December 7, 1994, between Trustee as
                        Landlord and DeSoto as Tenant relating to the property at 16750 South
                        Vincennes Road, South Holland, Illinois.
        10.19        -- Letter Agreement, dated August 6, 1993, between DeSoto, Inc. and John
                        Gillen, Trustee of The DeSoto Pension Plans Real Property Trust,
                        dated August 6, 1993.
        10.20*       -- Severance Agreement between DeSoto and Anne E. Eisele, President and
                        Chief Financial Officer of DeSoto, as amended dated March 12, 1996.
        10.21*       -- Severance Agreement between DeSoto and Fred J. Flaxmayer, Controller and Chief Accounting Officer of DeSoto as amended dated March 12,
                        1996.
        10.22*       -- Trade Composition Agreement by and among DeSoto, Rock-Tenn Company,
                        Veratec, Inc., Owens-Illinois, Inc., Stepan Company, Glenn
                        Corporation, Vista Chemical Company and Richard Holmes, as agent dated as of January 16, 1996.
        10.23*       -- Security Agreement between DeSoto and Richard Holmes, as Agent dated as of July 18, 1996.
        13.1         -- Registrant's Quarterly Report on Form 10-Q for the Quarter ended June
                        30, 1996. (Incorporated by Reference -- File No. 1-3919).
        23.1         -- Consent of Coopers & Lybrand, L.L.P.
        23.2         -- Consent of Arthur Andersen LLP
        23.3         -- Consent of Godwin & Carlton, P.C. (included in Exhibits 5.1 and 8.1).
        23.4         -- Consent of Fried, Frank, Harris, Shriver & Jacobson (Included in
                        Exhibit 8.2).
        23.5         -- Consent of PaineWebber Incorporated ("PaineWebber") (Included in
                        Appendix B to the Joint Proxy Statement/Prospectus).
        23.6         -- Consent of Salomon Brothers Inc.
        99.1         -- Form of Proxy to be used by Registrant.
        99.2         -- Form of Proxy to be used by DeSoto.
        99.3         -- Opinion of PaineWebber (Incorporated by reference to Appendix B to the Joint Proxy Statement/Prospectus).
        99.4         -- Opinion of Salomon Brothers Inc (Incorporated by reference to
                        Appendix C to the Joint Proxy Statement/Prospectus).


- ---------------


* Previously filed

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     (c) The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 22nd day of August, 1996.


                                        KEYSTONE CONSOLIDATED
                                        INDUSTRIES, INC.

                                        By:   /s/  GLENN R. SIMMONS
                                              ----------------------------------
                                              Glenn R. Simmons,
                                              Chairman of the Board and
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                      DATE
- ---------------------------------------------   ------------------------------   ----------------
                      *                         Chairman of the Board, Chief      August 22, 1996
- ---------------------------------------------     Executive Officer and
              Glenn R. Simmons                    Director (Principal
                                                  Executive Officer)
                      *                         President and Chief Operating     August 22, 1996
- ---------------------------------------------     Officer
              Robert W. Singer
                      *                         Vice President -- Finance and     August 22, 1996
- ---------------------------------------------     Treasurer (Principal
               Harold M. Curdy                    Financial Officer)
                      *                         Corporate Controller              August 22, 1996
- ---------------------------------------------     (Principal Accounting
            Bert E. Downing, Jr.                  Officer)
                      *                         Director                          August 22, 1996
- ---------------------------------------------
               Thomas E. Barry
                      *                         Director                          August 22, 1996
- ---------------------------------------------
              Paul M. Bass, Jr.
                      *                         Director                          August 22, 1996
- ---------------------------------------------
               David E. Connor
                      *                         Director                          August 22, 1996
- ---------------------------------------------
              Donald A. Sommer
                      *                         Vice Chairman of the Board and    August 22, 1996
- ---------------------------------------------     Director
            J. Walter Tucker, Jr.
                      *                         Director                          August 22, 1996
- ---------------------------------------------
              Richard N. Ullman

      *By:       /s/  RALPH P. END
            ---------------------------------
            Ralph P. End, Attorney In Fact

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                            DESCRIPTION OF EXHIBIT
- ---------- ------------------------------------------------------------------------
   2.1     -- Agreement and Plan of Reorganization, dated as of June 26, 1996, between Registrant and DeSoto, Inc. ("DeSoto") (the Agreement and
              Plan of Reorganization") (included as Appendix A to the Joint Proxy
              Statement/Prospectus which forms a part of the Registration Statement
              (the "Proxy Statement")).
   5.1     -- Opinion of Godwin & Carlton, P.C.
   8.1     -- Opinion of Godwin & Carlton, P.C. with respect to certain federal income tax aspects attendant to the Merger.
   8.2     -- Opinion of Fried, Frank, Harris, Shriver & Jacobson with respect to certain federal income tax aspects attendant to the Merger.
   9.1*    -- Voting Agreement between Contran Corporation and DeSoto, dated June
              26, 1996.
  10.1     -- Amended and Restated Revolving Loan and Security Agreement dated as of December 29, 1995 between the Registrant and Congress Financial
              Corporation (Central). (Incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995.)
  10.2     -- Term Loan and Security Agreement between the Registrant and Congress
              Financial Corporation (Central) dated December 30, 1993.
              (Incorporated by reference to Exhibit 4.5 to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1995.)
  10.3     -- Intercorporate Services Agreement between Registrant and Contran
              Corporation dated as of January 1, 1996.
  10.5*    -- Registrant's 1995 Incentive Compensation Plan
  10.6*    -- Registrant's 1992 Non-Employee Director Stock Option Plan
  10.7*    -- Preferred Stockholder Waiver and Consent Agreement between
              Registrant, Coatings Group, Inc., Asgard, Ltd. and Parkway M&A
              Capital Corporation, dated June 26, 1996 (collectively, the "Sutton
              Entities").
  10.8*    -- Voting Agreement by and among the Registrant, the Sutton Entities and
              Anders U. Schroeder dated June 26, 1996.
  10.9*    -- Warrant Conversion Agreement between the Sutton Entities and
              Registrant, dated June 26, 1996.
  10.10*   -- Stockholders Agreement by and among Registrant, the Sutton Entities,
              DeSoto and Contran Corporation, dated June 26, 1996.
  10.11    -- DeSoto Salaried Employees' Pension Preservation Plan.
  10.12    -- Form of DeSoto Employees Retirement Plan.
  10.13    -- Plan and Agreement of Merger, dated as of August 21, 1992, by and among DeSoto, DeSoto Subsidiary One Corp. and J.L. Prescott Company.
  10.14    -- Stock Redemption Agreement, dated as of August 21, 1992, by and among
              Narragansett/Prescott, Inc., DeSoto, Inc., and Matthew Carroll.
  10.15    -- Letter Agreement, dated as of August 21, 1992, by and between
              Narragansett/Prescott, Inc. and DeSoto.
  10.16    -- Stockholders Agreement, dated as of August 21, 1992, by and between
              Narragansett/Prescott, Inc. and DeSoto.
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


 EXHIBIT
  NUMBER                            DESCRIPTION OF EXHIBIT
- ---------- ------------------------------------------------------------------------
  10.17    -- Real Estate Sale Contract, dated as of December 1, 1994, between
              DeSoto as Seller, and John M. Gillen, not personally but as Trustee of the DeSoto, Inc. Pension Plans Real Property Trust under Trust
              Agreement, dated October 1, 1992 (the "Trustee"), as Purchaser.
  10.18    -- Industrial Building Lease, dated December 7, 1994, between Trustee as
              Landlord and DeSoto as Tenant relating to the property at 16750 South
              Vincennes Road, South Holland, Illinois.
  10.19    -- Letter Agreement, dated August 6, 1993, between DeSoto, Inc. and John
              Gillen, Trustee of The DeSoto Pension Plans Real Property Trust,
              dated August 6, 1993.
  10.20*   -- Severance Agreement between DeSoto and Anne E. Eisele, President and
              Chief Financial Officer of DeSoto, as amended dated March 12, 1996.
  10.21*   -- Severance Agreement between DeSoto and Fred J. Flaxmayer, Controller and Chief Accounting Officer of DeSoto, Inc., as amended dated March
              12, 1996.
  10.22*   -- Trade Composition Agreement by and among DeSoto, Rock-Tenn Company,
              Veratec, Inc., Owens-Illinois, Inc., Stepan Company, Glenn
              Corporation, Vista Chemical Company and Richard Holmes, as agent dated as of January 16, 1996.
  10.23*   -- Security Agreement between DeSoto and Richard Holmes, as Agent, dated as of July 18, 1996
  13.1     -- Registrant's Quarterly Report on Form 10-Q for the Quarter Ended June
              30, 1996. (Incorporated by Reference -- File No. 1-3919).
  23.1     -- Consent of Coopers & Lybrand, L.L.P.
  23.2     -- Consent of Arthur Andersen LLP
  23.3     -- Consent of Godwin & Carlton, P.C. (included in Exhibits 5.1 and 8.1).
  23.4     -- Consent of Fried, Frank, Harris, Shriver & Jacobson (Included in
              Exhibit 8.2).
  23.5     -- Consent of PaineWebber Incorporated ("PaineWebber") (Included in
              Appendix B to the Joint Proxy Statement/Prospectus).
  23.6     -- Consent of Salomon Brothers Inc.
  99.1     -- Form of Proxy to be used by Registrant.
  99.2     -- Form of Proxy to be used by DeSoto.
  99.3     -- Opinion of PaineWebber (Incorporated by reference to Appendix B to the Joint Proxy Statement/Prospectus).
  99.4     -- Opinion of Salomon Brothers Inc (Incorporated by reference to
              Appendix C to the Joint Proxy Statement/Prospectus).


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* Previously Filed